    As filed with the Securities and Exchange Commission on August 18, 1997
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                                 VALUJET, INC.
             (Exact name of registrant as specified in its charter)

                               ------------------

           Nevada                               4512                  58-2189551
(State or other Jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
 incorporation or organization)     Classification Code Number)   Identification No.)

                             1800 PHOENIX BOULEVARD
                                   SUITE 126
                             ATLANTA, GEORGIA 30349
                                 (770) 907-2580
               (Address, including zip code, and telephone number
       including area code, of registrant's principal executive offices)

                                     Copies to:
         MICHAEL D. ACKS                        ROBERT B. GOLDBERG, ESQ.              CHRISTOPHER C. CLEVELAND, ESQ.
1800 PHOENIX BOULEVARD, SUITE 126    ELLIS, FUNK, GOLDBERG, LABOVITZ & DOKSON, P.C.         BRIGGS AND MORGAN
      ATLANTA, GEORGIA 30349                 3490 PIEDMONT ROAD, SUITE 400                    2400 IDS CENTER
          (770) 907-2580                        ATLANTA, GEORGIA  30305                 MINNEAPOLIS, MINNESOTA  55402
                                                 (404) 233-2800                                (612) 334-8489

(Name, address, including zip code, and telephone number
including area code, of agent for service)
                                          ______________________________________


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of Airways Corporation with and into the Registrant pursuant to the Plan of Reorganization and Agreement of Merger described in the enclosed Joint Proxy Statement/Prospectus have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.    [   ]

                        CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                                             Proposed       Proposed
                                              Amount         Maximum        Maximum           Amount of
Title of Securities                           to be       Offering Price    Aggregate        Registration
to be Registered                            Registered       Per Share    Offering Price         Fee
---------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share     9,629,937 (1)    $5.72 (2)    $55,071,202 (2)      $16,688.24
=========================================================================================================

(1) The number of shares of the Registrant's Common Stock being registered hereunder is equal to the number of such shares required to consummate the Merger pursuant to the provisions of the Plan of Reorganization and Agreement of Merger based on the number of shares of Common Stock of Airways Corporation outstanding as of the date of filing of this Registration Statement and the number of options to purchase Airways Common Stock expected to be vested as of the date of the Merger.
(2) Pursuant to Rule 457(f)(l), the registration fee is based on the average of the high and low prices reported on The NASDAQ National Market for the common stock of the Registrant on August 13, 1997 ($5.72).

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                 VALUJET, INC.

               CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF
                     REGULATION S-K, SHOWING THE LOCATION
                  IN THE PROSPECTUS OF THE ITEMS ON FORM S-4

               NAME AND CAPTION IN FORM S-4                    CAPTION OR LOCATIONS IN PROSPECTUS
               ----------------------------                    ----------------------------------
A. INFORMATION ABOUT THE TRANSACTION

   Item 1      Forepart of the Registration Statement and      Outside Front Cover Page of Prospectus
               Outside Front Cover Page of Prospectus

   Item 2      Inside Front and Outside Back Cover Pages       Inside Front Cover Page; Available
               of Prospectus                                   Information; Outside Back Cover Page

   Item 3      Risk Factors, Ratios of Earnings to Fixed       Summary; Risk Factors
               Charges and Other Information

   Item 4      Terms of the Transaction                        Summary; The Merger

   Item 5      Pro Forma Financial Information                 Pro Forma Condensed Combined
                                                               Financial Information

   Item 6      Material Contacts with the Company Being        The Merger
               Acquired

   Item 7      Additional Information Required for             Not Applicable
               Reoffering by Persons and Parties
               Deemed to Be Underwriters

   Item 8      Interests of Named Experts and Counsel          Experts; Legal Matters

   Item 9      Disclosure of Commission Position on            ValuJet Common Stock
               Indemnification for Securities Act
               Liabilities


B. INFORMATION ABOUT THE REGISTRANT

   Item 10     Information with Respect to S-3 Registrants     Business of ValuJet; ValuJet Management's
                                                               Discussion and Analysis of Financial Condition and
                                                               Results of Operations; ValuJet Financial Statements;
                                                               Incorporation of Certain Information by Reference

   Item 11     Incorporation of Certain Information            Incorporation of Certain Information by Reference
               by Reference

   Item 12     Information with Respect to S-2 or              Not Applicable
               S-3 Registrants

   Item 13     Incorporation of Certain Information            Not Applicable
               by Reference


               NAME AND CAPTION IN FORM S-4                    CAPTION OR LOCATIONS IN PROSPECTUS
               ----------------------------                    ----------------------------------
   Item 14     Information with Respect to Registrants         Not Applicable
               Other than S-2 or S-3 Registrants


C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

   Item 15     Information with Respect to S-3
               Companies                                       Not Applicable

   Item 16     Information with Respect to S-2 or              Not Applicable
               S-3 Companies

   Item 17     Information with Respect to Companies           Business of Airways; Airways Management's
               Other than S-2 or S-3 Companies                 Discussion and Analysis of Financial Condition
                                                               and Results of Operations; Airways Changes in and
                                                               Disagreements with Accountants; Comparative Market
                                                               Prices and Dividends; Principal Stockholders; Executive
                                                               Compensation; Airways Financial Statements


D. VOTING AND MANAGEMENT INFORMATION

   Item 18     Information if Proxies, Consents or             The ValuJet Meeting; The Airways Meeting;
               Authorizations are to be Solicited              Summary; Merger

   Item 19     Information if Proxies, Consents or             Not Applicable
               Authorizations are not to be
               Solicited or in an Exchange Offer

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


   To the Stockholders of ValuJet, Inc.:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of ValuJet,
   Inc. (the "Company") will be held at                                       ,
                                        --------------------------------------
   Atlanta, Georgia           , on                  ,                         ,
                    ----------     -----------------  ------------------------
   1997, at          A.M. Eastern Time, for the following purposes:
            --------
     (1) To approve the merger of Airways Corporation with and into the Company;

     (2) To approve an amendment to the Company's Articles of Incorporation to change the name of the Company to "AirTran Holdings, Inc.;"

     (3) To approve an amendment to the Company's By-laws to extend the term of the members of the Company's Board of Directors until the 1999 annual meeting of the Company's stockholders;

     (4) To transact such other business as may properly come before the meeting.

     Holders of the Common Stock of record at the close of business on
                      , 1997, will be entitled to notice of and to vote at the
   -------------------
   meeting.

     Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage paid reply envelope. This will assist us in preparing for the meeting.

                                By Order of the Board of Directors


                                Secretary

                         , 1997
   ----------------------
   Atlanta, Georgia

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



   To the Stockholders of Airways Corporation:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Airways Corporation (the "Company") will be held at 4170 Wiley Drive, Orlando, Florida 32827, on _________________, ________________________, 1997, at
   ________ A.M. Eastern Time, for the following purposes:
     (1) To approve the merger of the Company with and into the ValuJet, Inc.;
     (2) To transact such other business as may properly come before the meeting.

     Holders of the Common Stock of record at the close of business on ___________________, 1997, will be entitled to notice of and to vote at the meeting.

     Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage paid reply envelope. This will assist us in preparing for the meeting.

                                By Order of the Board of Directors

                                Secretary

   ______________________, 1997
  Orlando, Florida

                             JOINT PROXY STATEMENT

  FOR THE SPECIAL MEETING                             FOR THE SPECIAL MEETING
    OF STOCKHOLDERS                                       OF STOCKHOLDERS
TO BE HELD ON          , 1997                      TO BE HELD ON          , 1997
              ---------                                          ---------
        VALUJET, INC.                                    AIRWAYS CORPORATION
    1800 PHOENIX BOULEVARD                         6280 HAZELTINE NATIONAL DRIVE
           SUITE 126                                  ORLANDO, FLORIDA  32822
    ATLANTA, GEORGIA  30349                                (407) 859-1579
        (770) 907-2580
                          ___________________________

                                   PROSPECTUS
                                       OF
                                 VALUJET, INC.
                             1800 PHOENIX BOULEVARD
                                   SUITE 126
                             ATLANTA, GEORGIA 30349
                                 (770) 907-2580
                                      FOR
                     UP TO 9,629,937 SHARES OF COMMON STOCK
                          ___________________________

     This Prospectus of ValuJet, Inc., a corporation organized and existing under the laws of the State of Nevada ("ValuJet"), relates to the shares of its common stock, par value $.001 per share ("ValuJet Common Stock"), which are issuable to the stockholders of Airways Corporation ("Airways") herein, pursuant to which Airways will merge with and into ValuJet pursuant to the terms of that certain Plan of Reorganization and Agreement of Merger dated as of July 10, 1997, by and between ValuJet and Airways (the "Merger Agreement" or the "Agreement"). A copy of the Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A.

     On the effective date of the Merger (the "Effective Date"), (i) Airways will merge with and into ValuJet, and (ii) each outstanding share of Airways common stock, par value $.01 per share ("Airways Common Stock") will be converted into one share of ValuJet Common Stock. ValuJet will survive the Merger, its name will be changed to "AirTran Holdings, Inc." and the separate existence of Airways will cease. AirTran Airways, Inc., a wholly owned subsidiary of Airways ("AirTran"), will become a wholly owned subsidiary of ValuJet. For a further description of the terms of the Merger, see "The Merger."

     This Prospectus also constitutes a Joint Proxy Statement of ValuJet and Airways and is being furnished to their respective stockholders in connection with the solicitation of proxies by their respective Boards of Directors. The proxies solicited by the Airways Board of Directors will be used at the Special Meeting of Stockholders of Airways (the "Airways Meeting") to be held on ___________, 1997, including any adjournment or postponement thereof, to consider and vote on the proposed Merger and to transact such other business as may properly come before the Airways Meeting. The proxies solicited by the ValuJet Board of Directors will be used at the Special Meeting of Stockholders of ValuJet (the "ValuJet Meeting") to be held on __________, 1997, including any adjournments or postponement thereof, (i) to consider and vote on the proposed Merger, (ii) to approve and adopt the change in the name of ValuJet (the "Name Change") to "AirTran Holdings, Inc." to be effected through an amendment to ValuJet's Articles of Incorporation, (iii) to approve and adopt an amendment to ValuJet's By-laws (the "By-law Amendment") which provides that the terms of the members of the ValuJet Board of Directors serving immediately after the Effective Date will not expire until the 1999 annual meeting of stockholders of ValuJet, and (iv) to transact such other business as may properly come before the ValuJet Meeting or any adjournment(s) thereof. This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to stockholders of ValuJet and Airways on or about ____________, 1997.

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF AIRWAYS COMMON STOCK WITH RESPECT TO SHARES OF VALUJET COMMON STOCK OFFERED HEREBY.
                          ___________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ___________________________

      The date of this Joint Proxy Statement/Prospectus is        , 1997.
                                                           -------

                             AVAILABLE INFORMATION

       ValuJet and Airways are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Copies of such reports, proxy statements and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding ValuJet and Airways. The address of such Web site is http://www:sec.gov.

       This Joint Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of ValuJet (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Joint Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about ValuJet and Airways and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. ValuJet Common Stock and Airways Common Stock are both traded on the NASDAQ National Market. Reports, proxy statements and other information concerning ValuJet and Airways may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

       THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (EXCLUDING EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MICHAEL D. ACKS, CONTROLLER, VALUJET, INC., 1800 PHOENIX BOULEVARD, SUITE 126, ATLANTA, GEORGIA 30349 (TELEPHONE (770) 907-2580). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY [5 BUSINESS DAYS BEFORE THE MEETING DATE].

       NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VALUJET OR AIRWAYS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VALUJET OR AIRWAYS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

       All information included in this Joint Proxy Statement/Prospectus with respect to ValuJet was supplied by ValuJet, and all information included herein with respect to Airways was supplied by Airways.



                                      (i)

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

       The following documents filed by ValuJet and Airways with the Commission (ValuJet Commission File No. 0-26914; Airways Commission File No. 0-26432) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

       ValuJet documents:

       (i)   Annual Report on Form 10-K for the fiscal year ended December 31,
             1996;

       (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997;

       (iii) Current Report on Form 8-K dated July 10, 1997; and

       (iv) the description of ValuJet Common Stock set forth in ValuJet's registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

       Airways documents:

       (i)   Annual Report on Form 10-K for the fiscal year ended March 31,
             1997;

       (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997; and

       (iii) Current Report on Form 8-K dated July 10, 1997.

       All documents filed by ValuJet or Airways pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the later of the date of the ValuJet Meeting and the date of the Airways Meeting are hereby incorporated by reference in this Joint Proxy Statement/Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

       Any statement contained herein, in any amendment or supplement hereto or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, in any amendment or supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Joint Proxy Statement/Prospectus or any amendment or supplement hereto.

                           FORWARD LOOKING STATEMENTS

       THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE RESULTS OF OPERATIONS AND BUSINESSES OF VALUJET AND AIRWAYS. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED, PROJECTED, FORECAST, ESTIMATED OR BUDGETED IN SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (I) HEIGHTENED COMPETITION, INCLUDING SPECIFICALLY THE INTENSIFICATION OF PRICE COMPETITION AND THE ENTRY OF NEW COMPETITORS; (II) INCREASED GOVERNMENT SCRUTINY OR GOVERNMENT IMPOSED LIMITATIONS ON OPERATIONS; (III) ANY AIRLINE INCIDENTS OR ACCIDENTS SUFFERED BY THE COMBINED COMPANY AFTER THE MERGER; (IV) LOSS OF KEY EXECUTIVES; (V) GENERAL ECONOMIC AND BUSINESS CONDITIONS WHICH ARE LESS FAVORABLE THAN EXPECTED; AND (VI) UNANTICIPATED CHANGES IN INDUSTRY TRENDS. IN ADDITION, FACTORS THAT COULD CAUSE ACTUAL RESULTS OF VALUJET (ASSUMING CONSUMMATION OF THE MERGER) TO DIFFER MATERIALLY FROM THOSE


                                      (ii)

CONTEMPLATED BY OR PROJECTED, FORECAST, ESTIMATED OR BUDGETED IN FORWARD LOOKING STATEMENTS RELATING TO THE RESULTS OF OPERATIONS AND BUSINESS OF VALUJET FOLLOWING THE MERGER, INCLUDE COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF VALUJET AND AIRWAYS AND THE INABILITY TO REALIZE COST SAVINGS OR REVENUE ENHANCEMENTS FROM THE MERGER, INCLUDING EXPECTED COST SAVINGS TO BE REALIZED THROUGH COMBINING CERTAIN FUNCTIONS OF BOTH VALUJET AND AIRWAYS, MAKING CHANGES TO THE OPERATING STRUCTURE OF BOTH COMPANIES TO ELIMINATE REDUNDANT FACILITIES AND BETTER SERVE THE COMBINED COMPANY'S CUSTOMERS AND REDUCTIONS IN STAFF. SEE "RISK FACTORS."



                                     (iii)

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................  (i)

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE........... (ii)

FORWARD LOOKING STATEMENTS..................................(iii)

SUMMARY.....................................................   1
     ValuJet................................................   1
     Airways................................................   1
     Special Meeting of Airways Stockholders................   2
     Special Meeting of ValuJet Stockholders................   2
     The Merger; Exchange Ratio.............................   2
     Recommendations of Boards of Directors.................   3
     Reasons for the Merger.................................   3
     Fairness Opinions......................................   3
     Effective Date.........................................   3
     Exchange of Stock Certificates.........................   4
     Conditions to Merger...................................   4
     Waiver, Amendment, and Termination of the Agreement....   4
     Directors and Executive Officers Following the Merger..   4
     Interests of Certain Persons in the Merger.............   5
     Certain Federal Income Tax Consequences of the Merger..   5
     Accounting Treatment...................................   5
     No Appraisal Rights....................................   5
     Certain Differences in Stockholders' Rights............   5
     Market Prices and Dividends............................   6

  SELECTED FINANCIAL DATA OF VALUJET (HISTORICAL)...........   6

  SELECTED FINANCIAL DATA OF AIRWAYS (HISTORICAL)...........   7

  PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION........   8
     Balance Sheet June 30, 1997............................   8
     Statements of Operations...............................   9
     Notes to Pro Forma Financial Statements................  10
     Comparative Per Share Data.............................  11

  RISK FACTORS..............................................  13

  THE AIRWAYS MEETING.......................................  20
     General................................................  20
     Record Date; Vote Required.............................  20

  THE VALUJET MEETING.......................................  21
     General................................................  21
     Record Date; Vote Required.............................  21

  THE MERGER................................................  22
     General................................................  22
     Treatment of Airways Options and Warrants..............  22
     Background of and Reasons for the Merger...............  22
     Opinions of Financial Advisors.........................  25
     Effective Date of the Merger...........................  32

                                      (iv)

     Distribution of Stock Certificates After the Merger...................  32
     Regulatory Approvals..................................................  33
     No Appraisal Rights...................................................  33
     Stock Ownership Following the Merger..................................  33
     Interim Operations....................................................  33
     Acquisition Proposals.................................................  35
     Conditions to the Merger..............................................  35
     Termination of the Merger Agreement...................................  37
     Amendment of the Merger Agreement.....................................  38
     Post-Merger Board of Directors........................................  38
     Post-Merger Officers of ValuJet.......................................  39
     Post-Merger Principal Executive Offices...............................  39
     Interests of Certain Persons in the Merger............................  40
     Material Federal Income Tax Consequences of the Merger................  40
     Required Votes........................................................  41

  PROPOSAL TO EFFECT A NAME CHANGE.........................................  41
     Required Vote.........................................................  41

  PROPOSAL TO AMEND BY-LAWS................................................  42
     Required Vote.........................................................  42

  PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.......................  43
     Balance Sheet (June 30, 1997).........................................  43
     Statements of Operations..............................................  44
     Notes to Pro Forma Financial Statements...............................  45
     Comparative Per Share Data............................................  46

  VALUJET MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS.....................................  48
     Results of Operations.................................................  48
     Comparison of Years Ended December 31, 1996, December 31, 1995
      and December 31, 1994................................................  50
     Comparison of Quarters Ended June 30, 1997 and June 30, 1996..........  53
     Comparison of Six Months Ended June 30, 1997 and June 30, 1996........  54
     Liquidity and Capital Resources.......................................  56

  AIRWAYS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS.....................................  58
     Selected Operating Data for Years Ended March 31, 1997,
      1996 and 1995........................................................  58
     Comparison of Years ended March 31, 1997, 1996 and 1995...............  59
     Selected Operating Data for Quarters Ended June 30, 1997 and 1996.....  62
     Liquidity and Capital Resources.......................................  64

  BUSINESS OF VALUJET......................................................  66
     General...............................................................  66
     Strategy..............................................................  67
     Geographic Market.....................................................  68
     Fares, Route System and Scheduling....................................  68
     Aircraft..............................................................  70
     Maintenance and Repairs...............................................  70
     Fuel..................................................................  71
     Distribution and Marketing............................................  72

                                      (v)

     Automation...................................................................................  73
     Employees....................................................................................  73
     Airport Operations...........................................................................  74
     Insurance....................................................................................  74
     Seasonality and Cyclicality..................................................................  74
     Competition..................................................................................  75
     Government Regulation........................................................................  76
     Property.....................................................................................  78
     Litigation...................................................................................  78

  BUSINESS OF AIRWAYS.............................................................................  81
     General......................................................................................  81
     Business Strategy............................................................................  81
     Fares, Route System and Scheduling...........................................................  81
     Maintenance and Repairs......................................................................  83
     Aircraft.....................................................................................  83
     Fuel.........................................................................................  83
     Insurance....................................................................................  83
     Seasonality..................................................................................  83
     Competition and Industry Considerations......................................................  84
     Marketing....................................................................................  84
     Employees....................................................................................  84
     Airport Operations...........................................................................  84
     Real Property................................................................................  84

  SECURITY OWNERSHIP..............................................................................  84
     ValuJet After the Merger.....................................................................  84

  PRINCIPAL STOCKHOLDERS..........................................................................  85
     Security Ownership of Management and Certain Beneficial Owners of ValuJet....................  85
     Security Ownership of Management and Certain Beneficial Owners of Airways....................  86

  EXECUTIVE COMPENSATION..........................................................................  88
     Summary of Cash and Certain Other Compensation - ValuJet.....................................  88
     Employment Agreements - ValuJet..............................................................  89
     Stock Option Plans - ValuJet.................................................................  89
     ValuJet's Option Grants in Last Fiscal Year..................................................  90
     ValuJet - Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values..  90
     Summary of Cash and Certain Other Compensation - Airways.....................................  91
     Airways Option Grants in Last Fiscal Year....................................................  92
     Airways - Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Value...  92

  CERTAIN TRANSACTIONS............................................................................  92

  COMPARATIVE MARKET PRICES AND DIVIDENDS.........................................................  93
     ValuJet Market Prices........................................................................  93
     Airways Market Prices........................................................................  93
     Recent Prices................................................................................  94
     Stockholders of Record.......................................................................  94

  AIRWAYS CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS...........................................  94

  VALUJET CAPITAL STOCK...........................................................................  94
     General......................................................................................  94
     Anti-Takeover Provisions of Articles of Incorporation and By-laws of ValuJet.................  95
     Limitation of Liability and Indemnification of Directors.....................................  95

                                      (vi)

     COMPARISON OF RIGHTS OF HOLDERS OF VALUJET COMMON STOCK AND
     HOLDERS OF AIRWAYS COMMON STOCK...............................    96
     General.......................................................    96
     Anti-Takeover Protection......................................    96
     Appraisal Rights..............................................    97
     Amendments to Certificate or Articles of Incorporation........    98
     Amendments to By-laws.........................................    98
     Preemptive Rights.............................................    99
     Stockholder Action Without Meeting............................    99
     Stockholder Action - Quorum Requirement.......................    99
     Special Meetings of Stockholders..............................    99
     Number and Election of Directors..............................   100
     Removal of Directors..........................................   100
     Indemnification of Directors, Officers, Agents and Employees..   100

  EXPERTS..........................................................   102

  LEGAL MATTERS....................................................   102

  INDEX TO FINANCIAL STATEMENTS....................................   F-1

  VALUJET FINANCIAL STATEMENTS.....................................   F-2

  AIRWAYS FINANCIAL STATEMENTS.....................................  FA-1
  APPENDIX A:  PLAN OF REORGANIZATION AND AGREEMENT OF MERGER......   A-1
  APPENDIX B: OPINION OF THE ROBINSON-HUMPHREY COMPANY, INC........   B-1
  APPENDIX C: OPINION OF PAINEWEBBER INCORPORATED..................   C-1




                                     (vii)

                                    SUMMARY

       The following is a summary of certain information relating to the Airways Meeting, the ValuJet Meeting, the proposed Merger, and the shares of ValuJet Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Joint Proxy Statement/Prospectus, including the Appendices. As used in this Joint Proxy Statement/Prospectus, the terms "ValuJet" and "Airways" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

       This Joint Proxy Statement/Prospectus and the documents incorporated herein by reference contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. ValuJet's actual results, including ValuJet's actual results following the Merger if effected, could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed under "Risk Factors," as well as those discussed elsewhere in this Joint Proxy Statement/Prospectus and in the documents incorporated herein by reference.

VALUJET

       ValuJet, through its wholly owned subsidiary, ValuJet Airlines, Inc., operates an affordable, no frills, limited frequency, scheduled airline serving short haul markets primarily in the eastern United States. ValuJet believes that its low cost, no frills philosophy allows it to offer among the lowest fares in its markets and generate its own traffic by stimulating incremental demand with price-conscious travelers. Prior to June 17, 1996, ValuJet offered service to 30 cities from Atlanta, Washington DC (Dulles Airport), Boston and Orlando. ValuJet's operations were interrupted by the suspension of the Company's service on June 17, 1996, pursuant to a consent order entered into with the Federal Aviation Administration ("FAA") following the accident involving Flight 592 on May 11, 1996, and the ensuing extensive adverse media coverage and intense FAA scrutiny. As of September 30, 1996, the Company resumed operations with service between Atlanta and four other cities. As of August 15, 1997, the FAA had approved 31 of the Company's DC-9 Series 30 aircraft for flight and ValuJet operated 200 flights per peak day of which 182 flights per peak day are between Atlanta and 23 other cities. There can be no assurance as to when ValuJet will be able to reestablish its profitable operations, if at all, or to resume its previous levels of service and growth strategy.

       ValuJet's address is 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349, telephone number (770) 907-2580.

AIRWAYS

       Airways, through its wholly owned subsidiary, AirTran, operates a domestic commercial airline providing direct scheduled passenger air service from Orlando, Florida to 21 locations in the eastern United States. AirTran began flying commercially in July 1994 with one Boeing 737-200A aircraft providing charter services and commenced scheduled flight operations in October 1994. As of August 15, 1997, AirTran operated a fleet of 11 Boeing 737-200A aircraft.

       Airways' address is 6280 Hazeltine National Drive, Orlando, Florida 32822, telephone number (407) 859-1579.

SPECIAL MEETING OF AIRWAYS STOCKHOLDERS

       The Airways Meeting will be held at _____ a.m., local time, on ____________, 1997, at 4170 Wiley Drive, Orlando, Florida 32827, for the purpose of considering and voting on the Merger and transacting such other business as may properly come before the meeting. See "The Airways Meeting." Only holders of record of Airways Common Stock at the close of business on ____________, 1997 (the "Airways Record Date" or the "Record Date"), will be entitled to vote at the Airways Meeting. Approval of the Merger requires the affirmative vote of a majority of the shares of Airways Common Stock entitled to vote at the Airways Meeting. As of the Airways Record Date, there were _________ shares of Airways Common Stock outstanding and entitled to be voted.

       The directors and executive officers of Airways beneficially owned, as of the Airways Record Date, __________ outstanding shares (or approximately _____% of the outstanding shares) of Airways Common Stock. Robert D. Swenson, Lowell
T. Swenson and Carl R. Pohlad have agreed to vote an aggregate of ______ shares of Airways Common Stock in favor of the Merger.

       As of the Airways Record Date, neither ValuJet nor any of its directors or executive officers beneficially owned any shares of Airways Common Stock. See "The Airways Meeting."

SPECIAL MEETING OF VALUJET STOCKHOLDERS

       The ValuJet Meeting will be held at ______ a.m., local time, on ____________, 1997, at _________________________________________, Atlanta,
Georgia _______, to consider and vote on (i) the approval of the Merger, (ii) the Name Change, (iii) the By-law Amendment, and (iv) such other business as may properly come before the Meeting. See "The ValuJet Meeting."

       Only holders of record of ValuJet Common Stock at the close of business on ____________, 1997 (the "ValuJet Record Date" or the "Record Date") will be entitled to vote at the ValuJet Meeting. The affirmative vote of a majority of the ValuJet Common Stock outstanding and entitled to vote at the ValuJet Meeting will be required to approve the Merger and the Name Change. Approval of the By-laws Amendment will require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. As of the ValuJet Record Date, there were ________ shares of ValuJet Common Stock outstanding and entitled to vote.

       The directors and executive officers of ValuJet beneficially owned, as of the ValuJet Record Date, ____________ outstanding shares (or approximately ______% of the outstanding shares) of ValuJet Common Stock. Robert L. Priddy, Lewis H. Jordan, Maurice J. Gallagher, Jr. and Timothy P. Flynn have agreed to vote an aggregate of ______ shares of ValuJet Common Stock in favor of the proposals to be presented at the ValuJet Meeting.

       As of the ValuJet Record Date, neither Airways nor any of its directors or executive officers beneficially owned any shares of ValuJet Common Stock. See "The ValuJet Meeting."

THE MERGER; EXCHANGE RATIO

       The Agreement provides for the combination of Airways with ValuJet pursuant to the merger of Airways with and into ValuJet. On the Effective Date, each share of Airways Common Stock then issued and outstanding will be converted into one share of ValuJet Common Stock (the "Exchange Ratio"). See "The Merger-General."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

       Airways' Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, Airways and its stockholders. ACCORDINGLY, AIRWAYS' BOARD UNANIMOUSLY RECOMMENDS THAT AIRWAYS' STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER.

       The ValuJet Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is in the best interests of ValuJet and its stockholders. ACCORDINGLY, VALUJET'S BOARD UNANIMOUSLY RECOMMENDS THAT VALUJET'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER, NAME CHANGE AND BY-LAW AMENDMENT.

REASONS FOR THE MERGER

     In approving the Merger, Airways' directors considered the financial terms of the Merger; various alternatives to the Merger (including remaining as an independent airline); the need to expand operations; information concerning ValuJet; advice of its financial advisor; certain financial analyses of ValuJet and Airways; and other factors. See "The Merger-Background of and Reasons for the Merger."

     In approving the Merger, ValuJet's directors considered Airways' financial condition, operations and market area; ValuJet's overall strategic focus; the financial terms and income tax consequences of the Merger; the management philosophy of Airways and its compatibility with that of ValuJet; advice of its financial advisor; and other factors. See "The Merger -- Background of and Reasons for the Merger."

FAIRNESS OPINIONS

          ValuJet. The Robinson-Humphrey Company, Inc. ("R-H") has rendered an opinion to ValuJet that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the stockholders of ValuJet. R-H's opinion is attached as Appendix B to this Joint Proxy Statement/Prospectus. Stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered and limitations on the reviews undertaken in connection therewith. See "The Merger-Opinions of Financial Advisors."

          Airways. PaineWebber Incorporated ("PaineWebber") has rendered an opinion to Airways that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the stockholders of Airways. PaineWebber's opinion is attached as Appendix C to this Joint Proxy Statement/Prospectus. Stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered and limitations on the reviews undertaken in connection therewith. See "The Merger-Opinions of Financial Advisors."

EFFECTIVE DATE

          Subject to satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date the Certificate of Merger shall have been accepted for filing and filed with the Delaware Secretary of State and Nevada Secretary of State. Subject to the Agreement being approved by the requisite vote of ValuJet and Airways stockholders, the parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated one business day after approval by the stockholders of both companies, although there can be no assurance as to whether or when the Merger will occur. See "The Merger -- Effective Date of the Merger, -- Conditions to Consummation of the Merger, and -
- Waiver, Amendment and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

       Promptly after the Effective Date, ValuJet will cause First Union National Bank, Charlotte, North Carolina acting in its capacity as exchange agent for ValuJet (the "Exchange Agent") to mail to the former stockholders of Airways a letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Airways Common Stock for certificates representing shares of ValuJet Common Stock. AIRWAYS STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "The Merger -- Distribution of Stock Certificates After the Merger."

CONDITIONS TO MERGER

       Consummation of the Merger is subject to various conditions, including receipt of the required approval of the ValuJet and Airways stockholders, receipt of an opinion as to the tax-free nature of certain aspects of the Merger and certain other customary conditions. See "The Merger-Conditions to Consummation of the Merger."

       The change in ownership of AirTran that will be effectuated by the Merger will require the approval of the Department of Transportation. Consummation of the Merger is also subject to expiration or early termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

WAIVER, AMENDMENT AND TERMINATION OF THE AGREEMENT

       The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both Airways and ValuJet, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by November 30, 1997. If for any reason the Merger is not consummated, both ValuJet and Airways will continue to operate under their present management. See "The Merger -- Waiver, Amendment and Termination of the Agreement." Under certain circumstances, one party could become liable for liquidated damages to the other party if the Merger is not consummated. See "The Merger -- Termination of the Merger Agreement -- Certain Consequences of Termination."

DIRECTORS AND EXECUTIVE OFFICERS FOLLOWING THE MERGER

       The Agreement provides that ValuJet will be the surviving corporation after the Merger and that the directors of ValuJet after the Merger will consist of seven directors, four of whom are to be appointed by ValuJet and three of whom are to be appointed by Airways. ValuJet has selected Robert L. Priddy, Lewis H. Jordan, D. Joseph Corr and Don L. Chapman, all of whom are currently Directors of ValuJet, to serve as its designees to the ValuJet Board of Directors after the Merger. Airways has selected Robert D. Swenson, John K. Ellingboe and Robert C. Pohlad to serve as its designees to the ValuJet Board of Directors after the Merger. Messrs. Swenson and Ellingboe are currently Directors of Airways. Under the Agreement, Airways has designated Robert D. Swenson to serve as Chairman of the Board of ValuJet after the Merger. See "The Merger -- Directors and Executive Officers Following the Merger." In accordance with the By-law Amendment, the terms of such directors will not expire until ValuJet's 1999 annual meeting of stockholders.

       D. Joseph Corr, the current President and Chief Executive Officer of ValuJet, will continue serving as President and Chief Executive Officer of ValuJet after the Merger. Other executive officers of ValuJet will be selected by the President and Chief Executive Officer prior to the Effective Date, subject to the approval of the Board of Directors.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

       Certain executive officers and directors of ValuJet and of Airways have interests in the Merger in addition to their respective interests as ValuJet or Airways stockholders generally. Those interests relate to, among other things, certain severance pay agreements, provisions in the Agreement regarding indemnification and eligibility for certain ValuJet benefits and treatment of outstanding options to acquire ValuJet and Airways Common Stock. See "The Merger -- Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

       ValuJet and Airways have received an opinion of Briggs and Morgan, Professional Association, counsel to Airways, to the effect that, among other things: (i) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
(ii) the exchange in the Merger of Airways Common Stock for ValuJet Common Stock will not give rise to gain or loss to Airways stockholders; and (iii) neither ValuJet nor Airways will recognize income, gain or loss as a consequence of the Merger. See "The Merger -- Material Federal Income Tax Consequences of the Merger."

       DUE TO THE INDIVIDUAL NATURE OF THE INCOME TAX CONSEQUENCES OF THE MERGER, STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

       The purchase method of accounting will be used to account for the Merger. See "The Merger -- Accounting Treatment."

NO APPRAISAL RIGHTS

       Neither the holders of Airways Common Stock nor the holders of ValuJet Common Stock are entitled to appraisal or dissenters' rights in connection with the Merger. See "The Airways Meeting" and "The ValuJet Meeting."

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

       The rights of Airways stockholders currently are determined by reference to the Delaware General Corporation Law ("DGCL") and Airways' Restated Certificate of Incorporation ("Airways' Charter") and By-laws ("Airways' Bylaws"). Following the Effective Time, Airways stockholders will become stockholders of ValuJet, and their rights as stockholders will be determined by the Nevada Revised Statutes (the "NRS") and ValuJet's Articles of Incorporation ("ValuJet's Articles") and By-laws ("ValuJet's By-laws"). For a description of the material differences in the rights of Airways and ValuJet stockholders, see "Comparison of Rights of Holders of ValuJet Common Stock and Holders of Airways Common Stock."

MARKET PRICES AND DIVIDENDS

       ValuJet Common Stock is traded on the NASDAQ National Market ("NASDAQ") under the symbol "VJET" and Airways Common Stock is traded on NASDAQ under the symbol "AAIR". The following table sets forth the high and low sale prices per share of ValuJet Common Stock on NASDAQ (as adjusted to reflect two separate two-for-one stock splits, effective in April 1995 and November 1995) since January 1, 1995 and the high and low sale prices per share of Airways Common Stock on NASDAQ since September 1995 (when Airways stock first became publicly traded).

                                   Sales Prices Per     Sales Prices Per
                                   Share of ValuJet     Share of Airways
                                     Common Stock        Common Stock
                                   ----------------     ----------------
Calendar Quarter Ending             High      Low        High      Low
-------------------------          ------    ------     ------    -----
1995
   March 31                        $12.63    $ 4.75        N/A      N/A
   June 30                         $17.94    $12.00        N/A      N/A
   September 30                    $18.06    $13.31     $ 9.00    $7.25
   December 31                     $34.75    $15.94     $10.75    $7.25

1996
   March 31                        $27.63    $18.50     $11.00    $8.12
   June 30                         $27.50    $ 4.50     $10.75    $6.75
   September 30                    $14.00    $ 8.38     $ 7.25    $3.50
   December 31                     $12.25    $ 5.94     $ 5.62    $2.88

1997
   March 31                        $ 8.75    $ 6.13     $ 6.38    $2.88
   June 30                         $ 8.00    $ 6.25     $ 6.25    $4.88


   On July 9, 1997, the last trading day prior to public announcement that ValuJet and Airways had executed the Agreement, the last reported sale prices per share of ValuJet Common Stock and Airways Common Stock on the NASDAQ Stock
Market were $6.81 and $5.38, respectively.  On         , 1997, the last reported
                                               --------
sale prices per share of ValuJet Common Stock and Airways Common Stock on NASDAQ
were $       and $      , respectively.  AIRWAYS STOCKHOLDERS SHOULD OBTAIN
      ------      ------
CURRENT MARKET QUOTATIONS FOR THE VALUJET COMMON STOCK AND AIRWAYS COMMON STOCK.

   Neither ValuJet nor Airways has ever paid any cash dividends on their Common Stock.

   The Agreement provides for the filing of a listing application with the NASDAQ Stock Market covering the shares of ValuJet Common Stock issuable pursuant to the Agreement. It is a condition to consummation of the Merger that such shares of ValuJet Common Stock be authorized for listing on the NASDAQ Stock Market effective upon official notice of issuance. See "The Merger -- Conditions to Consummation of the Merger."


                SELECTED FINANCIAL DATA OF VALUJET (HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

   The following selected financial data for the four years ended December 31, 1996 and the period from July 10, 1992 (date of inception) to December 31, 1992, are derived from the audited consolidated financial statements of ValuJet. The financial data for the six month periods ended June 30, 1997 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which ValuJet considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

                                                                                                  Period from
                                                                                                   Inception
                                                                                                (July 10, 1992)
                                 Six Months Ended                                                      to
                                     June 30,             Fiscal Year Ended December 31,          December 31,
                                 1997       1996      1996       1995       1994       1993          1992
                               ---------  --------  ---------  ---------  ---------  ---------  ---------------
Operating revenues             $ 84,687   $191,212  $219,636    $367,757   $133,901   $ 5,811       $   0
Net income (loss)               (27,733)     1,093   (41,469)     67,763     20,732      (894)        (23)
Earnings (loss) per share          (.51)       .02     (0.76)       1.13       0.44     (0.03)       0.00
Total assets
     (as of end of period)      377,008    521,592   417,187     346,741    173,039    30,264         495
Long-term debt including
     current maturities (as
     of end of period)          235,661    312,439   244,706     109,038     46,965    10,398           0

                SELECTED FINANCIAL DATA OF AIRWAYS (HISTORICAL)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

   The following selected financial data for the three years ended March 31, 1997 are derived from the audited consolidated financial statements of Airways. The financial data for the three month periods ended June 30, 1997 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Airways considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending March 31, 1998. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

                                        Three Months Ended
                                             June 30,         Fiscal Year Ended March 31,
                                          1997      1996      1997       1996    1995 (1)
                                        --------  --------  ---------  --------  ---------
Operating revenues                      $27,052   $29,012   $102,623    $68,361  $  9,607
Net income (loss)                          (172)     (282)    (6,991)     1,187    (3,496)
Earnings (loss) per share                  (.02)     (.03)      (.77)       .13      (.39)
Total assets (as of end of period)       70,996    64,640     73,948     69,654    13,544
Long-term debt including current
    maturities (as of end of period)     14,665    15,319     13,696     13,851         0


(1)Inasmuch as AirTran commenced operations in July 1994, results prior thereto are not included herein. Earnings per share for the year ended March 31, 1995 is presented on a pro forma basis as though Airways had been spun off as of April 1, 1994.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

       The following unaudited pro forma condensed combined financial statements of ValuJet and Airways give effect to (i) the sale by ValuJet of $80.0 million of 10 1/2% Senior Secured Notes (the "Notes") on August 13, 1997, and the application of the proceeds as set forth below, and (ii) the sale by ValuJet of the Notes as described in (i) above and the Merger as if such transactions had occurred as of January 1, 1996 and 1997 with respect to the statements of operations for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, and as of June 30, 1997 with respect to the balance sheet. ValuJet received approximately $77.5 million of net proceeds from the Notes, after deduction of the initial purchaser's discount and expenses of the debt offering. The net proceeds, along with approximately $6.2 million of ValuJet's cash was used to repay $68.5 million of secured debt of ValuJet and to pay the fees and expenses (approximately $6.0 million) incurred by ValuJet in connection with a consent solicitation to the holders of ValuJet's 10 1/4% senior notes and will also be used to purchase approximately $9.2 million of hush kits for up to four of ValuJet's Stage 2 DC-9 aircraft. The Merger is reflected using the purchase method of accounting for business combinations.
The pro forma condensed combined financial information is provided for comparative purposes only and does not purport to be indicative of the results that would have been obtained if the events set forth above had been effected on the dates indicated or of those results that may be obtained in the future. The pro forma condensed combined financial information with respect to the Merger is based on preliminary estimates of values and transaction costs which may be incurred in connection with the Merger. The actual recording of the Merger will be based on final appraisals, values and transaction costs. Accordingly, the actual recording of the transaction can be expected to differ from these pro forma condensed combined financial statements.

                                 BALANCE SHEET
                                 JUNE 30, 1997

                                               Pro Forma      ValuJet                      Pro Forma     Pro Forma
                                  ValuJet     Adjustments   As Adjusted     Airways       Adjustments    Combined
                               -------------  -----------  -------------  ------------  ---------------  --------
                                                                 (in thousands)
ASSETS
Current assets:
 Cash and cash equivalents...   $149,725       $11,460 (a)  $143,435         $ 1,672                     $145,107
                                                (9,200)(b)
                                                (7,800)(d)
                                                  (750)(c)
 Restricted cash.............          0                           0          10,411                       10,411
 Accounts receivable, net....      6,584                       6,584           3,956                       10,540
 Inventory...................      6,159                       6,159           1,066                        7,225
 Prepaid items...............      2,482                       2,482           4,257                        6,739
 Income tax receivable.......     13,711                      13,711               0                       13,711
 Deferred tax asset..........          0                           0           5,101        ($1,528)(k)     3,573
 Other current assets........      1,118                       1,118               0                        1,118
                                --------      --------      --------        --------        -------      --------
Total current assets.........    179,779        (6,290)      173,489          26,463         (1,528)      198,424

Property and equipment, net..    194,049         9,200 (b)   203,249          38,804                      242,053
Debt issuance costs..........      3,180         7,800 (d)    10,980                                       10,980
Goodwill, net................          0             0             0           1,713         (1,713)(l)    50,662
                                                                                             50,662 (n)
Deferred tax asset...........          0             0             0           3,493                        3,493
Other assets, net............          0                           0             523           (523)(k)         0
                                --------       -------      --------        --------        -------      --------
Total assets.................   $377,008       $10,710      $387,718        $ 70,996        $46,898      $505,612
                                ========       =======      ========        ========        =======      ========


                                                          Pro Forma        ValuJet                        Pro Forma     Pro Forma
                                           ValuJet       Adjustments     As Adjusted       Airways       Adjustments    Combined
                                        -------------  ---------------  --------------  -------------  ---------------  --------
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable and accrued
        expenses......................   $ 27,618                           $27,618      $ 18,503         $ 3,250 (m)   $ 49,371
   Air traffic liability..............     10,638                            10,638        13,441                         24,079
   Deferred tax liability.............        485                               485             0                            485
   Current portion of long-term debt..      9,040                             9,040         3,476                         12,516
   Current portion of maintenance
        reserves......................          0                                 0         1,779          (1,779)(k)          0
                                         --------                          --------       -------         -------       --------
Total current liabilities.............     47,781                            47,781        37,199           1,471         86,451

Long-term debt less current
      maturities......................    226,621           80,000 (a)      238,081        11,188                        249,269
                                                           (68,540)(a)
Maintenance reserves..................          0                                 0         2,343          (2,343)(k)          0
Deferred taxes........................      6,722             (278)(c)        6,444         2,794            (193)(k)      8,205
                                                                                                             (840)(m)
Stockholders' equity:
   Preferred stock....................          0                                 0             0                0             0
   Common stock.......................         55                                55            91              (91)(n)        64
                                                                                                                 9 (n)
   Additional paid-in capital.........     77,453                            77,453        26,621          (26,621)(n)   143,719
                                                                                                            63,466 (n)
                                                                                                             2,800 (n)
   Retained earnings (deficit)........     18,376             (472)(c)       17,904        (9,240)           9,240 (n)    17,904
                                         --------          -------         --------       -------         --------      --------
Total stockholders' equity............     95,884             (472)          95,412        17,472           48,803       161,687
                                         --------          -------         --------       -------         --------      --------
Total liabilities and
     stockholders' equity.............   $377,008          $10,710         $387,718       $70,996         $ 46,898      $505,612
                                         ========          =======         ========       =======         ========      ========

                            STATEMENTS OF OPERATIONS
                      (in thousands except per share data)

                                                          Six Months Ended June 30, 1997
                            -----------------------------------------------------------------------------------
                                             Pro Forma       ValuJet                   Pro Forma      Pro Forma
                              ValuJet       Adjustments    As Adjusted    Airways     Adjustments     Combined
                            ------------  ---------------  ------------  ---------  ---------------  ----------
Revenues..................  $  84,687                        $  84,687     $56,829                    $141,516

Operating expenses........    119,404         $    750(e)      120,729      56,280         (222)(o)    177,560
                                                   575(f)                                   (71)(p)
                                                                                            844 (q)
                            ---------        --------        ---------     -------    ---------      ---------
Operating income (loss)...    (34,717)         (1,325)         (36,042)        549         (551)       (36,044)
 Interest expense.........     12,723          (2,959)(g)       15,028         769                      15,797
                                                4,200 (h)
                                                1,064 (i)
 Interest income..........     (3,268)                          (3,268)       (366)                     (3,634)
                            ---------        --------        ---------     -------    ---------      ---------
Income (loss) before
income taxes..............    (44,172)         (3,630)         (47,802)        146         (551)       (48,207)
Income tax expense
(benefit).................    (16,439)         (1,270)(j)      (17,709)         41           78 (r)    (17,590)
                            ---------        --------        ---------     -------    ---------      ---------
Net income (loss).........   ($27,733)        ($2,360)        ($30,093)    $   105        ($629)      ($30,617)
                            =========        ========        =========     =======    =========      =========

Net income (loss) per
share.....................     ($0.51)                          ($0.55)    $  0.01                      ($0.48)
                            =========                        =========     =======                   =========
Weighted average shares
  outstanding.............     54,892                           54,892       9,065                      63,960
                            =========                        =========     =======                   =========

                                                                Year Ended
                            ------------------------------------------------------------------------------
                            December 31,   Pro Forma     ValuJet    March 31,
                                1996        Adjust-         As        1997        Pro Forma      Pro Forma
                              ValuJet        ments       Adjusted   Airways      Adjustments     Combined
                            ------------  ------------  ----------  ---------  ---------------  ----------
Revenues..................  $ 219,636                   $ 219,636    $102,623                    $ 322,259

Operating expenses........    271,035     $    750 (e)    272,935     114,745         ($443)(o)    388,783
                                             1,150 (f)                                 (143)(p)
                                                                                      1,689 (q)
                            ---------     --------      ---------    --------       -------      ---------
Operating loss............    (51,399)      (1,900)       (53,299)    (12,122)       (1,103)       (66,524)
 Interest expense.........     22,186       (5,917)(g)     26,796       1,507                       28,303
                                             8,400 (h)
                                             2,127 (i)
 Interest income..........     (7,653)                     (7,653)       (984)                      (8,637)
                            ---------     --------      ---------    --------       -------      ---------
Loss before income taxes..    (65,932)      (6,510)       (72,442)    (12,645)       (1,103)       (86,190)
Income tax benefit........    (24,463)      (2,279)(j)    (26,742)     (5,654)          155 (r)    (32,241)
                            ---------     --------      ---------    --------       -------      ---------
Net loss..................   ($41,469)     ($4,231)      ($45,700)    ($6,991)      ($1,258)      ($53,949)
                            =========     ========      =========    ========       =======      =========

Net loss per share........     ($0.76)                     ($0.84)     ($0.77)                      ($0.85)
                            =========                   =========     =======                    =========
Weighted average shares
  outstanding.............     54,702                      54,702       9,029                       63,770
                            =========                   =========     =======                    =========

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

(a)Reflects the issuance of $80.0 million of 10 1/2% senior secured notes and the repayment of $68.5 million of secured debt.
(b)Reflects the purchase of four hush kits for approximately $2.3 million per hush kit.
(c)Reflects the payment and expensing of certain transaction costs with the related income tax effect.
(d)Reflects the payment and capitalization of debt issuance costs.
(e)Reflects the effect of expensing certain transaction costs.
(f)Reflects depreciation of the four hush kits assumed to be purchased with a portion of the proceeds of the $80.0 million secured debt offering.
(g)Reflects the elimination of interest on $68.5 million of debt refinanced by the $80.0 million secured debt offering.
(h)Reflects interest on the $80.0 million of 10 1/2% senior secured notes.
(i)Reflects the amortization of debt issuance costs.
(j)Reflects the income tax effect of the pro forma adjustments.
(k)Reflects the reversal of preoperating costs and maintenance reserves, and the related deferred tax amounts, to conform accounting policies.
(l)Reflects the reversal of Airways' historical excess of cost over fair value of the net tangible assets acquired ("goodwill").
(m)Reflects the accrual of estimated merger costs with the related income tax effect.
(n)Reflects the excess of cost over the estimated fair value of the net tangible assets acquired in the Merger, the elimination of Airways' historical common stock, additional paid-in capital and retained deficit, the value of the Common Stock issued to the Airways stockholders and the value of options issued to Airways options holders in the Merger.


                                                                           In Thousands
                                                                        (except share and
                                                                        and per share data)
                                                                        ------------------
          Number of shares issued to acquire Airways                         9,067,937
          Per share price at date of agreement and joint press release           $7.00
                                                                            ----------
          Value of stock                                                    $   63,476
          Value of Airways options                                               2,800
          Transaction costs                                                      3,250
                                                                            ----------
          Purchase price                                                        69,526
          Less estimated fair value of net tangible assets acquired             18,864
                                                                            ----------
          Excess of cost over fair value of net tangible assets acquired    $   50,662
                                                                            ==========

Excess of cost over fair value of the net tangible assets acquired is presented in the pro forma balance sheet utilizing estimated amounts at June 30, 1997 and will be determined at the Effective Date. Such amount will also be allocated according to the estimated fair values of assets at the Effective Date.

(o)Reflects the reversal of historical amortization of preoperating costs of Airways.
(p)Reflects the reversal of historical amortization of goodwill of Airways.
(q)Reflects the amortization of goodwill resulting from the Merger by use of the straight line method over a 30-year period.
(r)Reflects the income tax effect of the pro forma adjustments.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to net income and book value on (i) an historical basis for ValuJet and Airways, and (ii) a pro forma combined basis per share of ValuJet Common Stock, giving effect to the sale by ValuJet of the Notes and the application of the proceeds therefrom and the Merger. The ValuJet and Airways pro forma combined information gives effect to the Merger on a purchase accounting basis and is based upon the Exchange Ratio of one share of ValuJet Common Stock for each share of Airways Common Stock. See "The Merger-Accounting Treatment." The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the sale by ValuJet of the Notes and the application of the proceeds therefrom and the Merger been consummated at the dates or during the periods indicated, nor is it necessarily indicative of future results of operations or combined financial position.

     The information shown below for the year ended December 31, 1996 is derived from the audited consolidated financial statements of ValuJet for the period then ended and the audited consolidated financial statements of Airways for the year ending on the ensuing March 31 and should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of ValuJet and Airways, including the respective notes thereto, and the pro forma financial information included herein. The information shown below for the six months ended June 30, 1997 is derived from the unaudited consolidated financial statements of ValuJet and Airways, including the respective notes thereto, and should be read in conjunction with, and is qualified in its entirety by, the pro forma financial information included herein. See " -Selected Financial Data of ValuJet (Historical)," "-- Selected Financial Data of Airways (Historical)," and " -- Pro Forma Condensed Combined Financial Information."

                                      SIX MONTHS         YEAR ENDED
                                        ENDED      DECEMBER 31, 1996 (1)
                                                   ----------------------
                                     JUNE 30,1997
                                   --------------------------------------
INCOME (LOSS) PER SHARE
  ValuJet historical.............          ($.51)                  ($.76)
  Airways historical.............            .01                   ( .77)
  ValuJet and Airways pro forma
      combined(2)................           (.48)                   (.85)

BOOK VALUE PER SHARE (PERIOD END)
  ValuJet historical...............     1.74
  Airways historical...............     1.89
  ValuJet and Airways pro forma
      combined(2)..................     2.53


(1) ValuJet's fiscal year end is December 31 and Airways' fiscal year end is March 31. Consequently, the data included for Airways as of the date indicated is based on audited financial statements of Airways for the year ending on March 31, 1997.

(2) Represents the combined results of ValuJet and Airways giving effect to the sale by ValuJet of the Notes and the application of the proceeds therefrom and the Merger as if such transactions had occurred as of January 1, 1996 and 1997, with respect to the statements of operations for the year ended December 31, 1996, and the six months ended June 30, 1997, respectively, and as of June 30, 1997, with respect to the balance sheet. The Merger is reflected using the purchase method of accounting for business combinations.

                                  RISK FACTORS


            Prospective investors should read this entire Joint Proxy Statement/Prospectus carefully and should consider, among other things, the risks and the speculative factors inherent in and affecting ValuJet's business described below and throughout this Joint Proxy Statement/Prospectus.

                            Accident/Suspension of Operations

            As a result of the accident involving Flight 592, the ensuing adverse media coverage and intensive FAA scrutiny, ValuJet suspended its operations on June 17, 1996, pursuant to a consent order entered into with the FAA. ValuJet now faces the following additional risk factors: (i) the suspension of operations has resulted in the failure of ValuJet to meet certain financial covenants (the fixed charge coverage ratio) under certain of its secured debt instruments all of which debt has been repaid in August 1997;
  (ii) there can be no assurance that ValuJet will be able to regain and maintain its low cost structure or to recover sufficient customer acceptance in order to regain profitability; (iii) ValuJet may have increased costs or reduced customer support which could decrease ValuJet's profitability indefinitely; (iv) the expansion of ValuJet's operations will likely be subject to FAA and DOT approval for an indefinite period of time; (v) although preliminary information indicates no connection, if the National Transportation Safety Board (NTSB) were to determine that ValuJet's maintenance procedures or aging aircraft contributed to the cause of the accident, such determination could have a substantial adverse effect on ValuJet's future operations; and (vi) the occurrence of one or more subsequent incidents or accidents involving ValuJet's or Airways' aircraft would likely have a substantial adverse effect on ValuJet's public image and future operations.

            Recent Operating Losses; Significant Leverage; Ability to Repay Indebtedness At Maturity

            ValuJet has realized net losses in each of its last five quarters. Airways has realized net losses in two of its last three years. ValuJet's earnings before fixed charges for the fiscal year ended December 31, 1996 and six months ended June 30, 1997 were inadequate to cover fixed charges by approximately $93.3 million and $59.0 million, respectively. Continued failure by ValuJet to cover fixed charges in the future could result in a failure to meet ValuJet's debt service obligations, restrictions on ValuJet's activities or other material adverse effects on ValuJet's financial condition and results of operations. ValuJet's consolidated leverage and recent history of losses may adversely affect ValuJet's ability to obtain financing on terms satisfactory to ValuJet in the future.

            The entire principal amount of ValuJet's 10 1/4% senior notes ($150.0 million) and ValuJet's 10 1/2% senior secured notes ($80.0 million) become due on April 15, 2001. ValuJet does not expect to generate sufficient cash flow from operations to repay all $230.0 million of such indebtedness and, accordingly, in order to repay this indebtedness, ValuJet will likely need to seek to refinance all or a portion of the 10 1/4% senior notes and 10 1/2% senior secured notes through additional equity or debt or a combination thereof. There can be no assurance that sufficient equity or debt financing will be available, or, if available, that it will be on terms acceptable to ValuJet. If no such financing were available, ValuJet could be forced to default on its debt obligations and, as an ultimate remedy, seek protection under the Federal bankruptcy laws.

            ValuJet's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness depends on its future performance and financial results, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance that ValuJet's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable ValuJet to service its indebtedness, or make necessary capital expenditures. The degree to which ValuJet is leveraged could have important consequences to the stockholders of ValuJet, including, but not limited to, the following: (i) a substantial portion of ValuJet's cash flow from operations will be required to be dedicated to debt service and will not be available to ValuJet for its operations; (ii) ValuJet's ability to obtain additional financing in the future for aircraft purchases, capital expenditures, working capital or general corporate purposes could be limited, and (iii) ValuJet's increased vulnerability to adverse general economic and industry conditions.

                            Limited Operating History

            ValuJet began flight operations on October 26, 1993, and was profitable for the two years prior to the May 11, 1996 accident. ValuJet's operations since September 30, 1996 have been constrained by a phased return to service of its aircraft fleet as the return to service of each aircraft has been subject to FAA approval. There can be no assurance that ValuJet will be able to regain and maintain its profitability based on its limited period of operations. ValuJet's success in the future will depend on its ability to continue to stimulate air traffic and attract customers in its markets and to maintain a low cost structure that will allow ValuJet to operate profitably its low fare, no frills, limited frequency service.

            Atlanta Market Dominance by Delta Air Lines, Inc.

            The Atlanta market which is ValuJet's principal hub is currently dominated by Delta Air Lines, Inc. ("Delta"), which presently offers more than 600 flights per day from Atlanta. During 1996, Delta enplaned approximately 78% of all passengers at Atlanta's Hartsfield International Airport. There can be no assurance that ValuJet will be able to be successful in light of Delta's Atlanta market dominance.

            Litigation

            As a result of the accident and suspension of operations, several class action suits have been filed by stockholders against ValuJet and various officers and directors alleging, among other things, misrepresentations under applicable securities laws. The plaintiffs seek unspecified damages based upon the decrease in market value of shares of ValuJet's stock. Although ValuJet denies that it has violated any of its obligations under the federal securities laws and believes that meritorious defenses exist in the lawsuits, there can be no assurance that ValuJet will not sustain material liability under such or related lawsuits. See "Business of ValuJet -- Litigation."

            Numerous lawsuits have also been filed against ValuJet seeking damages attributable to the deaths of those on Flight 592, and additional lawsuits are expected. ValuJet's insurance carrier has assumed defense of these lawsuits under a reservation of rights. See "Business of ValuJet -- Litigation." ValuJet maintains $750.0 million of liability insurance per occurrence with a major group of independent insurers that provides facilities for all forms of aviation insurance for many major airlines. Although ValuJet believes, based on the information currently available to it, that such coverage will be sufficient to cover claims associated with this accident and that the insurers have sufficient financial strength to pay claims, there can be no assurance that the total amount of judgments and settlements will not exceed the amount of insurance available therefor or that all damages awarded will be covered by insurance.

            Several governmental inquiries and investigations have been launched in connection with the loss of Flight 592, including investigations by the DOT, the NTSB, the U.S. Attorney's Offices in Atlanta, Georgia and Miami, Florida and certain state agencies in Florida. Although ValuJet does not believe, based on information currently available to it, that such investigations and inquiries will result in any finding of criminal wrongdoing on its part, the investigations have not yet been concluded and the possibility of such a finding cannot be ruled out. ValuJet may also be named as a partially responsible party and/or be assessed civil penalties in connection with the accident and/or the results of ensuing investigations.
  Any such findings or penalties could be material. In addition, it is possible that ValuJet could be indirectly affected by negative publicity related to charges of wrongdoing, if any, against others acting on behalf of ValuJet at the time of the accident.

            ValuJet is party to other litigation which, if resolved unfavorably, could have a material adverse effect on ValuJet. See "Business of ValuJet -- Litigation."

            Aging Aircraft; Maintenance and Reliability

            ValuJet's entire fleet consists of DC-9 aircraft manufactured between 1967 and 1976. Airways' entire fleet consists of Boeing 737-200
  aircraft manufacturered between 1968 and 1985.   Because many aircraft
  components are required to be replaced after specified numbers of flight hours or take-off and landing cycles and because new aviation technology may be required to be retrofitted, in general, the cost to maintain aging aircraft will exceed the cost to maintain newer aircraft. ValuJet believes that its cost to maintain its aircraft in the long-term will be consistent with industry experience for this aircraft type and age used by comparable airlines. However, since the resumption of ValuJet's service in September 1996, ValuJet has incurred higher than usual maintenance expenses as a result of expenses related to reactivating its aircraft. Amendments to FAA regulations are under consideration which would require certain heavy maintenance checks and other additional maintenance requirements for aircraft operating beyond certain operational limits. It is likely that these maintenance requirements will apply to the aircraft operated by ValuJet and Airways, although it is uncertain whether the proposed amendments will require any changes to the heavy maintenance procedures already utilized by ValuJet and Airways. In addition, ValuJet and Airways will be required to comply with any other future regulations or Airworthiness Directives issued with respect to aging aircraft. There can be no assurance that ValuJet's and Airways' costs of maintenance (including costs to comply with aging aircraft requirements) will not materially increase in the future.

            ValuJet and Airways believe that their respective aircraft are mechanically reliable based on the percentage of scheduled flights completed. However, there can be no assurance that these aircraft will continue to be sufficiently reliable over longer periods of time. Furthermore, given the age of ValuJet's and Airways' fleet, any public perception that such aircraft are less than completely reliable could have a material adverse effect on their business. Various incidents involving ValuJet's aircraft prior to May 1996, the accident involving Flight 592 and the suspension of operations have further contributed to a negative public perception as to the safety of ValuJet's aircraft and operations. See"Risk Factors -- Risks Related to ValuJet -- Accident/Suspension of Operations."

            Various FAA findings and safety violations by ValuJet discovered by the FAA in connection with its special scrutiny of ValuJet led to the consent order under which ValuJet's operations were suspended. Although ValuJet has satisfied the FAA sufficiently to justify a return of its operating certificate, ValuJet continues to be subject to a high level of FAA scrutiny and there can be no assurance that ValuJet will be able to avoid violations in the future. See "Business of ValuJet -- Maintenance and Repairs" and Business of ValuJet -- Government Regulation."

            Risks Associated With Merger

            As a result of the Merger, ValuJet will face the following additional risks: (i) the usual risks associated with the combination of two businesses; (ii) Airways has a limited operating history and has incurred losses during two of its most recent three fiscal years; (iii) risks associated with ValuJet's name change and loss of market recognition; (iv) although ValuJet is seeking to achieve various economies of scale and costs savings synergies, there can be no assurance that ValuJet will be able to realize such benefits; (v) the FAA and DOT may elect to monitor Airways more closely and may seek to impose limitations on Airways' operations that are not currently in effect; and (vi) Airways operates Boeing 737-200 aircraft, thereby adding a second aircraft type to the aircraft fleet to be operated by ValuJet's subsidiaries.

            Stage 3 Compliance

            To satisfy FAA rules regarding allowable noise levels, each of ValuJet and Airways must have at least 50% of its fleet in compliance with Stage 3 noise level requirements during 1997. The balance of each airline's fleet must be brought into compliance with Stage 3 noise requirements in phases, with 75% compliance required by December 31, 1998, and full compliance by December 31, 1999. As of August 15, 1997, only 18 of ValuJet's 42 aircraft meet the Stage 3 requirements. As of August 15, 1997, ValuJet complied with Stage 3 requirements by virtue of 16 of the 31 operating aircraft complying
  with these requirements.    See "Business of ValuJet -- Aircraft."  Six of
  Airways' 11 aircraft currently satisfy the Stage 3 requirements. ValuJet and Airways intend to meet their Stage 3 noise requirement obligations by installing hush kits on Stage 2 aircraft, disposing of other Stage 2 aircraft and acquiring Stage 3 aircraft. For a discussion of the cost of Stage 3 hush kits, see "ValuJet Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Although ValuJet does not believe that there will be a problem in installing the hush kits or acquiring Stage 3 aircraft on a timely basis, there can be no assurance that ValuJet will be able to do so or that failure to do so would not have a material adverse effect on ValuJet's business.

            Low Fuel Efficiency of Fleet

            ValuJet's DC-9 Series 30 aircraft and Airways' Boeing 737-200 aircraft are relatively fuel inefficient compared to newer aircraft and industry averages. A significant increase in the price of jet fuel would therefore result in a disproportionately higher increase in ValuJet's average total costs than that of its competitors using more fuel efficient aircraft. Fuel costs also are affected by increases in taxes imposed on sale of fuel. For example, in August 1993, the federal taxes on domestic fuel were increased by 4.3c per gallon. ValuJet and Airways estimate that a 1.0c increase in the per gallon cost of fuel would increase their respective fuel expenses by approximately $59,000 and $20,000 per month, respectively, based on their current fuel consumption rates.

            The cost and availability of fuel are subject to many economic and political factors and events occurring throughout the world. Neither ValuJet nor Airways has any agreement with any fuel suppliers assuring the availability and price stability of fuel. Consequently, the future cost and availability of fuel to ValuJet or Airways cannot be predicted, and substantial price or tax increases or the unavailability of adequate supplies could have a material adverse effect on their business.

            Aircraft Acquisition Expenditures

            ValuJet has contracted with McDonnell Douglas to purchase 50 MD-95 aircraft to be delivered from 1999 to 2002. The total cost of the MD-95 aircraft to be provided by McDonnell Douglas will exceed $1.0 billion. While McDonnell Douglas has committed to provide assistance with respect to financing these aircraft, ValuJet will be required to obtain its financing from other sources. While ValuJet believes that financing for these aircraft will be available, there can be no assurances that such additional financing will remain available when needed or be available on attractive terms.
  ValuJet can provide no assurance that Boeing, as the successor to McDonnell Douglas after their merger, will manufacture and deliver the MD-95 aircraft in accordance with the terms of the purchase contract.

            For a summary of some of ValuJet's capital requirements under its aircraft acquisition program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

            As a result of the accident involving Flight 592, the resulting heightened FAA scrutiny, customer acceptance concerns and the FAA aircraft approval process, ValuJet's continuing expansion has been and may continue to be delayed. Accordingly, ValuJet may not be able to utilize all the aircraft it has committed to purchase. Although ValuJet has obtained attractive purchase terms from McDonnell Douglas, if ValuJet cannot use such aircraft, it may be required to sell or lease such aircraft on terms which will depend upon market conditions at the time. There can be no assurance that ValuJet will not suffer a financial loss from any such sales or leases. See "Risk Factors -- Risks Related to ValuJet - Accident/Suspension of Operations."

            Employee Relations

            ValuJet believes it operates with lower labor costs than many established airlines, principally due to greater flexibility in its utilization of personnel. There can be no assurance that ValuJet will be able to maintain these advantages for any extended period of time. Many airline industry employees are represented by labor unions. Other than its flight attendants and mechanics, ValuJet's employees are not unionized. The Association of Flight Attendants ("AFA") has filed a lawsuit against ValuJet regarding the termination of employment of certain former flight attendants. See "Business of ValuJet -- Litigation." There can be no assurance that there will not be further unionization or that the existing level of unionization of ValuJet's employees will not materially increase ValuJet's costs.

            Airways has 33 mechanics and ten maintenance stores personnel represented by the International Association of Machinists (IAM). Contract negotiations are underway with the mechanics. The remainder of the employees at Airways are non-union. Union organizing activity directed at various employee groups is ongoing; therefore, there can be no assurance that the current labor environment will continue.

            Risks of Expansion

            ValuJet intends to expand its operations into new markets, subject to FAA and DOT approval. Although ValuJet's low fare service had previously been accepted in ValuJet's markets, there can be no assurance that its service will continue to be accepted in its markets, particularly in light of the accident involving Flight 592 and increased competition in ValuJet's markets. Furthermore, ValuJet's continued expansion will require substantial additional capital expenditures, thereby increasing the risks associated with expansion.

            Nontraditional Distribution System and Reliance on Automation

            ValuJet employs a computerized airline reservation system which does not require ValuJet to issue traditional airline tickets. Instead, at the time of sale/reservation, ValuJet provides its customers with a confirmation number similar to the systems used by hotels and car rental agencies. Furthermore, ValuJet does not participate in the Airline Reporting Corporation ("ARC"), the airline industry collection agent for travel agency sales. ValuJet bills and collects directly from travel agents based on sales information generated through its automation system at the time of the travel agent reservation. ValuJet relies on its computerized information and reservation system as an important factor in its business strategy. In the event of unanticipated problems, ValuJet might experience system breakdowns, delays and additional, unbudgeted expense to remedy the defect or to replace the defective system with an alternative system. Any material failure of such system could materially adversely affect ValuJet's business.

            Airport Access

            As of August 15, 1997, ValuJet provided air service to 24 markets primarily from Atlanta and Airways provided air service to 21 markets from Orlando. ValuJet's and Airways' markets are located primarily in the eastern United States. In late 1995, ValuJet attempted to acquire flight slots at New York's LaGuardia Airport from TWA. When the slots were ultimately sold to Delta, ValuJet filed suit to enjoin the transaction. Although injunctive relief was denied, ValuJet has amended its lawsuit to seek antitrust damages. See "Business of ValuJet -- Litigation." Subsequently, ValuJet was able to lease other slots at LaGuardia from Continental Airlines which enabled ValuJet to commence service to New York in May 1996, but ValuJet subsequently relinquished its slots as a result of the suspension of operations on June 17,1996. Access to certain "slot" controlled airports (such as Washington's National, New York's Kennedy and LaGuardia and Chicago's O'Hare) is limited and there can be no assurance that ValuJet will be able to obtain or maintain access to such airports at an acceptable cost. Any condition which would deny or limit ValuJet's access to the airports it serves or seeks to serve may have a material adverse effect on ValuJet's business.

            Reliance on Others

            ValuJet has entered into agreements with contractors, including other airlines, to provide certain facilities and services required for its operations, including aircraft maintenance, ground facilities, baggage handling and personnel training. ValuJet will likely need to enter into similar agreements in any new markets it decides to serve. All of these agreements are subject to termination after notice. ValuJet's reliance upon others to provide essential services on behalf of ValuJet may result in relative inability to control the efficiency, timeliness and quality of contract services. For example, ValuJet's reliance on SabreTech, Inc. ("SabreTech") for certain maintenance work appears to have contributed to the accident involving Flight 592. Management expects that ValuJet will be required to rely on independent contractors for some time in the future.

            AirTran contracts with Delta to provide ground handling service and five gates at Orlando International Airport. In addition, AirTran contracts for ground handling services with Delta at the Cincinnati Airport. The contracts under which those services are performed are cancelable by either party provided the requisite notice provisions are met. Although no notice has been given to date that Delta intends to cancel these contracts, there can be no assurance that they will not serve notice at a later date of their intention to cancel forcing AirTran to find alternate gates in Orlando and make alternate arrangements for ground handling in Orlando and Cincinnati.

            AirTran entered into a code share agreement with Comair on June 19, 1997 wherein AirTran sells through flights from AirTran cities (other than Cincinnati and Orlando) to nine Comair destinations in Florida and Nassau under the tradename "AirTran Florida Connection". Comair is owned 25% by Delta and has its own code share agreement with Delta under which through passengers from Delta cities fly on Comair to its destinations, tradenamed "The Delta Connection". The code share agreement that AirTran has with Comair can be canceled by either party provided the requisite notice provisions are met. Although no notice has been given to date that Comair intends to cancel this contract, there can be no assurance that they will not serve notice at a later date of their intention to cancel forcing AirTran to stop selling those routes and potentially reducing AirTran's traffic and revenue.

            Risk of Loss

            As evidenced by the crash of Flight 592 on May 11, 1996, ValuJet is exposed to potential catastrophic losses that may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also significant potential claims of injured passengers and others. ValuJet is required by the Department of Transportation ("DOT") to carry liability insurance on each of its aircraft. ValuJet currently maintains liability insurance in the amount of $750.0 million per occurrence. Although ValuJet currently believes its insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed or that ValuJet will not be forced to bear substantial losses from accidents. ValuJet's cost of insurance substantially increased after the accident. Substantial claims resulting from an accident in excess of related insurance coverage could have a material adverse effect on ValuJet. Moreover, any aircraft accident, even if fully insured, could cause and has caused a public perception that some of ValuJet's aircraft are less safe or reliable than other aircraft, which could have and has had a material adverse effect on ValuJet's business.

            Dependence on Executive Officers

            ValuJet is dependent on the services of D. Joseph Corr (President and Chief Executive Officer of ValuJet Airlines, Inc.) and its other executive officers. The loss of services of these officers could materially and adversely affect the business of ValuJet and its future prospects. ValuJet does not now, and does not presently intend to, maintain key man life insurance on any of ValuJet's officers.

            Control by Management Group

            As of July 31, 1997, ValuJet's Executive Officers and Directors (ten persons) owned approximately 20.8% of ValuJet's outstanding voting stock, without taking into account the exercise of any of the outstanding employee stock options to purchase Common Stock. These stockholders, acting together, would be able to exercise significant control over all matters requiring stockholder approval, including election of directors and approval of significant corporate transactions. See "Principal Stockholders."

            Competition and Competitive Reaction

            The airline industry is highly competitive, primarily due to the effects of the Airline Deregulation Act of 1978 (the "Deregulation Act"), which has substantially eliminated government authority to regulate domestic routes and fares, and has increased the ability of airlines to compete with respect to destinations, flight frequencies and fares. ValuJet competes with airlines which presently serve ValuJet's current and proposed routes and which are larger and have greater name recognition and greater financial resources than ValuJet. ValuJet may also face competition from airlines which may begin serving any of the markets ValuJet serves or may subsequently serve, from an expansion of existing low fare service offered by current competitors, from new low cost airlines that may be formed to compete in the low fare market and from ground transportation alternatives.

            Other airlines may meet or price their fares below ValuJet's fares or introduce new non-stop service between cities served by ValuJet on a one-stop basis, and prevent ValuJet from attaining a share of the passenger traffic necessary to achieve profitable operations. ValuJet's ability to meet price competition depends on its ability to operate at costs equal to or lower than its competitors or potential competitors. In addition, competitors with greater financial resources than ValuJet may price their fares below ValuJet's fares or increase their service which could have a material adverse effect on ValuJet's business.

            Recent legislation imposes taxes on domestic airline transportation equal to a per segment flown charge (initially $1.00 to be increased to $3.00 by 2003) plus a percentage of the ticket price (initially 9% to be decreased to 7.5% in 1999). These taxes will likely have a greater effect on leisure travelers. Since ValuJet relies to a large extent on leisure travelers, such a tax increase may affect ValuJet to a greater extent than ValuJet's competitors who rely more heavily on business travelers.

            Delta Express, a low cost/low fare division of Delta, entered service in several of Airways' markets in 1996. As a result of the intense competitive environment generated by Delta Express and by Southwest Airlines' entry into certain markets, Airways withdrew service from Nashville, Hartford and Providence. Airways presently is engaged in competition with Delta Express only on its route to Islip, New York. Furthermore, Delta is the largest carrier in Orlando, accounting for 31% of enplanements (based on February 1997 data). There can be no assurance that Airways will not face greater competition from Delta, Delta Express and Southwest Airlines in the future.

            Cyclical Nature of Airline Industry

            The airline industry is highly sensitive to general economic conditions. Because a substantial portion of airline travel is leisure travel, the industry tends to experience severe adverse financial results during general economic downturns. Any prolonged general reduction in airline passenger traffic may adversely affect ValuJet, particularly since ValuJet is substantially dependent on leisure travel and on the stimulation of additional discretionary air travel.

            Federal Regulation

            Each of ValuJet and Airways has the necessary authority to conduct flight operations, including a Certificate of Public Convenience and Necessity from the DOT and an operating certificate from the FAA; however, the continuation of such authority is subject to continued compliance with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future.
  The FAA has the authority to bring proceedings to enforce the safety laws and regulations under the Federal Aviation Act of 1958, as amended (the "Aviation Act"), including the assessment of civil penalties, suspension or revocation of an airline's authority to operate and the pursuit of criminal sanctions. The DOT has similar authority with regard to enforcement of the economic laws and regulations under the Aviation Act. No assurance can be given with respect to the cost of compliance with all present and future rules and regulations and the effect on the business of ValuJet or Airways, particularly their expansion plans and aircraft acquisition program.

            Extraordinary regulatory review of ValuJet's operations by the FAA followed the accident involving Flight 592 on May 11, 1996, and various FAA findings and violations of FAA safety rules ultimately resulted in the consent order under which ValuJet's operations were suspended on June 17, 1996. In the consent order, the FAA alleged that ValuJet violated various federal regulations relating to aircraft maintenance, maintenance manuals, training, record keeping and reporting and ValuJet agreed to present a plan to the FAA specifying the methods by which it would demonstrate to the FAA its qualifications to hold an air carrier operating certificate. ValuJet implemented several operating and administrative charges to address the FAA's concerns and subsequently satisfied the FAA with respect to the safety violations referenced in the consent order. The FAA returned ValuJet's operating certificate to it on August 29, 1996. ValuJet is likely to be subject to continuing regulatory scrutiny which could affect ValuJet's operations, acquisition program and expansion plans indefinitely.

            Unauthorized Parts

            ValuJet has heavy aircraft maintenance as well as engine and component overhaul performed by FAA approved contract maintenance providers. Each of the contractors as well as ValuJet has procedures in place to ensure the use of authorized materials during the performance of maintenance. A risk exists, however, that through fraud or negligence unauthorized parts could be used on any air carrier's aircraft including those of ValuJet.

                              THE AIRWAYS MEETING

  GENERAL

            This Joint Proxy Statement/Prospectus is being furnished to the holders of Airways Common Stock in connection with the solicitation by the Airways Board of Directors of proxies for use at the Airways Meeting, at which the Airways stockholders will be asked to vote upon a proposal to approve the Merger. The Airways Meeting will be held at _______ a.m., local time, on __________, 1997, at 4170 Wiley Drive, Orlando, Florida 32827.

            Airways stockholders are requested promptly to sign, date and return the accompanying proxy card to Airways in the enclosed postage-paid, addressed envelope.

            Any Airways stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Airways a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Airways before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Airways Meeting. Any notice of revocation should be sent to Airways, 6280 Hazeltine National Drive, Orlando, Florida 32822, Attention: Corporate Secretary. The shares represented by properly executed proxies received at or prior to the Airways Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE AIRWAYS MEETING. As of the date of this Joint Proxy Statement/Prospectus, Airways is unaware of any other matter to be presented at the Airways Meeting.

            Solicitation of proxies will be made by mail but also may be made by telephone or facsimile or in person by the directors, officers and employees of Airways, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

            Airways stockholders should not forward any stock certificates with their proxy cards.

  RECORD DATE; VOTE REQUIRED

            Airways' Board of Directors has established the close of business on ____________, 1997, as the Record Date for determining the stockholders entitled to notice of and to vote at the Airways Meeting. Only Airways stockholders of record as of the Record Date will be entitled to vote at the Airways Meeting. Approval of the Merger requires the affirmative vote of a majority of the shares of Airways Common Stock entitled to vote at the Airways Meeting. Therefore, an abstention, broker non-vote or failure to return a properly executed proxy card will have the same effect as a vote against the Merger. As of the Record Date, there were approximately _______ shares of Airways Common Stock outstanding and entitled to vote at the Airways Meeting, with each share entitled to one vote.

            The presence, in person or by proxy, of a majority of the outstanding shares of Airways Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Airways Meeting. For these purposes, shares of Airways Common Stock that are present, or represented by proxy, at the Airways Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy votes on the Merger.

            The directors and executive officers of Airways and their affiliates beneficially owned, as of the Record Date, ________ shares (or approximately ______% of the outstanding shares) of Airways Common Stock. As of the Record Date, neither ValuJet nor the directors and executive officers of ValuJet beneficially owned any shares of Airways Common Stock.

            Robert D. Swenson, Lowell T. Swenson and Carl R. Pohlad have agreed to vote an aggregate of _________ shares of Airways Common Stock in favor of the Merger.

                                       THE VALUJET MEETING

  GENERAL

            This Joint Proxy Statement/Prospectus is being furnished to the holders of ValuJet Common Stock in connection with the solicitation by the ValuJet Board of Directors of proxies for use at the ValuJet Meeting, at which the ValuJet stockholders will be asked to vote upon a proposal to approve the Merger, the Name Change and the By-laws Amendment. The ValuJet Meeting will be held at _______ a.m., local time, on __________, 1997, at
  ________________________________________, Atlanta, Georgia _______.

            ValuJet stockholders are requested promptly to sign, date and return the accompanying proxy card to ValuJet in the enclosed postage-paid, addressed envelope.

            Any ValuJet stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to ValuJet a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by ValuJet before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the ValuJet Meeting. Any notice of revocation should be sent to ValuJet, 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349, Attention: Corporate Secretary.

            The shares represented by properly executed proxies received at or prior to the ValuJet Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE MERGER, THE NAME CHANGE AND THE BY-LAW AMENDMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE VALUJET MEETING. As of the date of this Joint Proxy Statement/Prospectus, ValuJet is unaware of any other matter to be presented at the ValuJet Meeting.

            Solicitation of proxies will be made by mail but also may be made by telephone or facsimile or in person by the directors, officers and employees of ValuJet, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

  RECORD DATE; VOTE REQUIRED

            ValuJet's Board of Directors has established the close of business on ____________, 1997, as the Record Date for determining the stockholders entitled to notice of and to vote at the ValuJet Meeting. Only ValuJet stockholders of record as of the Record Date will be entitled to vote at the ValuJet Meeting. Approval of the Merger and Name Change requires the affirmative vote of a majority of the shares of ValuJet Common Stock entitled to vote at the ValuJet Meeting. Therefore, abstentions, broker non-votes or failures to return a properly executed proxy card will have the same effect as a vote against the Merger and Name Change. The affirmative vote of a majority of the shares of ValuJet Common Stock present in person or represented by proxy will be required to approve the By-law Amendment to be considered at the ValuJet Meeting. As of the Record Date, there were approximately _______ shares of ValuJet Common Stock outstanding and entitled to vote at the ValuJet Meeting, with each share entitled to one vote.

            The presence, in person or by proxy, of a majority of the outstanding shares of ValuJet Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the ValuJet Meeting. For these purposes, shares of ValuJet Common Stock that are present, or represented by proxy, at the ValuJet Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Merger or other proposals to be voted upon.

            The directors and executive officers of ValuJet and their affiliates beneficially owned, as of the Record Date, ________ shares (or approximately ______% of the outstanding shares) of ValuJet Common Stock. As of the Record Date, neither Airways nor the directors and executive officers of Airways beneficially owned any shares of ValuJet Common Stock.

            Robert L. Priddy, Lewis H. Jordan, Maurice J. Gallagher, Jr. and Timothy P. Flynn have agreed to vote an aggregate of _________ shares of ValuJet Common Stock in favor of the Merger.

                                      THE MERGER

            The following description of the Merger does not purport to be complete and is qualified in its entirely by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.

  GENERAL

            Upon consummation of the Merger, Airways will merge with and into ValuJet. ValuJet will survive the Merger and ValuJet will change its name to AirTran Holdings, Inc. and the separate existence of Airways will cease. AirTran will become a wholly owned subsidiary of ValuJet.

            At the Effective Date, each share of Airways Common Stock issued and outstanding will be converted into one newly issued share of ValuJet Common Stock, subject to adjustment in the event of a stock dividend, stock split or similar stock reclassification. Each share of ValuJet Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger. No fractional shares of ValuJet Common Stock will be issued in connection with the Merger.

  TREATMENT OF AIRWAYS OPTIONS AND WARRANTS

            The Agreement provides that all rights with respect to Airways Common Stock pursuant to stock options granted by Airways under its stock option plans or stock warrants which are outstanding at the Effective Date, whether or not then exercisable, will become rights with respect to ValuJet Common Stock and ValuJet will assume each of such options and warrants in accordance with their respective terms. After the Effective Date, such options and warrants will become options and warrants to purchase ValuJet Common Stock, with the exercise price and number of shares of ValuJet Common Stock purchasable thereunder being equal to the exercise price and number of shares of Airways Common Stock that could have been purchased thereunder immediately prior to the consummation of the Merger. The executive officers and directors of Airways collectively hold options to purchase ________ shares of Airways Common Stock.

  BACKGROUND OF AND REASONS FOR THE MERGER

            Since the successful initiation of ValuJet's business plan in 1993, ValuJet has received and pursued generally various proposals from others in the airline industry. In October 1995, ValuJet created a holding company structure, one of the purposes of which was to provide more flexibility for possible acquisitions of other businesses.

            After the accident involving Flight 592 and the suspension of ValuJet's operations in June 1996, ValuJet management believed that closer scrutiny has been focused on low fare airlines and the FAA's oversight of such airlines. In such environment, ValuJet management believes that a consolidation of low fare airlines will strengthen their ability to compete with the major airlines. Since the recommencement of ValuJet's operations on September 30, 1996, ValuJet has actively sought a merger partner to implement this strategy. Airways was an attractive target to ValuJet as a result of its low fare philosophy, its target market of leisure travelers, its location in the eastern United States and its historical operating performance. Preliminary discussions between ValuJet and Airways commenced in November 1996 between Robert L. Priddy and Robert D. Swenson, the Chief Executive Officers of ValuJet and Airways, respectively. After a period of inactivity, discussions between the parties recommenced in February 1997, at which time a confidentiality agreement, in customary form, was signed by the parties.
  After several discussions between Messrs. Priddy and Swenson, Airways legal counsel commenced a due diligence review of the outstanding ValuJet litigation matters and a meeting was held in Atlanta on February 13, 1997, at which representatives of the parties were present along with their respective legal counsel and investment bankers. After that meeting, discussions between the parties terminated for a variety of reasons.

            Discussions between the parties recommenced on March 20, 1997, when
  D. Joseph Corr, President and Chief Executive Officer of ValuJet Airlines, met with Carl R. Pohlad, a significant stockholder of Airways, and John K. Ellingboe, an outside director of Airways in Minneapolis, Minnesota. Thereafter, negotiations were pursued primarily between Mr. Corr and Mr. Ellingboe. The parties exchanged various term sheets in pursuit of a mutually agreeable transaction. On May 22, 1997, the Board of Directors of Airways held a special meeting to consider strategic options, including possible business combinations with various air carriers including ValuJet. The Airways Board also considered ways of generating the additional cash required by Airways to remain independent, including through the possible refinancing of Airways' Orlando hangar and the sale-leaseback of an aircraft. After lengthy deliberations, the Airways Board authorized Messrs. Swenson and Ellingboe to continue negotiations with ValuJet and a second potential merger candidate. The Airways Board met on June 17, 1997, to discuss the status of the negotiations with ValuJet and the second merger candidate. On June 25, 1997, the parties met again in Atlanta with their legal counsel and authorized the commencement of due diligence and the preparation of a definitive merger agreement.

            On-site due diligence of Airways was conducted by representatives of ValuJet during the week of June 30, 1997. Similarly, on-site due diligence of ValuJet was conducted by Airways representatives during the weeks of June 30 and July 7, 1997. Subsequently, additional off-site due diligence and discussions with legal counsel and financial advisors were undertaken by both companies.

            During the negotiations between the parties, Airways disclosed that AirTran was pursuing a sale leaseback transaction with respect to one of its owned Boeing 737-200A aircraft in order to provide cash for its operations. Rather than having AirTran commit to a long term lease at what ValuJet management believed was a high rate, ValuJet offered to provide the financing itself. As a result of these discussions, ValuJet loaned AirTran $7.0 million on July 3, 1997, guaranteed by Airways and secured by a first priority security interest on one Boeing 737-200A aircraft. The loan bears interest at 10% per annum and is due in December 1997.

            On July 9, 1997, at a special meeting of the Board of Directors of ValuJet, due diligence reports on Airways given by ValuJet's financial officers, management and legal counsel were considered in depth. Representatives of Robinson-Humphrey commented on the fairness of the Merger to ValuJet's stockholders. Legal counsel then reviewed the terms and conditions of the proposed Merger Agreement. After a lengthy discussion, ValuJet's Board unanimously approved the Merger on the terms and conditions substantially as provided in the Merger Agreement, subject to receipt of a fairness opinion from Robinson-Humphrey, and further approved the issuance, when necessary and as appropriate, of a press release regarding the Merger.

            A special meeting of the Board of Directors of Airways was held on July 9 and 10, 1997 for the purpose of considering the proposed merger with ValuJet. PaineWebber presented its report to the Airways Board, including an in-depth discussion of the procedures employed in their evaluation of the fairness of the Exchange Ratio and their conclusions based on those procedures. On July 10, 1997, the Merger Agreement was unanimously approved by the Airways Board of Directors and was authorized to be submitted to the stockholders of Airways for approval.

            On July 10, 1997, the parties executed the Merger Agreement and issued a joint press release announcing the execution of the Agreement.

            Airways' Reasons for the Merger. The Airways Board of Directors has unanimously approved the Agreement and has determined that the Merger is in the best interests of Airways and its stockholders. The terms of the Merger were the result of arms-length negotiations between representatives of Airways and representatives of ValuJet.

       The Merger Agreement was approved by the Airways Board following its review of various alternatives for increasing stockholder value, creating flexible options for the future growth of Airways and advancing Airways' strategic goals. In making its determination to approve the Merger Agreement, the Airways Board considered, with the assistance of its management and legal and financial advisors, the following material factors:

       The financial terms of the Merger. PaineWebber presented to the Airways Board a transaction valuation analysis which showed that Airways' stockholders would receive a 32.2% premium in the Merger, based on the relative price per share of Airways and ValuJet Common Stock on July 7, 1997. Based on stock prices on July 7, 1997, PaineWebber arrived at the following per share valuation ranges for Airways Common Stock: comparable public company analysis, $3.60 to $5.75; comparable transaction analysis, $2.15 to $3.75; and premiums paid analysis, $6.20 to $6.75. Based on ValuJet's closing price of $6.94 on July 7, 1997, the Exchange Ratio in the Merger exceeds the implied exchange ratios derived from the foregoing valuations, which ranged from 0.31x to 0.97x.

       The potential effect of a business combination on Airways and its stockholders. The Airways Board considered the relative benefits of alternative business combinations with three air carriers, including ValuJet, including (i) the estimated relative cash position of the entity following completion of the transaction; (ii) estimated route synergies following completion of the transaction, such as non duplication of existing route investments and fit for future expansion and route blending purposes; (iii) management; (iv) brand identity; (v) financial markets; (vi) balance sheet; (vii) aircraft fleet, including the number of aircraft, commonality of types, and condition of the combined fleet after the transaction; (viii) infrastructure; (ix) market niche, including an assessment of the defensibility of current market niche and an estimate of the post-transaction niche; (x) labor issues, including an assessment of the impact of the transaction on Airways' current officers and employees; (xi) cost structure; (xii) post-transaction stock ownership percentages of the current Airways stockholders; (xiii) risk, including an assessment of the risk to the Airways' stockholders of the transaction not being consummated and the estimated risks of post-transaction combined company; and (xiv) an estimate of the potential for the increase in value for the Airways' stockholders as stockholders of the post-transaction combined company.

       The effect of remaining independent compared to the effect of merging with ValuJet. The Airways Board considered various strategic alternatives, including remaining independent or merging with another air carrier, including ValuJet. The Airways Board examined various means of generating additional cash to sustain Airways as an independent company, including the possible refinancing of Airways' Orlando hangar facility, sale-leaseback financing of an aircraft, obtaining access to restricted cash through a third-party guarantee of credit card receipts and the code-sharing arrangement with Comair. After detailed consideration of the advantages and disadvantages of a business combination with various air carriers, the Airways Board concluded that a merger with ValuJet would provide greater value to Airways' stockholders than would remaining independent.

       Need to expand operations. The Airways Board considered the general growth trend of air carriers, either through internal expansion or acquisitions, and the belief that achieving sustainable profitability would require Airways to expand its operations.

       Information concerning ValuJet. Airways' management and legal counsel presented information to the Airways Board concerning the business, operations, profits and losses, assets, liabilities, financial condition, debt structure, litigation and various potential liabilities of ValuJet.
  Particular emphasis was placed on the effects of ValuJet's suspension of operations since the loss of Flight 592, claims arising from the accident, lawsuits alleging securities law violations by ValuJet, various government investigations of ValuJet and the possibility that ValuJet's lenders could accelerate its indebtedness as the result of certain covenant defaults.

       Advice of financial advisor and fairness opinion. The Airways Board received the report of PaineWebber, its financial advisor, which compared Airways with selected peer air carriers and the premium to be paid for Airways compared with premiums paid in similar transactions. Additionally, the Airways Board considered the opinion of PaineWebber (including the assumptions and financial information and projections relied upon by PaineWebber in arriving at such opinion) that, as of ___________, 1997, the Exchange Ratio was fair, from a financial point of view, to the stockholders of Airways. See "-- Opinions of Financial Advisors."

       Certain financial analyses of ValuJet and Airways. The Airways Board considered information regarding recent and historical stock performance, valuation analyses, pro forma financial information, comparative financial and operating performance data and comparable merger and acquisition transactions presented by PaineWebber.

       Certain non-financial factors. The Airways Board considered the terms of the Merger Agreement, including the Board's right to terminate the Merger Agreement in the event that Airways received a superior acquisition proposal from a third party. The Airways Board also required that the Merger be tax-free, for federal income tax purposes, to Airways' stockholders.

       Regulatory approvals. The Airways Board considered the probability and timing of receiving the regulatory approvals necessary to consummate the Merger. See "The Merger -- Regulatory Approvals."

       The Airways Board did not quantify or assign relative values to the various factors considered in reaching its determination that the Merger is advisable and fair to, and in the best interests of, Airways and its stockholders.

       AIRWAYS' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AIRWAYS STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER.

       ValuJet's Reasons for the Merger. The ValuJet Board of Directors has unanimously approved the Agreement and has determined that the Merger is in the best interests of ValuJet and its stockholders. In approving the Agreement, the ValuJet Board considered a number of factors. Without assigning any relative or specific weights to the factors, the ValuJet Board of Directors considered the following material factors:

       (a) a review of (i) the business, operations, earnings and financial condition of Airways on an historical and prospective basis, (ii) the demographic characteristics of the markets in which Airways operates, including existing competition; and (iii) the results of a due diligence review of Airways by ValuJet management and legal counsel;

       (b) a variety of factors affecting and relating to the overall strategic focus of ValuJet, including ValuJet's desire to expand its services;

       (c) the financial terms and income tax consequences of the proposed
  Merger;

       (d) the management and operating philosophy of Airways and its compatibility with that of ValuJet; and

       (e) the opinion of its financial advisor.

       VALUJET'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT VALUJET STOCKHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

  OPINIONS OF FINANCIAL ADVISORS

       ValuJet. ValuJet has retained Robinson-Humphrey to act as its financial advisor in connection with the Merger. Representatives of Robinson-Humphrey participated in the due diligence review of Airways and in the meeting of the ValuJet Board of Directors held on July 9, 1997 when the merger with Airways was considered in depth. On July 9, 1997, the ValuJet Board approved the Merger. At the July 9, 1997 meeting, Robinson-Humphrey rendered its oral opinion to the effect that, as of such date, an Exchange Ratio of one share of ValuJet Common Stock for each share of Airways Common Stock was fair to the ValuJet stockholders from a financial point of view. Robinson-Humphrey has also rendered its written opinion to the ValuJet Board of Directors that on the date of this Joint Proxy Statement/Prospectus, based on the information set forth therein, the Exchange Ratio was fair, from a financial point of view, to the ValuJet stockholders.

       THE FULL TEXT OF ROBINSON-HUMPHREY'S WRITTEN OPINION IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. VALUJET STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY ROBINSON-HUMPHREY IN CONNECTION THEREWITH.

       Robinson-Humphrey's opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any ValuJet stockholder regarding how such stockholder should vote at the ValuJet Meeting.

       In arriving at its opinion, Robinson-Humphrey among other things: (i) reviewed the Merger Agreement and certain related documents; (ii) analyzed certain audited and unaudited financial statements and other information of ValuJet and Airways; (iii) reviewed and discussed with management of ValuJet and Airways, the past and current business activities and financial results and the business and financial outlook of ValuJet and Airways; (iv) reviewed the historical price and trading activity of the common stock of ValuJet and Airways and other airlines; (v) compared certain financial and stock market data relating to ValuJet and Airways with similar data of other publicly held airlines; (vi) performed an analysis comparing the pro forma consequences of the Merger to both ValuJet and Airways stockholders with respect to earnings per share and tangible book value per share represented by the ValuJet Common Stock; (vii) considered the relative contributions of ValuJet and Airways to a combined company in terms of balance sheet, earnings and current equity market valuation measures; (viii) reviewed the premiums, prices and multiples paid in certain comparable acquisition transactions of airlines and of merger transactions in general; (ix) considered the potential synergies and cost savings that could be achieved through the Merger; (x) evaluated the financial and capital implications to ValuJet of the Merger; and (xi) performed such other analyses as Robinson-Humphrey deemed appropriate.

       In conducting its analysis and arriving at its opinion, Robinson-Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for purposes of the opinion. Robinson-Humphrey also relied upon the managements of ValuJet and Airways with respect to the reasonableness and achievability of the financial forecasts (and the assumptions and bases underlying such forecasts) provided to Robinson-Humphrey. Robinson-Humphrey did not make, nor was it furnished with, independent valuations or appraisals of the assets or liabilities of either ValuJet or Airways or any of their subsidiaries. Robinson-Humphrey did not express any opinion about the expected price of ValuJet Common Stock when issued to the holders of Airways Common Stock pursuant to the Merger or the price at which ValuJet Common Stock will trade subsequent to the Merger. ValuJet has informed Robinson-Humphrey, and Robinson-Humphrey has assumed, that the Merger will be recorded utilizing the purchase method of accounting.

       No limitations were imposed by ValuJet or the ValuJet Board of Directors on the scope of Robinson-Humphrey's investigation or the procedures to be followed by Robinson-Humphrey in rendering its opinion. The opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Robinson-Humphrey as of, the date of its analysis.

       In addressing the fairness, from a financial point of view, of the consideration to be issued by ValuJet to the stockholders of Airways, Robinson-Humphrey employed a variety of generally recognized valuation methodologies and merger analyses and performed those which it believed were most appropriate for developing its opinion. The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its fairness opinion, Robinson-Humphrey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevance of each analysis and factor. None of the analyses performed by Robinson-Humphrey was assigned a greater significance by Robinson-Humphrey than any other. Accordingly, Robinson-Humphrey believes that its analyses must be considered as a whole and that a review of selected portions of such analyses and the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its opinion and any conclusions reached therein. In its analyses, Robinson-Humphrey made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond ValuJet's control. Any estimates contained in Robinson-Humphrey's analyses are not necessarily indicative of actual values or predictive of future results or values that may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. In addition, as described above, Robinson-Humphrey's opinion and presentation to the ValuJet Board of Directors was one of many factors taken into consideration by the ValuJet Board of Directors in making its determination to approve the Merger Agreement.

       The following is a brief summary of analyses performed by Robinson-Humphrey in connection with its oral opinion delivered to the ValuJet Board of Directors on July 9, 1997.

       Comparable Public Companies Analysis. Using publicly available information, Robinson-Humphrey compared certain financial and operating information and ratios (described below) for Airways with corresponding financial and operating information and ratios for a group of publicly traded airlines. The companies included in the Airways comparable public companies analysis were Atlantic Coast Airlines, Inc., ASA Holdings, Inc., Comair Holdings, Inc., Frontier Airlines, Inc., Mesa Air Group, Inc., Mesaba Holdings, Inc., Midwest Express Holdings, Inc., Reno Air, Inc., Ryanair Holdings, plc, Skywest, Inc., Southwest Airlines Company and Western Pacific Airlines, Inc. (collectively, the "Airways Comparables"). Robinson-Humphrey compared (i) price/earnings ("P/E") ratios for calendar 1997 (based on information from First Call Earnings Estimates ("First Call") and Robinson-Humphrey Research Department Estimates ("Robinson-Humphrey Research") which ranged from 10.4x to 21.8x for the Airways Comparables (with a mean of 14.5x and a median of 14.1x), compared to 16.4x for Airways (based on an Airways estimate from Principal Financial Group); (ii) P/E ratios for calendar 1998 (based on information from First Call and Robinson-Humphrey Research) which ranged from 8.7x to 24.5x for the Airways Comparables (with a mean of 13.5x and a median of 12.6x), compared to 5.5x for Airways (based on the ValuJet management forecast for Airways); (iii) the ratio of market price per share to book value per share which ranged from 1.5x to 5.8x for the Airways Comparables (with a mean of 3.3x and a median of 3.4x), compared to 2.7x for Airways; (iv) the ratio of enterprise value to revenues for the last twelve months ("LTM") which ranged from 0.62x to 2.09x for the Airways Comparables (with a mean of 0.98x and a median of 0.74x), compared to 0.57x for Airways;
  (v) the ratio of enterprise value as a multiple of 1997 revenues (based on Robinson-Humphrey Research estimates) which ranged from 0.32x to 1.89x for the Airways Comparables (with a mean of 0.84x and a median of 0.65x), compared to 0.47x for Airways (based on the ValuJet management forecast for Airways); (vi) enterprise value as a multiple of 1997 earnings before interest, taxes, depreciation and amortization ("EBITDA") (based on Robinson-Humphrey Research estimates) which ranged from 4.5x to 12.5x for the Airways Comparables (with a mean of 6.4x and a median of 6.3x), compared to 6.9x for Airways (based on the ValuJet management forecast for Airways).

       Analysis of Selected Merger Transactions. Robinson-Humphrey analyzed and compared the consideration paid in fifteen mergers and acquisitions involving airlines occurring since December 12, 1985. In each such acquisition, Robinson-Humphrey calculated enterprise value as a multiple of revenues, as a multiple of LTM EBITDA, and as a multiple of LTM earnings before interest and taxes ("EBIT") with resulting average multiples of 0.68x, 10.8x and 16.1x, respectively, Robinson-Humphrey also calculated equity value as a multiple of book value and as a multiple of LTM net income with resulting average multiples of 2.55x and 19.2x, respectively.

       Premium Analysis. Robinson-Humphrey reviewed certain purchase price premiums paid for the stock of selected publicly-held companies in acquisitions involving total consideration of between $50 million and $150 million during the period from July 1, 1995 to June 30, 1997. This analysis measured the average purchase price premium paid by acquirors over the prevailing stock market prices of acquirees one day prior to the announcement of an offer, one week prior to the announcement of an offer, and four weeks prior to the announcement of an offer, resulting in average premiums of 27.5%, 35.2% and 46.1%, respectively, and median premiums of 22.1%, 29.1% and 37.3%, respectively. For all transactions with total consideration ranging from $50 million to $150 million that were announced between January 1, 1997 and June 30, 1997, the average purchase price premium paid by acquirors over the prevailing open market stock prices of acquirees one day prior, one week prior and four weeks prior to the announcement of an offer resulted in average premiums of 24.8%, 30.0% and 39.3%, respectively, and median premiums of 19.3%, 26.8% and 41.0%, respectively.

       Pro Forma Contribution Analysis. Robinson-Humphrey analyzed certain pro forma effects resulting from the Merger, including the potential impact of the Merger on projected earnings per share for the combined company. Robinson-Humphrey analyzed the pro forma effects for the combined company with and without merger synergies. The financial projections for ValuJet and the potential merger synergies were provided by ValuJet management and the financial projections for Airways were provided by Airways and modified by ValuJet management.

       No company or transaction used in the above analyses as a comparison is identical to ValuJet, Airways or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

       In connection with its opinion dated the date of this Joint Proxy Statement/Prospectus, Robinson-Humphrey confirmed the appropriateness of its reliance on the analyses used to render its July 9, 1997 report and oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

       Robinson-Humphrey is a nationally recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes.

       In the ordinary course of Robinson-Humphrey's business, Robinson-Humphrey actively trades in ValuJet's Common Stock for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

       Pursuant to a letter agreement dated July 7, 1997 (the "Robinson-Humphrey Engagement Letter"), ValuJet engaged Robinson-Humphrey to provide investment banking advice and services to ValuJet in connection with ValuJet's review and analysis of potential business combinations. ValuJet agreed to pay Robinson-Humphrey a fee of $200,000 (the "Advisory Fee") upon rendering an opinion as to whether or not the consideration payable by ValuJet in the Merger is fair from a financial point of view. In addition, if the Merger is consummated, ValuJet has agreed to pay Robinson-Humphrey additional compensation, based on a percentage of the total consideration for Airways' Common Stock, less the amount of the Advisory Fee. If the Merger is consummated, this additional compensation will be approximately $_________. Due to its contingent nature, this compensation arrangement could be viewed as creating a conflict of interest for Robinson-Humphrey. Pursuant to the Robinson-Humphrey Engagement Letter, ValuJet has agreed to reimburse Robinson-Humphrey for reasonable expenses incurred by Robinson-Humphrey, subject to certain limitations, and to indemnify Robinson-Humphrey against certain liabilities in connection with its engagement.

       Airways. Airways retained PaineWebber Incorporated ("PaineWebber") as a financial advisor in connection with the Merger. In connection with such engagement, Airways requested PaineWebber to render an opinion as to whether or not the exchange ratio of one share of Airways Common Stock for each share of ValuJet Common Stock (the "Exchange Ratio") received in the Merger is fair, from a financial point of view, to the holders of Airways Common Stock.

       In connection with the Airways Board's consideration of the Merger Agreement, PaineWebber delivered its written opinion (the "PaineWebber Opinion"), to the effect that, as of August __, 1997, and based on its review and assumptions and subject to the limitations summarized below, the Exchange Ratio is fair, from a financial point of view, to the holders of Airways Common Stock. The PaineWebber Opinion was prepared at the request and for the information of the Airways Board and does not constitute a recommendation to any holder of Airways Common Stock as to how any such stockholder should vote with respect to the Merger.

       THE FULL TEXT OF THE PAINEWEBBER OPINION, DATED AUGUST __, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. AIRWAYS STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE PAINEWEBBER OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

       In arriving at its opinion, PaineWebber, among other things: (i) reviewed, among other public information, Airways' Annual Reports, Forms 10-K and related financial information for the two fiscal years ended March 31, 1996 and 1997; (ii) reviewed, among other public information, ValuJet's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1994, 1995 and 1996 and Form 10-Q and the related unaudited financial information for the three months ended [March 31, 1997];
  (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows, assets and prospects of Airways and ValuJet, furnished to PaineWebber by Airways and ValuJet, respectively; (iv) conducted discussions with members of senior management of Airways and ValuJet concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for Airways Common Stock and ValuJet Common Stock and compared such prices and trading histories with those of certain other publicly traded companies which PaineWebber deemed to be relevant; (vi) compared the financial position and operating results of Airways and ValuJet with those of certain publicly traded companies which PaineWebber deemed to be relevant; (vii) compared the financial terms of the Merger with the financial terms of certain other business combinations which PaineWebber deemed to be relevant; (viii) considered the potential pro forma effects of the Merger on ValuJet; (ix) reviewed the Merger Agreement; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of regulatory, economic, market and monetary conditions.

       In preparing the PaineWebber Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by or on behalf of Airways and ValuJet, and PaineWebber did not assume any responsibility to independently verify the same. PaineWebber assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective senior management teams of Airways and ValuJet as to the future performance of Airways and ValuJet, respectively. PaineWebber also relied on the assurances of the management of each of Airways and ValuJet that they were unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading. PaineWebber also assumed, with the consent of Airways, that the Merger will be accounted for under the purchase method of accounting and that the Merger will qualify as a tax-free reorganization. PaineWebber did not undertake, and was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Airways or ValuJet and assumed that all liabilities (contingent or otherwise, known or unknown) of Airways and ValuJet were as set forth in their respective consolidated financial statements. The PaineWebber Opinion is based upon regulatory, economic, monetary and market conditions existing on the date thereof. Furthermore, PaineWebber expressed no opinion as to the price or trading range at which the securities to be issued in the Merger to the stockholders of Airways may trade at any time. The PaineWebber Opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Airways Board as alternatives to the Merger, or the decision of the Airways Board to proceed with the Merger. The Exchange Ratio was determined by Airways and ValuJet in arm's-length negotiations. PaineWebber was not requested to, and did not, solicit third party indications of interest with respect to a business combination with Airways.

  Airways did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering the PaineWebber Opinion.

       The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber Opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Airways and ValuJet. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and PaineWebber does not assume responsibility for the accuracy of such analyses and estimates.

       The following paragraphs summarize the significant analyses performed by PaineWebber in arriving at the PaineWebber Opinion.

       Stock Trading History. PaineWebber reviewed the history of the trading prices and volume for the Airways Common Stock and the ValuJet Common Stock, both separately and in relation to each other, the Nasdaq Composite Index, a Regional Airline Index and a Major Airline Index. The Regional Airline Index included Amtran, Inc., Comair Holdings, Inc., Frontier Airlines, Inc., Midwest Express Holdings, Inc., Reno Air, Inc., Vanguard Airlines, Inc., and Western Pacific Airlines, Inc. The Major Airline Index included Alaska Air Group, Inc., America West Airlines, Inc., AMR Corporation, Continental Airlines, Inc. (Class B Stock), Delta AirLines, Inc., Northwest Airlines Corp., Southwest Airlines Company, Trans World Airlines, Inc., UAL Corporation, and US Airways Group Inc. In addition, PaineWebber reviewed the implied exchange ratio between Airways Common Stock and ValuJet Common Stock from August 31, 1995 to July 8, 1997 and compared this to the Exchange Ratio. PaineWebber noted that the implied exchange ratio fell below the Exchange Ratio on each day of the historical period except for June 18, 1996 through June 21, 1996.

       Selected Comparable Public Company Analysis. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Airways and ValuJet to the corresponding data of the companies comprising the Regional Airline Index (collectively, the "Regional Comparable Companies").

       With respect to Airways and the Regional Comparable Companies, PaineWebber compared multiples of total enterprise value ("TEV") (market value of equity, based on stock market prices as of July 8, 1997, plus total debt less cash and cash equivalents as of [March 31, 1997]) to latest twelve months ended [March 31, 1997] ("LTM") revenue, LTM earnings before interest, taxes depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT"). PaineWebber also compared multiples of adjusted TEV (TEV plus capitalized aircraft rent expense, with capitalized aircraft rent expense equal to 7.5 times LTM aircraft rent expense) to LTM earnings before interest, taxes, depreciation, amortization and aircraft rent expense ("EBITDAR") and LTM earnings before interest, taxes and aircraft rent expense ("EBITR"). PaineWebber also compared multiples of market value of equity, based on stock market prices as of July 8, 1997, to book value of stockholders' equity as of [March 31, 1997], LTM net income, and estimated calendar years 1997 and 1998 net income based on IBES earnings estimates for the Regional Comparable Companies and Airways management's earnings forecasts for Airways. Airways' TEV multiples of LTM revenue, LTM EBITDA, and LTM EBIT; adjusted TEV multiples of LTM EBITDAR and LTM EBITR; and market value of equity multiples of book value, LTM net income and estimated 1997 and 1998 net income were 0.6x, negative and therefore not meaningful, negative and therefore not meaningful, negative and therefore not meaningful, negative and therefore not meaningful, 3.6x, negative and therefore not meaningful, negative and therefore not meaningful and 18.6x, respectively. The Regional Comparable Companies' median TEV multiples of LTM revenue, LTM EBITDA and LTM EBIT; adjusted TEV multiples of LTM EBITDAR and LTM EBITR; and market value of equity multiples to book value, LTM net income and estimated 1997 and 1998 net income were 0.5x, 5.5x, 7.3x, 8.3x, 9.6x, 2.7x, 11.8x, 13.6x and 9.3x, respectively. PaineWebber applied the Regional Comparable Companies' median multiples to Airways' LTM revenue, LTM EBITDA, LTM EBIT, LTM EBITDAR, LTM EBITR, book value, LTM net income and estimated 1997 and 1998 net income and derived a range of fully diluted equity values for Airways of $3.60 to $5.75 per Airways share. Based on the closing stock price of $6.88 for ValuJet Common Stock on July 8, 1997, such derived

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

  equity value range for Airways implied an exchange ratio range of 0.52x to 0.84x. PaineWebber noted that the Exchange Ratio fell above this range.

       With respect to ValuJet and the Regional Comparable Companies, PaineWebber compared multiples of TEV to LTM revenue, LTM EBITDA and LTM EBIT. PaineWebber also compared multiples of adjusted TEV to LTM EBITDAR and LTM EBITR. PaineWebber also compared multiples of market value of equity to book value, LTM net income, and estimated 1997 and 1998 net income based on IBES earnings estimates for the Regional Comparable Companies and ValuJet management's earnings forecasts for ValuJet. ValuJet's LTM TEV multiples of LTM revenue, LTM EBITDA and LTM EBIT; adjusted TEV multiples of LTM EBITDAR and LTM EBITR; and market value of equity multiples of book value, LTM net income and estimated 1997 and 1998 net income were 3.2x, negative and therefore not meaningful, negative and therefore not meaningful, negative and therefore not meaningful, negative and therefore not meaningful, 3.6x, negative and therefore not meaningful, negative and therefore not meaningful and 20.2x, respectively. The Regional Comparable Companies' median TEV multiples of LTM revenue, LTM EBITDA and LTM EBIT; adjusted TEV multiples of LTM EBITDAR and LTM EBITR; and market value of equity multiples of book value, LTM net income and estimated 1997 and 1998 net income were 0.5x, 5.5x, 7.3x, 8.3x, 9.6x, 2.7x, 11.8x, 13.6x and 9.3x, respectively. PaineWebber applied the Regional Comparable Companies' median multiples to ValuJet's LTM revenue, LTM EBITDA, LTM EBIT, LTM EBITDAR, LTM EBITR, book value, LTM net income and estimated 1997 and 1998 net income and derived a range of fully diluted equity values for ValuJet of $3.80 to $5.15 per ValuJet share. PaineWebber noted that the closing stock price of $6.88 for ValuJet Common Stock on July 8, 1997 fell above this range.

       As an additional reference point, using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Airways and ValuJet to the corresponding data of the companies comprising the Major Airline Index (collectively, the "Major Comparable Companies"). The Major Comparable Companies' median TEV multiples of LTM revenue, LTM EBITDA and LTM EBIT; adjusted TEV multiples of LTM EBITDAR and LTM EBITR; and market value of equity multiples of book value, LTM net income and estimated 1997 and 1998 net income were 0.5x, 4.1x, 5.6x, 5.7x, 6.8x, 2.3x, 10.9x, 7.9x and 7.7x, respectively. Given the nature of the businesses of the Major Comparable Companies, PaineWebber determined that the applicability of this analysis was limited and did not derive a range of fully diluted equity values for Airways or ValuJet based on these multiples.

       Selected Comparable Mergers and Acquisitions Analysis. PaineWebber reviewed publicly available financial information for mergers and acquisitions involving selected airline companies. The selected mergers and acquisitions PaineWebber analyzed included (acquirer/target): Mesa Airlines, Inc./AirMidwest; UAL Corp./Air Wis Services Inc.; Mesa Airlines, Inc./WestAir Holding Inc.; Investor Group/Continental Airlines Holdings, Inc.; Investor Group/America West Airlines Inc.; Pan American World Airways, Inc./Carnival Airlines Inc.; and Western Pacific Airlines/Frontier Airlines (collectively, the "Comparable Transactions").

       PaineWebber reviewed the consideration paid in the Comparable Transactions and compared multiples of TEV to the target's revenue, EBITDA and EBIT, each for the latest twelve months prior to the announcement of the transaction. With respect to stock-for-stock transactions, stock prices for acquirors on the day prior to the announcement of the transaction were used to calculate consideration paid. PaineWebber also reviewed multiples of the equity consideration paid to the target's net income for the latest twelve months prior to the announcement of the transaction and book value for the quarter ended prior to the announcement of the transaction. PaineWebber calculated the Comparable Transactions' median multiples of revenue, EBITDA, EBIT, net income and book value to be 0.31x, 4.4x, 5.4x, 8.5x and 1.1x, respectively. PaineWebber applied the Comparable Transactions' median multiples to Airways' LTM revenue, LTM EBITDA, LTM EBIT, LTM net income and book value of equity and derived a range of fully diluted equity values for Airways of $2.15 to $3.75 per Airways share. Based on the closing stock price of $6.88 for ValuJet Common Stock on July 8, 1997, such derived equity value range for Airways implied an exchange ratio range of 0.31x to 0.55x. PaineWebber noted that the Exchange Ratio fell above this range.

       Contribution Analysis. PaineWebber analyzed Airways' and ValuJet's relative contribution to the combined entity with respect to LTM revenue, LTM EBITDA, LTM EBIT, LTM EBITDAR, LTM EBITR, LTM net income and estimated 1997 and 1998 net income (based on December 31 year end) based on Airways' management forecasts and ValuJet's management forecasts. PaineWebber also analyzed the relative contribution of certain balance sheet items as of [March 31, 1997] for Airways and ValuJet, respectively, including: cash and cash equivalents, total assets, book value of shareholders' equity and total debt. Based on the Exchange Ratio, holders of Airways Common Stock will own approximately 14.2% of the common Stock outstanding of the combined company after giving effect to the Merger. Airways would have contributed to the combined entity's LTM revenue, LTM EBITDA, LTM EBIT, LTM EBITDAR, LTM EBITR, LTM net income,

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

  estimated 1997 and 1998 net income, cash and cash equivalents, total assets, book value of shareholders' equity and total debt the following percentages:
  41.2%, negative therefore not meaningful, negative therefore not meaningful, negative therefore not meaningful, negative therefore not meaningful, negative therefore not meaningful, negative and therefore not meaningful, 13.6%, 9.8%, 15.4%, 14.4% and 5.7%, respectively. The results of this contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

       Due to the suspension of ValuJet's operations for approximately three months following the ValuJet Flight 592 accident, PaineWebber performed a relative contribution analysis for the fiscal quarter ended prior to such accident as an additional point of reference. PaineWebber analyzed Airways' and ValuJet's relative contribution to the combined entity with respect to the three month period ending March 31, 1996 Quarterly (three month period) revenue, Quarterly EBITDA, Quarterly EBIT, Quarterly EBITDAR, Quarterly EBITR, Quarterly net income, based on Airways' and ValuJet's reported financial statements. PaineWebber also analyzed the relative contribution of certain balance sheet items as of March 31, 1996 for Airways and ValuJet, respectively, including: cash and cash equivalents, total assets, book value of shareholders' equity and total debt. Based on the Exchange Ratio, holders of Airways Common Stock will own approximately 14.2% of the Common Stock outstanding of the combined company after giving effect to the Merger.
  Airways would have contributed to the combined entity's Quarterly revenue, Quarterly EBITDA, Quarterly EBIT, Quarterly EBITDAR, Quarterly EBITR, Quarterly net income, cash and cash equivalents, total assets, book value of shareholders' equity and total debt the following percentages: 19.9%, 7.4%, 12.7%, 8.8%, 12.5%, 6.5%, 18.8%, 15.1%, 12.2% and 11.1%, respectively. The results of this contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

       Premiums Paid Analysis. PaineWebber analyzed purchase price per share premiums paid in selected publicly disclosed stock-for-stock transactions, between $50 million to $200 million enterprise value, excluding merger of equals transactions, in all industries announced and completed from July 7, 1996 through July 7, 1997. This analysis indicated mean premiums to the target's closing stock price one day, one week and four weeks prior to the announcement of the transaction of 22.1%, 25.8% and 25.4%, respectively. This analysis also indicated median premiums to the target's closing stock price one day, one week and four weeks prior to the announcement of the transaction of 18.1%, 25.2% and 24.1%, respectively. Based on the closing stock prices of Airways' Common Stock one day, one week and four weeks prior to its closing stock price on July 8, 1997, applying the mean and median premiums to the applicable closing stock prices yielded fully diluted equity values of $6.20 to $6.75 per share. Based on the closing stock price of $6.88 for ValuJet Common Stock on July 8, 1997, this range of equity values implied an exchange ratio range of 0.90x to 0.98x. PaineWebber noted that the Exchange Ratio fell above this range.

       Liquidity Analysis. PaineWebber discussed with the Airways Board of Directors Airways' liquidity constraints. PaineWebber noted that Airways nearly depleted its cash during the winter of 1996-1997 and continued to operate with a minimal cash balance until ValuJet made a $5.0 million secured loan to Airways the week of June 30, 1997 in anticipation of the Merger. PaineWebber further noted that, based on management's projections and then current trends, absent the ValuJet loan and absent possible borrowings by Airways secured by certain of its fixed assets, Airways would run out of cash during the third calendar quarter of 1997. PaineWebber also noted the difficulties that Airways was having in obtaining such secured loans, based on Airways' discussions with one existing and one prospective lender.
  PaineWebber also noted that, even if Airways obtained such secured loans, Airways would not have a material cash reserve for contingencies and would not in all likelihood have the capital necessary to implement its business plan. PaineWebber noted that Airways' access to other sources of capital was extremely limited and that such capital, if available at all, would likely result in material dilution to existing Airways stockholders. PaineWebber also noted the negative impact that liquidity constraints had on the business and financial condition of a number of other new-entrant jet carriers.

       Discounted Cash Flow Analysis. PaineWebber determined that a discounted cash flow analysis was not relevant due the short-term nature (through March 31, 1999) of the projections provided by Airways' management.

       Pro Forma Dilution Analysis. PaineWebber performed an analysis of the potential pro forma effect of the Merger on ValuJet's earnings per share ("EPS") for fiscal year 1998. In performing this analysis, PaineWebber assumed, with Airways' consent, (i) a fiscal year ending December 31 for the combined company; (ii) the Merger would be accounted for under the purchase method of accounting; and (iii) cost savings, efficiencies and other synergies would be achieved as a result of the Merger. PaineWebber combined the projected operating results of Airways (provided by Airways management) with the corresponding projected operating results of ValuJet (provided by ValuJet management) and applied the projected cost savings/synergies (provided by ValuJet management) to arrive at the combined company's projected net income. PaineWebber divided this by the pro forma shares outstanding to arrive at a combined company EPS. PaineWebber then

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

  compared the combined company EPS to ValuJet's projected stand-alone EPS (provided by ValuJet management) to determine the pro forma impact on ValuJet's EPS. This analysis suggested that the Merger should result in slight dilution to ValuJet's EPS in the fiscal year ending December 31, 1998.

       Other Considerations. PaineWebber reviewed the trading activity of ValuJet Common Stock over the two month period beginning May 8, 1997 and ending July 8, 1997. PaineWebber noted that over this period ValuJet's stock traded over 14.8 million shares in a price range of $6.69 to $7.38. ValuJet had a substantial cash position of $138.9 million on March 31, 1997. PaineWebber further noted that ValuJet's contract to purchase McDonnell Douglas MD-95 aircraft has significant value which is not reflected on ValuJet's balance sheet.

       Airways selected PaineWebber to be its financial advisor in connection with the Merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

       Pursuant to an engagement letter between Airways and PaineWebber dated July 1, 1997, PaineWebber has earned a fee of $425,000 for the rendering of the PaineWebber Opinion and will be reimbursed for certain of its related expenses. Airways also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

       PaineWebber may provide financial advisory services to, and may act as underwriter or placement agent for, the combined company in the future. In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of Airways and ValuJet for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

  EFFECTIVE DATE OF THE MERGER

       Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date the Certificate of Merger shall have been accepted for filing and filed with the Secretary of State of Nevada and the Secretary of State of Delaware.

       No assurance can be provided that the necessary stockholder approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. ValuJet and Airways anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated one business day after approval by the stockholders of both companies. However, there can be no assurance as to whether or when the Merger will occur.

       The Board of Directors of either ValuJet or Airways generally may terminate the Agreement if the Merger is not consummated by November 30, 1997. See "-Conditions to the Merger" and "-Waiver, Amendment and Termination of the Agreement."

  DISTRIBUTION OF STOCK CERTIFICATES AFTER THE MERGER

       Promptly after the Effective Date, ValuJet will cause First Union National Bank, Charlotte, North Carolina, acting in the capacity of Exchange Agent, to mail to the former stockholders of Airways a letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Airways Common Stock for certificates representing shares of ValuJet Common Stock.

       AIRWAYS STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Airways Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Airways Common Stock surrendering such items a certificate or certificates representing the number of shares of ValuJet Common Stock to which such holder is entitled as a result of the Merger. After the Effective Date, to the extent permitted by law, holders of record of Airways Common Stock as of the Effective Date will be entitled to vote at any meeting of ValuJet stockholders the number of shares of ValuJet Common Stock into which their Airways Common Stock has been converted, regardless of whether such stockholders have surrendered their Airways stock certificates.

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

       After the Effective Date, there will be no transfers of shares of Airways Common Stock on Airways' stock transfer books. If certificates representing shares of Airways Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of ValuJet Common Stock deliverable in respect thereof.

  REGULATORY APPROVALS

       Consummation of the Merger is conditioned upon receipt by ValuJet and Airways of such regulatory and other approvals as are required under applicable law, including approval by the DOT of the change in ownership of AirTran and the registration of the ValuJet Common Stock to be issued in the Merger with the Securities and Exchange Commission and certain state securities commissions as well as the issuance by the Secretary of State of the States of Nevada and Delaware of a Certificate of Merger.

       Under the HSR Act, certain acquisition transactions, including the proposed Merger, may not be consummated unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Justice Department (the "Antitrust Division") and certain waiting period requirements have expired or been terminated. In accordance with the HSR Act, ValuJet and Airways expect to file in August 1997, Notification and Report Forms and certain supplementary materials with the Antitrust Division and the FTC for review in connection with the proposed Merger.

       ValuJet and Airways are not aware of any other material governmental approvals or actions that are required for consummation of the Merger. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

  NO APPRAISAL RIGHTS

       The shares of Common Stock of Airways are listed on NASDAQ. As a result, holders of record of Airways Common Stock will not have any dissenters' or appraisal rights under Delaware law with regard to the Merger. Since ValuJet is the surviving corporation, stockholders of ValuJet do not have any dissenters' or appraisal rights under Nevada law.

  STOCK OWNERSHIP FOLLOWING THE MERGER

       Based upon the number of shares of Airways Common Stock outstanding as of the Record Date, an aggregate of __________ shares of ValuJet Common Stock (excluding the exercise of stock options and a warrant assumed by ValuJet in the Merger) will be issued to Airways stockholders in the Merger. After giving effect to the issuance of such __________ shares of ValuJet Common Stock in connection with the Merger, former stockholders of Airways will hold approximately _______% of the total outstanding shares of ValuJet Common Stock.

       Based on the options and the warrant to acquire Airways Common Stock outstanding as of the Record Date, ValuJet will assume options and a warrant to purchase approximately ________ shares of Airways Common Stock. After giving effect to the full exercise of such options and warrants issued in the Merger into an identical number of shares of ValuJet Common Stock, former stockholders of Airways and holders of options and warrants to acquire Airways Common Shares will hold approximately _______% of the total outstanding shares of ValuJet Common Stock.

  INTERIM OPERATIONS

       Pursuant to the Merger Agreement, each of ValuJet and Airways have agreed that, prior to the Effective Date (unless ValuJet or Airways, respectively, shall otherwise agree in writing and except as otherwise contemplated by the Merger Agreement):

       (1) Such company and its subsidiaries will conduct their respective businesses in a manner consistent with the current operation of their business and only in the ordinary course and, by way of amplification and not limitation, neither such company nor its subsidiaries will (i) except with respect to Common Stock issued upon exercise of the warrants outstanding on the date of the Agreement and of options vested prior to theEffective Date, issue any capital stock, or (ii) declare, set aside or pay any dividend or distribution with respect to its capital stock or any of its subsidiaries (other than the payment of a dividend by a subsidiary of such company to such company or to another subsidiary of such company), or (iii) directly or indirectly redeem, purchase or otherwise acquire any capital stock of such company or any of its subsidiaries, or (iv) effect a split or reclassification of any of its capital stock or a recapitalization, or (v) change its charter or bylaws, or (vi)

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

  grant any increase in the compensation payable or to become payable to officers or salaried employees whose 1996 remuneration exceeded $50,000 or grant any increase regardless of amount, in any bonus, insurance, pension or other benefit plan, program, payment or arrangement made to, for or with any officers or employees, or (vii) adopt any employee benefit plans including but not limited to stock option plans, or (viii) acquire direct or indirect ownership or control of voting shares of any other corporation, or of any interest in any partnership, joint venture, association or similar organization, other than shares acquired in satisfaction of a security interest or of a debt previously contracted for in a fiduciary or custodial capacity, or (ix) waive any rights of substantial value, or (x) enter into any material agreement, contract or commitment calling for aggregate payments in excess of $200,000 over the life of the contract or extending for more than twelve months other than contracts entered into for the maintenance or repair of aircraft, those disclosed to the other party and, in the case of ValuJet, financing and refinancing agreements and fees and expenses paid in connection therewith and fees paid to lenders to secure consents to this transaction and to ValuJet's debt refinancing, or (xi) acquire a fee interest in any real property.

       (2) Neither company nor any of its subsidiaries will undertake or enter into any sale, disposition, surrender, acquisition, agreement or transaction, between the date of this Agreement and the Effective Date, relating to any of their assets except in the ordinary course of business or as contemplated by this Agreement or disclosed in its filings with the Commission.

       (3) Each company will pay and discharge all taxes, assessments and governmental charges lawfully imposed upon it, upon any subsidiary or upon any of their property, or upon the income and profits thereof to the extent such taxes, assessments and governmental charges are due and payable on or before the Effective Date except for certain deferrals of taxes arranged by Airways and disclosed to ValuJet.

       (4) Each company will maintain its existence and the existence of its subsidiaries as corporations in good standing under the laws of the state of its incorporation, other states in which such company and its subsidiaries operate and the United States and comply and cause its subsidiaries to comply in all material respects with all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to their business or their properties.

       (5) Each company will notify the other party in writing within five days of the commencement of any material litigation against such company, or against any of its subsidiaries, or of the existence of any adverse business conditions threatening its continued, normal business operations or of any agreement, consent or order of the FAA or DOT involving such company or any of its subsidiaries.

       (6) Each company shall at all times maintain, preserve and keep its properties and the properties of its subsidiaries in good repair, working order and condition in all material respects so that the business carried on in connection therewith may be properly and advantageously conducted, except for those items that have been designated as obsolete or damaged beyond economic repair.

       (7) Each company will make every reasonable effort to fulfill its contractual obligations and the contractual obligations of its subsidiaries, and to maintain in effect its insurance and the insurance of its subsidiaries.

       (8) Neither company will enter into, institute or permit any of its subsidiaries to enter into or institute, any employment contract, employee policy manual (other than AirTran's current employee manual which is undergoing revision), deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, payments upon retirement, incentive, extraordinary vacation accrual, education payment or benefit, disability insurance (including medical, travel, group life or other similar insurance plans) agreement, plan or arrangement or any other similar arrangement or plan, or, except as required by applicable law or regulation, renew, amend, modify or terminate any such arrangement or plan now in existence.

       (9) Neither company will enter into, or permit any of its subsidiaries to enter into, any agreement, understanding or commitment, written or oral, with any other person which would be a breach of its obligations arising under the Agreement.

       (10) Neither company will make, or permit any of its subsidiaries to make any loan, advance or commitment to extend credit to any of its directors, officers or any affiliated or related persons of its directors or officers; renew, or permit any of its subsidiaries to renew, any outstanding loan or any outstanding commitment to extend credit to any of its directors, officers or any affiliated or related persons of its directors or officers; increase, or permit any of its subsidiaries to increase, any outstanding loan to any of its directors, officers of any affiliated or related persons of its directors or officers; or enter into

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

  any agreement, understanding or commitment, written or oral, which obligates it, any of its subsidiaries or their successors or assigns to make any loan or advance or payment to any of its directors or officers or to any affiliated or related persons of any of its directors or officers.

       Furthermore, ValuJet and Airways agreed that neither will grant any additional stock options or other rights to acquire stock except that ValuJet is permitted to grant options in connection with the employment of new employees consistent with prior practices.

       In addition, Airways has agreed that neither Airways nor AirTran will without the prior written consent of ValuJet: (i) borrow or agree to borrow any funds in excess of $200,000 or guarantee or agree to guarantee the obligations of others (excluding any refinancing of AirTran's hangar in an amount ranging from $6.5 million to $8.5 million secured by the hangar and AirTran's accounts receivable, provided that the terms of such refinancing do not preclude prepayment on reasonable terms; credit terms extended by creditors, lessors and vendors in the ordinary course of business; and debt incurred for expenses of this transaction), or (ii) make any capital improvement, purchase of equipment or furnishings or lease of any aircraft (excluding the purchase, lease or repair of aircraft parts and components required in the ordinary course of maintenance of aircraft) involving an aggregate expenditure in excess of $200,000, or (iii) transfer, pledge, hypothecate or otherwise dispose of any assets having a book or market value, whichever is greater, in excess of $200,000.

  ACQUISITION PROPOSALS

       Pursuant to the Merger Agreement, Airways has agreed that it will not, and shall use its reasonable best efforts not to permit any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its subsidiaries, directly or indirectly, to solicit, initiate or knowingly encourage (including by way of furnishing information) any "Acquisition Proposal" from any person, or engage in or continue discussions or negotiations relating thereto; provided, however, that Airways may engage in discussions or negotiations with, and furnish information concerning Airways and its subsidiaries, businesses, properties or assets to, any third party which makes an Acquisition Proposal if the Board of Directors of Airways concludes in good faith after consultation with its outside counsel that the failure to take such action would present a reasonable possibility of violating the obligations of such Board to Airways or to Airways' stockholders under applicable law. Airways will promptly notify ValuJet of the receipt of any Acquisition Proposal, including the material terms and conditions thereof and the identify of the person or group making such Acquisition Proposal, and will promptly notify ValuJet of any determination by Airways' Board of Directors that a "Superior Proposal" has been made. As used in this Agreement, (i) "Acquisition Proposal" means any proposal or offer, or any expression of interest by any third party relating to Airways' willingness or ability to receive or discuss a proposal or offer for a merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets of Airways or AirTran or 100% of the voting securities of Airways, and (ii) "Superior Proposal" shall mean a bona fide Acquisition Proposal made by a third party on terms that a majority of the members of the Board of Directors of Airways determines in their good faith reasonable judgment (based on the advice of an independent financial advisor) may be more favorable to Airways and to its stockholders than the transactions contemplated hereby and for which any required financing is committed or which, in the good faith reasonable judgment of a majority of such members (after consultation with any independent financial advisor), is then available to such third party. In the event Airways continues to entertain or negotiate an Acquisition Proposal for a period of 21 days after its receipt, then ValuJet will have the right to terminate the Agreement and receive reimbursement of its out-of-pocket expenses in connection with the transaction.

  CONDITIONS TO THE MERGER

  Conditions to ValuJet's Obligation

       ValuJet's obligation to consummate the Merger is subject to the satisfaction of various conditions, including the following:

       . Approval of the Merger, the Name Change and By-law Amendment by the stockholders of ValuJet at the ValuJet Meeting and the approval of the Merger by the stockholders of Airways at the Airways Meeting;

       . Receipt by ValuJet of the consent to this transaction of the requisite proportion of the holders of ValuJet's 10 1/4 senior notes due 2001 (which consent has been obtained);

       . No court or other governmental agency shall have issued any order (whether temporary, preliminary or permanent) which in effect prohibits consummation of the transactions contemplated by the Merger Agreement or imposes material restrictions on ValuJet in connection with the consummation of the Merger or to obtain damages with respect thereto; the FAA and DOT shall have approved the transaction in such a manner that Airways and AirTran shall not after the Merger become subject to any restrictions currently applicable to ValuJet or its subsidiaries or subject to any restrictions not currently applicable to Airways and AirTran with respect to its business operations (collectively, an "Order");

       . All consents, approvals and authorizations required to be obtained prior to the Effective Date by Airways from any third party and from any governmental entity in connection with the Merger and the Merger Agreement shall have been made or obtained;

       . The representations and warranties of Airways set forth in the Agreement shall be true in all material respects as of the Effective Date as though made at and as of the Effective Date, and Airways shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date;

       . ValuJet shall have received a customary legal opinion of Briggs and Morgan, legal counsel to Airways;

       . ValuJet shall have received a written opinion of Ernst & Young LLP (based upon appropriate representations of Airways, ValuJet and stockholders of Airways) to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

       . The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC;

       . The ValuJet Common Stock to be issued to Airways stockholders in the Merger shall have been approved for listing on NASDAQ upon official notice of issuance;

       . ValuJet shall have received a written opinion from Robinson-Humphrey, in customary form, that the terms of the Merger are fair to the stockholders of ValuJet from a financial point of view.

       . Airways shall not have suffered or incurred any material adverse effect since March 31, 1997, except as disclosed to ValuJet prior to the execution of the Agreement.

       Conditions to Airways' Obligation

       Airways' obligation to consummate the Merger is subject to the satisfaction of various conditions, including the following:

       . Approval of the Merger by the stockholders of Airways and the approval of the Merger, Name Change and By-law Amendment by the stockholders of ValuJet;

       . Receipt by ValuJet of the consent to this transaction of the requisite proportion of the holders of ValuJet's 10 1/4% senior notes due 2001 (which consent has been obtained);

       .  There shall be in effect no Order;

       . All consents, approvals and authorizations required to be obtained prior to the Effective Date by ValuJet from, any governmental entity in connection with the Merger and the Merger Agreement shall have been made or obtained;

       . The representations and warranties of ValuJet set forth in the Merger Agreement shall be true in all material respects as of the Effective Date as though made at and as of the Effective Date, and ValuJet shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date;

       . Airways shall have received a customary legal opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., legal counsel to ValuJet;

       . Airways shall have received a written opinion of Briggs and Morgan (based upon appropriate representations of ValuJet) to the effect that the Merger will constitute a reorganization within the meaning of
          Section 368(a) of the Code;

       . The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC ;

       . The ValuJet Common Stock to be issued to Airways stockholders in the Merger shall have been approved for listing on NASDAQ upon official notice of issuance;

       . Airways shall have received a written opinion from PaineWebber, in customary form, that the terms of the Merger are fair to the stockholders of Airways from a financial point of view;

       . ValuJet shall not have suffered or incurred any material adverse effect since March 31, 1997, except as disclosed to Airways prior to the execution of the Agreement;

       . There shall not be then in existence any event of default under any of ValuJet's secured debt.

  TERMINATION OF THE MERGER AGREEMENT

       Possible Termination Events

       The Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after the approval by stockholders of ValuJet or Airways, in the following circumstances:

       (1) By the mutual consent of the Boards of Directors of ValuJet and Airways.

       (2) By either ValuJet or Airways if its conditions to closing shall not have been satisfied or waived by November 30, 1997, or if the Merger shall not have been consummated by November 30, 1997.

       (3) By Airways to allow Airways to enter into an agreement which the Board of Directors of Airways determines to be a Superior Proposal provided that Airways pays to ValuJet a $3,000,000 termination fee.

       (4) By ValuJet in the event Airways considers an Acquisition Proposal for more than 21 days.

       Certain Consequences of Termination

       In the event ValuJet is ready, willing and able to consummate the Merger, but Airways shall fail to consummate the Merger after all of the conditions to Airways' performance shall have been satisfied or waived or in the event ValuJet shall elect not to consummate the Merger as a result of Airways' failure to comply in all material respects with certain material covenants required to be performed by Airways prior to the Effective Date as provided in the Agreement, then Airways shall pay to ValuJet upon its demand therefor liquidated damages of $5,000,000.

       In the event Airways is ready, willing and able to consummate the Merger, but ValuJet shall fail to consummate the Merger after all of the conditions to ValuJet's performance shall have been satisfied or waived or in the event Airways shall elect not to consummate the Merger as a result of ValuJet's failure to comply in all material respects with certain material covenants required to be performed by ValuJet prior to the Effective Date as provided in the Agreement, then ValuJet shall pay to Airways upon its demand therefor liquidated damages of $5,000,000.

  AMENDMENT OF THE MERGER AGREEMENT

       The Merger Agreement may be amended by the Boards of Directors of ValuJet and Airways at any time before or after the approval of the Merger Agreement by the ValuJet stockholders and the Airways stockholders, provided that after any such approval has been obtained, no amendment of the Merger Agreement may be made which materially changes the terms of the Merger Agreement without obtaining such further approval.

  POST-MERGER BOARD OF DIRECTORS

       At the Effective Date, Timothy P. Flynn and Maurice J. Gallagher, Jr. will resign from the ValuJet Board of Directors and the three designees of Airways will be added to the ValuJet Board of Directors such that the Board will consist of the following seven members (the "Post-Merger Directors"):
  Robert L. Priddy, Lewis H. Jordan, D. Joseph Corr, Don L. Chapman, Robert D. Swenson, John K. Ellingboe and Robert C. Pohlad.

       Approval of the Merger and the By-law Amendment by the stockholders of ValuJet at the ValuJet Annual Meeting shall be deemed to constitute ratification by such stockholders of the election of the Post-Merger Directors for a term to expire upon the 1999 annual meeting of stockholders of ValuJet.

       Information with respect to the age and principal occupation during the past five years of each Post-Merger Director, as of August 15, 1997, is set forth below. There are no family relationships among the Post-Merger Directors.

       Robert L. Priddy, age 50, has been actively employed by ValuJet since June 1993. He has served as a Director and Chairman of the Board of ValuJet since he participated in its founding in July 1992. As of November 1996, he resigned his position as Chairman of the Board and Chief Executive Officer of ValuJet Airlines. Prior to his involvement with ValuJet, Mr. Priddy founded Florida Gulf Airlines as a subsidiary of Mesa Airlines, Inc. ("Mesa") for which he served as president from December 1991 to April 1993. From July 1991 to January 1993, he also served as a director of Mesa. From January 1988 to November 1991, he served as President and Chief Executive Officer of Air Midwest, Inc., a regional airline headquartered in Wichita, Kansas, for which he also served as a director from November 1987 to November 1991. From 1979 to 1987, he served as Vice President and Chief Financial Officer of Atlantic Southeast Airlines, Inc. ("ASA"), a regional airline headquartered in Atlanta, Georgia, for which he also served as a director from 1981 to 1987. He was one of three founding shareholders of ASA. From 1966 to 1979, he worked for Southern Airways, Inc. ("Southern Airways") in various capacities, his last responsibilities being manager of scheduling, pricing and market analysis. He has also served as a director of Lukens Medical Corporation, a medical supplies company, since 1995 and as a director of Accumed International, Inc., a medical technology company, since May 1997.

       Lewis H. Jordan, age 53, has served as President, Chief Operating Officer and a Director of ValuJet since June 1993. As of November 1996, he resigned his position as President and Chief Operating Officer of ValuJet Airlines, and he became Chairman of the Board of ValuJet Airlines. He served as President and Chief Operating Officer and as a director of Continental Airlines, Inc. ("Continental") from August 1991 to March 1993 and served as Executive Vice President of that company from 1986 to August 1991. From 1985 to 1986, he served as President and Chief Operating Officer of The Flying Tigers Line, Inc. ("Flying Tigers"), an air cargo carrier, and was previously employed by Flying Tigers as Executive Vice President and Chief Operating Officer from 1984 to 1985, as Senior Vice President - Operations from 1980 to 1982 and as

  Vice President - Maintenance and Engineering from 1979 to 1980. From 1982 to 1984, he served as Executive Vice President and Chief Operating Officer of Air Treads, Inc., an aviation tire retreading, wheel and brake company. From 1962 to 1979, he held various positions with Southern Airways, his last position being Assistant Vice President in charge of technical operations.

       D. Joseph Corr, age 56, joined ValuJet in November 1996 as President and Chief Executive Officer of ValuJet Airlines. Mr. Corr was elected as a Director and Executive Vice President of ValuJet in July 1997. Since June 1990, Mr. Corr has also been the President and owner of Aircorr, Inc., an aircraft repair business, and D. Joseph Corr, Inc., an investments and management services firm. Prior to 1990, Mr. Corr served as Chairman, President and Chief Executive Officer of Continental from December 1988 to October 1989. From March 1986 to November 1988, Mr. Corr was Vice Chairman, President and a Director of TransWorld Airways ("TWA"). Mr. Corr also served as Chairman and Director of Ozark Air Lines Inc. during 1986 and as Chairman and a Director of Midcoast Aviation, Inc. from 1986 to 1988.

       Don L. Chapman, age 58, was elected as a Director of ValuJet in April 1994. He has served as Chief Executive Officer of Tug Manufacturing Company, a company that manufactures ground support equipment for the airline industry, since he acquired that company in 1977. He also served as Chief Executive Officer of Opti World, Inc., an optical superstore chain, from 1983 (when he founded that company) until 1995. From July 1991 to November 1992, he served as Chairman of Winkler Products, Co., a plastic cutlery manufacturer. He also serves as a director of RARE Hospitality International, Inc. (since 1992) and Omni Insurance Company (since 1993).

       Robert D. Swenson, age 43, has served as Chairman of the Board and Chief Executive Officer of Airways since April 1995 and as Chairman of the Board of AirTran since June 1994. From June 1994 to January 1995, Mr. Swenson was President of AirTran. On July 11, 1996, the Board of Directors of Airways and AirTran appointed him to the office of President of Airways and President and Chief Executive Officer of AirTran. Mr. Swenson served as a director, President and Chief Executive Officer of Mesaba Holdings, Inc. and its subsidiary, Mesaba Aviation, Inc. from 1981 to 1995 and was Chairman of the Board of Mesaba Holdings, Inc. and Mesaba Aviation, Inc. from 1986 to September 1995. Mr. Swenson also served as President of Mesaba's predecessor from 1978 until March 1981. Mr. Swenson holds an Airline Transport Pilot certificate with flight instructor privileges and is type rated in the Fokker F-27 aircraft. Mr. Swenson was a member of the Board of Directors of the Regional Airline Association from 1985 through 1988 and served as Treasurer of the Association during 1987 and 1988. He was elected to serve as Vice Chairman of the Board of Directors of the Association for 1992 and was elected Chairman for 1993.

       John K. Ellingboe, age 46, has served as a director of Airways since April 1995 and a director of AirTran since June 1994. Mr. Ellingboe served as a director of Mesaba Holdings, Inc. from September 1990 to September 1995. Since June 1996, Mr. Ellingboe has been Chief Executive Officer of PMSA Management Group, LLC, a management consulting firm. From October 1993 to May 1996, he was Senior Vice President, Business Development, General Counsel and Secretary of Fingerhut Companies, Inc. From May 1990 to October 1993, he was Vice President, General Counsel and Secretary of Fingerhut Companies, Inc. Prior to 1990, he was an attorney in private practice.

       Robert C. Pohlad, age 43, has served as President of Pohlad Companies, a holding and management services company, since 1987. Since 1988 he has been Chief Executive Officer and a director of Delta Beverage Group, Inc., a soft drink manufacturer and distributor. He also serves as a director of Mesaba Holdings, Inc., a regional air carrier, Grow Biz International, Inc. and North Central Life Insurance Company.

  POST-MERGER OFFICERS OF VALUJET

       At the Effective Date, D. Joseph Corr will continue to serve as President and Chief Executive Officer of ValuJet. Other executive officers of ValuJet after the Merger will be selected by the President and Chief Executive Officer prior to the Effective Date, subject to the approval of the Board of Directors.

  POST-MERGER PRINCIPAL EXECUTIVE OFFICES

       Promptly following the Effective Date, the principal executive offices of ValuJet may be relocated to Orlando, Florida (initially, in the office space presently occupied by Airways, but a final decision has not yet been made).

  INTERESTS OF CERTAIN PERSONS IN THE MERGER

       Severance Agreements. Airways has entered into agreements with a number of its officers that provide for severance payments in the event their employment is terminated for any reason other than for cause, death or disability within 12 months after a change in control. The Merger will effect such a change in control. These severance agreements provide for the payment of the following amounts of severance with respect to the classification of employees indicated: (i) president and chief executive officer (Robert D. Swenson) - 12 months salary; and (ii) other executive officers (six persons) - six months salary. Upon the Effective Date of the Merger, Mr. Swenson will become Chairman of the Board of ValuJet, but he is not expected to be an employee of ValuJet. As a result, severance pay of $200,000 will be payable to Mr. Swenson.

       Consulting Agreements. Upon the Effective Date, Robert L. Priddy and Lewis H. Jordan will enter into five-year consulting agreements with ValuJet. Under these agreements, each of them will be entitled to the following during the term of these agreements: (i) compensation of $100,000 per year, (ii) lifetime pass privileges for himself and his spouse and dependents, (iii) lifetime health insurance coverage for himself and his family, and (iv) all stock options granted to them will be amended such that such options will be exercisable at any time during the option term rather than expire 90 days after termination of employment. The number of option shares to which this applies are as follows: Priddy - 640,000 shares and Jordan - 3,040,000 shares. In addition, Messrs. Priddy and Jordan have been designated to serve as Directors of Airways after the Merger. As such, they will receive such compensation for serving as Directors and attending Board of Director and Committee meetings as is paid to other outside Directors of Airways.

       Benefits for Airways Directors. Each present member of the Airways Board of Directors (Robert D. Swenson, John K. Ellingboe, Alan Stephen and Roger T.
  Munt) will receive lifetime pass privileges for himself and his spouse and dependents. In addition, all stock options previously granted to such persons will be amended so that the stock options will be exercisable at any time during the option term rather than expire 90 days after termination of service as a director. The number of stock options to which this applies are as follows: Swenson - 325,000 shares, Ellingboe - 12,000 shares, Stephen -12,000 shares and Munt - 12,000 shares.

  MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

       The following summary discusses the material federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion assumes that each holder of Airways Common Stock holds such shares as a capital asset. Further, the discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, stockholders who acquired Airways Common Stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan and holders of Airways options. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

       Neither ValuJet nor Airways has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the Merger and the opinion of counsel as to such federal income tax consequences set forth below will not be binding on the IRS.

  General

       As of the date hereof, it is intended that the Merger will constitute a reorganization pursuant to Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by Airways or ValuJet. The respective obligations of the parties to consummate the Merger are conditioned upon (i) the receipt by Airways of an opinion of Briggs and Morgan dated the Effective Date confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Airways and ValuJet will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (ii) the receipt by ValuJet of an opinion of Ernst & Young LLP dated the EffectiveDate confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Airways and ValuJet will be a party to the reorganization within the meaning of Section 368(b) of the Code. Such opinions will be based upon, among other things, (i) representations of Airways, ValuJet and certain stockholders of Airways customarily given in transactions of this type and (ii) the assumption that the Merger will be consummated in accordance with the terms of the Agreement.

       The discussion below summarizes the material federal income tax consequences of the Merger, assuming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

  Consequences to Airways Stockholders

       Under the reorganization provisions of the Code, no gain or loss will be recognized by holders of Airways Common Stock with respect thereto as a result of the surrender of Airways Common Stock in exchange for shares of ValuJet Common Stock pursuant to the Merger. The aggregate tax basis of the shares of ValuJet Common Stock received in the Merger will be the same as the aggregate tax basis of the Airways Common Stock surrendered in exchange therefor in the Merger. The holding period of the shares of ValuJet Common Stock received in the Merger will include the holding period of Airways Common Stock surrendered in exchange therefor in the Merger.

  Consequences to Airways, ValuJet and Holders of ValuJet Common Stock

       None of Airways, ValuJet or the holders of ValuJet Common Stock will recognize gain or loss as a result of the Merger.

       THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, AIRWAYS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

  REQUIRED VOTES

       THE VALUJET BOARD OF DIRECTORS AND THE AIRWAYS BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE VALUJET BOARD OF DIRECTORS AND THE AIRWAYS BOARD OF DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVAL OF THE MERGER.

       Approval and adoption of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Airways Common Stock and a majority of the outstanding shares of ValuJet Common Stock. The effect of an abstention is the same as a vote against the Merger.


                        PROPOSAL TO EFFECT A NAME CHANGE

       As part of their consideration of the Merger and the Merger Agreement, the ValuJet Board of Directors has unanimously approved an amendment to the ValuJet Articles, contingent upon the effectiveness of the Merger, to change the corporate name of ValuJet to "AirTran Holdings, Inc." Following the Effective Date and implementation of the Name Change, ValuJet has been advised by NASDAQ that ValuJet Common Stock will trade under the new quotation symbol of "AAIR." If approved, the name change will become effective on the date of filing Articles of Amendment with the Secretary of State of Nevada.

  REQUIRED VOTE

       Approval and adoption of the Name Change requires the affirmative vote of the holders of a majority of the shares of ValuJet Common Stock issued and outstanding on the ValuJet Record Date. The effect of an abstention or broker nonvote on the proposal is the same as a vote against the proposal.

       THE VALUJET BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE NAME CHANGE. THE VALUJET BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE NAME CHANGE.

                           PROPOSAL TO AMEND BY-LAWS

       As part of their consideration of the Merger and the Merger Agreement, the ValuJet Board of Directors has unanimously approved an amendment to the ValuJet By-Laws (the "By-law Amendment") contingent upon the effectiveness of the Merger, to extend the term of all members of ValuJet's Board of Directors immediately after the Merger until the 1999 annual meeting of stockholders of ValuJet. The text of the By-law Amendment is as follows:

       The last sentence of Section 4.2 of the By-Laws of ValuJet, Inc. shall be amended to read as follows:

           "The Directors shall be elected at an annual or special meeting of the Shareholders and shall serve for a term of one (1) year or until their successors are elected and qualified; provided, however, that the Board of Directors in place as of the effective date of the merger of Airways Corporation with and into the corporation shall serve for a term that will expire upon the election of Directors at the corporation's 1999 annual meeting of Shareholders or until their successors are elected and qualified."

  A Director's term of service on the Board may terminate earlier upon his death, resignation or removal from service by the Board. Without this amendment, each member of the Board of Directors would serve a one year term and would be subject to reelection at ValuJet's 1998 annual meeting. Approval of this amendment to ValuJet's By-laws is a condition to each party's obligation to consummate the Merger.

  REQUIRED VOTE

    Approval and adoption of the By-law Amendment requires the affirmative vote of the holders of a majority of the shares of ValuJet Common Stock represented at the ValuJet Meeting.

    THE VALUJET BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE BY-LAW AMENDMENT. THE VALUJET BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE BY-LAW AMENDMENT.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

       The following unaudited pro forma condensed combined financial statements of ValuJet and Airways give effect to (i) the sale by ValuJet of $80.0 million of 10 1/2% Senior Secured Notes (the "Notes") on August 13, 1997, and the application of the proceeds as set forth below, and (ii) the sale by ValuJet of the Notes as described in (i) above and the Merger as if such transactions had occurred as of January 1, 1996 and 1997 with respect to the statements of operations for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, and as of June 30, 1997 with respect to the balance sheet. ValuJet received approximately $77.5 million of net proceeds from the Notes, after deduction of the initial purchaser's discount and expenses of the debt offering. The net proceeds, along with approximately $6.2 million of ValuJet's cash was used to repay $68.5 million of secured debt of ValuJet and to pay the fees and expenses (approximately $6.0 million) incurred by ValuJet in connection with a consent solicitation to the holders of ValuJet's 10 1/4% senior notes and will also be used to purchase approximately $9.2 million of hush kits for up to four of ValuJet's Stage 2 DC-9 aircraft. The Merger is reflected using the purchase method of accounting for business combinations.
The pro forma condensed combined financial information is provided for comparative purposes only and does not purport to be indicative of the results that would have been obtained if the events set forth above had been effected on the dates indicated or of those results that may be obtained in the future. The pro forma condensed combined financial information with respect to the Merger is based on preliminary estimates of values and transaction costs which may be incurred in connection with the Merger. The actual recording of the Merger will be based on final appraisals, values and transaction costs. Accordingly, the actual recording of the transaction can be expected to differ from these pro forma condensed combined financial statements.

                                 BALANCE SHEET
                                 JUNE 30, 1997

                                               Pro Forma      ValuJet                      Pro Forma     Pro Forma
                                  ValuJet     Adjustments   As Adjusted     Airways       Adjustments    Combined
                               -------------  -----------  -------------  ------------  ---------------  --------
                                                                 (in thousands)
ASSETS
Current assets:
 Cash and cash equivalents...   $149,725       $11,460 (a)  $143,435         $ 1,672                     $145,107
                                                (9,200)(b)
                                                (7,800)(d)
                                                  (750)(c)
 Restricted cash.............          0                           0          10,411                       10,411
 Accounts receivable, net....      6,584                       6,584           3,956                       10,540
 Inventory...................      6,159                       6,159           1,066                        7,225
 Prepaid items...............      2,482                       2,482           4,257                        6,739
 Income tax receivable.......     13,711                      13,711               0                       13,711
 Deferred tax asset..........          0                           0           5,101        ($1,528)(k)     3,573
 Other current assets........      1,118                       1,118               0                        1,118
                                --------      --------      --------        --------        -------      --------
Total current assets.........    179,779        (6,290)      173,489          26,463         (1,528)      198,424

Property and equipment, net..    194,049         9,200 (b)   203,249          38,804                      242,053
Debt issuance costs..........      3,180         7,800 (d)    10,980                                       10,980
Goodwill, net................          0             0             0           1,713         (1,713)(l)    50,662
                                                                                             50,662 (n)
Deferred tax asset...........          0             0             0           3,493                        3,493
Other assets, net............          0                           0             523           (523)(k)         0
                                --------       -------      --------        --------        -------      --------
Total assets.................   $377,008       $10,710      $387,718        $ 70,996        $46,898      $505,612
                                ========       =======      ========        ========        =======      ========

                                                          Pro Forma        ValuJet                        Pro Forma     Pro Forma
                                           ValuJet       Adjustments     As Adjusted       Airways       Adjustments    Combined
                                        -------------  ---------------  --------------  -------------  ---------------  --------
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable and accrued
        expenses......................   $ 27,618                           $27,618      $ 18,503         $ 3,250 (m)   $ 49,371
   Air traffic liability..............     10,638                            10,638        13,441                         24,079
   Deferred tax liability.............        485                               485             0                            485
   Current portion of long-term debt..      9,040                             9,040         3,476                         12,516
   Current portion of maintenance
        reserves......................          0                                 0         1,779          (1,779)(k)          0
                                         --------                          --------       -------         -------       --------
Total current liabilities.............     47,781                            47,781        37,199           1,471         86,451

Long-term debt less current
      maturities......................    226,621           80,000 (a)      238,081        11,188                        249,269
                                                           (68,540)(a)
Maintenance reserves..................          0                                 0         2,343          (2,343)(k)          0
Deferred taxes........................      6,722             (278)(c)        6,444         2,794            (193)(k)      8,205
                                                                                                             (840)(m)
Stockholders equity:
   Preferred stock....................          0                                 0             0                0             0
   Common stock.......................         55                                55            91              (91)(n)        64
                                                                                                                 9 (n)
   Additional paid-in capital.........     77,453                            77,453        26,621          (26,621)(n)   143,719
                                                                                                            63,466 (n)
                                                                                                             2,800 (n)
   Retained earnings (deficit)........     18,376             (472)(c)       17,904        (9,240)           9,240 (n)    17,904
                                         --------          -------         --------       -------         --------      --------
Total stockholders equity.............     95,884             (472)          95,412        17,472           48,803       161,687
                                         --------          -------         --------       -------         --------      --------
Total liabilities and
     stockholders' equity.............   $377,008          $10,710         $387,718       $70,996         $ 46,898      $505,612
                                         ========          =======         ========       =======         ========      ========

                            STATEMENTS OF OPERATIONS
                      (in thousands except per share data)

                                                                     Six Months Ended June 30, 1997
                                       --------------------------------------------------------------------------------------
                                                           Pro Forma       ValuJet                   Pro Forma      Pro Forma
                                         ValuJet          Adjustments    As Adjusted    Airways     Adjustments     Combined
                                       ------------     ---------------  ------------  ---------  ---------------  ----------
Revenues.............................     $  84,687                        $  84,687     $56,829                    $141,516

Operating expenses...................       119,404         $    750(e)      120,729      56,280         (222)(o)    177,560
                                                                 575(f)                                   (71)(p)
                                                                                                          844 (q)
                                          ---------        --------        ---------     -------    ---------      ---------
Operating income (loss)..............       (34,717)         (1,325)         (36,042)        549         (551)       (36,044)
 Interest expense....................        12,723          (2,959)(g)       15,028         769                      15,797
                                                              4,200 (h)
                                                              1,064 (i)
 Interest income.....................        (3,268)                          (3,268)       (366)                     (3,634)
                                          ---------        --------        ---------     -------    ---------      ---------
Income (loss) before income taxes....       (44,172)         (3,630)         (47,802)        146         (551)       (48,207)
Income tax expense (benefit).........       (16,439)         (1,270)(j)      (17,709)         41           78 (r)    (17,590)
                                          ---------        --------        ---------     -------    ---------      ---------
Net income (loss)....................      ($27,733)        ($2,360)        ($30,093)    $   105        ($629)      ($30,617)
                                          =========        ========        =========     =======    =========      =========
Net income (loss) per share..........        ($0.51)                          ($0.55)    $  0.01                      ($0.48)
                                          =========                        =========     =======                   =========
Weighted average shares
  outstanding........................        54,892                           54,892       9,065                      63,960
                                          =========                        =========     =======                   =========

                                                                Year Ended
                            ------------------------------------------------------------------------------
                            December 31,   Pro Forma     ValuJet    March 31,
                                1996        Adjust-         As        1997        Pro Forma      Pro Forma
                              ValuJet        ments       Adjusted   Airways      Adjustments     Combined
                            ------------  ------------  ----------  ---------  ---------------  ----------
Revenues..................  $ 219,636                   $ 219,636    $102,623                    $ 322,259

Operating expenses........    271,035     $    750 (e)    272,935     114,745         ($443)(o)    388,783
                                             1,150 (f)                                 (143)(p)
                                                                                      1,689 (q)
                            ---------     --------      ---------    --------       -------      ---------
Operating loss............    (51,399)      (1,900)       (53,299)    (12,122)       (1,103)       (66,524)
 Interest expense.........     22,186       (5,917)(g)     26,796       1,507                       28,303
                                             8,400 (h)
                                             2,127 (i)
 Interest income..........     (7,653)                     (7,653)       (984)                      (8,637)
                            ---------     --------      ---------    --------       -------      ---------
Loss before income taxes..    (65,932)      (6,510)       (72,442)    (12,645)       (1,103)       (86,190)
Income tax benefit........    (24,463)      (2,279)(j)    (26,742)     (5,654)          155 (r)    (32,241)
                            ---------     --------      ---------    --------       -------      ---------
Net loss..................   ($41,469)     ($4,231)      ($45,700)    ($6,991)      ($1,258)      ($53,949)
                            =========     ========      =========    ========       =======      =========

Net loss per share........     ($0.76)                     ($0.84)     ($0.77)                      ($0.85)
                            =========                   =========     =======                    =========
Weighted average shares
  outstanding.............     54,702                      54,702       9,029                       63,770
                            =========                   =========     =======                    =========

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

(a)Reflects the issuance of $80.0 million of 10 1/2% senior secured notes and the repayment of $68.5 million of secured debt.
(b)Reflects the purchase of four hush kits for approximately $2.3 million per hush kit.
(c)Reflects the payment and expensing of certain transaction costs with the related income tax effect.
(d)Reflects the payment and capitalization of debt issuance costs.
(e)Reflects the effect of expensing certain transaction costs.
(f)Reflects depreciation of the four hush kits assumed to be purchased with a portion of the proceeds of the $80.0 million secured debt offering.
(g)Reflects the elimination of interest on $68.5 million of debt refinanced by the $80.0 million secured debt offering.
(h)Reflects interest on the $80.0 million of 10 1/2% senior secured notes.
(i)Reflects the amortization of debt issuance costs.
(j)Reflects the income tax effect of the pro forma adjustments.
(k)Reflects the reversal of preoperating costs and maintenance reserves, and the related deferred tax amounts, to conform accounting policies.
(l)Reflects the reversal of Airways' historical excess of cost over fair value of the net tangible assets acquired ("goodwill").
(m)Reflects the accrual of estimated merger costs with the related income tax effect.
(n)Reflects the excess of cost over the estimated fair value of the net tangible assets acquired in the Merger, the elimination of Airways' historical common stock, additional paid-in capital and retained deficit, the value of the Common Stock issued to the Airways stockholders and the value of options issued to Airways options holders in the Merger.


                                                                           In Thousands
                                                                        (except share and
                                                                        and per share data)
                                                                        ------------------
          Number of shares issued to acquire Airways                         9,067,937
          Per share price at date of agreement and joint press release           $7.00
                                                                            ----------
          Value of stock                                                    $   63,476
          Value of Airways options                                               2,800
          Transaction costs                                                      3,250
                                                                            ----------
          Purchase price                                                        69,526
          Less estimated fair value of net tangible assets acquired             18,864
                                                                            ----------
          Excess of cost over fair value of net tangible assets acquired    $   50,662
                                                                            ==========

Excess of cost over fair value of the net tangible assets acquired is presented in the pro forma balance sheet utilizing estimated amounts at June 30, 1997 and will be determined at the Effective Date. Such amount will also be allocated according to the estimated fair values of assets at the Effective Date.

(o)Reflects the reversal of historical amortization of preoperating costs of Airways.
(p)Reflects the reversal of historical amortization of goodwill of Airways.
(q)Reflects the amortization of goodwill resulting from the Merger by use of the straight line method over a 30-year period.
(r)Reflects the income tax effect of the pro forma adjustments.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to net income and book value on (i) an historical basis for ValuJet and Airways, and (ii) a pro forma combined basis per share of ValuJet Common Stock, giving effect to the sale by ValuJet of the Notes and the application of the proceeds therefrom and the Merger. The ValuJet and Airways pro forma combined information gives effect to the Merger on a purchase accounting basis and is based upon the Exchange Ratio of one share of ValuJet Common Stock for each share of Airways Common Stock. See "The Merger-Accounting Treatment." The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the sale by ValuJet of the Notes and the application of the proceeds therefrom and the Merger been consummated at the dates or during the periods indicated, nor is it necessarily indicative of future results of operations or combined financial position.

     The information shown below for the year ended December 31, 1996 is derived from the audited consolidated financial statements of ValuJet for the period then ended and the audited consolidated financial statements of Airways for the year ending on the ensuing March 31 and should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of ValuJet and Airways, including the respective notes thereto, and the pro forma financial information included herein. The information shown below for the six months ended June 30, 1997 is derived from the unaudited consolidated financial statements of ValuJet and Airways, including the respective notes thereto, and should be read in conjunction with, and is qualified in its entirety by, the pro forma financial information included herein. See " -Selected Financial Data of ValuJet (Historical)," "-- Selected Financial Data of Airways (Historical)," and " -- Pro Forma Condensed Combined Financial Information."

                                                         YEAR ENDED
                                      SIX MONTHS   DECEMBER 31, 1996 (1)
                                        ENDED      ----------------------
                                     JUNE 30,1997
                                   ---------------
INCOME (LOSS) PER SHARE
  ValuJet historical.............          ($.51)                  ($.76)
  Airways historical.............            .01                   ( .77)
  ValuJet and Airways pro forma
      combined(2)................           (.48)                   (.85)

BOOK VALUE PER SHARE (PERIOD END)
  ValuJet historical...............     1.74
  Airways historical...............     1.89
  ValuJet and Airways pro forma
      combined(2)..................     2.53


(1) ValuJet's fiscal year end is December 31 and Airways' fiscal year end is March 31. Consequently, the data included for Airways as of the date indicated is based on audited financial statements of Airways for the year ending on March 31, 1997.

(2) Represents the combined results of ValuJet and Airways giving effect to the sale by ValuJet of the Notes and the application of the proceeds therefrom and the Merger as if such transactions had occurred as of January 1, 1996 and 1997, with respect to the statements of operations for the year ended December 31, 1996, and the six months ended June 30, 1997, respectively, and as of June 30, 1997, with respect to the balance sheet. The Merger is reflected using the purchase method of accounting for business combinations.

           VALUJET MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


  RESULTS OF OPERATIONS

      The following chart indicates the service offered by ValuJet from December 1993 through June 1997:

                                                            Number of
                             Total Number  Number of Peak-    Cities
          As of              of Aircraft     Day Flights      Served
   -------------------       ------------  ---------------  ----------

    December 31, 1993               6                34          8
    March 31, 1994                 10                70         13
    June 30, 1994                  14                92         15
    September 30, 1994             16               114         17
    December 31, 1994              22               124         17
    March 31, 1995                 27               184         23
    June 30, 1995                  28               208         24
    September 30, 1995             34               228         26
    December 31, 1995              42               268         26
    March 31, 1996                 47               286         28
    June 30, 1996                  51                 0         (1)
    September 30, 1996             46 (2)            16         (3)
    December 31, 1996              43 (4)           124         18
    March 31, 1997                 42 (5)           148         21
    June 30, 1997                  42 (6)           184         24

  ________________________

  (1) Service suspended to all markets as of June 17, 1996
  (2) Of which 4 had been approved for service by the FAA
  (3) Service resumed on September 30, 1996 to Atlanta, Fort Lauderdale, Orlando, Tampa and Washington, D.C.
  (4) Of which 15 had been approved for service by the FAA
  (5) Of which 24 had been approved for service by the FAA
  (6) Of which 30 had been approved for service by the FAA


    On May 11, 1996, ValuJet tragically lost its Flight 592 en route from Miami to Atlanta. There were no survivors. The accident resulted in extensive media coverage, calling into question the safety of low fare airlines in general and ValuJet in particular. In response to the accident, the FAA conducted an extraordinary review of the ValuJet's operations.

     On June 17, 1996, ValuJet entered into a consent order with the FAA under which: (i) ValuJet agreed to suspend operations until such time as ValuJet was able to satisfy the FAA as to various regulatory compliance concerns identified by the FAA as a result of its intensive inspections of ValuJet's operations, (ii) the FAA agreed to work with ValuJet in order to reestablish operations with up to 15 aircraft initially and (iii) ValuJet paid $2.0 million to the FAA to compensate it for the costs of the special inspections conducted. In order to reduce costs while ValuJet prepared its plan to restore service, ValuJet furloughed more than 90% of its personnel (approximately 3,600 of 4,000) for several weeks.

     On August 29, 1996, the FAA returned ValuJet's operating certificate and the Department of Transportation ("DOT") issued a "show cause" order regarding ValuJet's fitness as an air carrier. The DOT gave its final approval on September 26, 1996, and ValuJet resumed operations with service between Atlanta and four other cities on September 30, 1996.

     Other effects of the accident, ensuing adverse media coverage, intensive FAA scrutiny and suspension of operations include the following:

     1. The suspension of operations resulted in the failure of ValuJet to meet certain financial covenants under certain of ValuJet's secured debt. All of this debt was repaid with the proceeds of ValuJet's $80,000,000 secured debt offering. See "-- Liquidity and Capital Resources" below.

     2. The expansion of ValuJet's operations will remain subject to FAA and DOT approval for an indefinite period of time. FAA approvals are required to increase the number of aircraft on ValuJet's operating certificate and to commence service to any new market.

     3. ValuJet is unable to predict how significantly the accident and suspension of operations will affect load factors and yield or the length of time during which load factors and yield will be impacted. During first quarter 1997, ValuJet's load factor was 53.9% compared to 58.0% for first quarter 1996 and its average fare was $60.47 compared to $72.01 for first quarter 1996. ValuJet is considering the implementation of a program to enhance its image. See "Business of ValuJet -- Strategy."

     4. In 1996, ValuJet refunded fares paid by customers affected by ValuJet's changing schedules and by those who otherwise chose to change their travel plans.

     5. ValuJet's cost per ASM has increased and is likely to remain inflated to some extent to reflect the cost of additional maintenance procedures and infrastructure adopted by ValuJet as well as lower aircraft utilization levels.

     6. ValuJet may reduce its workforce permanently if reduced traffic levels continue and ValuJet is unable to reestablish its previous service levels.

     7. The aircraft lost was insured for $4.0 million, which was in excess of book value. ValuJet carries $750.0 million of liability insurance. Although ValuJet believes that such insurance will be sufficient to cover all claims arising from the accident, there can be no assurance that all claims will be covered or that the aggregate of all claims will not exceed such insurance limits.

     8. Several stockholder lawsuits have been filed against ValuJet and certain of its officers and directors alleging, among other things, violation of federal securities laws. While ValuJet denies that it has violated any of its obligations under the federal securities laws and believes that meritorious defenses exist in the lawsuits, there can be no assurance that ValuJet will not sustain material liability under such or related lawsuits. See "Business of ValuJet -- Litigation."

     9. Various governmental authorities are conducting investigations of the circumstances surrounding the accident. ValuJet is cooperating with the authorities in connection with these investigations. See "Business of ValuJet -- Litigation."

     As a result of the accident, the ensuing extraordinary review of ValuJet's operations by the FAA, the suspension of operations in June 1996 and the current and prospective FAA imposed limitation on the number of aircraft that may be operated by ValuJet, ValuJet's results for periods prior to May 11, 1996 are not necessarily indicative of the results to be expected in future periods. ValuJet's operations for 1996 are also not indicative of future operations as a result of the suspension of operations for a significant portion of 1996. ValuJet's operations for the first and second quarters 1997 may not be indicative of future operations as a result of the reduced level of service, ValuJet's ownership of more aircraft than may be used and additional infrastructure to support larger operations during the first and second quarters of 1997.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996, DECEMBER 31, 1995 AND DECEMBER 31, 1994

                                                 Year Ended December 31, 1994     Year Ended December 31, 1995
                                                 ----------------------------   ---------------------------------
                                                             % of                            % of
                                                  Amount   Revenues   Per ASM    Amount    Revenues      Per ASM
                                                 --------  ---------  --------  ---------  ---------  -----------
                                                     (000)                          (000)

  OPERATING REVENUES                             $133,901     100.0%    9.05c   $367,757      100.0%      9.62c

  EXPENSE CATEGORY

  Flight operations                              $  6,967       5.2%    0.47c   $ 16,273        4.4%      0.42c
  Aircraft fuel                                    21,775      16.3      1.47     55,813       15.2       1.46
  Maintenance                                      14,862      11.1      1.00     47,330       12.9       1.24
  Station operations                               20,198      15.1      1.37     49,931       13.6       1.31
  Passenger services                                3,942       2.9      0.27     10,363        2.8       0.27
  Marketing and advertising                         6,546       4.9      0.44      8,989        2.4       0.23
  Sales and reservations                           11,325       8.5      0.77     31,156        8.5       0.81
  General and administrative                        5,039       3.8      0.34     10,617        2.9       0.28
  Employee bonuses                                  5,146       3.8      0.35     14,382        3.9       0.38
  Depreciation                                      3,555       2.7      0.24     15,147        4.1       0.40
  Other expenses (income), net                        965       0.7      0.06        (70)      (0.0)     (0.00)
  Shutdown and other nonrecurring                       0       0.0      0.00          0        0.0       0.00
                                                 --------     -----     -----   --------      -----       -----

  Total Expenses                                 $100,320      75.0%    6.78c   $259,931       70.7%      6.80c

                                                  Year Ended December 31, 1996
                                                 -------------------------------
                                                                % of
                                                  Amount     Revenues   Per ASM
                                                 -------     --------   --------
                                                     (000)

  OPERATING REVENUES                             $219,636     100.0%     8.12c

  EXPENSE CATEGORY

  Flight operations                              $ 16,479       7.5%     0.61c
  Aircraft fuel                                    46,691      21.3       1.73
  Maintenance                                      49,500      22.5       1.83
  Station operations                               42,018      19.1       1.55
  Passenger services                                8,879       4.0       0.33
  Marketing and advertising                         8,426       3.8       0.31
  Sales and reservations                           18,378       8.4       0.68
  General and administrative                       13,659       6.2       0.51
  Employee bonuses                                  1,245       0.6       0.05
  Depreciation                                     17,551       8.0       0.65
  Other expenses (income), net                     (5,252)     (2.4)     (0.19)
  Shutdown and other nonrecurring                  67,994      31.0       2.51
                                                 --------     -----   --------

  Total Expenses                                 $285,568     130.0%    10.57c


  OPERATING REVENUES
  ------------------

            Total operating revenues for the year ended December 31, 1996 were approximately $219.6 million as compared to $367.8 million and $133.9 million for the years ending December 31, 1995 and 1994, respectively. The decrease from 1995 to 1996 is a result of ValuJet's reduced service level and suspension of operations during the second and third quarters of 1996. The increase over 1994 is due to ValuJet flying more available seat miles
  (ASMs) during 1996. ValuJet flew 2.7 billion ASMs in 1996 as compared to 3.8 billion and 1.5 billion in 1995 and 1994, respectively. ValuJet's load factors for 1996, 1995 and 1994 were 57.1%, 68.8% and 64.0%, respectively.
  The lower load factor in 1996 is due in part to the accident and ensuing circumstances. ValuJet's average fare was $69.81 for 1996, $68.10 for 1995 and $63.48 for 1994 due to the absence of the 10% federal excise tax for a substantial part of 1996.

  EXPENSES
  --------

            Flight operations expenses include all expenses related directly to the operation of the aircraft other than aircraft fuel, maintenance expenses and passenger services expenses. Expenses for hull insurance and compensation of pilots (exclusive of bonuses) are included in flight operations. Flight operations expenses were higher, on a per ASM basis, for the year ended December 31, 1996 than the previous two years due to the extended period of time that ValuJet's operations were suspended, the additional training costs incurred at restart and the change in ValuJet's compensation structure in September 1996, which reduced the percentage of compensation represented by bonuses and shifted this cost to base pay charged to each department. The cost of hull insurance also increased substantially as of October 1, 1996. Certain flight operations administrative costs were also incurred during the period of the suspension with no corresponding ASMs being generated over which to spread these costs.

            Aircraft fuel expenses include both the direct cost of the fuel as well as the costs of delivering fuel into the aircraft. Fuel expense, on a per ASM basis, was higher for 1996 than either of the previous two years due to an increase in the average price of fuel. The average price of fuel increased from $0.58 per gallon for 1994 to $0.60 per gallon for 1995 to $0.71 per gallon for 1996. This approximate 20% increase in the price per gallon of fuel accounts for the 18% increase in fuel cost per ASM.

            Maintenance expenses include all administrative costs of the maintenance department as well as normal recurring maintenance performed during the year. Expenses for engine overhaul and certain scheduled heavy maintenance procedures are included in this cost. Most non-routine maintenance costs performed during the suspension of operations are included in the nonrecurring expense line item. Maintenance expenses for the year ended December 31, 1996 were higher, on a per ASM basis, than both 1995 and 1994 due to the suspension of operations during the second and third quarters of 1996 and the reduced level of service once ValuJet was able to resume operations. ValuJet also had a lower utilization rate on the aircraft it operated which results in the spreading of certain fixed costs over fewer ASMs or block hours. In 1996, ValuJet maintained or paid storage costs on many more aircraft than it was able to operate. Certain maintenance administrative costs were also incurred during the period of the suspension of operations with no ASMs being generated over which to spread these costs.

            Station operations expenses include all expenses incurred at the airports, as well as station operations administration and liability insurance. Certain facility rental expense related to non-operating stations as a result of the suspension of operations are included in shutdown and other nonrecurring expenses. Station operations expenses were higher, on a per ASM basis, for the year ended December 31, 1996 than in 1995 and 1994 due largely to the suspension of operations and the inefficiencies generated from restarting operations on a limited basis. Many station facilities were not fully utilized during the fourth quarter due to the limited operations. Another factor which contributed to a higher 1996 station operations expense was an increase in insurance costs as of October 1, 1996. Certain station operations administrative costs were also incurred during the period of the suspension of operations with no ASMs being generated over which to spread these costs.

            Passenger services expenses include flight attendant wages and benefits and catering expenses. Also included are the costs for flight attendant training and flight attendant overnight expenses. The increase in passenger services expenses for the year ended December 31, 1996, on a per ASM basis, over 1995 and 1994 is due to the restructuring of the compensation policy as it relates to flight attendants. The flight attendants' salary levels were adjusted upward and the regular quarterly bonus portion of their compensation was eliminated. This change caused passenger services expense to be higher while reducing the amount of bonus expense.

            Marketing and advertising expenses include all advertising expenses and wages and benefits for the marketing department. Marketing and advertising expenses for the year ended December 31, 1996, as a percentage of revenue, were higher than 1995 and lower than 1994. These expenses were higher in 1996 than 1995 due to the additional advertising costs incurred at the resumption of operations being spread over a reduced revenue base caused by lower service levels and load factors. Certain marketing administrative costs were also incurred during the period of the suspension of operations with no ASMs being generated over which to spread these costs.

            Sales and reservations expenses include all of the costs related to recording a sale or reservation. These expenses include wages and benefits for reservationists, rent, telecommunication charges, credit card fees and travel agency commissions. Sales and reservations expenses for the year ended December 31, 1996 were 8.4% of revenue as compared to 8.5% for each of 1995 and 1994.

            General and administrative expenses include the wages and benefits for ValuJet's executive officers and various other administrative personnel. Also included are costs for office supplies, legal expenses, bad debts, accounting and other miscellaneous expenses. General and administrative costs for 1996 were higher than each of 1995 and 1994 due to the shift in compensation structure to one based to a larger extent on base salaries and also due to increased legal fees.

            The amount of bonus expense for the year ended December 31, 1996 reflects the change in salary structure as of September 1996 to a structure based less on bonus and more on base salary and the fact that ValuJet had a net loss from the second quarter 1996 through the end of the year. The amount charged to 1996 approximates the amount paid to those employees in the quarterly pool for the first quarter of 1996. The actual amount to be paid and the form of such payout are at the sole discretion of ValuJet's Board of Directors.

            Depreciation expense includes depreciation on aircraft and ground equipment, but does not include any amortization of start-up and route development costs as all of these costs are expensed as incurred.
  Depreciation expense for the year ended December 31, 1996 was higher than each of the previous two years as additional aircraft and other property have been acquired. During 1996, ValuJet made the decision to dispose of certain idled aircraft. Subsequent to the decision to sell or lease out such aircraft, no depreciation was recorded on aircraft held for sale. Depreciation on aircraft idled as a result of the suspension of operations and reduced operations and not yet returned to service has been recorded in shutdown and other nonrecurring expenses.

            Shutdown and other nonrecurring expenses include costs associated with the loss of Flight 592 and excess operating costs related to the reduced schedule from May 19, 1996 to June 17, 1996, the suspension of operations from June 17, 1996 to September 29, 1996 and the reduced schedule from September 30, 1996 to December 31, 1996. Such costs consist of expenses directly related to the accident and the ensuing extensive FAA review of ValuJet's operations including legal fees, payments to the FAA, inspection related costs and maintenance in excess of normal recurring maintenance. In addition, depreciation on grounded aircraft, rental of abandoned or idled facilities and costs of personnel idled as a result of the reduced and suspended operations from May through December 1996 are included in shutdown and other nonrecurring expenses. Personnel costs include full wages, salaries and benefits that were provided to idled employees during the reduction and suspension of operations.

          A summary of such costs is as follows:


            Maintenance                                              $27,750,000
            Legal and other consulting                                 8,843,000
            Facilities rental                                          6,114,000
            Wages, salaries and benefits, excluding maintenance        4,895,000
            Depreciation                                              11,054,000
            FAA remediation                                            2,000,000
            Other                                                      7,338,000
                                                                     -----------
                                                                     $67,994,000

         ValuJet also incurred additional shutdown and nonrecurring expenses in the first quarter of 1997 as a result of idled aircraft and facilities due to the reduced level of service attributable to ValuJet's agreement with the FAA.

         No accrual was provided for costs to be incurred in future periods related to aircraft depreciation and maintenance and rental costs associated with temporarily idled facilities as such costs will be recognized as they are incurred. There was no accrual for salaries and wages in connection with the June 18, 1996 furlough of employees at December 31, 1996 as such employees were paid through June 30, 1996 with no additional severance benefits provided.

         Other expenses (income), net include interest income and interest expense as well as certain property transactions. During the year ended December 31, 1996, interest expense exceeded interest income by approximately $14,534,000 due to increasing debt levels attributable to the acquisition of aircraft and the completion of the issuance of $150.0 of million 10 1/4% Notes. During 1996, ValuJet also recognized $13.0 million of income as an arrangement fee for aircraft transfers, a $2.8 million gain from insurance recovery and a $3.9 million gain on the sale of aircraft.

  COMPARISON OF QUARTERS ENDED JUNE 30, 1997 AND JUNE 30, 1996

                                                              Three Months Ended
                                         ------------------------------------------------------------
                                                   June 30, 1996                 June 30, 1997
                                         -----------------------------   ----------------------------
                                                     Percent of   Per              Percent of   Per
                                           Amount     Revenues    ASM     Amount    Revenues    ASM
                                         ---------    --------   ----    -------  -----------  -----
                                              (000)                         (000)
  Total opeating revenues                 $ 81,217    100.00%    8.28c   $47,759     100.0%  6.82c
                                          ========    ======     =====   =======     =====    ====

  Expense Category:
  -----------------

  Flight operations                       $  5,415       6.7%     0.55c  $ 4,801      10.1%   0.69c
  Aircraft fuel                             17,061      21.0      1.74    10,716      22.4    1.53
  Maintenance                               15,807      19.4      1.61    10,534      22.1    1.50
  Station operations                        14,749      18.2      1.51    12,132      25.4    1.73
  Passenger services                         3,632       4.5      0.37     2,122       4.4    0.30
  Marketing and advertising                  2,223       2.7      0.23     2,875       6.0    0.41
  Sales and reservations                     6,547       8.1      0.67     3,723       7.8    0.53
  General and administrative                 4,272       5.3      0.44     3,347       7.0    0.48
  Employee bonuses                            (550)     (0.7)    (0.06)        0       0.0    0.00
  Depreciation                               6,695       8.2      0.68     7,362      15.4    1.05
  Nonrecurring  expenses                    31,623      38.9      3.23         0       0.0    0.00
  Other expenses, net                      (11,133)    (13.7)    (1.14)    4,811      10.1    0.69
                                          --------    ------     -----   -------     -----    ----

  Total expenses                          $ 96,341     118.6%     9.83c  $62,423     130.7%   8.91c
                                          ========    ======     =====   =======     =====    ====

  OPERATING REVENUES
  -------------------

    Total operating revenues for the quarter ended June 30, 1997 were approximately $47.8 million as compared to $81.2 million for the quarter ended June 30, 1996. The decrease from 1996 to 1997 is a result of ValuJet's reduced service level during the second quarter of 1997. ValuJet flew 701 million ASMs during the second quarter of 1997 as compared to 980 million ASMs during the second quarter of 1996. ValuJet's load factors for the three month periods ending June 30, 1997 and 1996 were 54.9% and 55.7%, respectively. ValuJet believes that the lower load factor in 1997 is due in part to publicity related to the accident and increased competition. ValuJet's average fare was $58.92 for the three months ending June 30, 1997 and $73.79 for the three months ending June 30, 1996 due to ValuJet offering numerous sales during 1997.

  EXPENSES
  --------

    Flight operations expenses were higher, on a per ASM basis, for the quarter ended June 30, 1997 than the quarter ended June 30, 1996 due to the higher cost of hull insurance since October 1, 1996.

    Fuel expense, on a per ASM basis, was lower for the second quarter 1997 than the second quarter 1996 due to a decrease in the average price of fuel. The average price of fuel decreased from $0.72 per gallon for the second quarter 1996 to $0.67 per gallon for the second quarter 1997. This approximate 7% decrease in the price per gallon of fuel as well as a decrease in fuel burn per block hour from 858 gallons to 837 gallons over the same period accounts for the 12% decrease in fuel cost per ASM.

    Maintenance expenses for the quarter ended June 30, 1997 were lower, on a per ASM basis, than the quarter ended June 30, 1996 due to the reduced level of service during the second quarter 1997 and the timing of certain heavy maintenance procedures. ValuJet also incurred substantial expenses during the second quarter 1996 related to the FAA increased inspections.

    Station operations expenses were higher, on a per ASM basis, for the second quarter 1997 than the second quarter 1996 due largely to the inefficiencies generated from restarting operations on a limited basis. Many of the station facilities were not fully utilized during the second quarter 1997 due to the limited operation. Another factor which contributed to a higher 1997 station operations expense was an increase in insurance costs as of October 1, 1996.

    Passenger services expenses remained flat as a percentage of revenue from second quarter 1996 to second quarter 1997 and decreased on a per ASM basis over the same period as a result of the timing and amount of purchase of catering supplies.

    Marketing and advertising expenses for the second quarter 1997, as a percentage of revenue, were higher than the second quarter 1996 due to the additional advertising costs incurred at the resumption of operations into various markets being spread over a reduced revenue base caused by lower service levels and load factors.

    Sales and reservations expenses for the quarter ended June 30, 1997 were 7.8% of revenue as compared to 8.1% for the quarter ended June 30, 1996.

    General and administrative costs for the second quarter 1997 were higher, on a per ASM basis, than the second quarter 1996 due to the shift in compensation structure to one based to a larger extent on base salaries and also due to increased legal fees and the reduced level of ASMs over which to spread these costs.

    There was no expense recorded in the second quarter 1997 related to bonuses as ValuJet did not have income. The actual amount to be paid and the form of such payout are at the sole discretion of ValuJet's Board of Directors.

    Depreciation expense for the quarter ended June 30, 1997 was higher than the quarter ended June 30, 1996 due to the return of aircraft to operating specifications and to depreciation on non-performing assets being recorded in the shutdown and other nonrecurring expenses line item for the second quarter 1996.

    During the quarter ended June 30, 1997, interest expense exceeded interest income by approximately $4,811,000 due to increasing debt levels attributable to the completion in April 1996 of the issuance of $150 million 10 1/4% senior notes due 2001.

  COMPARISON OF SIX MONTHS ENDED JUNE 30, 1997 AND JUNE 30, 1996

                                                              Six Months Ended
                                       ------------------------------------------------------------
                                                 June 30, 1996                 June 30, 1997
                                       ------------------------------   ---------------------------
                                                    Percent of   Per              Percent of   Per
                                         Amount     Revenues     ASM     Amount    Revenues    ASM
                                       ---------    ---------   -----   --------  ---------   -----
                                            (000)                           (000)

  Total operating revenues              $191,212     100.00%    8.25c   $ 84,687     100.0%   6.98c
                                        ========     ======     =====   ========     =====    ====

  Expense Category:
 ------------------

  Flight operations                     $ 12,933        6.8%     0.56c     8,904      10.5%    0.73c
  Aircraft fuel                           39,137       20.4      1.69     19,852      23.4     1.64
  Maintenance                             31,419       16.4      1.35     24,640      29.1     2.03
  Station operations                      32,641       17.1      1.41     22,485      26.6     1.85
  Passenger services                       7,624        4.0      0.33      3,817       4.5     0.31
  Marketing and advertising                6,507        3.4      0.28      5,227       6.2     0.43
  Sales and reservations                  15,442        8.1      0.67      6,801       8.0     0.56
  General and administrative               8,161        4.3      0.35      6,143       7.2     0.51
  Employee bonuses                         1,245         .7      0.05          0       0.0     0.00
  Depreciation                            13,211        6.9      0.57     12,247      14.5     1.01
  Nonrecurring  expenses                  31,623       16.5      1.36      9,338      11.0     0.77
  Other expenses, net                    (10,576)      (5.5)    (0.46)     9,405      11.2     0.78
                                        --------     ------     -----   --------     -----     ----

  Total expenses                        $189,367       99.1%     8.16c  $128,859     152.2%   10.62c
                                        ========     ======     =====   ========     =====    =====

  OPERATING REVENUES
  ------------------

    Total operating revenues decreased approximately 56% ($106,525,000) from the six months ended June 30, 1996 to the six months ended June 30, 1997. This decrease was due to several factors. The average number of flights decreased from 222 flights per day to 127 flights per day during the same period due to reduced service levels attributable to the suspension of operations and FAA approval process for aircraft and markets. Total available seat miles (ASMs) decreased 48% from the six months ending June 30, 1996 to the six months ending June 30, 1997 and revenue passenger miles (RPMs) decreased 50% during the same period. The decreases in ASMs and RPMs were attributable to reduced service levels subsequent to the accident.

  EXPENSES
  --------

    Expenses for flight operations per ASM increased from approximately .56c per ASM for the six months ended June 30, 1996 to .73c per ASM for the six months ended June 30, 1997 due to ValuJet's higher training costs during the first quarter of 1997 and ValuJet's increased cost for hull insurance during the six month period ending June 30, 1997.

    Aircraft fuel cost decreased approximately 3% on a per ASM basis from the first six months of 1996 to the first six months of 1997 primarily due to a decrease in the fuel burn per block hour. ValuJet's average fuel cost increased from approximately $.70 per gallon for the six months ended June 30, 1996 to approximately $.71 per gallon for the six months ended June 30, 1997 while fuel burn per block hour decreased from 846 gallons to 837 gallons over the same period. Fuel expenses were also impacted by additional ferrying and positioning flights made necessary as a result of the FAA intensive investigations during the second quarter of 1996.

    Maintenance expenses were higher on a per ASM basis from the first six months of 1996 to the first six months of 1997. Maintenance expenses in prior periods were lower as a result of aircraft recently acquired by ValuJet entering service immediately following a scheduled maintenance check, therefore, no scheduled maintenance was required during the first several months of each aircraft's operations. Due to ValuJet's use of a continuous overhaul program, ValuJet's aircraft are generally scheduled for some level of overhaul procedures within twelve months of the purchase date. ValuJet's maintenance expenses were also negatively impacted by the number of aircraft which were put into heavy maintenance during the first quarter of 1997 in anticipation of their return to service.

    Station operations expenses increased on a per ASM basis from the six months ended June 30, 1996 to the six months ended June 30, 1997, primarily due to inefficiencies in the use of ValuJet's station assets, primarily related to airport gate usage. The second quarter 1997 costs were also higher, on a per ASM basis, due to a substantial increase in liability insurance costs as of October 1, 1996.

    Passenger services expenses decreased from .33 cents per ASM to .31 cents per ASM from the first six months of 1996 to the first six months of 1997.

    Marketing and advertising expenses, as a percentage of revenues, increased from 3.4% in the first six months of 1996 to 6.2% in the first six months of 1997 due to ValuJet halting all advertising as of May 11, 1996 and a lower revenue base during the first six months of 1997 over which to spread these costs.

    Sales and reservations expenses remained flat from the six month period ending June 30, 1996 to the six month period ending June 30, 1997, decreasing from 8. 1% of revenue to 8.0% of revenue.

    General and administrative costs for the six months ending June 30, 1997 were higher, on a per ASM basis, than the six months ending June 30, 1996 due to the shift in compensation structure to one based to a larger extent on base salaries and also due to increased legal fees and the reduced level of ASMs over which to spread these costs.

    Depreciation expense for the six months ended June 30, 1997 was higher than the six months ended June 30, 1996 due to the return of aircraft to operating specifications and to depreciation on nonperforming assets being recorded in the shutdown and other nonrecurring expenses line item for the second quarter 1996.

    During the six months ended June 30, 1997, interest expense exceeded interest income by approximately $9,500,000 due to increasing debt levels attributable to the issuance during April 1996 of $150 million of 10 1/4% senior notes due 2001.

  LIQUIDITY AND CAPITAL RESOURCES

    As of June 30, 1997, ValuJet had cash and cash equivalents of approximately $149.7 million and working capital of approximately $132.0 million.

    ValuJet has contracted with McDonnell Douglas for the purchase of 50 MD-95 aircraft, at a cost of approximately $1.0 billion (subject to adjustments for inflation), for delivery from 1999 to 2002. Approximately $7.6 million and $31.7 million of cash will be paid in progress payments during 1997 and 1998, respectively. The balance of the purchase price after all progress payments is required to be paid or financed upon delivery of each aircraft. If ValuJet exercises its option to acquire up to an additional 50 MD-95 aircraft, additional payments will be required. ValuJet may finance up to 90% of the cost or appraised value of each of these aircraft. Although McDonnell Douglas has agreed to provide assistance with respect to the financing of aircraft to be acquired, ValuJet will be required to obtain the financing from other sources. ValuJet believes that with the assistance to be provided by McDonnell Douglas, aircraft related debt financing should be available when needed. However, there is no assurance that ValuJet will be able to obtain sufficient financing on attractive terms. If it is unable to do so, ValuJet could be required to modify its aircraft acquisition plans or to incur higher than anticipated financing costs, which could have a material adverse effect on ValuJet's results of operations and cash flows.

    ValuJet's compliance with Stage 3 noise requirements will require substantial additional capital expenditures over the next several years. By December 31, 1999, all of ValuJet's aircraft must be brought into compliance with Stage 3 requirements. ValuJet intends to meet its Stage 3 noise requirement obligations by installing hush kits on Stage 2 aircraft and acquiring Stage 3 aircraft. ValuJet expects that FAA certified hush kits will cost approximately $2.3 million per aircraft or approximately $55.0 million for a fleet of 24 non-hushed DC-9-30 aircraft as of June 30, 1997. Approximately $7.3 million of the proceeds from ValuJet's sale of 10 1/2% senior secured notes ("10 1/2% Secured Notes") will be used to finance 80% of the cost of four hush kits. ValuJet may be able to finance a portion of the cost of the remaining hush kits and plans to pay for the balance of the hush kits using working capital. ValuJet expects to pay the debt service on such loans out of cash flow generated from operations during the term of the financing. The phase-in period for full compliance with Stage 3 (through December 31, 1999) and the expected terms of financing, if available, should allow ValuJet to spread the payments for Stage 3 compliance over a number of years.

    In August 1997, ValuJet completed the issuance of $80 million of its 10 1/2% Secured Notes due April 15, 2001. Approximately $68.5 million of the proceeds of this new debt issuance was used to prepay and replace secured debt, including debt to seven bank lenders whose secured aircraft loans contained various financial maintenance covenants. As result of this new financing, ValuJet no longer has any debt outstanding with financial maintenance covenants.

    As of June 30, 1997, ValuJet's debt related to asset financing totaled $85.7 million, with respect to which ValuJet's aircraft and certain other equipment are pledged as security. ValuJet has purchased all of its aircraft and, consequently, has no lease commitments relating to its aircraft fleet. In addition, ValuJet has $150.0 million of 10 1/4% senior unsecured notes ("10 1/4% Senior Notes") outstanding. The principal balance of the 10 1/4% Senior Notes is due in 2001 and interest is payable semi-annually. ValuJet's debt (other than the 10 1/4% Senior Notes and debt refinanced with the proceeds of the 10 1/2% Secured Notes) has final maturities ranging from 1998 to 2001 with scheduled debt amortization (calculated without giving effect to any prepayment that may be required as a result of asset sales) as follows: 1997 (after June 30, 1997) -- $4.7 million, 1998--$6.6 million, 1999--$3.0 million,
  2000--$1.4 million, 2001--$400,000.

    Certain of ValuJet's secured debt, excluding the 10 1/2% Secured Notes, bears interest at fixed rates ranging from 8.0% to 9.78% per annum and is repayable in consecutive monthly or quarterly installments over a two- to four year period. Certain other notes have a variable rate of interest based on LIBOR plus 2.26% to 2.75%.

    Although ValuJet has sufficient cash assets to pay its recurring obligations and debt service for an extended period of time, ValuJet's failure to resume profitable operations may result in defaults under ValuJet's debt and the acceleration of ValuJet's debt. In such event, there can be no assurance that ValuJet would be able to satisfy all of its obligations on a timely basis.

    As a result of the accident and suspension of operations, several class action suits have been filed by stockholders against ValuJet and various officers and directors alleging, among other things, misrepresentations under applicable securities laws. The plaintiffs seek unspecified damages based upon the decrease in market value of shares of ValuJet's stock. See "Business of ValuJet -- Litigation." Although management of ValuJet intends to defend these actions vigorously and believes that meritorious defenses in the litigation exist, any litigation contains elements of uncertainty and there can be no assurance that ValuJet will not sustain material liability under such or related lawsuits.

    Numerous lawsuits have also been filed against ValuJet seeking damages attributable to the deaths of those on Flight 592, and additional lawsuits are expected. ValuJet's insurance carrier has assumed defense of these lawsuits under a reservation of rights against third parties and ValuJet. See "Business of ValuJet -- Litigation." As all claims are handled independently by ValuJet's insurance carrier, ValuJet cannot reasonably estimate the amount of liability which might ultimately exist. As a result, no accruals for losses and the related claim for recovery from ValuJet's insurance carrier have been reflected in ValuJet's financial statements. ValuJet maintains $750.0 million of liability insurance per occurrence with a major group of independent insurers that provides facilities for all forms of aviation insurance for many major airlines. Although ValuJet believes, based on the information currently available to it, that such coverage is sufficient to cover claims associated with this accident and that the insurers have sufficient financial strength to pay claims, there can be no assurance that the total amount of judgments and settlements will not exceed the amount of insurance available therefor or that all damages awarded will be covered by insurance.

                AIRWAYS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Airways generated operating (loss) income of $(12,122,000) and $1,494,000 for the years ended March 31, 1997 ("1997") and March 31, 1996 ("1996"), respectively, a reduction of $13,616,000. Pre-tax (loss) income, as a percentage of total revenues, was (12.4%) in 1997 and 2.9% in 1996. The dramatic reduction, year over year, is the result of four separate factors. First, demand in AirTran's segment of the travel industry was negatively affected by the accident on May 11, 1996 of a ValuJet aircraft. Second, Airways initiated an intensive and costly review of maintenance and other operations systems and processes to enhance system safety, reliability and efficiency. Third, fuel prices increased dramatically during the year. Lastly, Airways realigned its route system partly in response to the entry into Orlando of other competing major airlines and partly to leave underperforming markets.

  Airways achieved operating income (loss) of $1,494,000 and ($6,421,000) for the years ended 1996 and March 31, 1995 ("1995"), respectively, an improvement of $7,915,000. Pre-tax income, as a percentage of total revenues, was 2.9% in 1996 and (66.8)% in 1995. The dramatic change, year over year, is principally the result of AirTran's move from startup mode to full fledged operations.

SELECTED OPERATING DATA FOR YEARS ENDED MARCH 31, 1997, 1996 AND 1995

  The table below sets forth selected operating data for Airways for its fiscal years ended March 31, 1997, 1996 and 1995.

                                                              YEAR ENDED MARCH 31,
                                                  ---------------------------------------------
                                                       1997            1996           1995
                                                  ---------------  -------------  -------------

Available seat miles (1)                           1,426,873,000    974,642,000    180,480,000
Revenue passenger miles (2)                          932,305,000    605,130,000     80,783,000
Load factor (3)                                             65.3%          62.1%          44.8%
Yield per revenue passenger mile (4)              $        0.107   $      0.107   $      0.098
Passenger enplanements                                 1,089,000        685,000         87,000
Departures                                                13,569          8,861          1,627
Miles                                                 11,295,000      7,739,000      1,432,000
Block hours (5)                                           30,578         21,078          3,405
Average stage length (miles) (6)                             832            873            880
Average daily aircraft utilization (hours)                   8.4            8.9            4.9
Aircraft (end of period)                                      10             10              4
Full-time equivalent employees (end of period)               592            429            194


(1)The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(2)  The number of scheduled miles flown by revenue passengers.
(3)Revenue passenger miles divided by available seat miles. Year over year percent change is measured only as percentage points difference.
(4)  Passenger revenue divided by revenue passenger miles.
(5)The number of hours aircraft were flown as measured from the time of pushback from the gate to the time of arrival at the next airport's gate.
(6)The average length of the routes flown on AirTran's  scheduled route system.

The table below sets forth the major components of operating revenue and expenses per ASM for the Company as a comparison among the three years 1997,1996 and 1995.

                                         YEAR ENDED MARCH 31,
                                         ---------------------
                                                        1997      1996     1995
                                                      --------  -------  --------
Operating revenue:
   Passenger                                          $ 0.070    $0.067  $ 0.044
   Charter                                              0.000     0.002    0.007
   Other                                                0.002     0.001    0.003
                                                      -------    ------  -------
    Total operating revenue                             0.072     0.070    0.053
                                                      -------    ------  -------
Operating expenses:
   Flight operations                                    0.032     0.024    0.036
   Maintenance                                          0.018     0.012    0.016
   Aircraft and traffic services                        0.012     0.014    0.013
   Reservations, sales, and marketing                   0.012     0.012    0.010
   General and administrative                           0.004     0.003    0.011
   Depreciation and amortization                        0.003     0.002    0.003
                                                      -------    ------  -------
    Total operating expense                             0.080      .067    0.089
                                                      -------    ------  -------
       Operating income                               $(0.008)   $0.003  $(0.035)
                                                      =======    ======  =======

COMPARISON OF YEARS ENDED MARCH 31, 1997, 1996 AND 1995

OPERATING REVENUES

    Total passenger revenues were $100,077,000 and $64,894,000 in 1997 and 1996, an increase of $35,183,000 or 54.2%. The increase is a result of having the entire fleet for twelve months of 1997 whereas in 1996, the fleet was building up to that level through February 1996.

    ASMs were 1,426,873,000 and 974,642,000 in 1997 and 1996, respectively, an increase of 452,231,000 or 46.4%. This was principally the result of the growth in departures and AirTran's fleet and mitigated somewhat by shorter stage lengths in 1997. Revenue Passenger Miles ("RPMs") were 932,305,000 and 605,130,000 in 1997 and 1996, respectively, an increase of 327,175,000 or 54.1%.
This was driven by the increased capacity and improved load factor in 1997.
Load factors were 65.3% and 62.1% in 1997 and 1996, respectively, an increase of
3.2 percentage points.

    AirTran also had charter revenue which is derived from making its airplanes available to charter operators when they would otherwise not be efficiently used. Charter revenues were $402,000 and $1,692,000 in 1997 and 1996, respectively, a decrease of $l,290,000 or 76.2%. Often when the fleet is expanded and additional aircraft are delivered, there is a period of adjustment for the schedule during which aircraft utilization would drop; during such times, Airways endeavors to use the aircraft in charter operations to minimize this cost. During 1996, four aircraft were delivered whereas none were delivered during 1997 accounting for the reduction in 1997.

    In addition, the consolidated operations include other revenues, principally cancellation revenue, change fees, liquor sales and the sales of the FBO which, collectively, were $2,144,000 and $1,775,000 in 1997 and 1996, respectively, an increase of $369,000 or 20.8%. The increase in other revenues is the result of increased sales by the FBO and reduced cancellation revenue for AirTran. The FBO sold one of the aircraft that it had been holding for sale for $175,000 and continued to market its inventory of spare parts successfully during 1997. AirTran experienced lower cancellation revenue in 1997 as a result of offering vouchers for later travel to passengers who otherwise would have had to forfeit their fare.

    Total passenger revenues were $64,894,000 and $7,896,000 in 1996 and 1995, respectively. The increase of $56,998,000 or 721.9% in 1996 reflects the fact that AirTran had just commenced scheduled operations in the third quarter of 1995.

    ASMs were 974,642,000 and 180,480,000 in 1996 and 1995, respectively, an increase of 794,162,000 or 440.0%. This was principally the result of the growth in departures and AirTran's fleet. RPMs were 605,130,000 and 80,783,000 in

1996 and 1995, respectively, an increase of 524,347,000 or 649.1%. This was the result of the increased ASMs as well as stronger load factors on existing routes in 1996. Load factors were 62.1% and 44.8% in 1996 and 1995, respectively, an increase of 17.3 percentage points.

    Charter revenues were $1,692,000 and $1,241,000 in 1996 and 1995, respectively, an increase of $451,000 or 36.3%. The increase reflects full year operations and more aircraft during the year but the relatively small increase also reflects the deliberate shift to scheduled service in 1996.

    Other revenues were $1,775,000 and $470,000 in 1996 and 1995, respectively, an increase of $1,305,000 or 277.7%. The increase in other revenues is principally the result of full year operations.

OPERATING EXPENSES

    Flight operations expense includes expenses related directly to the operation of aircraft except for depreciation and amortization of aircraft and aircraft improvements. Expenses for hull insurance, crew salaries and their overnight expenses, aircraft fuel and flight operations administration are all included in flight operations. Flight operations expenses were $45,507,000 and $26,913,000 in 1997 and 1996, respectively, an increase of $18,594,000 or 69.1%.
Departures were 13,569 and 8,861 in 1997 and 1996, respectively, an increase of 4,708 or 53.1% which, together with the increased ASMs, drove a significant
portion of the increase in flight operations expense.   Flight operations
expense increased significantly more than operating activity because of several factors. Fuel prices escalated dramatically during 1997 causing fuel expense to increase by $3,500,000 more than it otherwise would have. Also, Airways embarked upon a program of intense scrutiny of its aircraft and its maintenance and operational procedures during 1997. In order to facilitate that work without disrupting its schedule of operations, Airways entered into wet leases of aircraft for use during the periods when Airways' aircraft were not available. The wet leases cost Airways $3,322,000.

    Flight operations expenses were $26,913,000 and $6,429,000 in 1996 and 1995, respectively, an increase of $20,484,000 or 318.6%. Departures were 8,861 and 1,627 in 1996 and 1995, respectively, an increase of 7,234 or 444.6% which, together with the increased ASMs, drove the increase in flight operations expense. Better aircraft utilization and reduced fleet ownership costs mitigated the increase, year over year, in flight operations expense. AirTran purchased four aircraft in 1996 which shifts fleet ownership costs to depreciation from flight operations expense.

    Maintenance expense includes all expenses related to the upkeep of aircraft. Such expenses include labor, parts, supplies and contract maintenance. The direct cost of airframe and engine overhauls are generally expensed and, for leased aircraft, paid monthly to the lessors in the form of reserves. For owned aircraft, AirTran reserves on a per flight hour basis for future maintenance that becomes due in the ordinary course. These reserves are recorded on AirTran's balance sheet each month as the aircraft are flown. The reserves are then available for major overhauls when they occur. When aircraft are first delivered to Airways and shortly thereafter, the cost of overhauls of engines and airframes that may be required to render them fully serviceable is capitalized and amortized over the period remaining until the next scheduled overhaul. Maintenance expenses were $25,851,000 and $12,112,000 in 1997 and 1996, respectively, an increase of $13,739,000 or 113.4%. Three cost drivers pushed maintenance expense dramatically higher during 1997. Firstly, block hours (which are a cost driver for maintenance) were 30,578 and 21,078 in 1997 and 1996, respectively, an increase of 9,500 or 45.1%. Secondly, Airways invested heavily in overhauling engines, airframes and related equipment. Much of its equipment has been substantially improved and serviceable lives extended. To that extent, those expenditures were capitalized and are recorded in Fixed Assets on the balance sheet. Nonetheless, $3,400,000 more was spent on repairs that were identified and necessary in the circumstances but which did not significantly extend the useful lives of the underlying assets. Those repairs were charged to expense in 1997. Thirdly, to facilitate the engine overhauls, Airways entered into short term leases for replacement engines which cost Airways $950,000 more in 1997 than in 1996. Lastly, the previously mentioned independent review of the aircraft and the maintenance procedures and records cost Airways $2,700,000.

    Maintenance expenses were $12,112,000 and $2,845,000 in 1996 and 1995, respectively, an increase of $9,267,000 or 325.7%. Maintenance expense is a semi-variable cost, facilities and administrative salaries for which are relatively fixed while reserve expense is driven principally by block hours. Block hours were 21,078 and 3,405 in 1996 and 1995, respectively, an increase of 17,673 or 519.0%. The increased block hours, year over year, contributed substantially to the increased maintenance expense.

    Aircraft and traffic servicing expense includes all expenses incurred at airports, including landing fees, facilities rental, station labor, passenger liability insurance, ground handling services and catering expenses. Aircraft and traffic servicing expenses were $16,742,000 and $10,169,000 in 1997 and 1996, respectively, an increase of $6,573,000 or 64.6%. The increase is driven largely by the increased number of flights, passengers, block hours and higher load factors. As a consequence of Airways' extensive internal reviews and renovations of aircraft, the operating reliability suffered during parts of 1997. This triggered the need to purchase alternative transportation, costing $1,700,000 more in 1997, for passengers who would have otherwise not been able to travel to their destinations.

    Aircraft and traffic servicing expenses were $10,169,000 and $2,390,000 in 1996 and 1995, respectively, an increase of $7,779,000 or 325.5%. The increase was driven by the increased number of flights, markets served, passengers, block hours and higher load factors.

    Reservations and sales expense includes all sales, marketing and advertising expenses as well as the cost of reservations. Reservation expense includes salaries of reservations personnel, computer reservation system expenses and travel agent commissions. Reservations and sales expenses were $16,739,000 and $11,901,000 in 1997 and 1996, respectively, an increase of $4,838,000 or 40.7%.
Although travel agency commission, advertising expense and reservation expenses increased, they did not increase proportionately with revenue. The increases were mitigated by the shift of customer mix toward passengers booking directly with AirTran on its toll-free 1-800-AIR-TRAN reservations line as opposed to a travel agency. This reduced Airways' CRS fees and commissions by nearly $1,000,000 compared to what they would have been if the shift in bookings had not occurred. In addition, Airways' marketing department established several cooperative advertising arrangements with other companies to moderate its advertising expense in 1997.

    Reservations and sales expenses were $11,901,000 and $1,830,000 in 1996 and 1995, respectively, an increase of $10,071,000 or 550.3%. The increase was due to increased travel agent commissions, advertising and reservation activity associated with higher passenger volume and increased sales of future tickets. The increased activity was caused by the expansion of AirTran's service into new markets and higher load factors on existing routes in 1996. AirTran had passenger volume of 685,000 and 87,000 in 1996 and 1995, respectively, an increase of 598,000 or 687.4%.

    General and administrative expense includes the wages and benefits for executive officers and various other administrative personnel. Also included are costs for office supplies, legal expenses, accounting and miscellaneous expenses. General and administrative expenses were $5,185,000 and $3,623,000 in 1997 and 1996, respectively, an increase of $1,562,000 or 43.1%. The principal cause of the increased expense in 1997 was the continued development of headquarters and administrative infrastructure to support AirTran's full and expanding operation.

    General and administrative expenses were $3,623,000 and $2,012,000 in 1996 and 1995, respectively, an increase of $1,611,000 or 80.1%. The principal cause of the increased expense in 1996 was the development of headquarters and administrative infrastructure to support AirTran's full and expanding operation. In addition, AirTran introduced a program of profit sharing for all full time employees during 1996 which, due to AirTran's profitability, contributed to the increase.

    Depreciation and amortization expenses include depreciation on equipment, aircraft and aircraft improvements and amortization of leasehold improvements, goodwill and aircraft and loan acquisition costs. Depreciation and amortization expenses were $4,721,000 and $2,149,000 in 1997 and 1996, respectively, an increase of $2,572,000 or 119.7%. Purchases of four aircraft largely completed in the latter part of 1997, were the principal cause of the increase.

    Depreciation and amortization expenses were $2,149,000 and $522,000 in 1996 and 1995, respectively, an increase of $1,627,000 or 311.7%. Purchases of aircraft completed in the latter part of 1996 were the principal cause of the increased depreciation expense.

SELECTED OPERATING DATA FOR QUARTERS ENDED JUNE 30, 1997 AND 1996

The table below sets forth selected operating data for the quarters ended June 30, 1997 and 1996.

                                                                QUARTERS ENDED
                                                   ------------------------------------------
                                                    JUNE 30,      JUNE 30,      PERCENTAGE
                                                      1997          1996          CHANGE
                                                  ------------  ------------  ---------------
Available seat miles (1)                          360,193,000   372,202,000         (3.2) %
Revenue passenger miles (2)                       245,149,000   264,490,000         (7.3) %
Load factor (3)                                          68.1%         71.1%        (3.0) %
Yield per revenue passenger mile (4)                    10.4c         10.8c         (3.5) %
Passenger enplanements                                287,716       303,108         (5.1) %
Departures                                              3,931         3,450         17.7  %
Miles                                               2,858,674     2,951,513         (3.1) %
Block hours (5)                                         7,829         7,892          (.8) %
Average stage length (miles) (6)                          735           893        (17.7) %
Average daily aircraft utilization (hours)                8.5           8.3          2.8  %
Aircraft (end of period)                                   10            10            -
Full-time equivalent employees (end of period)            576           429         34.3  %

(1) The number of seats available for passengers multiplied by the number of scheduled nules those seats are flown.
(2)  The number of scheduled miles flown by revenue passengers.
(3)Revenue passenger miles divided by available seat miles. Year over year percent change is measured only as percentage points difference.
(4)  Passenger revenue divided by revenue passenger miles.
(5)The number of hours aircraft were flown as measured from the time of pushback from the gate to the time of arrival at the next airport's gate,
(6)  The average length of the routes flown on Airways' scheduled route system.


    Airways generated operating losses of $172,000 and $282,000 for the quarters ended June 30, 1997 and 1996, respectively, a decrease in operating loss of $110,000. Pre-tax loss, as a percentage of total revenues, was 0.6% and 1.0% in the quarters ended June 30, 1997 and 1996, respectively.

    The table below sets forth the major components of operating revenue and expenses per ASM for Airways.

                                              QUARTERS ENDED JUNE 30,
                                             -------------------------
                                                 1997         1996
                                             ------------  -----------
     Operating revenue:
       Passenger                                  $ .071       $ .077
       Charter                                      .000         .000
       Other                                        .004         .001
                                                  ------       ------
            Total operating revenue                 .075         .078
                                                  ------       ------
     Operating expenses:
       Flight operations                            .029         .030
       Maintenance                                  .015         .017
       Aircraft and traffic services                .011         .012
       Reservations, sales, and marketing           .012         .014
       General and administrative                   .004         .003
       Depreciation and amortization                .005         .003
                                                  ------       ------
            Total operating expense                 .076         .079
                                                  ------       ------
                  Operating income                $(.001)      $(.001)
                                                  ======       ======

OPERATING REVENUES

    Total passenger revenues were $25,550,000 and $28,557,000 in the quarters ended June 30, 1997 and 1996, respectively, a decrease of $3,007,000 or 10.5%. The decrease is due to a 3.1% reduction in capacity available in this year's quarter compared to the prior year and a lower load factor.

    ASMs were 360,193,000 and 371,881,000 in the quarters ended June 30, 1997 and 1996, respectively, a decrease of 11,688,000 or 3.1%. This was principally the result of Airways' rescheduling of the aircraft to make one available at all times to serve as a spare. This was one of the initiatives designed to improve Airways' completion factors and reliability performance. RPMs were 245,149,000 and 264,490,000 in the quarters ended June 30, 1997 and 1996, respectively, a decrease of 19,341,000 or 7.3%. This was driven by the decreased capacity and the reduced load factor. Load factors were 68.1% and 71.1% in the quarters ended June 30, 1997 and 1996, respectively, a decrease of three percentage points. The Easter holiday fell in March this year and not in the first quarter as it did last year markedly decreasing the demand this year.

    Airways also had charter revenue which is derived from making its airplanes available to charter operators when they would otherwise not be efficiently used. Charter revenues were $562,000 and $23,000 in the quarters ended June 30, 1997 and 1996, respectively. This was entirely due to service Airways provided for another carrier during the month of May 1997.

    In addition, the consolidated operations include other revenues, principally cancellation revenue, change fees, liquor sales and the sales of its fixed base operation which, collectively, were $940,000 and $432,000 in the quarters ended June 30, 1997 and 1996, respectively, an increase of $508,000 or 117.5%. Airways initiated accounting processes in fiscal 1998 which enabled it to record cancellation revenue and change fees more closely in line with when they were earned.

OPERATING EXPENSES

    Flight operations expenses were $10,480,000 and $11,148,000 in the quarters ended June 30, 1997 and 1996, respectively, a decrease of $668,000 or 6.0%.
ASMs decreased by 3.2% and last year's first quarter included $ 541,000 associated with aircraft which were leased by Airways, on a short term basis, in an effort to ensure the reliability of its schedule. Departures were 3,931 and 3,450 in the quarters ended June 30, 1997 and 1996, respectively, an increase of 441 or 13.9%, the cost of which offset a portion of the decrease resulting from the reduced capacity in this year's quarter.

    Maintenance expenses were $5,447,000 and $6,492,000 in the quarters ended June 30, 1997 and 1996, respectively, a decrease of $1,045,000 or 16.1%.
Airways spent $ 175,000 less this year on independent consultants. In the prior year, Airways had engaged experts to assist in evaluating the maintenance records and systems. As an outgrowth of those reviews, Airways invested heavily in engines, airframes and related equipment during last year's first quarter. Those repairs were charged to expense. Block hours (which normally are a cost driver for maintenance) were essentially unchanged and, therefore, did not contribute to the variance between years.

    Aircraft and traffic servicing expenses were $3,909,000 and $4,643,000 in the quarters ended June 30, 1997 and 1996, respectively, a decrease, of $734,000 or 15.8%. Although Airways had 17.7% more flights during this years first quarter which drove upward a number of expenses, the cost of interrupted trips for Airways' passengers dropped by $957,000 or 92.1% from the prior year. The significant decrease is largely a consequence of Airways' improved operating performance, having completed over 99% of flights in this year's first quarter. Last year, the extensive internal reviews and renovations of aircraft that were taking place caused interruptions.

    Reservations, sales and marketing expenses were $4,351,000 and $5,130,000 for the quarters ended June 30, 1997 and 1996, respectively, a decrease of $779,000 or 15.2%. Although sales declined by 6.8% and a resulting decrease was expected in reservations, sales and marketing expenses, Airways was able to mitigate these costs further. A shift of customer mix toward passengers booking directly with AirTran on its toll-free 1-800-AIR-TRAN reservations line, as opposed to travel agencies, caused an increase in reservation-related expenses (salaries and telephone expenses) of about $ 227,000 or 44% over the prior year's first quarter. On the other hand, Airways' CRS fees, ARC processing fees and travel agency commissions dropped by nearly $500,000 or 20%. In addition, Airways' marketing department reduced its media advertising since last year and established several cooperative advertising arrangements with other companies to moderate its advertising expense this year, resulting in a reduction of $ 424,000 or 34%.

    General and administrative expenses were $1,403,000 and $978,000 in the quarters ended June 30, 1997 and 1996, respectively, an increase of $425,000 or 43.4%. The principal cause of the increased expense in 1997 was the continued development of headquarters and administrative infrastructure.

    Depreciation and amortization expenses were $1,637,000 and $1,102,000 in the quarters ended June 30, 1997 and 1996, respectively, an increase of $535,000 or 48.5%. The increase is primarily due to depreciation on the fixed assets added since the prior year. Property and equipment at June 30, 1997 and 1996, respectively, were $44,724,000 and $32,370,000, an increase of $ 12,354,000 or
38.2%. More of the fixed assets added during the past year have shorter useful lives. Largely, they represent capitalized improvements to aircraft and engines which will benefit Airways until the next scheduled overhaul, causing depreciation expense to increase more rapidly than the underlying fixed assets.

LIQUIDITY AND CAPITAL RESOURCES

    Cash and cash equivalents were $1,672,000 and $2,354,000 at June 30, 1997 and March 31, 1997, respectively, a decrease of $682,000 or 29.0%. The use of cash and cash equivalents from operating activities was $189,000. The principal uses of cash and cash equivalents were for purchases of property and equipment of $1,374,000 and payments on long-term debt of $676,000.

    Restricted cash was $10,411,000 and $12,670,000 at June 30, 1997 and March 31, 1997, respectively, a decrease of $2,259,000 or 17.8%. The decrease in restricted cash related to the seasonal decline in advance bookings since the end of March.

    Airways' consolidated current ratio was 0.71 and 0.82 to 1.0 at June 30, 1997 and March 31, 1997, respectively. The decrease in the ratio at June 30, 1997 was entirely due to the reclassification of $ 3,493,000 of deferred tax asset from current to long term during the quarter ended June 30, 1997.

    During the quarter ended June 30, 1997, Airways entered into an installment loan with a finance company and a bank in the amount of $1,600,000 which is secured by one of Airways' owned aircraft. The loan carries a fixed interest rate of 13 %. The note requires payment of principal and interest monthly which will amortize the loan by May 2002 and has provisions allowing early repayment.

    Airways had consolidated current assets of $26,463,000 and $32,666,000 as of June 30, 1997 and March 31, 1997, respectively. Management believes that such assets, along with internally generated funds as well as financing which management believes is or will be made available, will satisfy projected operating and capital needs. If AirTran increases its rate of growth over current projections, acquires another company, purchases or leases more aircraft than is presently planned, sustains further losses or otherwise requires additional capital, other sources of funds will need to be secured and there is no assurance that such funds will be secured. During fiscal 1997, Airways invested heavily in its aircraft and engines. Much of this investment was paid for from funds generated the year before or from Airways' working capital. As a consequence, Airways' working capital position weakened. Therefore, several undertakings were initiated to strengthen its position. They are as follows:

    .   On June 13, 1997, Airways entered into a code-sharing agreement with
    Comair, a large regional airline operating flights in Florida. The code-sharing agreement permits AirTran Airways to sell tickets to its passengers allowing them to connect in Orlando with Comair flights continuing on to nine Florida destinations other than Orlando. These tickets will be sold to passengers under the tradename "AirTran's Florida Connection." Airways began taking reservations on June 19 and carried its first passenger that same day.

    .   On July 3, 1997, Airways refinanced one of its aircraft by borrowing
    $7,000,000 from ValuJet and repaying a major commercial lender approximately $3,200,000. The new loan is secured by one of Airways' owned aircraft and matures in December 1997.

    .   In addition, Airways has engaged an investment banker for the purpose of refinancing the maintenance hangar it acquired at Orlando International Airport last year. The hangar has an appraised value of $7,100,000 and Airways' indebtedness is approximately $1,400,000.

    There can be no assurance that the hangar financing will be obtained nor that the recently executed loan with ValuJet will be able to be refinanced when it comes due in December 1997.

    The effect of inflation on Airways is not considered material.

                              BUSINESS OF VALUJET

GENERAL

  ValuJet, through its wholly owned subsidiary, ValuJet Airlines, operates an affordable, no frills, limited frequency, scheduled airline serving short haul markets primarily in the eastern United States. ValuJet believes that its low cost, no frills philosophy allows it to offer among the lowest fares in its markets and generate its own traffic by stimulating incremental demand with fare conscious travelers.

  ValuJet commenced flight operations in October 1993 with two DC-9 aircraft serving three cities from Atlanta with eight flights per day. The success of ValuJet's business model allowed it to grow rapidly. During 1995, ValuJet achieved revenues of $367.8 million and net income of $67.8 million. Prior to June 17, 1996, ValuJet offered service to 30 cities from Atlanta, Washington, D.C. (Dulles Airport), Boston and Orlando and operated up to 320 flights per peak day with its fleet of 51 aircraft.

  ValuJet's operations were interrupted by the suspension of ValuJet's service on June 17, 1996, pursuant to a consent order entered into with the FAA following the accident involving Flight 592 on May 11, 1996 and the ensuing extensive adverse media and intense FAA scrutiny into ValuJet's maintenance and safety procedures.

  Prior to ValuJet's resumption of service, ValuJet undertook a thorough review of its operations, implemented several measures to respond to the concerns that were raised by the FAA and reaffirmed its focus on the safety of its aircraft and operations. These measures included: (i) creating a new position for Senior Vice President of Maintenance and Engineering reporting directly to the President of ValuJet Airlines; (ii) implementing intensified performance, safety and compliance-assurance audits of key maintenance subcontractors, together with revised procedures for qualification, inspection and supervision of all maintenance contractors; (iii) creating an in-house organization to supervise all engineering and maintenance planning functions; (iv) instituting improved maintenance training procedures that require more hours for initial DC-9 familiarization and orientation training, expanded on-the-job and initial avionics training, mandatory recurrent training for all ValuJet and outstation contract mechanics, and new courses for inspectors, lead mechanics and maintenance managers; (v) reviewing thoroughly all aircraft prior to reintroducing them into service, including, in each case, reconfirming compliance with all Airworthiness Directives, correcting aircraft-specific FAA inspection findings and performing special emphasis "B" checks; and (vi) expanding training for customer service and station personnel. Upon implementation of ValuJet's response outlined above and receipt of FAA approval, ValuJet resumed limited operations with service between Atlanta and four other cities as of September 30, 1996. ValuJet has continued to work with the FAA since that time to recertify aircraft and expand its flight operations. As of August 15, 1997, the FAA has approved 31 of ValuJet's DC-9 Series 30 aircraft for flight and ValuJet operates a total of 200 flights per peak day of which 182 flights per peak day are between Atlanta and 23 other cities. Additional service is offered between Washington, D.C. (Dulles Airport) and Boston and Chicago and between Boston and Philadelphia.

  As a result of the accident, the suspension of operations and subsequent reduced service levels, ValuJet recorded net losses of $41.5 million for the year ended December 31, 1996, and $27.7 million in the first six months of 1997. ValuJet attributes these losses to substantial nonrecurring expenses incurred in connection with the accident, the allocation of fixed costs over fewer ASMs as a result of ValuJet's reduced flight operations, and lower revenues resulting from reduced flight operations, lower load factors and reduced average fares.

  Since ValuJet resumed service on September 30, 1996, its principal near-term objective has been to return to profitability by increasing flight operations and regaining its low historic cost level per ASM. ValuJet's operating cost per ASM was 6.77c for the year ended December 31, 1995, one of the lowest in the airline industry. Although ValuJet's operating cost per ASM (excluding those expenses classified as shutdown and other nonrecurring expenses) increased to 10.24c in the first quarter of 1997, ValuJet reported that its cost per ASM declined to 8.22c for the second quarter of 1997, which it believes compares favorably with other airlines providing service in ValuJet's markets. ValuJet's goal is to continue to reduce its cost per ASM through the end of 1997.

  Despite lower average fares, ValuJet's load factors during the period from recommencement of operations on September 30, 1996, through April 30, 1997 have been less than the load factors achieved by ValuJet during the same month in the previous year, except for October 1996, during which ValuJet offered aggressive fare discounts. Management believes that the lower load factors are attributable to aggressive fare matching by ValuJet's competitors and as a result of the accident involving Flight 592 and the suspension of operations. The following reflects a comparison of ValuJet's load factor in each month following recommencement of operations and the same month of the immediately preceding year:

     Month          Load Factor         Month           Load Factor
-----------------  ------------    ------------------  ------------

  October 1996        72.1%          October 1995          64.2%
  November 1996       48.2%          November 1995         66.7%
  December 1996       56.0%          December 1995         62.8%
  January 1997        41.5%          January 1996          48.5%
  February 1997       55.7%          February 1996         58.6%
  March 1997          62.1%          March 1996            65.3%
  April 1997          59.7%          April 1996            61.8%


STRATEGY

  In order to return to profitability and resume growth, ValuJet intends to pursue a three-pronged strategy (i) to maintain its traditional cost and value leadership in the markets that it serves, (ii) to reposition its brand image with its target value-conscious customers to address the long-term adverse effects of the May 1996 accident and the subsequent suspension of operations, and (iii) to gradually expand capacity as market demand warrants.

  ValuJet's strategy is to provide a safe, reliable, customer friendly alternative for affordable air transportation. ValuJet's operating strategy is based on its commitment to offer everyday low fares that stimulate demand from leisure and fare conscious business travelers. The key elements in this strategy are a simple fare structure and a competitive low cost structure based on a ticketless distribution system, a fleet of low cost DC-9 aircraft and relatively low labor costs. For the customer, "simple" means the service is easy to understand and use, including a simplified fare structure, with everyday low prices, simplified reservations and check-in procedures and a ticketless process. In contrast, today's airline industry is characterized by complex fares, schedules, reservations, check-in procedures and, in most cases, physical ticketing.

  ValuJet's service is intended to satisfy the basic air transportation needs of ValuJet's targeted customers who are short haul leisure travelers visiting friends and relatives or vacationing and fare conscious business travelers. ValuJet believes that the basic air transportation needs of its targeted customers can be satisfied by providing a limited number of flights per day (currently up to eight frequencies), baggage service, in-flight beverages and the ability to make advance reservations. ValuJet avoids what it believes to be unnecessary and nonproductive costs such as meals, a frequent flyer program, airport clubs and other amenities offered by many of its competitors.

  ValuJet's pricing structure and affordable fares are intended to stimulate new demand for air travel by leisure customers and fare conscious business travelers who would have otherwise not travelled or used ground transportation. ValuJet's simple fare system incorporates a predictable, "everyday low pricing" fare structure designed to provide its customers with substantial savings over its competitors based on walk up fares and further savings by purchasing seats in advance or by flying during off peak times. ValuJet believes that it has historically generated its own traffic through low fare market stimulation rather than by pursuing the more traditional airline approach of competing for market share with existing carriers.

  ValuJet's thrifty and informal brand image has traditionally complemented its position as the cost and value leader in its target markets. While ValuJet believes that its basic business model remains viable, it believes that its name and image have been significantly impaired by the accident in May 1996, the subsequent suspension of operations and the resulting adverse media exposure.
As a result, ValuJet is considering the implementation of a program to enhance its image. This program will consider effecting changes to ValuJet's product and its promotional efforts. Among the options being considered are changes to ValuJet's distribution system, advertising campaign, name and logo and the possibility of adding business class seating and advance seat selection. This program is scheduled to be implemented during the second half of 1997 and is expected to result in the incurrence of material expenses during the period. If the Merger is consummated, ValuJet intends to operate under the AirTran brand name and will change its marketing accordingly.

  Once ValuJet reestablishes profitability and a favorable brand image, ValuJet intends to pursue a prudent growth strategy. ValuJet has entered into a contract with McDonnell Douglas to purchase 50 new MD-95 aircraft, to be delivered from 1999 through 2002, with options to purchase an additional 50 aircraft. The MD-95 will have 127 seats in a single class configuration. ValuJet estimates that the MD-95 aircraft, which have a slightly larger seating capacity, increased fuel efficiency and lower maintenance costs than ValuJet's DC-9 aircraft, will provide a cost per ASM lower than ValuJet's DC-9 fleet, even after taking into account the aircraft's higher acquisition cost. ValuJet is the "launch" customer of the MD-95 aircraft. As the launch customer, ValuJet anticipates that this contract will provide material value in terms of acquisition cost and manufacturer financing assistance. ValuJet determined that the MD-95 aircraft offers the optimum balance between operating cost and revenue opportunity.

GEOGRAPHIC MARKET

  ValuJet's markets are located predominantly in the eastern United States. These markets are attractive to ValuJet due to the concentration of major population centers within relatively short distances from Atlanta, historically high air fares and the potential for attracting leisure customers who would otherwise use ground transportation.

  During 1996, the Atlanta Airport was the second busiest airport in the United States, enplaning over 30 million passengers. Additionally, ValuJet offers service to Florida markets as ValuJet believes that more than 20 million people visit the Florida markets by automobile every year from Atlanta and other points in the eastern United States.

  In ValuJet's city selection process, ValuJet considers the amount of airport charges, incentives offered by communities to be served, the ability to stimulate air travel and competitive factors.

FARES, ROUTE SYSTEM AND SCHEDULING

  ValuJet serves short haul markets (up to 1,000 miles) from Atlanta and Washington, D.C., with a limited number of flights (up to eight round trips per destination per day) offering basic air transportation at affordable fares. Service is provided on all routes every day although more frequent service may be provided on peak travel days.

  ValuJet offers a range of fares based on advance purchases of 14 days, 7 days and "walk-up" fares. Within the 14 and 7 day fare types, ValuJet offers off-peak and peak fares which are $10 to $30 higher based on day of week and time of day traveled. Peak travel times are those designated by flight by ValuJet; peak times are generally portions of the day or all day on Thursdays, Fridays, Saturdays and Sundays. All ValuJet's fares are nonrefundable, but can be changed prior to departure for a $30 fee. ValuJet's fares are always purchased on a one-way basis. ValuJet's fares do not require any minimum, maximum or day of week (e.g., Saturday night) stay. ValuJet's simplified fare offerings, all for a single class of service, are in direct contrast to prevalent pricing policies in the industry where there are typically many different price offerings and restrictions for seats on any one flight.

  ValuJet's published Atlanta fares for non-stop service range from $39 to $89 for off-peak one-way travel on a 14 day advance purchase basis and $109 to $149 for one-way travel on a "walk-up" basis. During the reintroduction of ValuJet's service to markets previously served and during the introduction of service to new markets, ValuJet generally offers introductory one-way fares for all flights to or from Atlanta. In addition, ValuJet offers fare sales from time to time (such as additional discounts for companion travelers) in order to seek to generate additional traffic. There is recently passed legislation that has extended and increased the federal excise tax on air travel. Since the law has only recently been enacted, ValuJet has not yet been able to determine how such a tax would affect ValuJet's fares or its competitive position. Such taxes will likely have a greater effect on leisure travelers. Since ValuJet relies to a large extent on leisure travelers, such tax increase may affect ValuJet to a greater extent than ValuJet's competitors who rely more heavily on business travelers.

  A majority of ValuJet's customers originate or terminate their travel on ValuJet's non-stop service. One-stop connecting service is provided through Atlanta between certain of the other cities served by ValuJet.

  The following table sets forth certain information with respect to ValuJet's route system based on ValuJet's schedule in effect as of June 30, 1997.

                                                                Round Trip
                                           Service                 Flights
                                        Commencement              Scheduled
              Airport Served               Date (a)             On Peak Day (b)
       ----------------------------  --------------------  ---------------------------

       Atlanta-
           Akron/Canton, OH........   March 1997                     4
           Boston, MA..............   February 1997                  3(c)
           Charlotte, NC (d).......   May 1997                       4
           Chicago, IL (Midway)....   October 1996                   4
           Columbus, OH (d)........   October 1996                   3
           Dallas/Fort Worth, TX...   April 1997                     4
           Flint, MI...............   May 1997                       3
           Fort Lauderdale, FL.....   September 1996                 6
           Fort Myers, FL..........   January 1997                   3
           Fort Walton Beach, FL...   October 1996                   2
           Jacksonville, FL........   October 1996                   3
           Louisville, KY (d)......   October 1996                   3
           Memphis, TN.............   October 1996                   3
           Mobile, AL..............   October 1996                   2
           New Orleans, LA.........   October 1996                   4
           Newport News, VA........   October 1996                   3
           Orlando, FL.............   September 1996                 6
           Philadelphia, PA........   October 1996                   4
           Raleigh/Durham, NC......   October 1996                   4
           Savannah, GA............   October 1996                   3
           Tampa, FL...............   September 1996                 6
           Washington DC (Dulles)..   September 1996                 8
           West Palm Beach, FL.....   December 1996                  3
       Washington, DC (Dulles)-
           Atlanta, GA.............   September 1996                 8
           Boston, MA..............   February 1997                  4

--------------------------

(a) For markets served by ValuJet prior to the suspension of its operations, the date indicated is the date ValuJet recommenced service.
(b) Peak day refers to the days of the week on which ValuJet provides the greatest number of flights for the route shown.
(c) Does not include one-stop service through Washington, DC (Dulles) (up to four round trips per peak day).
(d) ValuJet announced the discontinuance of service to these markets effective September 1997.

     Effective July 10, 1997, new service commenced between Washington, D.C. (Dulles Airport) and Chicago (Midway) and between Boston and Philadelphia and one round trip per day was added to the schedule between Atlanta and Chicago (Midway), Jacksonville, Louisville, Memphis and Newport News.

     Subject to the FAA's approval, ValuJet will consider the addition of other markets and the provision of service between cities other than Atlanta. There can be no assurance as to the timing of approvals of additional aircraft or additional markets by the FAA which will depend upon the FAA's review of
ValuJet's operations.   See "Risk Factors -- Accident/Suspension of Operations"
and "Risk Factors -- Federal Regulation."

     ValuJet's aircraft scheduling strategy is directly related to the perceived needs of its target market segments and the low fixed ownership costs of its aircraft fleet. ValuJet's target customers are travelers visiting friends and relatives, vacationers and small business travelers who are more price sensitive than schedule or frequency sensitive. Since these customers are not typically as time sensitive as business travelers, ValuJet's schedule provides for two to eight frequencies per peak travel day in any given market.

     ValuJet's low fixed aircraft ownership costs (depreciation plus interest expense) provide ValuJet with flexibility to tailor capacity to demand. As a result, on low demand travel days such as Tuesday and Wednesday, ValuJet reduces total costs by operating a reduced schedule with fewer frequencies per market. Conversely on peak days, ValuJet may add more frequencies to accommodate higher demand. ValuJet generally keeps a number of its aircraft out of scheduled service in order to provide operating spares and to rotate aircraft into routine scheduled maintenance.

AIRCRAFT

     As of August 15, 1997, ValuJet owned 42 DC-9 Series 30 aircraft with 113 to 115 seats. All of ValuJet's aircraft are configured with a single class of service. As of August 15, 1997, the FAA has approved 31 of ValuJet's aircraft for operation by ValuJet. The addition of aircraft to ValuJet's operations is subject to FAA and DOT approval. There can be no assurance as to the timing or extent of any such subsequent approvals. ValuJet's expansion is subject to FAA approval and could be affected by heightened FAA scrutiny and ValuJet's ability to regain customer acceptance.

     In order to simplify its operations and in light of the limited number of aircraft ValuJet is authorized to operate, ValuJet has leased out three of its aircraft under leases not longer than 18 months. Aircraft in excess of the number ValuJet is authorized to operate will be stored until ValuJet receives authorization to operate from the FAA and return them to service.

     ValuJet has entered into a contract with McDonnell Douglas to purchase 50 new MD-95 aircraft, to be delivered from 1999 through 2002, with options to purchase an additional 50 aircraft. The MD-95 will have 127 seats in a single class configuration. ValuJet estimates that the MD-95 aircraft, with a slightly larger capacity, increased fuel efficiency and lower maintenance costs, will provide a cost per ASM lower than ValuJet's existing DC-9 fleet, even after including its higher acquisition cost. ValuJet is the "launch" customer of the MD-95 aircraft. As the launch customer, ValuJet anticipates that this contract will provide material value in terms of acquisition cost and manufacturer financing assistance. ValuJet has determined that the MD-95 aircraft offers the optimum balance for its purposes between operating cost and revenue opportunity. ValuJet has not received any indication that Boeing, as the successor to McDonnell Douglas in their merger, will not manufacture and deliver the MD-95 aircraft in accordance with the terms of the purchase agreement, but ValuJet cannot provide any assurance to that effect.

     According to FAA rules, during 1997, each new entrant airline must have at least 50% of its fleet in compliance with the FAA's Stage 3 noise level requirements. The balance of such airlines' fleets must be brought into compliance with Stage 3 noise level requirements in phases: 75% by December 31, 1998 and full compliance required by December 31, 1999. As of June 30, 1997, only 18 of ValuJet's 42 aircraft meet the Stage 3 requirements. However, ValuJet is in compliance with Stage 3 by virtue of the fact that 16 of ValuJet's 31 aircraft currently comply with these requirements. Of ValuJet's remaining 12 aircraft, two comply with Stage 3 as of the date of this Joint Proxy Statement/Prospectus. ValuJet intends to meet the Stage 3 requirements by installing hush kits on certain of its Stage 2 aircraft and by acquiring additional Stage 3 aircraft. For a discussion of the cost of hush kits and their financing, see "ValuJet Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

MAINTENANCE AND REPAIRS

     Since ValuJet's fleet of DC-9 aircraft are all more than 20 years old, they will require higher maintenance expenses than newer aircraft. ValuJet believes that its aircraft are mechanically reliable and that in the long term the estimated cost of maintenance to fly such aircraft will be within industry norms for this aircraft type and age. Since the resumption of ValuJet's service in September 1996, ValuJet has incurred higher maintenance expenses as a result of costs incurred in connection with reactivating its aircraft. Amendments to FAA regulations are under consideration which would require certain heavy maintenance checks and other maintenance requirements for aircraft operating beyond certain operational limits. ValuJet will be required to comply with such proposals, if adopted, and with any other aging aircraft issues, regulations or Airworthiness Directives, that may be promulgated in the future. There can be no assurance that ValuJet's maintenance expenses (including costs to comply with aging aircraft requirements) will fall within industry norms.

     Various incidents involving ValuJet's aircraft prior to May 1996, the accident involving Flight 592 and the suspension of ValuJet's operations have contributed to a negative public perception as to the safety of ValuJet's aircraft and operations. Extraordinary regulatory review of ValuJet's operations by the FAA followed the May 1996 accident and various FAA findings ultimately resulted in the consent order under which ValuJet's operations were suspended on June 17,

1996. In the consent order, the FAA alleged that ValuJet violated various federal regulations relating to aircraft maintenance, maintenance manuals, training, record keeping and reporting and ValuJet agreed to present a plan to the FAA specifying the methods by which it would demonstrate to the FAA its qualifications to hold an air carrier operating certificate. ValuJet subsequently satisfied the FAA's requirements outlined in the consent order and the FAA returned ValuJet's operating certificate to it on August 29, 1996. ValuJet is likely to be subject to continuing regulatory scrutiny which could affect ValuJet's operations, acquisition program and expansion plans indefinitely.

     Prior to the resumption of service, ValuJet implemented the following additional steps to respond to the concerns that were expressed by the FAA and reaffirmed its focus on the safety of its aircraft and operations: (i) creating a new position for a Senior Vice President of Maintenance and Engineering, a new position reporting directly to the President of ValuJet Airlines; (ii) implementing intensified performance, safety and compliance-assurance audits of key maintenance subcontractors, together with revised procedures for qualification, inspection and supervision of all maintenance contractors; (iii) creating an in-house organization to supervise all engineering and maintenance planning functions; (iv) instituting improved maintenance training procedures that require more hours for initial DC-9 familiarization and orientation training, expanded on-the-job and initial avionics training, mandatory recurrent training for all ValuJet and outstation contract mechanics, and new courses for inspectors, lead mechanics and maintenance managers; (v) reviewing thoroughly all aircraft prior to reintroducing them into service, including, in each case, reconfirming compliance with all Airworthiness Directives, correcting aircraft-specific FAA inspection findings and performing special emphasis "B" checks; and
(vi) expanding training for customer service and station personnel.

     Aircraft maintenance and repair consists of routine daily or "turn-around" maintenance and major overhaul. Routine daily maintenance is performed at Atlanta by ValuJet's employees or contract employees and by contractors at the other cities served by ValuJet. Heavy maintenance and other work which require hanger facilities are currently performed at three maintenance contractors. The contractors are Zantop International Airlines, Inc. of Macon, Georgia, Aero Corp. of Lake City, Florida and Pemco World Air Services of Dothan, Alabama. ValuJet may replace these contractors or add additional contractors subject to FAA approval. Other routine daily maintenance contractors are either other airlines which operate DC-9 Series 30 aircraft or other maintenance companies approved by the FAA, who in either case have employees qualified in DC-9 Series 30 aircraft maintenance.

     The addition of MD-95 aircraft and, if the Merger is consummated, Airways' Boeing 737-200 aircraft, will require greater inventories of spare parts and associated costs.

FUEL

     The cost of jet fuel is an important expense for ValuJet. ValuJet estimates that a 1c increase in fuel cost would increase ValuJet's fuel expenses by approximately $59,000 per month, based on ValuJet's current fuel consumption rate. Jet fuel costs are subject to wide fluctuations as a result of sudden disruptions in supply, such as the effect of the invasion of Kuwait by Iraq in August 1990. Due to the effect of world and economic events on the price and availability of oil, the future availability and cost of jet fuel cannot be predicted with any degree of certainty. Increases in fuel prices or a shortage of supply could have a material adverse effect on ValuJet's operations and operating results. ValuJet has not entered into any agreement which fixes the price of fuel over any period of time.

     A significant increase in the price of jet fuel would result in a disproportionately higher increase in ValuJet's average total costs than its competitors using more fuel efficient aircraft and whose fuel costs represent a smaller portion of total costs. ValuJet would possibly seek to pass such a cost increase to ValuJet's customers through a fare increase. There can be no assurance that any such fare increase would not reduce the competitive advantage ValuJet seeks by offering affordable fares.

     ValuJet's fleet of DC-9 Series 30 aircraft are relatively fuel inefficient compared to newer aircraft and industry averages. The primary reasons for this inefficiency are aircraft size and engine technology. In management's opinion, the lower ownership costs of the DC-9 aircraft more than compensate for this relative fuel inefficiency. The MD-95 aircraft to be acquired by ValuJet are expected to be more fuel efficient and should make ValuJet relatively less susceptible to adverse effects attributable to fuel price changes.

DISTRIBUTION AND MARKETING

     ValuJet's marketing efforts are vital to its success as it seeks to stimulate new customer demand, generate the majority of its revenue through consumer direct distribution channels and forgo traditional amenities. ValuJet has targeted short haul travelers visiting friends and relatives, vacationing or involved with fare conscious businesses. These are market segments which ValuJet believes offer the greatest opportunity for stimulating new demand, selling direct and not requiring traditional amenities. Based on a survey conducted by ValuJet in 1994, a substantial majority of ValuJet's customers were traveling for pleasure.

     The primary objectives of ValuJet's marketing activities are to develop a brand identity or personality which is visibly unique and easily contrasted with its competitors and to communicate its service directly to potential customers. When initiating service to a new market or restarting flights to previously served markets, ValuJet typically makes extensive use of advertising, as well as active public relations efforts, and focuses on the affordable fares to be offered on an everyday basis.

     ValuJet communicates regularly and frequently with potential customers through the use of advertisements in newspapers, on radio and on billboards and through toll-free telephone numbers. These communications feature ValuJet's destinations, everyday affordable fares, ease of use (including its simplified fare structure and ticketless travel process) and ValuJet's reservations phone number. ValuJet uses tag lines such as "Good Times, Great Fares", "Wherever We Fly, You Win" and "Low Fares Everyday, Everywhere We Fly" to reinforce its identity. ValuJet offers a toll-free telephone number (1-800-VALUJET) for reservations from outside Atlanta and its reservations number in the Atlanta area is 770-994-VALU (8258).

     ValuJet seeks to sell seats directly to the customer whenever possible. ValuJet also sells seats through travel agents and pays customary sales commissions, but without volume override increases. Information on its customers' needs, travel patterns and identity is collected, organized and stored by ValuJet's automated reservation system and can be used at a future time for direct marketing efforts.

     In June 1997, ValuJet signed participation agreements with two of the leading travel agency computer reservation system ("CRS") vendors worldwide:
Sabre Travel Information Network Div. (SABRE) and Worldspan L.P. (WORLDSPAN). These systems provide flight schedules and pricing information. However, flight reservations made by travel agents can only be confirmed over the telephone with ValuJet's reservations personnel. Beginning in the fourth quarter of 1997, ValuJet's participation in these systems is expected to allow travel agents participating in either of these two systems to electronically process a ValuJet flight reservation without contacting ValuJet's reservations facility. These agreements represent an effort by ValuJet to obtain the benefit of additional distribution channels without compromising ValuJet's ticketless and direct form of payment (credit card) practices.

     ValuJet performs public relations and promotional activities in house. Advertising is handled by an outside advertising agency.

     In June 1997, ValuJet and Greyhound Lines, Inc. introduced "FlightLink" which provides intermodal scheduled ground transportation between Atlanta's Hartsfield International Airport and Dalton and Macon, Georgia as well as Chattanooga, Tennessee. The operation uses modern 47-passenger air-conditioned motor coach vehicles and provides up to six round-trip segments to each destination. Customers connecting to/from ValuJet flights can take advantage of FlightLink's reservations, baggage checking and flight check-in functions. By using this service, customers avoid airport parking availability problems as well as parking lot fees and are delivered to Hartsfield's North Terminal lower level doors. Customers not connecting to ValuJet flights may also purchase FlightLink reservations.

     ValuJet and The Hertz Corporation operate a joint program under which ValuJet's customers are able to reserve a Hertz rental car outside of Florida at discounted rates when making a reservation for ValuJet's flights. Alamo Rent A Car offers discounted car rental rates to ValuJet's customers in Florida.

     Air travel in ValuJet's markets tends to be seasonal, with the highest levels occurring during the winter months to Florida and the summer months to the midwest/northeastern U.S. Advertising and promotional expenses may be greater in lower traffic periods, as well as when entering a new market, in an attempt to stimulate further air travel.

AUTOMATION

     Automation is a key component of ValuJet's strategy. ValuJet's UNIX based computer system has been specifically designed to implement ValuJet's simplified, ticketless service and is an important component of ValuJet's attempt to maintain its low cost structure, particularly as ValuJet grows.

     ValuJet has designed its computer system to capture information in the computer at its source, eliminating paper records whenever possible. These entries are made by the reservation agents, eliminating subsequent data processing entries. Once the initial data has been entered into the system, the system updates various affected files and reports. ValuJet's software supports all of ValuJet's operational areas (e.g., flight operations, maintenance, accounting, marketing and personnel).

     A key component of this system and ValuJet's low cost structure is the "ticketless" environment. At the time of a sale/reservation, ValuJet provides its customers with a confirmation number, similar to the systems used by hotels and car rental agencies. At the airport, this information is available for customer check-in, which typically requires only two to three key strokes by the gate agent and helps to alleviate long lines and achieve a quicker turnaround of aircraft. After the flight has departed, the computer posts passenger revenue from the passenger manifest information.

     In June 1997, ValuJet entered into an agreement for the Open Skies reservation system which it expects will provide greater flexibility than the system currently in use. Benefits expected from the Open Skies system include improved mainframe and hardware performance and reliability, CRS (SABRE) booking access, applications to improve unit revenue through enhanced data reporting and software to facilitate Internet reservations booking and processing. ValuJet expects to effect a transition to the new system during the second half of 1997. There can be no assurance that ValuJet will not suffer losses of revenue during the transition period or that ValuJet will be able to secure the benefits sought.

     Furthermore, ValuJet does not participate in the ARC, the airline industry collection agent for travel agency sales. At the time of the reservation, ValuJet identifies the travel agency making the booking and takes credit card information. Each agency then receives a statement summarizing these transactions. Although management believes that travel agencies are accustomed to doing business through ARC, management believes that the cost savings realized by avoiding the fees and revenue accounting costs inherent in the ARC system justify not participating in ARC.

     Because of its ticketless system and its non-participation in ARC, ValuJet's customers are not able to transfer their reservations from ValuJet to other airlines, for example in the event of an interruption of a Company flight or a last minute change in their travel plans.

EMPLOYEES

     As of July 31, 1997, ValuJet employed approximately 2,300 people. Additional employees will be hired as ValuJet increases the number of aircraft operated subject to FAA approval.

     ValuJet has modified its compensation program, increasing employee base pay for most workers and reducing reliance on variable performance bonuses as a major component of the overall compensation package. Regular, periodic bonuses have been eliminated.

     Training, both initial and recurrent, is required for most employees. The average training period for all new employees is approximately one to two weeks, depending on classification. Both pilot training and mechanic training are provided by professional training organizations, which may include other airlines. ValuJet generally pays for recurrent training.

     FAA regulations require pilots to be licensed as commercial pilots, with specific ratings for aircraft to be flown, and to be medically certified as physically fit. Licenses and medical certification are subject to periodic continuation requirements including recurrent training and recent flying experience. New hire pilots pay for their own initial training which includes an airline transport pilot rating. Mechanics, quality-control inspectors and flight dispatchers must be licensed and qualified for specific aircraft. Flight attendants must have initial and periodic competency fitness training and certification. Training programs are subject to approval and monitoring by the FAA. Management personnel directly involved in the supervision of flight operations, training, maintenance and aircraft inspection must meet experience standards prescribed by FAA regulations. All of these employees are subject to pre-employment and subsequent drug testing.

     ValuJet's flight attendants have elected the Association of Flight Attendants ("AFA") and ValuJet's mechanics have elected the International Brotherhood of Teamsters (the "Teamsters") to represent them in negotiating contracts with ValuJet. In April 1997, ValuJet reached an agreement with the Teamsters. ValuJet does not expect that the unionization of its flight attendants or mechanics will have a material adverse effect on its operating costs or performance. However, until union contracts are negotiated, there can be no assurance that this will be the case.

     ValuJet is unable to predict whether any of its other employees will elect to be represented by a labor union or other collective bargaining unit. The election by ValuJet's employees for representation in such an organization could result in employee compensation and working condition demands that may affect operating performance or expenses.

     The AFA has filed a lawsuit against ValuJet relating to the termination of certain former flight attendants. See "-- Litigation."

     ValuJet from time to time considers alternative means of providing compensation to its employees and ValuJet's method of determining compensation is subject to possible change in the future.

AIRPORT OPERATIONS

     Ground handling services typically can be placed in three categories-- public contact, underwing and complete ground handling. Public contact services involve meeting, greeting and serving ValuJet's customers at the check-in counter, gate and baggage claim area. Underwing ground handling services include, but are not limited to, marshalling the aircraft into and out of the gate, baggage and mail loading and unloading, as well as lavatory and water servicing, anti-icing and deicing and certain services provided to the aircraft overnight. Complete ground handling consists of public contact and underwing services combined.

     All of ValuJet's ground handling services in Atlanta are conducted by ValuJet's employees. At other airports, Company operations not conducted by ValuJet's employees are contracted to other air carriers, ground handling companies or fixed base operators.

INSURANCE

     ValuJet carries customary levels of passenger liability insurance, aircraft insurance for aircraft loss or damage and other business insurance. ValuJet is exposed to potential catastrophic losses that may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also significant potential claims of injured passengers and others. See "Litigation" below. ValuJet is required by the DOT to carry liability insurance on each of its aircraft. ValuJet currently maintains liability insurance in the amount of $750 million per occurrence. Although ValuJet currently believes its insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed or that ValuJet will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident in excess of related insurance coverage or not covered by ValuJet's insurance could have a material adverse effect on ValuJet. Moreover, any aircraft accident, even if fully insured, could cause and has caused a public perception that some of ValuJet's aircraft are less safe or reliable than other aircraft, which could have and has had a material adverse effect on ValuJet's business. ValuJet's insurance premiums have increased significantly since the accident on May 11, 1996.

SEASONALITY AND CYCLICALITY

     ValuJet's operations are primarily dependent upon passenger travel demand and, as such, may be subject to seasonal variations. Management believes that the weakest travel periods will generally be during the months of January, May and September. Leisure travel generally increases during the summer months and at holiday periods.

     The airline industry is highly volatile. General economic conditions directly affect the level of passenger travel. Leisure travel is highly discretionary and varies depending on economic conditions. While business travel is not as discretionary, business travel generally diminishes during unfavorable economic times as businesses tend to tighten cost controls.

COMPETITION

     The following table identifies airlines which provide non-stop service to and from Atlanta and the cities indicated and the approximate number of daily round trip flights scheduled to be flown by those other airlines as of June 1997.


                             DAILY NON-STOP ROUND TRIPS
                             --------------------------
                                American/Northwest/
ATLANTA TO/FROM               Delta    USAir  Others(a)
---------------------------  --------  -----  ---------

Akron/Canton, OH...........     --        --      --
Boston, MA.................     10        --      --
Charlotte, NC..............      8         7       1
Chicago, IL (Midway)(b)....     --        --       1
Columbus, OH...............    6.5        --      --
Dallas/Fort Worth, TX......     17      14.5      --
Flint, MI..................     --        --      --
Fort Lauderdale, FL........     10        --      --
Fort Myers, FL.............    7.5        --      --
Fort Walton Beach, FL......     --        --       9
Jacksonville, FL...........      8        --       3
Louisville, KY.............    7.5        --       1
Memphis, TN................    9.5         6      --
Mobile, AL.................      8        --      --
New Orleans, LA............      9        --      --
Newport News, VA...........      5(c)     --      --
Orlando, FL................     14        --       3
Philadelphia, PA...........    9.5         7      --
Raleigh/Durham, NC.........    9.5        --      --
Savannah, GA...............      9        --      --
Tampa, FL..................     10        --      --
Washington DC (Dulles)(d)..      6        --       1
West Palm Beach, FL........      9        --       1
                               ---     -----      --

Total......................    173      34.5      20
                               ===     =====      ==

---------------------

(a) Includes Air South and Kiwi. Also includes commuter affiliates of major airlines which generally provide service with turboprop aircraft.
(b) Several major airlines operate daily flights to Chicago's O'Hare Airport which are not reflected in the table above.
(c) Service provided by Delta to Norfolk, VA.
(d) Delta operates daily flights to Washington DC's National Airport which are not reflected in the table above.


    ValuJet currently provides service between Atlanta and other markets generally within a 1,000 mile radius and between Washington, D.C. (Dulles Airport) and Boston. In the future, ValuJet may add additional service between cities already served by ValuJet or may add service to new markets. ValuJet's selection of markets depends on a number of factors existing at the time service to such market is being considered. Consequently, there can be no assurance that ValuJet will continue to provide service to all of the markets listed above or that ValuJet will not provide service to any other particular market.

    With respect to ValuJet's one-stop service provided between markets served on a connecting basis through Atlanta, ValuJet faces competition from numerous airlines with varying degrees of flight frequency and marketing approaches. In addition, ValuJet competes with numerous nonstop flights to many of its cities from other airports in the same metropolitan areas as served by ValuJet (such as Washington's National Airport and Chicago's O'Hare Airport).

    In August 1996, Delta announced the formation of Delta Express, its new-low-fare operation with nonstop service from Orlando to various midwest and northeast cities -- Hartford, CT / Springfield, MA / Nashville, TN / Boston, MA / Columbus, OH / Newark, NJ / Washington, DC (Dulles) / Indianapolis, IN/ Philadelphia, PA / Louisville, KY / and Providence, RI; plus Orlando to four other Florida cities -- Tampa, Ft. Lauderdale, Ft. Myers and West Palm Beach. The new service began October 1, 1996. Delta Express operates a dedicated single class fleet of 25 Boeing 737-200 aircraft which are flown by pilots who are paid less, fly longer hours and operate under more efficient work rules than other Delta pilots.

    Initially, Delta Express started service with 62 daily flights and has increased daily departures to a total of 128 as of June 1997. A three-tiered fare structure (21-day advance purchase, 7-day advance purchase and walk-up) is offered in addition to advance seat selection and the SkyMiles frequent flyer program. Fares offered by Delta Express compete with ValuJet's connecting fares via Atlanta. However, Delta Express does not currently have any flights operating to/from Atlanta and has not announced any current plans to operate this service in the Atlanta area.

    The identity of competing airlines and the number and character of the flights flown changes from month to month, and while management believes published schedules for the month of June 1997, upon which the foregoing information was based, are representative of the competition ValuJet may face, competing airlines and their flight schedules are subject to frequent change.

    ValuJet may also face competition from other airlines which may begin serving any of the markets it serves or plans to serve, from new low cost airlines that may be formed to compete in the low fare market (including any that may be formed by other major airlines) and from ground transportation alternatives.

    ValuJet believes that the most significant competitive factors among airlines are price (fare levels), convenient departure times, flight frequency and the availability of incentives such as a frequent flyer program. ValuJet currently does not offer a frequent flyer program and typically offers limited flight frequencies. There can be no assurances that ValuJet will not choose to develop a frequent flyer program or join an existing program for competitive reasons. Additionally, competitive factors include access to computerized reservation and ticketing systems used by travel agents, dependability of service, name recognition, airports served and the availability, quality and convenience of other passenger services.

GOVERNMENT REGULATION

    All interstate air carriers are subject to regulation by the DOT and the FAA under the Federal Aviation Act of 1958, as amended (the "Aviation Act"). The DOT's jurisdiction extends primarily to the economic aspects of air transportation, while the FAA's regulatory authority relates primarily to air safety, including aircraft certification and operations, crew licensing and training and maintenance standards.

U.S. Department of Transportation

    In general, the amount of economic regulation over interstate air carriers in terms of market entry and exit, pricing and inter-carrier acquisitions and agreements has been greatly reduced subsequent to enactment of the Deregulation Act. As a result of that change in the regulatory structure, any company's entry into the domestic air transportation business has been greatly simplified, and the level of post-entry regulation to which an airline is subject has been greatly reduced.

    Each United States air carrier must obtain, and ValuJet has obtained a Certificate of Public Convenience and Necessity issued by the DOT pursuant to
Section 401 of the Aviation Act. As a result of ValuJet's suspension of operations on June 17, 1996, ValuJet was required to apply for recertification by the DOT. The DOT issued a "show cause" order on August 29, 1996, reflecting its preliminary determination that ValuJet had satisfied the DOT requirements and issued its final order on September 26, 1996, approving ValuJet's return to service.

    Each United States carrier must qualify as a United States citizen, which requires that it be organized under the laws of the United States or a state, territory or possession thereof, that its President and at least two-thirds of its Board of Directors and other managing officers must be comprised of United States citizens, that not more than 25% of its voting stock may be owned by foreign nationals, and that the carrier not be otherwise subject to foreign control.

U.S. Federal Aviation Administration

    ValuJet has also obtained an operating certificate issued by the FAA pursuant to Part 121 of the Federal Aviation Regulations. ValuJet's operating certificate was surrendered to the FAA in connection with the consent order dated June 17, 1996 and returned to ValuJet on August 29, 1996, after ValuJet satisfied the requirements of the FAA in the consent order. In the consent order, the FAA alleged that ValuJet violated various federal regulations relating to aircraft maintenance, maintenance manuals, training, record keeping and reporting and ValuJet agreed to present a plan to the FAA specifying the methods by which it would demonstrate to the FAA its qualifications to hold an air carrier operating certificate. Under the consent order, ValuJet suspended operations and paid $2 million to the FAA to compensate it for the costs of the special FAA inspections conducted and increases in the number of aircraft are presently subject to FAA approval.

    Since the recommencement of operations on September 30, 1996, ValuJet has made approximately fifteen voluntary self disclosures to the FAA for maintenance, operational and inflight violations. Under the voluntary self disclosure program, when a violation is detected, the air carrier promptly discloses and remedies the violation. If the FAA accepts the remedy proposed by the air carrier, the FAA will not impose civil penalties for the violation. To its knowledge, ValuJet believes that it has disclosed all relevant items, but there can be no assurance that ValuJet will not have other non-compliance items in the future. Although ValuJet believes that the self-disclosed matters are relatively routine in the airline business and does not believe that these items will result in material adverse consequences to ValuJet, ValuJet does not have control over the consequences that may be imposed by the FAA as a result of such items.

    The FAA has jurisdiction over the regulation of flight operations generally, including the licensing of pilots and maintenance personnel, the establishment of minimum standards for training and maintenance and technical standards for flight, communications and ground equipment. As required, ValuJet has effective FAA certificates of airworthiness for all of the aircraft used in its operations. ValuJet's flight personnel, flight and emergency procedures, aircraft and maintenance facilities are subject to periodic inspections and tests by the FAA. ValuJet's director of safety and regulatory compliance acts as a liaison between ValuJet and the FAA, implementing any changes requested by the FAA with respect to operating procedures or training programs and generally ensuring proper compliance with aviation regulations applicable to ValuJet.

    The DOT and FAA also have authority under the Aviation Safety and Noise Abatement Act of 1979, as amended, under the Airport Noise and Capacity Act of 1990 ("ANCA") and, along with the Environmental Protection Agency, under the Clean Air Act to monitor and regulate aircraft engine noise and exhaust emissions. To ValuJet's knowledge, ValuJet's aircraft comply with all applicable FAA noise control regulations (except as indicated below) and with current emissions standards.

    The ANCA requires the phase-out of Stage 2 airplanes (which meet less stringent noise emission standards than later Stage 3 airplanes) in the contiguous 48 states by December 31, 1999. In September 1991, the FAA promulgated final rules establishing interim compliance dates of December 31, 1994, December 31, 1996 and December 31, 1998 for phasing out Stage 2 aircraft. As of August 15, 1997, ValuJet's operating aircraft consisted of 31 aircraft, 16 of which comply with Stage 3. See "Business of ValuJet -- Aircraft" and "ValuJet Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Therefore, ValuJet must take action to continually assure that its fleet will be in compliance with ANCA.

Miscellaneous

    All international service is subject to the regulatory requirements of the appropriate authorities of the other country involved. ValuJet does not currently provide any international service.

    All air carriers are subject to certain provisions of the Communications Act of 1934, as amended, because of their extensive use of radio and other communication facilities, and are required to obtain an aeronautical radio license from the

Federal Communications Commission ("FCC"). To the extent ValuJet is subject to FCC requirements, it has taken and will continue to take all necessary steps to comply with those requirements.

    ValuJet's operations may become subject to additional federal regulatory requirements in the future under certain circumstances. ValuJet's labor relations are covered under Title II of the Railway Labor Act of 1926, as amended, and are subject to the jurisdiction of the National Mediation Board. During a period of past fuel scarcity, air carrier access to jet fuel was subject to allocation regulations promulgated by the Department of Energy. To the extent ValuJet seeks to provide international air transportation in the future, it will be required to obtain additional authority from the DOT and become subject to regulatory requirements imposed by affected foreign jurisdictions. ValuJet is also subject to state and local laws and regulations at locations where it operates and the regulations of various local authorities that operate the airports it serves.

PROPERTY

    ValuJet leases approximately 40,500 square feet of office space at 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349 for general corporate and operational use (including Atlanta reservations) under a lease which expires September 30, 1999 and ValuJet also leases approximately 15,000 square feet of space for use as a training center under a lease that expires August 31, 1999. ValuJet has signatory status on a lease of facilities at the Atlanta Airport, which lease expires in the year 2010. ValuJet also maintains a separate reservations center in leased premises in Savannah, Georgia (approximately 7,000 square feet) which lease expires in January 2000 and leases additional space in Newport News, Virginia (approximately 20,000 square feet) which lease expires in the year 2001. ValuJet is not currently using its leased premises in Newport News, Virginia, and is seeking to sublease such space.

    The check-in counters, gates and airport office facilities at each of the airports ValuJet serves are leased from the appropriate airport authority or subleased from other airlines. Such arrangements may include baggage handling,
station operations, cleaning and other services.   If facilities at any
additional cities to be served by ValuJet are not available at acceptable rates, or if such facilities cease to be available at acceptable rates, then ValuJet may choose not to service such markets.

LITIGATION

    Several stockholder class action suits have been filed against ValuJet and certain of its executive officers ("Defendants"). The consolidated lawsuits discussed below seek class certification for all purchasers of stock in ValuJet during periods beginning on or after June 1995 and ending on or before June 18, 1996, and are based on allegedly misleading public statements made by ValuJet or omission to disclose material facts in violation of federal securities laws. A total of 14 stockholder lawsuits have been filed against and served upon ValuJet between May 30, 1996 and July 26, 1996. Of these suits, 11 have been filed in the United States District Court for the Northern District of Georgia and these suits have been consolidated into a single action (In re ValuJet, Inc.).
                                                   -------------------
Another lawsuit filed in the United States District Court for the Middle District of Florida has been transferred to the Northern District of Georgia and has been consolidated into In re ValuJet, Inc. One additional class action
                           -------------------
stockholder lawsuit (Davis v. ValuJet Airlines, Inc., et al.) has been filed and
                     ---------------------------------------
served upon the Defendants.  Regarding Davis, the Defendants filed a "Notice of
                                       -----
Newly-Filed Case Opposition to Joiner of Michael Acks and Alternative Motion to Dismiss" on the same grounds that Defendants have moved to dismiss Plaintiffs' existing Complaint. All of the Defendants filed a joint Motion to Dismiss the Consolidated Amended Complaint on December 23, 1996, to which the Plaintiffs have responded. On November 25, 1996, Plaintiffs filed their Motion for Class Certification. On January 14, 1997, Defendants filed a "Notice of Stay of Discovery and Other Proceedings," in which Defendants state that the filing of their Motion to Dismiss has stayed the issue of class certification pursuant to the Private Securities Litigation Reform Act. By consent of the parties, Defendants are not currently obligated to respond to Plaintiffs' Motion for Class Certification, and if the Court decides that the issue of class certification is not stayed by the Private Securities Litigation Reform Act, the Defendants have 30 days from the date of such decision to respond to Plaintiffs' Motion for Class Certification. Two suits (Cohen et al. v. ValuJet, Inc., et al.
                                           -------------------------------------
and Hepler et al. v. ValuJet, Inc. et al.) have been filed in the State Court of
    -------------------------------------
Fulton County, Georgia. On December 23, 1996, all Defendants in both actions, other than SabreTech, answered the Complaint and filed a Motion to Dismiss the Complaint. Additionally, Defendant Timothy Flynn filed a Motion to Dismiss for lack of personal jurisdiction. On May 8, 1997, Plaintiffs responded to this motion. Defendants are currently working on a response with respect to which no deadline has been established. On May 2, 1997, the Court ordered the consolidation of these two state court actions and now refers to them as Cohen,
                                                                         ------
et al. v. ValuJet Airlines, Inc. Although ValuJet denies that it has violated
--------------------------------
any of its
obligations under the federal securities laws and believes that meritorious defenses exist in the lawsuits, there can be no assurance that ValuJet will not sustain material liability under such or related lawsuits.

    Numerous lawsuits have been filed against ValuJet seeking damages attributable to the deaths of those on Flight 592, and additional lawsuits are expected. Thus far, approximately 52 such lawsuits have been filed against ValuJet Airlines, Inc. prior to May 31, 1997. Most of the cases were initially removed to the federal court. That court, however, remanded the majority of the actions to the state courts from which they originated and retained jurisdiction over only seven cases. As a consequence, most of the cases will proceed in state courts in Florida and Georgia. In approximately 40 of these lawsuits, SabreTech, has been named as a co-defendant as a result of the role that it played in the accident. ValuJet's insurance carrier has assumed defense of all of these suits under a reservation of rights against third parties and ValuJet and has settled and paid approximately 30 claims as of May 31, 1997, and is pursuing settlements in the balance of the claims. ValuJet maintains a $750 million policy of liability insurance per occurrence. ValuJet believes that the coverage will be sufficient to cover all claims arising from the accident.

    In one of the wrongful death suits pending in the State Court of Fulton County, Georgia, ValuJet petitioned the Court in April 1997 to allow ValuJet to file a third party complaint against SabreTech, seeking to hold SabreTech responsible for the accident involving Flight 592. SabreTech is the maintenance contractor who delivered oxygen generators without safety caps and in a mislabeled box for shipment aboard Flight 592. The oxygen generators are currently believed to have caused or contributed to the fire which resulted in the accident. The third party complaint seeks indemnification against losses attributable to the lawsuits referred to above and other damages that ValuJet suffered as a result of the accident. In June 1997, the judge denied ValuJet's motion to file the third party complaint. ValuJet has appealed this denial.

    In May 1997, SabreTech filed a Complaint for declaratory judgment and other relief against ValuJet. The action seeks a determination that SabreTech is not liable to ValuJet for the accident involving Flight 592 as a result of language contained in certain of the contracts between the parties and that ValuJet is liable to SabreTech for damages that it has suffered. ValuJet intends to vigorously defend this lawsuit and to assert all claims it has against SabreTech.

    On August 30, 1996, Metropolitan Nashville Airport Authority filed suit against ValuJet in State Court in Tennessee for breach of contract and a declaratory judgment for an anticipatory breach. The Nashville Airport Authority seeks damages of approximately $2.6 million. The dispute involves whether ValuJet was entitled to exercise a termination right contained in its lease agreement.

    In May 1997, the State of Florida filed suit against ValuJet and its insurers in the United States District Court for the Southern District of Florida seeking recovery of costs incurred relating to the accident involving Flight 592. ValuJet does not believe that it is obligated for such amounts and has filed a motion to dismiss this lawsuit.

    On October 21, 1995, the Association of Flight Attendants ("AFA") filed suit in federal court alleging that ValuJet had violated the Railway Labor Act by terminating between 20 and 40 flight attendants for engaging in protected union activities associated with the AFA's organizing drive. ValuJet believes that it has not wrongfully terminated any of these flight attendants. By order dated January 30, 1996, the court struck AFA's demands for jury trial, punitive damages and attorneys' fees. During the course of discovery, the number of plaintiffs in the case has been reduced to the AFA and five individuals.

    In November 1995, ValuJet filed suit against Delta and TWA in federal district court alleging violations of the antitrust laws and, regarding TWA, breaches of contract, arising from ValuJet's attempt to obtain slots to conduct flight operations at New York's LaGuardia Airport. Preliminary injunctive relief was denied, and the parties have since been involved in discovery. The court granted TWA's motion for summary judgment on contract and conspiracy claims, but has not entered such judgment, and TWA has remained a party. Trial is currently set for fall 1997.

    From time to time, ValuJet is engaged in litigation arising in the ordinary course of its business. ValuJet does not believe that any such pending litigation will have a material adverse effect on its results of operations or financial condition.

Governmental Investigations

    Several governmental inquiries and investigations have been launched in connection with the loss of Flight 592, including investigations by the DOT, the NTSB, the U.S. Attorney's Office in Atlanta, Georgia and Miami, Florida and certain state agencies in Florida. Although ValuJet does not believe, based on information currently available to it, that such investigations and inquiries will result in any finding of criminal wrongdoing on its part, the investigations have not yet been concluded and the possibility of such a finding cannot be ruled out. ValuJet may also be assessed civil penalties in connection with the accident and/or the results of ensuing investigations. Any such findings or penalties could be material. In addition, it is possible that ValuJet could be indirectly affected by negative publicity related to charges of wrongdoing, if any, against others acting on behalf of ValuJet at the time of the accident.

                              BUSINESS OF AIRWAYS


    The following description of the business of Airways does not reflect any changes that may be implemented after the Merger.

GENERAL

    Airways, a Delaware corporation incorporated in 1995, is the parent company of AirTran, a domestic commercial airline providing direct scheduled passenger air service from Orlando, Florida to 23 locations in the eastern United States. AirTran, a Delaware corporation incorporated in September 1993, was acquired by Mesaba Holdings, Inc. (formerly known as AirTran Corporation) from Conquest Airlines Corporation in June 1994.

    AirTran began flying commercially in July 1994 with one Boeing 737-200 aircraft providing charter services and commenced scheduled flight operations in October 1994. As of August 15, 1997, AirTran operated a fleet of 11 Boeing 737-200A aircraft.

    In addition to AirTran, Airways operates a fixed base operation in Grand Rapids, Minnesota (the "FBO"), which provides private aircraft services, maintenance, fueling, hangar facilities, flight instruction, aircraft parts sales and other ground services to general aviation and government aircraft fleets. The FBO began operations in 1944 and was previously owned by Mesaba Aviation, Inc., a subsidiary of Mesaba Holdings, Inc. Airways currently operates its FBO business under an FAA repair station certificate.

BUSINESS STRATEGY

    AirTran's strategy is based on a commitment to customer service, reliability and affordable service. AirTran's one-way fares currently range from $39 (for flights between two of its outstations) to $229.

    AirTran's affordable service strategy depends on maintaining competitive operating cost levels. In the fiscal year ended March 31, 1997 ("fiscal 1997"), AirTran's total cost per ASM was 8.04c, resulting in a 73% break-even load factor. AirTran's fixed aircraft expenses (including hull insurance and depreciation expense) were 9.6% of operating expenses during fiscal 1997.

FARES, ROUTE SYSTEM AND SCHEDULING

    AirTran provides direct scheduled passenger air service between Orlando and cities principally in the eastern half of the United States. AirTran's strategy in developing its route system is to serve medium-sized cities from which direct service to Orlando is not typically provided by the major airlines. This strategy involves flying long stage lengths to medium-sized markets on a low frequency basis. Stage lengths range from approximately 152 miles (for the interstation flights between Kansas City and Omaha) to 1,140 miles and service is provided to most markets on a one-flight-per-day schedule.

    AirTran generally offers four fare levels in each of its markets. The number of seats available at each fare level is set according to market conditions. AirTran may also offer promotional fares in certain markets. Tickets are non-refundable but travel dates can be changed prior to departure for a $35 fee. All fares are sold on a one-way basis without any minimum, maximum or required overnight stay. The following table shows the expansion of AirTran's scheduled route system and fleet through June 30, 1997.

   AS OF             TOTAL NUMBER  DEPARTURES
 MONTH END           OF AIRCRAFT   PER MONTH   SCHEDULED CITIES ADDED
---------------------------------------------------------------------------------------
FISCAL YEAR 1995:
  October                 2         164        Orlando, Providence*, Hartford*,
                                               Huntsville*, Knoxville & Newburgh
  November                2         192        -
  December                3         317        Ft. Lauderdale* and Islip*
  January                 3         326        -
  February                3         266        Cincinnati, Albany, and Syracuse
  March                   4         362        Omaha

FISCAL YEAR 1996:
  April                   4         354        -
  May                     4         428        Nashville*
  June                    4         412        -
  July                    4         426        -
  August                  6         714        San Antonio*, Dayton, Birmingham*, and
                                               Buffalo
  September               6         642        -
  October                 7         880        Dallas* , Greenville/Spartanburg,
                                               Kansas
                                               City and Norfolk
  November                7         874        -
  December                8         883        -
  January                 9         929        -
  February               10       1,126        Allentown, Canton/Akron, and Rochester
  March                  10       1,223        Richmond

FISCAL YEAR 1997:
  April                  10       1,209        -
  May                    10       1,135        -
  June                   10       1,106        Greensboro
  July                   10       1,315        -
  August                 10       1,280        -
  September              10         963        -
  October                10       1,045        Chattanooga*
  November               10       1,020        Toledo
  December               10       1,034        Bloomington/Normal
  January                10       1,060        -
  February               10       1,075        Harrisburg, Charleston* and Columbia*
  March                  10       1,437        DesMoines and Moline

FISCAL YEAR 1998:
  April                  10       1,357        -
  May                    10       1,290        -
  June                   10       1,245        -

*   Service to these locations was subsequently discontinued.

MAINTENANCE AND REPAIRS

  Aircraft maintenance consists of routine maintenance and major overhauls. Routine maintenance is performed in Orlando and at AirTran's newest maintenance station in Greensboro, North Carolina by AirTran's employees. In other cities, that work is performed by FAA-approved contractors. Major overhauls or heavy checks are performed by a contractor approved by the FAA to work on Boeing 737-200 aircraft.

  AirTran's aircraft were manufactured between 1968 and 1985. AirTran believes that its aircraft are mechanically reliable but that its maintenance costs may be higher (including costs to comply with FAA aging aircraft requirements and procedures) than maintenance costs associated with newer fleets.

  AirTran maintains an inventory of rotable aircraft parts and supplies for routine maintenance and obtains parts for major overhauls from vendors and manufacturers when needed. Due to the large number of 737 aircraft in commercial operation, AirTran expects that a reliable supply of replacement engines and parts will continue to be available at market prices.

AIRCRAFT

  AirTran's fleet currently consists of seven leased and four owned Boeing 737-200 aircraft with average capacities of 126 passengers. The lease terms range from three to seven years and require monthly lease payments of $50,000 to $142,000 as well as reserve payments for major engine and airframe overhauls.

  According to FAA rules, AirTran's fleet must comply with the FAA's Stage 3 noise level requirements on the same schedule as ValuJet. Six of AirTran's 11 aircraft currently meet Stage 3 requirements. AirTran intends to remain in compliance with noise requirements through the acquisition of Stage 3 aircraft and the installation of hush kits on Stage 2 aircraft presently in its fleet. Hush kits certified by the FAA for the Boeing 737-200 aircraft are available at an installed cost of approximately $1.5 million per aircraft.

FUEL

  The cost of jet fuel, related taxes and fueling fees is AirTran's largest operating expense, accounting for 19.5% of total operating costs in 1997. Jet fuel costs are subject to wide fluctuations, primarily resulting from changes in supply and the effects of world events. These changes make predicting the cost of jet fuel difficult. Increases in fuel prices could have a materially adverse effect on AirTran's operating results. AirTran has not entered into any fixed-price or guaranteed delivery contracts for fuel.

  AirTran's fleet is not as fuel efficient as competitors' fleets comprised of newer, more efficient jet aircraft. As a result, a significant increase in the price of jet fuel would disproportionately affect AirTran's costs as compared to such competitors. AirTran intends to pass on fuel cost increases through increased fares, but there can be no assurance that AirTran's competitive fare advantage would not be negatively impacted by such fare increases.

INSURANCE

  AirTran carries the types of insurance customary in the airline industry, including coverage for public liability, passenger liability, property damage, aircraft loss or damage, baggage and cargo liability and workers' compensation. AirTran believes that this insurance is adequate in amount and risk covered. There can be no assurance, however, that the insurance coverage would be sufficient to protect AirTran adequately in the event of a catastrophic accident.

SEASONALITY

  Seasonal factors, primarily weather conditions and passenger demand, are expected to affect AirTran's monthly passenger boardings. AirTran generally experiences diminished demand in late spring, early fall and mid-winter.

COMPETITION AND INDUSTRY CONSIDERATIONS

  AirTran's competition includes carriers with substantially greater financial resources. Fare levels and passenger demand are negatively affected by a number of factors, including the general state of the economy and intense fare competition in the industry.

MARKETING

  AirTran's marketing objective is to build on the growing awareness of its service and benefits in the markets served. The message is focused on leisure travelers and travel agents.

EMPLOYEES

 As of March 31, 1997, Airways had 592 full-time equivalent employees.

  Management personnel directly involved in the supervision of flight operations, training, maintenance and aircraft inspection must meet certain experience levels set by the FAA. Under FAA regulations, pilots are required to be licensed as commercial pilots, with specific ratings for the type of aircraft flown, and must also be medically certified as physically fit. In order to maintain licenses and medical certifications, pilots must satisfy periodic continuation requirements, including recurrent training and recent flying experience. Mechanics, quality control inspectors and flight dispatchers must also be licensed and qualified for specific aircraft. Flight attendants are required to have initial and periodic competency fitness training and certification. As required by FAA regulations, all of these employees must undergo pre-employment and periodic drug testing as well as employment and background checks.

AIRPORT OPERATIONS

  AirTran's operations are based largely at the Orlando International Airport, where it maintains its aircraft fleet. In Orlando, AirTran's employees provide passenger services, catering and cleaning of the aircraft. All other ground services are provided by contractors. In most other cities served by AirTran, contractors, including major airlines, provide all ground handling services, including passenger services. Ground handling services include greeting and serving passengers at check-in, gate and baggage claim areas, catering, guiding aircraft to and from gates, baggage handling services, aircraft cleaning, lavatory and water servicing, de-icing and certain overnight aircraft maintenance services. AirTran has at least one employee at each of the cities it serves to promote sales and oversee its operations.

REAL PROPERTY

  AirTran's principal executive offices are located two miles from the Orlando International Airport in a leased facility consisting of approximately 11,500 square feet of office space. This facility houses the executive offices of both Airways and AirTran as well as the general administrative staff, reservations staff and computer systems of AirTran. The lease agreement for this facility expires in October 1998 and requires monthly lease payments of approximately $14,000. In January 1996, AirTran entered into a ground lease with the Greater Orlando Aviation Authority expiring in 2016 and a purchase agreement with Page AvJet Corporation to acquire an aircraft hangar of approximately 70,000 square feet at the Orlando International Airport for its operations staff, including flight operations and station operations, and its maintenance staff, records, inventory and personnel training facilities. AirTran paid $3.6 million for the hangar, improved the facilities and makes monthly ground lease payments of approximately $8,900. The FBO's principal offices are located in one leased and one owned facility at the Grand Rapids Itasca County Airport in Grand Rapids, Minnesota.


                               SECURITY OWNERSHIP

VALUJET AFTER THE MERGER

  At and after the Effective Date, by reason of the conversion of Airways Common Stock into ValuJet Common Stock, the equity ownership of ValuJet will be shared by the persons who were holders of ValuJet Common Stock and Airways Common Stock immediately prior to the Effective Date. Accordingly, the equity interest which each holder of

ValuJet Common Stock or Airways Common Stock holds in ValuJet or Airways, as the case may be, immediately prior to the Effective Date will be converted into a smaller percentage ownership interest in a larger company.

  As a result of the Merger, immediately after the Effective Date the current holders of ValuJet Common Stock will hold ____% of the then outstanding shares of ValuJet Common Stock, and the current holders of Airways Common Stock will hold ____% of the then outstanding shares of ValuJet Common Stock, assuming in each case that no outstanding options or warrants are exercised. Assuming the exercise of all outstanding options and warrants to purchase ValuJet Common Stock and Airways Common Stock that are currently exercisable or that become exercisable within 60 days, the current holders of ValuJet Common Stock would hold ____% of outstanding shares of ValuJet after the Effective Date and the current holders of Airways Common Stock would own the remaining ____%. The percentage of outstanding shares of ValuJet Common Stock to be beneficially owned by the current officers and directors of ValuJet as a group will be ____%, and the percentage of outstanding shares of ValuJet Common Stock to be beneficially owned by the current officers and directors of Airways as a group will be ____%, assuming in each case the exercise of all outstanding options to acquire ValuJet Common Stock or Airways Common Stock held by the respective officer and director group currently exercisable or exercisable within 60 days and that no other such options, including options held by the other officer and director group, are exercised.


                             PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF VALUJET

  The following table sets forth, as of July 31, 1997, certain information with respect to ValuJet's Common Stock owned beneficially by each ValuJet director, by all executive officers and directors as a group and by each person known by ValuJet to be a beneficial owner of more than 5% of the outstanding Common Stock of ValuJet. Except as noted in the footnotes, each of the persons listed has sole investment and voting power with respect to the shares of ValuJet Common Stock included in the table.

                                                Number of Shares         Percent
Name of Beneficial Owner                     Beneficially Owned (1)  of Ownership (2)
-------------------------------------------  ----------------------  ----------------

Lewis H. Jordan (3)........................        5,289,540              9.1%
Robert L. Priddy (4).......................        4,140,000              7.4%
Maurice J. Gallagher, Jr. (5)..............        3,475,000              6.3%
Timothy P. Flynn (6).......................        2,282,000              4.2%
Don L. Chapman (7).........................           79,000                *

All Executive Officers and Directors as a
group (10 persons) (2)(3)(4)(5)(6)(7)(8)...       15,455,740             26.2%

________________________________

*   Less than 1%

(1) Information with respect to beneficial ownership is based upon information furnished by each owner.

(2) The percent of outstanding Common Stock owned is determined by assuming that in each case the person only, or group only, exercised his or its rights to purchase all shares of Common Stock underlying presently exercisable stock options.

(3) Includes options to purchase 3,040,000 shares of Common Stock which are presently exercisable and also includes 100,000 shares owned by a trust under which Mr. Jordan is a beneficiary. Mr. Jordan's address is 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349.

(4) Includes options to purchase 640,000 shares of Common Stock which are presently exercisable. Excludes 100,000 shares of Common Stock owned by Mr. Priddy's daughter and son-in-law, with respect to which Mr. Priddy disclaims any beneficial ownership. Mr. Priddy's address is 1800 Phoenix Boulevard, Suite 126, Atlanta, Georgia 30349.

(5) Includes options to purchase 155,000 shares of Common Stock which are presently exercisable, 3,539,000 shares of Common Stock owned by the Gallagher/Moritz Family Trust under which Mr. Gallagher is a trustee and beneficiary, and 157,500 shares of Common Stock owned by the Gallagher/Moritz 1992 Trust under which Mr. Gallagher's children are beneficiaries. Also includes 30,000 shares of Common Stock owned by a trust for the benefit of Mr. Gallagher's sisters with respect to which Mr. Gallagher is a trustee. Mr. Gallagher's address is 6900 Westcliff Drive, Suite 505, Las Vegas, Nevada 89128.

(6) Includes options to purchase 5,000 shares of Common Stock which are presently exercisable and 120,000 shares of Common Stock owned by Mr. Flynn's children. Mr. Flynn's address is 6900 Westcliff Drive, Suite 505, Las Vegas, Nevada 89128.

(7) Includes 69,000 shares of Common Stock owned by a corporation in which Mr. Chapman is an officer and sole stockholder and options to purchase 10,000 shares of Common Stock which are presently exercisable.

(8) In addition to outstanding shares of Common Stock owned by Executive Officers not named in the table, also included are options to purchase 88,400, 31,000 and 36,600 shares of Common Stock by Stephen C. Nevin, Thomas Kalil and M. Ponder Harrison, respectively, which are presently exercisable.


SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS OF AIRWAYS

  The following table sets forth, as of July 31, 1997, certain information with respect to Airways' Common Stock owned beneficially by each Airways director, by all executive officers and directors as a group and by each person known by Airways to be a beneficial owner of more than 5% of the outstanding Common Stock of Airways. Except as noted in the footnotes, each of the persons listed has sole investment and voting power with respect to the shares of Airways Common Stock included in the table.

Name of                                   Number of Shares          Percent of
Beneficial Owner                    Beneficially Owned (1)(2)(3)   Ownership (1)
----------------------------------  -----------------------------  -------------

Carl R. Pohlad                               1,379,310               15.33%
Lowell T. Swenson                              462,748 (4)            5.10%
Robert D. Swenson                              707,895 (5)            7.54%
Alan R. Stephen                                 42,000                   *
John K. Ellingboe                               29,620                   *
Roger T. Munt                                   10,000                   *
All directors and executive
officers as a group (11 persons)               890,515                9.37%

_________________________________

*    Less than 1%.

(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof have been exercised.

(2) Includes shares which may be acquired within the next 60 days in the following amounts by exercise of stock options: R. D. Swenson -- 325,000;
    A. Stephen -- 8,000; J. Ellingboe -- 8,000; R. Munt -- 8,000; and all directors and executive officers as a group -- 444,000.

(3) The shares shown do not include the following shares of Common Stock which are subject to stock options that are not exercisable within the next 60 days: A. Stephen -- 4,000; J. Ellingboe -- 4,000; R. Munt -- 4,000; and all directors and executive officers as a group -- 97,000.

(4) Includes 100,000 shares of Common stock for which Mr. Swenson shares voting power with his wife.

(5) Includes (i) 83,220 shares of Common Stock held by Mr. Swenson's wife and
    (ii) 69,720 shares of Common Stock Mr. Swenson holds as custodian for his minor children.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION - VALUJET

          The following table shows, for the fiscal years ended December 31, 1994, December 31, 1995, and December 31, 1996, the cash compensation paid by ValuJet, as well as certain other compensation paid or accrued for such year, for ValuJet's Chief Executive Officers and four most highly compensated Executive Officers other than the Chief Executive Officer. Such table also indicates all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                    ANNUAL COMPENSATION             AWARDS
                                           ------------------------------------  ------------
                                                                        Other                        All
Name and                                                               Annual                       other
Principal                                                             Compen-       Options        Compen-
Position                             Year  Salary ($)  Bonus ($)      sation($)       (#)          sation ($)
-----------------------------------  ----  --------  -----------  -------------  ----------     ------------

Robert L. Priddy                     1996   135,781            0             0        None             0
   Chairman of the Board,            1995   150,000      250,000             0     290,000             0
   Chief Executive Officer (1)       1994   150,000      225,000             0     350,000             0

Lewis H. Jordan                      1996   135,781            0             0        None             0
   President, Chief                  1995   150,000      250,000        17,507(3)  290,000             0
   Operating Officer (2)             1994   150,000      225,000        35,721(3)  350,000             0

Stephen C. Nevin                     1996   105,480            0             0        None             0
   Senior Vice President -           1995   100,000       38,000             0      26,000             0
   Finance, Chief Financial          1994    59,452       70,000             0     180,000        30,000(5)
   Officer (4)

James R. Jensen                      1996   110,465            0                     5,000        30,000(5)
  Senior Vice President -
  Maintenance and Engineering (6)

Thomas Kalil                         1996   105,480            0                       None            0
  Senior Vice President -            1995    65,206       30,000                     55,000        5,000(5)
  Customer Service (7)

_________________________________

(1) The options granted to Mr. Priddy during 1994 include options to purchase 150,000 shares of Common Stock at $3.75 per share granted in January 1995 as a part of Mr. Priddy's 1994 compensation package. The options granted to Mr. Priddy during 1995 include options to purchase 250,000 shares of Common Stock at $18.375 per share granted in January 1996 as a part of Mr. Priddy's 1995 compensation package.

(2) The options granted to Mr. Jordan during 1994 include options to purchase 150,000 shares of Common Stock at $3.75 per share granted in January 1995 as a part of Mr. Jordan's 1994 compensation package. The options granted to Mr. Jordan during 1995 include options to purchase 250,000 shares of Common Stock at $18.375 per share granted in January 1996 as a part of Mr. Jordan's 1995 compensation package.

(3) Consists of reimbursements of moving and related expenses which were paid in accordance with the terms of his employment agreement with ValuJet.

(4) Mr. Nevin commenced employment with ValuJet on May 9, 1994, and therefore, the compensation shown for him for 1994 is for the period from May 9, 1994 to December 31, 1994. The options granted to Mr. Nevin during 1995 include options to purchase 14,000 shares of Common Stock at $18.375 per share granted in January 1996 as a part of Mr. Nevin's 1995 compensation package.

(5) The amounts indicated are amounts paid by ValuJet for moving and related expenses.

(6) Mr. Jensen commenced employment with ValuJet in July 1996, and therefore, the compensation shown for him for 1996 is for the period from July 1996 through December 1996.

(7) Mr. Kalil commenced employment with ValuJet in May 1995, and therefore, the compensation shown for him for 1995 is for the period from May 1995 through December 1995. The options granted to Mr. Kalil during 1995 include options to purchase 15,000 shares of Common Stock at $18.375 per share granted in January 1996 as a part of Mr. Kalil's 1995 compensation package.

EMPLOYMENT AGREEMENTS - VALUJET

          D. Joseph Corr. ValuJet's employment agreement with Mr. Corr provides for a three year term, a base salary of $250,000 per year, bonuses of up to $250,000 per year based on the performance of ValuJet and severance pay equal to one year's base salary in the event Mr. Corr's employment is terminated by ValuJet without cause. Under the agreement, Mr. Corr is also entitled to reimbursement of certain temporary living and moving expenses.


STOCK OPTION PLANS - VALUJET

          ValuJet has three existing stock option plans ("Stock Option Plans"): the 1993 Stock Option Plan (the "1993 Plan") and the 1994 Stock Option Plan (the "1994 Plan") and the 1996 Stock Option Plan (the "1996 Plan").

          A total of 4,800,000 shares of Common Stock are reserved for issuance under the 1993 Plan. As of December 31, 1996, options to purchase 4,325,300 shares have been granted under the 1993 Plan, of which options to purchase 1,352,000 shares have been exercised and options to purchase 104,500 shares have lapsed due to employment terminations prior to vesting. At such date, options to purchase 2,868,800 shares were outstanding under the 1993 Plan at an average option price of $2.26 per share and options for up to 579,200 additional shares may be granted under the 1993 Plan. The 1993 Plan contemplates that options will be granted to officers, directors and other key employees of ValuJet. An optionee must remain an employee of ValuJet to retain his options. If such status terminates, other than by reason of the death of the optionee, the options will expire within three months of the termination.

          The exercise price of the options granted under the 1993 Plan cannot be less than the fair market value of the Common Stock on the date the option is granted, as determined by the Compensation Committee or the Board of Directors. Options granted under the 1993 Plan may be subject to vesting schedules which defer the optionees' rights to exercise the option. The terms of the options and the dates after which they become exercisable are established by the Compensation Committee of the Board of Directors, subject to the terms of the 1993 Plan. All options granted to date under the 1993 Plan vest over a five year period.

          Options granted under the 1994 Plan and 1996 Plan may be either incentive stock options or nonqualified options. The 1994 Plan and 1996 Plan contemplate that options may be granted to directors, key employees and consultants of ValuJet. The exercise price of the options granted under the 1994 Plan and 1996 Plan will be determined by the Compensation Committee of the Board of Directors. Options granted under the 1994 Plan and 1996 Plan may be subject to vesting schedules which defer the optionees' rights to exercise the option. The terms of the options and the dates after which they become exercisable are established by the Compensation Committee of the Board of Directors, subject to the terms of the 1994 Plan.

          A total of 4,000,000 shares of Common Stock are reserved for issuance under the 1994 Plan. As of December 31, 1996, options to purchase 3,925,100 shares have been granted under the 1994 Plan, of which options to purchase 303,810 have been exercised and options to purchase 316,560 shares have lapsed due to employment terminations prior to vesting. At that date, options to purchase 3,304,730 shares were outstanding under the 1994 Plan at an average option price of $6.87 per share and options for up to 391,460 additional shares may be granted under the 1994 Plan. Of the options granted under the 1994 Plan, options to purchase 1,296,465 shares are incentive stock options and options to purchase 2,008,265 shares are nonqualified options. Options granted under the 1994 Plan generally vest over a five year period except for certain options granted to certain officers and Directors of ValuJet.

          A total of 5,000,000 shares of Common Stock are reserved for issuance under the 1996 Plan. As of March 10, 1997, options to purchase 450,000 shares have been granted and are outstanding under the 1996 Plan, all of which have been granted at a price of $7.125 per share. No options have been exercised or have lapsed. Options for up to an additional 4,550,000 shares may be granted under the 1996 Plan. Of the options granted under the 1996 Plan, options to purchase 42,105 shares are incentive stock options and options to purchase 407,895 shares are nonqualified options.

          ValuJet has from time to time granted stock options under the Stock Option Plans in order to provide certain officers, directors, employees and consultants with a competitive total compensation package and to reward them for their contribution to ValuJet's performance. These grants of stock options are designed to align the individual's interest with that of the Stockholders of ValuJet.

          The number of shares and per share stock prices indicated above have been adjusted to reflect the two separate 2-for-1 stock splits paid to Stockholders in the form of 100% stock dividends in April 1995 and November 1995.

VALUJET'S OPTION GRANTS IN LAST FISCAL YEAR

          The table below sets forth information regarding all stock options granted in the 1996 fiscal year under ValuJet's Stock Option Plans to those Executive Officers of ValuJet named in the Compensation Table above:

                                               % of
                                              Total                    Market
                              Number of      Options                    Price
                             Securities      Granted to               or Fair                            Potential Realized
                             Underlying      Employees                 Value                            Assumed Annual Rates of
                              Options        in Fiscal   Exercise     on Date        Expiration        Stock Price Appreciation
                              Granted         Year(2)    Price        of Grant          Date             5%               10%
                            -----------     ----------  --------     ---------       ----------        --------------------------

Robert L. Priddy              None(1)
Lewis H. Jordan               None(1)
Stephen C. Nevin              None(1)
James R. Jensen               5,000            1.0%      $11.50        $11.50       July 8, 2006        $36,161          $91,640
Thomas Kalil                  None(1)

___________________________________

(1) Excludes options to purchase an aggregate of 529,000 shares at $18.375 per share granted in January 1996 to the Executive Officers indicated as a part of their respective 1995 compensation packages.

(2) Excludes options to purchase an additional 391,800 shares at $18.375 or $21.375 to other employees as a part of their respective 1996 compensation packages.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of ValuJet's stock.


VALUJET - AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

    The following table shows aggregate exercises of options during 1996 and the values of options held by ValuJet's Executive Officers as of December 31, 1996.

                                                                Number of          Value of Unexercised
                                                           Unexercised Options     In-The-Money Options
                                                          December 31, 1996 (#)   December 31, 1996 (2)
                    Shares Acquired        Value             Exercisable (E)/       Exercisable (E)/
Name                on Exercise (#)       Realized          Unexercisable (U)       Unexercisable (U)
------------------  ---------------  -------------------  ----------------------  ----------------------

Robert L. Priddy             -                  -                 640,000 E           $    1,118,125 E
Lewis H. Jordan              -                  -               3,040,000 E           $   16,168,105 E
Stephen C. Nevin        38,400           $785,400(1)               36,000 E           $      153,250 E
Stephen C. Nevin             -                  -                 131,600 U           $      472,350 U
James R. Jensen              -                  -                   5,000 U                       None
Thomas Kalil                 -                  -                  23,000 E                       None
Thomas Kalil                 -                  -                  32,000 U                       None
--------------------------------------------------------------------------------------------------------

(1) Amount shown is based upon the closing sale price for ValuJet's Common Stock on each date of option exercise, which was $22.56 - $23.00 per share.

(2) Amounts shown are based upon the closing sale price for ValuJet's Common Stock on December 31, 1996, which was $6.44 per share.


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION - AIRWAYS

          The following compensation table sets forth, for the fiscal year ended March 31, 1997 ("1997"), the cash and certain other compensation paid by Airways to its Chief Executive Officer and Airways' other executive officers whose compensation for 1997 exceeded $100,000 (collectively, the "Named Executive Officers"). No other executive officer earned an annual salary and bonus in excess of $100,000 during such year.

                                                                                             Long-Term
                                                   Annual Compensation                  Compensation Awards
                                  ----------------------------------------------------  -------------------
Name and Principal Position              Year           Salary    Bonus   Compensation      Options (#)
--------------------------------  -------------------  ---------  ------  -------------  ------------------

Robert D. Swenson                        1997           $161,088  $    -   $ 78,100 (1)        75,000
  Chairman and Chief Executive           1996             30,771       -             -        250,000
  Officer of Airways,
  Chairman of AirTran

John F. Horn (2)                         1997             42,283       -    115,975 (2)             -
  President of Airways                   1996            140,005   1,855         81           100,000
  and President and Chief
  Executive Officer of AirTran

Mark B. Rinder                           1997            116,800       -             -         10,000
  Vice President, Finance and
  Chief Financial Officer of
  Airways and AirTran

Cathy Hoag                               1997            110,284       -             -         10,000
  Vice President, Sales and

 Marketing of AirTran

_____________________________________
(1) Includes relocation costs ($40,000), rental of a home in Orlando, Florida ($19,600) and the cost of transporting the Swenson family twice annually to their principal home in Anchorage, Alaska ($12,000).

(2) Mr. Horn retired on July 10, 1996 and the other annual compensation includes compensation paid in connection with the post-employment period.


AIRWAYS' OPTION GRANTS IN LAST FISCAL YEAR

          The following table shows all grants of options to the Named Executive Officers of Airways in 1997. The options were granted under the Airways' 1995 Stock Option Plan. Pursuant to SEC rules, the table also shows the value of the options granted at the end of the option terms (six years) if the stock price were to appreciate annually by 5% and 10%, respectively, from the date the options were granted. There is no assurance that the stock price will appreciate at the rates shown in the table.

                                                     Individual Grants
                                  ---------------------------------------------------------           Potential Realized Value
                                                      Percent                                        at Assumed Annual Rates of
                                    Number of     of Total Options                                    Stock Price Appreciation
                                    Securities       Granted to                                           for Option Term
                                    Underlying      Employees in    Exercise or    Expiration        ---------------------------
                                  Options Granted  the Fiscal Year  Base Price        Date               5%             10%
                                  ---------------  ---------------  -----------    -----------        --------        --------
Robert D. Swenson                      75,000           23%           $5.25          7/25/02          $527,663         $697,552

Mark B. Rinder                          5,000            2%            5.25          7/25/02            35,178           46,503

Mark B. Rinder                          5,000            2%            3.00         12/22/02            20,101           26,573

Cathy Hoag                              5,000            2%            5.25          7/25/02            35,178           46,503

Cathy Hoag                              5,000            2%            3.00         12/22/02            20,101           26,573


_______________________________


AIRWAYS - AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

         The following table provides information as to options exercised by each of the Named Executive Officers of Airways during 1997 and the value of options held by such officers at year end.

                                            Number of Securities            Value of Unexercised
                      Shares               Underlying Unexercised           In-the-Money Options
                     Acquired                Options at 3/31/97             at March 31, 1997 (1)
                        on      Value    --------------------------      --------------------------
Name                 Exercise  Realized  Exercisable  Unexercisable      Exercisable  Unexercisable
-------------------  --------  --------  -----------  -------------      -----------  -------------

Robert D. Swenson       -         -           325,000         -           $759,375        $     -
Mark B. Rinder          -         -            30,000     5,000              1,875         13,125
Cathy Hoag              -         -            30,000     5,000              1,875         13,125

_______________________________

(1) The closing sale price of the Airways Common Stock on March 31, 1997 (the last trading day of the Company's fiscal year) as reported by NASDAQ was $5.625 per share. Value is calculated by multiplying (a) the difference between $5.625 and the option exercise price by (b) the number of shares of Common Stock underlying the option.


                              CERTAIN TRANSACTIONS

          Prior to August 1996, ValuJet contracted with Jordan Temporaries, Inc. for temporary personnel and certain recruiting services. Lewis Jordan's daughter is president and a part owner of Jordan Temporaries, Inc. Jordan Temporaries provided ValuJet with flight attendants and ticket and gate agents during 1996. ValuJet's expense to Jordan Temporaries for the services of temporary personnel and recruiting services provided was approximately $4.2 million for the year ending

December 31, 1996. Management of ValuJet believes that the rates paid to Jordan Temporaries were competitive with alternative agencies which provide similar services and that the terms of payment were at least as favorable as available from similar agencies. ValuJet discontinued its relationship with Jordan Temporaries in August 1996.

          ValuJet purchases ground support equipment from Tug Manufacturing Corporation ("Tug") in which Don L. Chapman is an officer and 100% stockholder. The amount of ground support equipment purchased by ValuJet from Tug was approximately $328,000 during 1996. ValuJet intends to continue purchasing such equipment from Tug so long as Tug's equipment meets ValuJet's quality, price and time of delivery requirements. ValuJet began to purchase equipment from Tug prior to Mr. Chapman being elected to ValuJet's Board of Directors and management believes that its purchases from Tug are at competitive prices and terms.



                    COMPARATIVE MARKET PRICES AND DIVIDENDS

VALUJET MARKET PRICES

          The ValuJet Common Stock is traded on NASDAQ under the symbol "VJET". The following table sets forth, for the indicated periods, the high and low closing sales prices for ValuJet Common Stock as reported by NASDAQ for prior periods. Historical share prices have been adjusted to refect the two 2 for 1 splits of the ValuJet Common Stock effective April 1995 and November 1995.


                                  Sales Price
                           -------------------------
Calendar Quarter Ending     High              Low
-------------------------  ------            ------
    1995
    March 31.............  $12.63            $ 4.75
    June 30..............   17.94             12.00
    September 30.........   18.06             13.31
    December 31..........   34.75             15.94

    1996
    March 31.............   27.63             18.50
    June 30..............   27.50              4.50
    September 30.........   14.00              8.38
    December 31..........   12.25              5.94

    1997
    March 31.............    8.75              6.13
    June 30..............    8.00              6.25


AIRWAYS MARKET PRICES

    Since September 1995, Airways' Common Stock has been traded on NASDAQ under the symbol "AAIR." Prior to August 31, 1995, there was no established public trading market for the Airways Common Stock. The following table sets forth quarterly high and low sales prices per share of Airways Common Stock as reported by NASDAQ.

                                  Sales Price
                           -------------------------
Calendar Quarter Ending     High               Low
-------------------------  ------             ------
    1995
    September 30.........  $ 9.00              $7.25
    December 31..........   10.75               7.25



    1996
    March 31.............   11.00    8.12
    June 30..............   10.75    6.75
    September 30.........    7.25    3.50
    December 31..........    5.62    2.88

    1997
    March 31.............    6.38    2.88
    June 30..............    6.25    4.88


    Neither ValuJet nor Airways has ever paid any cash dividends with respect to its stock.

RECENT PRICES

    On ______________, 1997, the last day on which ValuJet Common Stock was traded prior to the mailing of this Joint Proxy Statement/Prospectus, the last reported sales price of ValuJet Common Stock as reported on the NASDAQ was $_______ per share, and, the last reported sale price of Airways Common Stock as reported on NASDAQ was $_______ per share. At the close of trading on July 9, 1997, the date of the last sale reported by the NASDAQ prior to July 10, 1997 (the date the proposed Merger was publicly announced), the last reported sales price of ValuJet Common Stock was $6.81 per share and the last reported sales price of Airways Common Stock was $5.38 per share.

STOCKHOLDERS OF RECORD

    As of the Record Date, there were approximately ______ holders of record of ValuJet Common Stock, and _______ holders of record of Airways Common Stock.


             AIRWAYS CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

    As a consequence of the relocation of Airways' headquarters to Orlando, Florida in 1995, Airways terminated its relationship with the independent public accounting firm of Arthur Andersen LLP ("Arthur Andersen") on September 28, 1995. Arthur Andersen's report on Airways' financial statements for the fiscal year ended March 31, 1995, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. From the time Arthur Andersen was engaged by Airways through the date of Arthur Andersen's dismissal, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

    Airways hired the independent public accounting firm of KPMG Peat Marwick LLP ("KPMG") for the purpose of conducting audits for its 1996 and 1997 fiscal years.


                             VALUJET CAPITAL STOCK

GENERAL

    The authorized Capital Stock of ValuJet consists of 1,000,000,000 shares of Common Stock, $.001 par value per share and 5,000,000 shares of Preferred Stock, $.01 par value per share. As of ____________, 1997, ValuJet had outstanding _______ shares of Common Stock owned by _________ holders of record.

    Any Preferred Stock that may be issued shall have the rights, terms and preferences delineated by ValuJet's Board of Directors in a certificate filed with the Secretary of State of Nevada. As of the date of this Joint Proxy Statement/Prospectus, no shares of Preferred Stock have been issued. The Board of Directors of ValuJet has no present intention to authorize the issuance of any series of Preferred Stock. See "Anti-Takeover Provisions of Articles of Incorporation and By-laws of ValuJet" below.

    Holders of the Common Stock of ValuJet are entitled to cast one vote per share on all matters submitted to a vote of stockholders. Such holders are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Holders of ValuJet Common Stock do not have any preemptive, subscription, redemption or conversion rights. Upon any liquidation of ValuJet, holders of ValuJet Common Stock are entitled to share ratably in the net assets of ValuJet available for distribution after payment or provision for all debts and obligations of ValuJet and any preferences attributable to any series of Preferred Stock outstanding. Shares of ValuJet Common Stock issued in connection with the Merger will be fully paid and non-assessable.

ANTI-TAKEOVER PROVISIONS OF ARTICLES OF INCORPORATION AND BY-LAWS OF VALUJET

    The Board of Directors of ValuJet, without approval of its stockholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other provisions of a particular series of Preferred Stock. The issuance of Preferred Stock could, among other things, adversely affect the voting power or other rights of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of ValuJet.

    Under the By-law Amendment being submitted to a vote of the ValuJet stockholders, the Board of Directors of ValuJet in place after the Merger will not be subject to reelection until the 1999 annual meeting of ValuJet stockholders.

    Under ValuJet's By-laws, special meetings of the stockholders of ValuJet may be called only by a majority of the Board of Directors in office or by stockholders holding not less than 25% of the voting power of the corporation. Action may be taken by Stockholders without a meeting by written consent setting forth the action taken signed by Stockholders holding at least a majority of the voting power, unless a greater vote is required (i) under the corporation's Articles of Incorporation, (i) under a Certificate or Rights, Preferences and Privileges filed in accordance with the laws of the State of Nevada, or (iii) under Nevada law.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

    The right of the Stockholders to sue any director for misconduct in conducting the affairs of ValuJet is limited by that company's Articles of Incorporation and Nevada statutory law to cases for damages resulting from breaches of fiduciary duties involving acts or omissions involving intentional misconduct, fraud, knowing violations of the law or the unlawful payment of dividends. Ordinary negligence is not a ground for such a suit. The statute does not limit the liability of directors or officers for monetary damages under the Federal securities laws.

    ValuJet also has the obligation, pursuant to ValuJet's By-laws, to indemnify any director or officer of ValuJet for all expenses incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed while acting in the course and scope of the person's duties, if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of ValuJet, and with respect to criminal actions, had no reasonable cause to believe the person's conduct was unlawful, provided that such indemnification is made pursuant to then existing provisions of Nevada General Corporation Law at the time of any such indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling ValuJet pursuant to the foregoing provisions, ValuJet has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

            COMPARISON OF RIGHTS OF HOLDERS OF VALUJET COMMON STOCK
                      AND HOLDERS OF AIRWAYS COMMON STOCK

GENERAL

    If the Merger is consummated, holders of Airways Common Shares will become holders of ValuJet Common Stock, and the rights of such former Airways stockholders will be governed by the laws of the State of Nevada and by the ValuJet Articles of Incorporation ("ValuJet Articles") and the ValuJet By-laws. The rights of former Airways stockholders under the Delaware General Corporation Law ("DGCL"), the Airways Charter and the Airways Bylaws differ in certain respects from the rights of ValuJet stockholders under the Nevada Revised Statutes ("NRS"), the ValuJet Articles and the ValuJet By-laws. Certain of these differences are summarized below. This summary is qualified in its entirety by reference to the full text of such documents.

ANTI-TAKEOVER PROTECTION

    Stockholder Approval. Except as indicated below, under the DGCL, a merger or consolidation generally must be approved by the holders of a majority of all of the outstanding stock of each constituent corporation entitled to vote. The sale of all or substantially all of the assets of a corporation must be approved by the holders of a majority of the outstanding stock entitled to vote. The DGCL does not require a stockholder vote of the surviving corporation in a merger, unless required by the surviving Corporation's certificate of incorporation, if (i) the merger agreement does not amend the existing certificate of incorporation, (ii) each share of stock (including treasury shares) of the surviving corporation before the merger is to be identical after the merger and (iii) the number of shares of stock to be issued by the surviving corporation in the merger, plus those initially issuable upon conversion of any other shares, do not exceed 20% of the shares of stock outstanding immediately prior to the effective date of the merger. In addition, no stockholder approval is required if the acquiring corporation owns 90% or more of the outstanding shares of the acquired corporation. The Airways Bylaws and Charter do not alter or address these provisions.

    Unless the constituent corporation's articles of incorporation, by-laws or board of directors require a greater vote, the NRS generally require that a merger be approved by (i) a majority of all votes entitled to be cast on the matter, voting as a single group and (ii) a majority of all the votes entitled to be cast by each voting group entitled to vote separately on the plan as a voting group. The sale of all or substantially all of the assets of a corporation must be approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter, regardless of voting groups, unless the articles of incorporation require a greater vote. Stockholders of the surviving domestic corporation need not approve a merger if (i) the articles of incorporation of the surviving domestic corporation will not differ from its articles before the merger; (ii) each stockholder of the surviving domestic corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; (iii) the number and kind of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger, and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger. The ValuJet Articles and By-laws do not alter or address these provisions.

    Business Combinations. Section 203 of the DGCL prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with "interested stockholders" (generally defined to include persons beneficially owning 15% or more of the corporation's outstanding voting stock or affiliates or associates of the corporation who owned 15% or more of the outstanding voting stock during the three prior years) for a period of three years following the time that such stockholder became an interested stockholder. The DGCL permits business combinations with interested stockholders if (i) prior to the stockholder's becoming an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee stock plans or (iii) certain supermajority votes are obtained. The Airways Articles do not contain a provision opting out of Section 203.

    Section 78.438 of the NRS prohibits a domestic corporation from entering into certain business combination transactions, including mergers, with "interested stockholders" (defined to include persons beneficially owning 10% or more of the voting power of the outstanding voting shares of the corporation or affiliates or associates of the corporation who owned 10% or more of the outstanding voting stock during the three prior years) for a period of three years after the interested stockholder or stockholders acquired shares of the corporation unless the combination or the purchase of shares made by the interested stockholder is approved by the board of directors of the resident domestic corporation before the date that the interested stockholder acquired its shares. The NRS merger provisions apply to all Nevada resident domestic corporations that have a class of voting shares registered with the Securities and Exchange Commission unless the corporation's articles of incorporation opt out. The ValuJet Articles do not contain such an opting out provision.

    Blank Check Preferred Stock. The DGCL permits corporations to issue one or more series of stock within any class thereof, which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed in the certificate of incorporation or any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by the board of directors pursuant to authority expressly vested in it by the provisions of the certificate of incorporation. The Airways Charter expressly authorizes the board of directors, upon the filing of a certificate pursuant to the applicable law of the State of Delaware, to issue 1,000,000 shares of such "blank check" preferred stock. No series of preferred stock has been authorized under the Airways Charter nor are there any shares of Airways preferred stock outstanding.

    The NRS provide that the classes, series and number of shares which the corporation is authorized to issue must be set forth in the articles of incorporation. The NRS require that if a corporation desires to have more than one class or series of stock, the articles of incorporation must prescribe, or vest authority in the board of directors to prescribe, prior to their issuance, the classes, series and number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of stock. The NRS permit the authorization of one or more classes of stock that have special rights and powers including specified voting, distribution or redemption rights. The ValuJet Articles authorize the board of directors to issue 5,000,000 shares of preferred stock and to determine the relative rights and preferences of any class or series of preferred stock. No series of preferred stock has been authorized under the ValuJet Articles nor are there any shares of ValuJet preferred stock outstanding.

    Advance Notice Requirements. The Airways Bylaws provide that an annual meeting of stockholders wil be held at such date and time as the Airways Board designates. Section 211 of the DGCL provides that if an annual meeting has not been held for a period of 13 months after the corporation's last annual meeting, any stockholder or director may apply to the Delaware Court of Chancery to order that a meeting be held.

    The ValuJet By-laws provide that if an annual meeting has not been called and held by June 30 of any year, such meeting may be called by the holders of 10% or more of the outstanding voting power of the corporation. At the annual meeting, the stockholders shall elect a board of directors and transact other properly brought business.

APPRAISAL RIGHTS

    Under the DGCL, stockholders of corporations not surviving a merger have the right to serve upon the corporation a written demand for appraisal of their shares in certain circumstances. Unless otherwise provided in the certificate of incorporation, this right is not available if (i) the shares of the corporation are listed on a national securities exchange or designated as a national market system security by Nasdaq or held of record by more than 2,000 stockholders or (ii) the corporation is the surviving corporation and no vote of its stockholders is required. Notwithstanding these provisions, appraisal rights are available if stockholders are required to accept any form of consideration for their shares other than (i) shares of the surviving corporation, (ii) shares of any other corporation listed on a national securities exchange or designated as a national market system security by Nasdaq or held of record by more than 2,000 stockholders or (iii) cash in lieu of fractional shares, or any combination thereof. Stockholders entitled to appraisal rights who properly perfect those rights subsequently receive cash from the corporation equal to the fair value of their shares as established by judicial appraisal (exclusive of any element of value arising from the accomplishment or expectation of the merger). Corporations may enlarge these statutory rights in their certificates of incorporation. The Airways Charter contains no such provision enlarging these statutory rights.

    The NRS grant stockholders the right to dissent and receive payment of the fair value of their shares in the event of certain corporate actions, including certain mergers such as where stockholders are required to approve the merger transaction. The plan of merger does not require the approval of the stockholders as the surviving domestic corporation where the number of voting shares outstanding immediately after the merger plus the number of voting shares issued as a result of the merger will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger. The right to dissent and receive payment is not available when the affected shares are listed on a national securities exchange or designated as a National Market Security by Nasdaq or held by more than 2,000 stockholders unless (i) the articles of incorporation or a resolution of the board of directors approving the transaction provide otherwise or (ii) in a plan of merger or share exchange, stockholders are required to accept anything other than shares of the surviving corporation or another publicly held corporation (except for payments in lieu of fractional shares). The ValuJet Articles do not modify these limitations on dissenters' appraisal rights.

AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION

    The DGCL permits a corporation to amend its certificate of incorporation so long as the amended certificate of incorporation contains only provisions permissible in an original certificate of incorporation filed when the amendment is filed. Any amendment to a certificate of incorporation requires the approval of a majority of the stockholders entitled to vote. Without limiting the general power of amendment, the DGCL specifically allows a corporation to amend its certificate of incorporation so as to (i) change its corporate name, (ii) change the nature of its business or its corporate powers and purposes, (iii) increase, decrease or reclassify its authorized capital stock, (iv) cancel or otherwise affect the right of the holders of the shares of any class to receive accrued, undeclared dividends, (v) create new classes of stock or (vi) change the duration of the corporate charter.

    Under the NRS, every amendment of articles of incorporation adopted after a corporation has issued stock must be effected by the board of directors adopting a resolution setting out the proposed amendment, declaring its advisability, and calling a meeting of stockholders entitled to vote to consider and vote on the resolution. When the proposal is approved by a majority of the stockholders or as otherwise provided, then a certificate setting forth the amendment must be prepared, executed and filed with the Secretary of State.

AMENDMENTS TO BY-LAWS

    Under the DGCL, the power to adopt, amend or repeal bylaws rests with those stockholders entitled to vote; however, any corporation's certificate of incorporation may additionally confer such power upon the directors. The Airways Charter expressly authorizes the Airways Board to make, amend, rescind or repeal the Airways Bylaws, without the assent of the stockholders, by a majority vote of the total number of authorized directors. Under the DGCL, conferring the power to adopt, amend or repeal bylaws upon the directors does not divest or limit the stockholders' power to adopt, amend or repeal bylaws. The Airways Charter however, expressly requires that Airways Bylaws fixing the number of directors or their classifications, qualifications, or terms of office, or prescribing procedures for removing directors or filling vacancies in the board shall not be adopted, amended or repealed by the stockholders, except by the vote of the holders of not less than 75% of the total voting power of all shares of the corporation entitled to vote in the election of directors (voting together as a single class).

    The NRS empower any private corporation to make by-laws for the mangement, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its stockholders. The ValuJet By-laws reserve the right of the ValuJet Board of Directors to amend the By-laws by majority vote at any meeting of the Board. The ValuJet By-laws do not provide for the stockholders to repeal, amend, adopt or alter the corporation's By-laws, nor do they require that the stockholders be notified of the intention to alter or repeal the By-laws.

PREEMPTIVE RIGHTS

    Under the DGCL stockholders have no preemptive rights to subscribe to any additional issues of stock of the corporation unless and except to the extent that the certificate of incorporation expressly grants such rights. The Airways Charter does not contain a provision granting preemptive rights.

    Under the NRS, stockholders of a corporation organized on or after October 1, 1991 do not have preemptive rights to acquire the corporation's unissued shares except to the extent provided by the articles of incorporation. The ValuJet Articles expressly deny the holders of shares in the corporation any preemptive rights to acquire any unissued stock of the corporation.

STOCKHOLDER ACTION WITHOUT MEETING

    Unless the certificate of incorporation otherwise provides, the DGCL permits any action which must or may be taken at an annual or special meeting of stockholders to be taken without a meeting, without prior notice and without a vote. Before stockholder action without a meeting may be taken, written consents setting forth the action taken must be signed by the stockholders having at least the minimum number of votes necessary to authorize or take such action at a meeting where all shares entitled to vote were present and voted, and the consent must be delivered to the corporation in accordance with the DGCL. Airways Charter, however, provides that no action required or permitted to be taken by the stockholders at an annual or special meeting may be taken except at an annual or special meeting; and no action may be taken by stockholders without a meeting by written consent.

    Under the NRS, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority or other proportion of the voting power necessary to authorize or take the action, unless otherwise provided by the articles of incorporation or the by-laws. The ValuJet By-laws permit action by written consent setting forth the action taken.

STOCKHOLDER ACTION - QUORUM REQUIREMENT

    The DGCL allows a corporation's certificate of incorporation or bylaws to specify the number of shares, or the amount of other securities having voting power whose holders must be present or represented by proxy at any meeting in order to constitute a quorum for the transaction of any business, but requires the quorum to equal at least one-third of the shares entitled to a vote at the meeting. Unless the certificate of incorporation or bylaws specify otherwise, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a stockholder meeting. The Airways By-laws provide that a majority of the stock issued and outstanding and entitled to vote constitutes a quorum at all stockholder meetings.

    Under the NRS, in order for business to be transacted at a meeting of stockholders, a quorum of stockholders must be present. Unless the articles of incorporation or bylaws provide for different proportions, stockholders holding at least a majority of the voting power entitled to cast a vote are necessary to constitute a quorum. A vote of the stockholders holding the majority of voting power present at a meeting at which a quorum is constituted will be recognized as an act of the stockholders. The ValuJet By-laws provide that the majority of shares entitled to vote, represented in person or by proxy, shall constitute a quorum. Once a quorum is present to organize a meeting, the stockholders present may continue to do business at the meeting even though enough stockholders withdraw to leave less than a quorum.

SPECIAL MEETINGS OF STOCKHOLDERS

    Under the DGCL, special meetings of stockholders may be called by the board of directors or those persons authorized by the corporation's certificate of incorporation or bylaws. The Airways Bylaws provide that special meetings may be called by the corporation's president and shall be called by the president or secretary at the request in writing by a majority of the Airways Board or a majority of the corporation's voting stock. The Airways Bylaws specify that written notice of the meeting and the specific purposes and business to be considered at the meeting must be given by mail to each stockholder of record entitled to vote at the meeting not less than ten nor more than 60 days prior to the scheduled date of the special meeting.

    The NRS is silent regarding the calling of special meetings of stockholders. The ValuJet By-laws provide that special meetings may be called at any time by either a majority of the board of directors or by stockholders holding not less than 25% of the voting power of the corporation. Business transacted at all special meetings must be confined to the objects stated in the calling of the meeting. A written request to the corporate president or secretary shall cause such officer to give notice to the stockholders entitled to vote at such special meeting within 30 days after delivery of the request. The request may fix the time of meeting and contents of the notice. The notice of a special meeting shall specify the place, day, hour and purpose for calling the meeting and shall be sent to stockholders not less than 10 days nor more than 60 days before the meeting, except where the meeting is for the purpose of approving a merger or consolidation agreement in which case notice must be given not less than 20 days prior to the meeting.

NUMBER AND ELECTION OF DIRECTORS

    The DGCL allows the number of directors to be fixed or determined in the manner the bylaws provide, unless the corporation's certificate of incorporation fixes the number of directors, in which case the number of directors may ordy be changed by amending the certificate of incorporation. The DGCL permits the certificate of incorporation or bylaws to divide the directors into one, two or three classes, with the term of office of one class of directors to expire each year and the terms of office of no two classes to expire during the same year. Unless the certificate of incorporation or bylaws require otherwise, the directors need not be stockholders of the corporation. The Airways Charter sets the number of directors at not less than three nor more than 12. The Airways Charter divides the Airways Board into three classes as nearly equal in number
as possible.   At each annual stockholders' meeting, the successors to the directors whose term expired that year are elected to a three-year term. The Airways Charter also provides that directors need not be stockholders.

    The NRS permit the articles of incorporation or bylaws to specify the classification of directors as to the duration of their respective terms of office or as to their election by one or more authorized classes or series of shares, but requires that at least 1/4 of the directors of the corporation must be elected annually. The NRS authorize the articles of incorporation to vary the relative voting power of individual directors or classes of directors in relation to that of any other class of directors or individual director. The ValuJet By-laws provide that the board of directors shall consist of not less than three nor more than nine members. The number required shall be determined by resolution or unanimous written consent of the board. The Board currently consists of six members but the number will be increased to seven upon the Effective Date. The directors are to be elected at an annual or special meeting of the stockholders to serve for a term of one year or until their successors are elected and qualified. Under the By-law Amendment being submitted to a vote of the ValuJet stockholders, the Board of Directors in place as of the Effective Date of Merger will continue in place until the 1999 annual meeting of ValuJet stockholders.

REMOVAL OF DIRECTORS

    The DGCL permits any director, or the entire board of directors, to be removed, with or without cause, by the holders of a majority of the shares entitled to vote for directors, except that stockholders may only effect removal for cause if the board of directors is classified, unless the certificate of incorporation provides otherwise. The Airways Charter provides that any director or the entire Board may be removed only for cause and only by the affirmative vote of holders of 75% or more of the shares then entitled to vote in an election of directors, cast at a meeting called for the purpose of removing directors.

    Under the NRS, any director may be removed from office with or without cause, by the vote of stockholders holding not less than 2/3 of the voting power of issued and outstanding voting stock, unless the articles of incorporation require a larger percentage of voting power. The ValuJet Articles and By-laws do not contain a provision affecting removal of directors.

INDEMNIFICATION OF DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES

    The DGCL allows corporations to indemnify a director, officer, agent or employee against civil or criminal liability if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, if the person had no reasonable cause to believe the person's conduct was unlawful. In a suit by the corporation or in a derivative suit, no indemnification may be made if the director, officer, agent or employee is held liable to the corporation unless a court determines that indemnification is appropriate. In any action in which the director, officer, agent or employee has been successful, on the merits or otherwise, the corporation must indemnify him against reasonable expenses. The indemnification provisions of the DGCL provide that they are not exclusive of additional rights to indemnification.

    Under the NRS, a corporation may indemnify any director, officer, employee or agent of the corporation for expenses including amounts paid in settlement actually and reasonably incurred as a party to a suit or proceeding by reason of his relationship with the corporation if he acted in a manner that he reasonably believed in good faith in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. Where a determination that the director or officer met a specified standard of conduct is required, the determination whether indemnification is proper in the circumstances must be made by the stockholders, the majority vote of a quorum of the board of directors not parties to the proceeding, or by written opinion of an independent legal counsel in the circumstance where a quorum of disinterested directors so orders, or where no quorum of disinterested directors can be obtained. A corporation may not indemnify a director, officer, agent or employee in a derivative action or in a proceeding by the corporation in which that person is adjudged liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which a suit was brought, or other competent court, determines that in view of all the circumstances the person is fairly entitled to indemnity. A corporation may indemnify an officer or employee for expenses ordered or authorized by a court in an action in his official capacity or another capacity if authorized by its articles of incorporation, by-laws, vote of stockholders or disinterested members of the board of directors or by contract unless his acts or omissions involved intentional misconduct, fraud or knowing violation of the law or were material to the cause of action. The corporation is required to indemnify a director or officer to the extent that the director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because of his status as a director or officer of the corporation. Before a final disposition is reached, the NRS permit a corporation to pay or reimburse a director the reasonable expenses incurred by the director in his defense if he attests in writing that he acted in good faith or in the best interest of the corporation and that he will repay the expenses if it is determined he is not entitled to indemnification.

    The ValuJet By-laws require ValuJet to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by virtue of the fact that he or she is or was a director, officer, employee or agent of the corporation, to the extent allowed by law. The ValuJet By-laws provide for indemnification of any officer or director for any liability incurred by him in a proceeding if he acted in good faith and in a way he believed to be in, or not opposed to the best interests of the corporation, and in a criminal proceeding with no reasonable cause to believe his conduct was unlawful. The By-laws deny indemnification in a proceeding where the person was adjudged liable to the corporation unless the competent court determines that the person is fairly entitled to indemnification.

    The ValuJet Articles eliminate the personal liability of the directors of the corporation to the extent permitted by the general corporate law of Nevada.

    Under the NRS, the corporation may mitigate the personal liability of a director, officer, employee or agent to the corporation or its Stockholders for monetary damages for breach of duties of care or other fiduciary duties, by the purchase and maintenance of insurance or by making other financial arrangements. However, no protection may be provided by any financial arrangement for a person adjudged by a competent court to be liable for intentional misconduct, fraud or knowingly violated law, except by a court ordering advancement of expenses or indemnification.

    The DGCL allows a corporation's certificate of incorporation to eliminate or limit a director's personal liability to the corporation or its stockholders for monetary damages for the director's breach of his fiduciary duty as a director. However, the corporation may not eliminate or limit a director's liability for
(i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or unlawful stock purchase or redemption or (iv) any transaction from which the director derived an improper personal benefit. No provision may retroactively eliminate or limit a director's liability. The Airways Charter limits the liability of Airways directors to the full extent permitted by Delaware law now or in the future, and states that any repeal or modification of the DGCL provision will not adversely affect any right or protection of any Airways director existing immediately prior to such repeal or modification.

                                    EXPERTS

    The consolidated financial statements of ValuJet at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in this Joint Proxy Statement/Prospectus of ValuJet, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Airways included in this Joint Proxy Statement/Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report also appearing elsewhere herein and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

    The validity of the ValuJet Common Stock issuable pursuant to the Merger and certain other legal matters relating to the Merger and the transactions contemplated thereby will be passed upon for ValuJet by Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., Atlanta, Georgia. The shareholders of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. own approximately 23,000 shares of the Common Stock of ValuJet. Certain legal matters relating to the Merger and the transactions contemplated thereby will be passed upon for Airways by Briggs and Morgan, Professional Association, St. Paul and Minneapolis, Minnesota.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                 VALUJET, INC.
                                                                          Page
                                                                        --------
CONSOLIDATED FINANCIAL STATEMENTS - YEARS ENDED DECEMBER 31, 1996,
   1995 AND 1994

   Report of Independent Auditors                                          F-2
   Consolidated Balance Sheets - December 31, 1996 and 1995                F-3
   Consolidated Statements of Operations - Years Ended December 31,
      1996, 1995 and 1994                                                  F-4
   Consolidated Statements of Changes in Stockholders' Equity -
      Years Ended December 31, 1996, 1995 and 1994                         F-5
   Consolidated Statements of Cash Flows - Years Ended December 31,
      1996, 1995 and 1994                                                  F-6
   Notes to Consolidated Financial Statements - December 31, 1996          F-7

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) - THREE AND SIX
   MONTHS ENDED JUNE 30, 1997 AND 1996

   Consolidated Balance Sheets (Unaudited) - December 31, 1996 and
      June 30, 1997                                                        F-20
   Consolidated Statements of Operations (Unaudited) - Three Months
      Ended June 30, 1997 and 1996                                         F-22
   Consolidated Statements of Operations (Unaudited) - Six Months
      Ended June 30, 1997 and 1996                                         F-23
   Consolidated Statements of Cash Flows (Unaudited) - Six Months
      Ended June 30, 1997 and 1996                                         F-24
   Condensed Notes to Unaudited Consolidated Interim Financial
      Statements - June 30, 1997                                           F-25

                              AIRWAYS CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS - YEARS ENDED MARCH 31, 1997,
   1996 AND 1995

   Independent Auditors Reports                                            FA-1
   Consolidated Balance Sheets - March 31, 1997 and 1996                   FA-3
   Consolidated Statements of Operations - Years Ended March 31,
      1997, 1996 and 1995                                                  FA-5
   Consolidated Statements of Cash Flows - Years Ended March 31,
      1997, 1996 and 1995                                                  FA-6
   Consolidated Statements of Changes in Stockholders' Equity and
      Group Equity - Years Ended March 31, 1997, 1996 and 1995             FA-8
   Notes to Consolidated Financial Statements - March 31, 1997             FA-9

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) - QUARTERS ENDED
   JUNE 30, 1997 AND 1996

   Consolidated Balance Sheets (Unaudited) - March 31, 1997 and
      June 30, 1997                                                        FA-25
   Consolidated Statements of Operations (Unaudited) - Quarters
      Ended June 30, 1997 and 1996                                         FA-27
   Consolidated Statements of Cash Flows (Unaudited) - Quarters
      Ended June 30, 1997 and 1996                                         FA-28
   Notes to Financial Statements (Unaudited) - June 30, 1997               FA-30

                        REPORT OF INDEPENDENT AUDITORS

The Stockholders and Board of Directors

ValuJet, Inc.

  We have audited the accompanying consolidated balance sheets of ValuJet, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ValuJet, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Atlanta, Georgia
February 10, 1997, except for
 Note 4 as to which the date
 is March 27, 1997

                                 VALUJET, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31
                                                    --------------------------
                                                        1996          1995
                                                    ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents........................ $150,012,695  $127,947,096
  Accounts receivable, less allowance of $838,000
   and $405,000 at
   December 31, 1996 and 1995, respectively........    7,014,702    12,074,394
  Income tax receivable............................   36,440,653           --
  Inventories of parts and supplies................    6,607,307     4,016,266
  Prepaid expenses.................................    8,066,792     4,758,205
  Deferred tax asset...............................          --        401,621
  Assets held for disposition......................   42,060,242           --
  Other current assets.............................      839,040       589,986
                                                    ------------  ------------
      Total current assets.........................  251,041,431   149,787,568
Property and equipment:
  Flight equipment.................................  126,829,882   153,513,693
  Other property and equipment.....................   65,662,504    40,472,604
  Deposits on flight equipment purchase contracts..   14,534,895    21,801,525
                                                    ------------  ------------
                                                     207,027,281   215,787,822
  Less accumulated depreciation....................  (44,455,397)  (18,834,231)
                                                    ------------  ------------
                                                     162,571,884   196,953,591
Debt issuance costs................................    3,573,561           --
                                                    ------------  ------------
      Total assets................................. $417,186,876  $346,741,159
                                                    ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................. $  3,221,542  $  6,721,754
  Accrued liabilities..............................   22,718,555    35,866,095
  Air traffic liability............................    3,813,583    22,221,133
  Income taxes payable.............................          --         24,957
  Deferred tax liability...........................    1,298,400           --
  Current maturities of long-term debt.............   33,246,302    21,430,984
  Debt on assets held for disposition..............   18,188,222           --
                                                    ------------  ------------
      Total current liabilities....................   82,486,604    86,264,923
Long-term debt less current maturities.............  193,271,800    87,607,149
Deferred income taxes payable......................   18,028,835    10,803,856
Stockholders' equity:
  Convertible preferred stock, $.01 par value:
    Authorized shares--5,000,000
     Issued and outstanding shares--none
     at December 31, 1996 and 1995.................          --            --
  Common stock, $.001 par value:
    Authorized shares--1,000,000,000
     Issued and outstanding--54,875,610 and
     54,556,020
     at December 31, 1996 and 1995, respectively...       54,876        54,556
  Additional paid-in capital.......................   77,236,447    74,433,062
  Retained earnings................................   46,108,314    87,577,613
                                                    ------------  ------------
      Total stockholders' equity...................  123,399,637   162,065,231
                                                    ------------  ------------
      Total liabilities and stockholders' equity... $417,186,876  $346,741,159
                                                    ============  ============

                            See accompanying notes.

                                 VALUJET, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               YEAR ENDED DECEMBER 31
                                       ----------------------------------------
                                           1996          1995          1994
                                       ------------  ------------  ------------
Operating revenues:
  Passenger..........................  $209,707,346  $352,574,954  $129,551,344
  Cargo..............................     2,968,863     4,874,449           --
  Other..............................     6,960,023    10,307,975     4,349,966
                                       ------------  ------------  ------------
    Total operating revenues.........   219,636,232   367,757,378   133,901,310
Operating expenses and other, net:
  Flight operations..................    16,478,712    16,272,833     6,967,015
  Aircraft fuel......................    46,691,296    55,812,838    21,774,936
  Maintenance........................    49,500,163    47,330,009    14,862,239
  Station operations.................    42,018,389    49,931,088    20,197,983
  Passenger services.................     8,878,835    10,363,538     3,941,749
  Marketing and advertising..........     8,426,358     8,988,656     6,546,043
  Sales and reservations.............    18,377,843    31,155,592    11,325,162
  General and administrative.........    13,659,237    10,617,312     5,038,897
  Employee bonus.....................     1,245,000    14,382,000     5,146,039
  Depreciation.......................    17,550,596    15,147,647     3,555,426
  Arrangement fee for aircraft trans-
   fers..............................   (13,036,294)          --            --
  Gain on insurance recovery.........    (2,814,785)   (1,093,527)          --
  Gain on sale of property...........    (3,934,576)          --            --
  Shutdown and other nonrecurring ex-
   penses............................    67,994,000           --            --
                                       ------------  ------------  ------------
    Total operating expenses and oth-
     er, net ........................   271,034,774   258,907,986    99,355,489
                                       ------------  ------------  ------------
Operating (loss) income..............   (51,398,542)  108,849,392    34,545,821
Interest expense (income):
  Interest expense...................    22,186,349     6,579,020     2,388,240
  Interest income....................    (7,652,592)   (5,555,160)   (1,422,955)
                                       ------------  ------------  ------------
    Total interest expense, net......    14,533,757     1,023,860       965,285
                                       ------------  ------------  ------------
(Loss) income before income taxes....   (65,932,299)  107,825,532    33,580,536
Income tax (benefit) expense.........   (24,463,000)   40,062,934    12,848,556
                                       ------------  ------------  ------------
Net (loss) income....................  $(41,469,299) $ 67,762,598  $ 20,731,980
                                       ============  ============  ============
Net (loss) income per share..........  $      (0.76) $       1.13  $       0.44
                                       ============  ============  ============
Weighted average shares outstanding..    54,702,000    59,793,000    47,620,000
                                       ============  ============  ============


                            See accompanying notes.

                                 VALUJET, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    CONVERTIBLE PREFERRED STOCK                 COMMON STOCK
                  ----------------------------------  ---------------------------------
                                                                                            NOTES
                                         ADDITIONAL                         ADDITIONAL   RECEIVABLE    RETAINED        TOTAL
                                          PAID-IN-                           PAID-IN-    FROM COMMON   EARNINGS    STOCKHOLDERS'
                    SHARES     AMOUNT     CAPITAL       SHARES    AMOUNT      CAPITAL    STOCK SALE   (DEFICIT)       EQUITY
                  ----------  --------  ------------  ---------- ---------  -----------  ----------- ------------  -------------
BALANCE AT DE-
 CEMBER 31,
 1993...........   3,250,000  $ 32,500  $ 11,826,244  22,300,000 $ 223,000  $ 4,302,028   $(324,010) $   (916,965) $ 15,142,797
Payments on
 notes
 receivable from
 common stock
 sale and
 offering
 expenses
 related to
 issuance of
 common stock...         --        --            --          --        --        (8,858)    124,000           --        115,142
Conversion of
 preferred
 stock..........  (3,250,000)  (32,500)  (11,826,244) 13,000,000   130,000   11,728,744         --            --            --
Issuance of
 common stock to
 employees......         --        --            --       39,680       396         (396)        --            --
Issuance of
 common stock,
 net of issuance
 costs..........         --        --            --    6,000,000    60,000   16,904,743         --            --     16,964,743
Exercise of
 warrants for
 common stock...         --        --            --    1,000,000    10,000    1,190,000         --            --      1,200,000
Issuance of
 common stock
 for exercise of
 options........         --        --            --        8,000        80        1,253         --            --          1,333
Exercise of
 warrants for
 common stock...         --        --            --   10,422,300   104,224   38,856,528         --            --     38,960,752
Exchange of
 warrants for
 common stock...         --        --            --      447,160     4,472       (4,472)        --            --            --
Net income......         --        --            --          --        --           --          --     20,731,980    20,731,980
                  ----------  --------  ------------  ---------- ---------  -----------   ---------  ------------  ------------
BALANCE AT
 DECEMBER 31,
 1994...........         --        --            --   53,217,140   532,172   72,969,570    (200,010)   19,815,015    93,116,747
Issuance of
 common stock
 for exercise of
 options........         --        --            --       28,000       280       10,171         --            --         10,451
Issuance of
 common stock
 for exercise of
 options........         --        --            --    1,309,000    13,090      373,111         --            --        386,201
Issuance of
 common stock
 under stock
 purchase plan..         --        --            --        1,880        18       39,206         --            --         39,224
Change in par
 value..........         --        --            --          --   (491,004)     491,004         --            --            --
Accrued
 compensation
 related to
 stock options..         --        --            --          --        --       550,000         --            --        550,000
Payments on
 notes
 receivable from
 common stock
 sale...........         --        --            --          --        --           --      200,010           --        200,010
Net income......         --        --            --          --        --           --          --     67,762,598    67,762,598
                  ----------  --------  ------------  ---------- ---------  -----------   ---------  ------------  ------------
BALANCE AT
 DECEMBER 31,
 1995...........         --        --            --   54,556,020    54,556   74,433,062         --     87,577,613   162,065,231
Issuance of
 common stock
 for exercise of
 options........         --        --            --      310,810       311      835,862         --            --        836,173
Issuance of
 common stock
 under stock
 purchase plan..         --        --            --        8,770         9      113,493         --            --        113,502
Accrued
 compensation
 related to
 stock options..         --        --            --          --        --     1,854,030         --            --      1,854,030
Net loss........         --        --            --          --        --           --          --    (41,469,299)  (41,469,299)
                  ----------  --------  ------------  ---------- ---------  -----------   ---------  ------------  ------------
BALANCE AT
 DECEMBER 31,
 1996...........         --   $    --   $        --   54,875,600 $  54,876  $77,236,447   $     --   $ 46,108,314  $123,399,637
                  ==========  ========  ============  ========== =========  ===========   =========  ============  ============


                            See accompanying notes.

                                 VALUJET, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             YEAR ENDED DECEMBER 31
                                    ------------------------------------------
                                        1996           1995           1994
                                    -------------  -------------  ------------
OPERATING ACTIVITIES
Net (loss) income.................  $ (41,469,299) $  67,762,598  $ 20,731,980
Adjustments to reconcile net
 (loss) income to cash (used in)
 provided by operating activities:
  Depreciation and amortization...     29,164,596     15,147,647     3,548,426
  Provision for uncollectible
   accounts.......................      3,637,589      3,159,935     1,043,902
  Deferred income taxes...........      8,925,000      7,390,070     3,012,165
  Gain on disposal of flight
   equipment......................     (6,749,361)    (1,093,527)          --
  Changes in operating assets and
   liabilities:
    Accounts receivable...........      1,422,103     (7,705,398)   (6,285,616)
    Other current assets..........     (6,148,682)    (6,644,002)   (1,218,142)
    Accounts payable and accrued
     liabilities..................    (14,354,877)    23,738,400    16,921,695
    Air traffic liability.........    (18,407,550)    12,614,252     7,361,035
    Income taxes payable..........    (36,465,610)      (581,559)      606,516
                                    -------------  -------------  ------------
Net cash (used in) provided by op-
 erating activities...............    (80,446,091)   113,788,416    45,721,961
INVESTING ACTIVITIES
Purchases of property and equip-
 ment.............................   (127,570,815)  (142,128,206)  (61,969,880)
Proceeds from disposal of equip-
 ment.............................     97,598,198      3,000,000           --
                                    -------------  -------------  ------------
Net cash used in investing activi-
 ties.............................    (29,972,617)  (139,128,206)  (61,969,880)
FINANCING ACTIVITIES
Notes receivable..................            --       5,500,000    (5,500,000)
Payment received on notes
 receivable from common stock
 sale.............................            --         200,010        50,000
Issuance of long-term debt........    224,497,189     73,707,688    40,612,884
Proceeds from sale of common
 stock............................        949,675        435,876    56,961,546
Payment of long-term debt.........    (92,962,557)   (11,634,230)   (4,045,580)
                                    -------------  -------------  ------------
Net cash provided by financing ac-
 tivities.........................    132,484,307     68,209,344    88,078,850
                                    -------------  -------------  ------------
Net increase in cash and cash
 equivalents......................     22,065,599     42,869,554    71,830,931
Cash and cash equivalents at be-
 ginning of year..................    127,947,096     85,077,542    13,246,611
                                    -------------  -------------  ------------
Cash and cash equivalents at end
 of year..........................  $ 150,012,695  $ 127,947,096  $ 85,077,542
                                    =============  =============  ============
Cash paid for income taxes........  $   4,041,000  $  32,770,000  $  9,215,000
                                    =============  =============  ============
Cash paid for interest............  $  19,412,000  $   6,592,000  $  2,155,000
                                    =============  =============  ============


                            See accompanying notes.

                                 VALUJET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Reorganization and Principles of Consolidation

  ValuJet Airlines, Inc. was originally incorporated on July 10, 1992 under the name of Charter Way, Inc. In May 1993, the Company changed its name to ValuJet Airlines, Inc. As a result of a merger between ValuJet Airlines, Inc. and VJET Acquisition, Inc. on October 19, 1995, ValuJet Airlines, Inc. became a wholly-owned subsidiary of ValuJet, Inc. ValuJet, Inc. was incorporated on July 17, 1995 by ValuJet Airlines, Inc. as its wholly-owned subsidiary.

  ValuJet, Inc. formed VJET Acquisition, Inc. as its wholly-owned subsidiary. Pursuant to a Plan and Agreement of Merger ("the Merger"), VJET Acquisition, Inc. was merged into ValuJet Airlines, Inc. with ValuJet Airlines, Inc. being the surviving corporation. In connection with the Merger, each outstanding share of Common Stock, $.01 par value per share, of ValuJet Airlines, Inc. was converted into and became the right to receive one share of Common Stock, $.001 par value per share, of ValuJet, Inc., and the shares of Common Stock of VJET Acquisition, Inc. owned by ValuJet, Inc. were converted into shares of Common Stock of ValuJet Airlines, Inc. The shares of Common Stock of ValuJet, Inc. owned by ValuJet Airlines, Inc. were canceled. Therefore, the then current stockholders of ValuJet Airlines, Inc. became stockholders of ValuJet, Inc. and ValuJet Airlines, Inc. became a wholly-owned subsidiary of ValuJet, Inc. Each of the former stockholders of ValuJet Airlines, Inc. has exactly the same proportionate interest in ValuJet, Inc. as they had in ValuJet Airlines, Inc. prior to the Merger.

  The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

 Description of Business

  The Company offers affordable, no-frills, point-to-point scheduled air transportation and cargo service, serving short-haul markets primarily in the eastern United States.

 Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the consolidated financial statements.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Accounts Receivable

  Accounts receivable are due primarily from major credit card processors and travel agents. These receivables are unsecured. The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable.

                                 VALUJET, INC.

 Inventories of Parts and Supplies

  Inventories of flight equipment, expendable parts, materials and supplies are carried at the lower of cost or market using the first-in, first-out method (FIFO). These items are charged to expense when issued for use. Allowances for obsolescence are provided over the estimated useful life of the related aircraft and engines, for spare parts expected to be on hand at the date aircraft are retired from service.

 Property and Equipment

  Property and equipment is stated on the basis of cost. Flight equipment is depreciated to its residual values, estimated at 20%, using the straight-line method over seven to ten years. Other property and equipment is depreciated over three years.

 Interest Capitalized

  Interest attributable to funds used to finance the acquisition of new aircraft is capitalized as an additional cost of the related asset. Interest is capitalized at the Company's weighted average interest rate on long-term debt or, where applicable, the interest rate related to specific borrowings. Capitalization of interest ceases when the asset is placed in service. In 1996, approximately $1,212,000 of interest cost was capitalized. No interest was capitalized in 1995 or 1994.

 Aircraft and Engine Maintenance

  The Company accounts for airframe and aircraft engine overhaul costs using the direct-expensing method. Overhauls are performed on a continuous basis and the cost of overhauls and routine maintenance costs for aircraft and engine maintenance are charged to maintenance expense as incurred.

 Advertising Costs

  Advertising costs are charged to expense in the period the costs are incurred. Advertising expense was approximately $6,261,000, $8,038,000 and $5,507,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

 Revenue Recognition

  Passenger and cargo revenue is recognized when transportation is provided. Transportation purchased but not yet used is included in air traffic liability.

 Income Taxes

  The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

 Preoperating Costs

  The cost of routine development of new routes and the pre-operating cost incurred in connection with aircraft acquisitions are charged to expense as incurred.

 Stock-Based Compensation

  The Company grants stock options for a fixed number of shares to officers, directors, key employees and consultants of the Company with an exercise price equal to or below the fair value of the shares at the date of

                                 VALUJET, INC.

grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognizes compensation expense only if the market price of the underlying stock exceeds the exercise price of the stock option on the date of grant.

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation issued to employees. However, the Company will continue to account for stock-based compensation in accordance with APB Opinion No. 25.

 Net Income (Loss) Per Share

  Net income (loss) per share is based on the weighted average number of common and preferred shares outstanding and dilutive common stock equivalents during the periods.

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and preferred stock issued for consideration below the initial public offering ("IPO") price of $3.125 per share and stock options and warrants issued with exercise prices below the IPO price during the twelve-month period preceding the initial filing of the Registration Statement ("Cheap Stock") have been included in the calculation of common shares, using the treasury stock method, as if they were outstanding for all periods prior to the effective date of the IPO.

  In accordance with APB Opinion No. 15, supplemental income per share data for 1994 is presented for comparability purposes. The following income per share is calculated excluding the effects of Cheap Stock issued during the twelve months immediately preceding the effective date of the Company's IPO.

                                                  YEAR ENDED
                                                 DECEMBER 31,
                                                     1994
                                                 ------------
           Net income per share.................    $0.42
                                                    =====

 Impact of Recently Issued Accounting Standards

  In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the discounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996, and the effect of adoption was not material.

  During 1996, as a result of the accident involving Flight 592 and the consent order with the FAA which requires the Company to reestablish operations with up to 15 aircraft and subjects further expansion of the Company's operations to FAA and DOT approval, the Company plans to sell certain of its aircraft with a carrying amount of approximately $42 million. Those aircraft which the Company has decided to sell have been classified in the balance sheet as assets held for disposition and are stated at the lower of carrying amount or fair value less cost to sell. The Company began marketing the aircraft to potential buyers and plans to sell the aircraft during 1997. At December 31, 1996, the fair value, as estimated by the current market value, less cost to sell exceeded the carrying amount of such aircraft.

 Reclassifications

  Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform to the current year presentation.

                                 VALUJET, INC.

2. COMMITMENTS AND CONTINGENCIES

  On May 11, 1996, the Company suffered a tragic loss involving Flight 592. The accident resulted in extensive media coverage calling into question the safety of low-fare airlines in general and the Company in particular, despite the fact that the cause of the accident is still under investigation by the National Transportation Safety Board. In response to the accident, the Federal Aviation Administration (FAA) conducted an extraordinary review of the Company's operations. As a result, the Company significantly reduced its schedule between May 19, 1996 and June 17, 1996, and on June 17, 1996 entered into a consent order with the FAA under which the Company agreed to several matters including the suspension of operations until such time as the Company was able to satisfy the FAA as to its various regulatory compliance concerns and the payment of $2,000,000 to the FAA to compensate it for the cost of the special inspections. The Company satisfied the FAA's requirements and received FAA clearance during August 1996. The Company received its determination of fitness from the Department of Transportation on September 25, 1996 and restarted operations on September 30, 1996. See Note 9 regarding charges associated with the accident and related suspension of operations.

  As a result of the above mentioned events, numerous lawsuits were filed against the Company seeking damages attributable to the deaths of those on Flight 592. Thus far, a total of approximately 50 such lawsuits have been filed against ValuJet Airlines, Inc. Most of the cases were initially removed to the federal court. That court, however, remanded the majority of the actions to the state courts from which they originated and retained jurisdiction for only seven cases. As a consequence, most of the cases will proceed in state courts in Florida and Georgia. In 36 of these lawsuits, a third party maintenance contractor has been named as a co-defendant. The Company's insurance carrier has assumed defense of these suits under a reservation of rights. As all claims are handled independently by the Company's insurance carrier, the Company cannot reasonably estimate the amount of liability which might finally exist. As a result, no accruals for losses and the related claim for recovery from the Company's insurance carrier have been reflected in the Company's financial statements. The Company maintains $750 million of liability insurance, per occurrence, with a major group of independent insurers that provide facilities for all forms of aviation insurance for many major airlines.

  Although the Company believes, based on the information currently available to it, that such coverage will be sufficient to cover all claims arising out of the loss of Flight 592 and that the insurers have sufficient financial strength to pay claims, there can be no assurance that the total amount of judgments and settlements will not exceed the Company's insurance limit or that all damages awarded will be covered by insurance.

  Several stockholder class action suits have been filed against the Company and certain of its executive officers ("Defendants"). The consolidated lawsuits seek class certification for all purchasers of stock in the Company during periods beginning on or after June 1995 and ending on or before June 18, 1996, and are based on allegedly misleading public statements made by the Company or failure to disclose material facts in violation of federal securities laws. A total of 14 stockholder lawsuits were filed against the Company. Of these suits, 11 were filed in the United States District Court for the Northern District of Georgia and these suits have been consolidated into a single action (In re: ValuJet, Inc.). Another lawsuit filed in the United States District Court for the Middle District of Florida has been transferred to the Northern District of Georgia and has been consolidated into In re:
ValuJet, Inc. All of the Defendants filed a joint Motion to Dismiss the Consolidated Amended Complaint on December 23, 1996. The Plaintiffs' response to this motion to Dismiss is due on May 9, 1997. On November 25, 1996, Plaintiffs filed their Motion for Class Certification. On January 14, 1997, Defendants filed a "Notice of Stay of Discovery and Other Proceedings", in which Defendants state that the filing of their Motion to Dismiss has stayed the issue of class certification pursuant to the Private Securities Litigation Reform Act. By consent of the parties, Defendants are not currently obligated to respond to Plaintiffs' Motion for Class Certification, and if the Court decides that the issue of class certification is not stayed by the Private Securities Litigation Reform Act, the Defendants have 30 days from the date of such decision to respond

                                 VALUJET, INC.

to Plaintiffs' Motion for Class Certification. Two suits (Cohen et al. v. ValuJet, Inc., et al. and Hepler et al. v. ValuJet, Inc. et al.) have been filed in the State Court of Fulton County, Georgia. On December 23, 1996, all Defendants in both actions, other than a third party contractor, answered the Complaint and filed a Motion to Dismiss the Complaint. Additionally, a director named in the suits filed a Motion to Dismiss for lack of personal jurisdiction. By consent of the parties, the Plaintiffs have until May 9, 1997, to respond to these motions to dismiss. The Company denies that it has violated any of its obligations under the federal securities laws and believes that meritorious defenses exist in the lawsuits.

  On August 30, 1996, Metropolitan Nashville Airport Authority filed suit against the Company in State Court in Tennessee for breach of contract and a declaratory judgment for an anticipatory breach. The Nashville Airport Authority seeks damages of approximately $2.6 million. The dispute involves whether the Company was entitled to exercise a termination right contained in its lease agreement. Management believes the ultimate resolution will not have a materially adverse effect on the Company's financial position or results of operations.

  From time to time, the Company is engaged in litigation arising in the ordinary course of business. The Company does not believe that any such pending litigation will have a material adverse effect on its results of operations or financial condition.

  At December 31, 1996, the Company's contractual commitments consisted primarily of scheduled aircraft acquisitions. The Company has entered into a contract with a major aircraft manufacturer to purchase 50 new aircraft, to be delivered from 1999 to 2002, with options to purchase another 50 aircraft. Aggregate funding needed for these and all other aircraft commitments was approximately $1 billion at December 31, 1996. Approximately $162 million of this amount is required to be paid in progress payments due from 1995 to 2001. After progress payments, the balance of the total purchase price must be paid or financed upon delivery of each aircraft. While the major aircraft manufacturer is required to provide credit support for a limited portion of third party financing, the Company will be required to obtain financing from other sources relating to these deliveries. If the Company exercises its option to acquire up to an additional 50 aircraft, additional payments could be required beginning in 1997. In conjunction with these contractual commitments, the Company has made refundable deposits of approximately $13,008,000 at December 31, 1996.

  Future required deposits for aircraft progress payments as of December 31, 1996 are as follows:

           1997................................. $  7,567,000
           1998.................................   31,655,000
           1999.................................   35,512,000
           2000.................................   44,874,000
           2001.................................   29,565,000
                                                 ------------
                                                 $149,173,000
                                                 ============

3. ACCRUED LIABILITIES

                                                               DECEMBER 31
                                                         -----------------------
                                                            1996        1995
                                                         ----------- -----------
     Accrued bonuses.................................... $       --  $12,017,001
     Accrued maintenance................................   7,710,207   4,700,000
     Other..............................................  15,008,348  19,149,094
                                                         ----------- -----------
                                                         $22,718,555 $35,866,095
                                                         =========== ===========

                                 VALUJET, INC.

4. LONG-TERM DEBT

                                                            DECEMBER 31
                                                     -------------------------
                                                         1996         1995
                                                     ------------ ------------
     Senior notes................................... $150,000,000 $        --
     Promissory notes for aircraft and other
      equipment.....................................   94,706,324  109,038,133
                                                     ------------ ------------
                                                      244,706,324  109,038,133
     Less current maturities........................   33,246,302   21,430,984
     Less debt on assets held for disposition.......   18,188,222          --
                                                     ------------ ------------
                                                     $193,271,800 $ 87,607,149
                                                     ============ ============

  During April 1996, the Company closed a private offering of $150,000,000 principal amount of 10 1/4% Senior Notes due 2001. In October 1996, the Company exchanged the unregistered Notes for Registered 10 1/4% Senior Notes due 2001. Interest on the Senior Notes is payable semi-annually on April 15 and October 15.

  The promissory notes relate to aircraft financing and bear interest at rates ranging from 7.43% to 10.18% per annum, and principal and interest payments are due in monthly or quarterly installments over four to seven year terms on a mortgage-style amortization based on the delivery date of the aircraft. Certain of these notes, with an aggregate unpaid principal balance of approximately $14.3 million as of December 31, 1996, have a variable rate of interest based on the London interbank offered rate (LIBOR) (5.5% at December 31, 1996) plus 1.85% to 3% (1.85% at December 31, 1996) based on the Company's compliance with specific financial ratios concerning leverage and fixed charge coverage. Certain other of these notes have a variable rate of interest based on LIBOR plus a range of 1.20% to 2.75%.

  A substantial portion of the secured notes require prepayment if specific financial ratios (concerning debt to equity, net worth, fixed charge coverage and current ratio) are not maintained. At December 31, 1996, the Company was in violation of the fixed charge coverage ratio covenant related to approximately $66,103,000 of this secured debt. In March 1997, certain of the Company's secured lenders agreed to waive the fixed charge coverage ratio covenant at December 31, 1996 and to waive or reduce the required fixed charge coverage ratio through December 31, 1997. As a result, management believes it will meet all loan covenant requirements on such debt totalling $47,151,000 through December 31, 1997. Accordingly, amounts payable under these secured debt agreements, excluding current maturities and debt on assets held for disposition, are classified as long-term in the accompanying consolidated balance sheet. The Company remains in violation of the fixed charge coverage ratio for $18,952,000 of secured debt. As a result, such debt has been classified as current maturities or debt on assets held for disposition, where appropriate, in the accompanying consolidated balance sheet. No prepayment requests have been made related to such debt. The Company's aircraft, engines and computer and telephone equipment totalling approximately $155,157,000 serve as collateral on secured debt.

  Future statutory long-term debt principal payments at December 31, 1996 were as follows:

     YEAR ENDING
     DECEMBER 31,
     ------------
      1997......................................................... $ 21,457,302
      1998.........................................................   23,124,833
      1999.........................................................   20,552,472
      2000.........................................................   15,536,446
      2001.........................................................  162,885,469
      Thereafter...................................................    1,149,802
                                                                    ------------
                                                                    $244,706,324
                                                                    ============

                                 VALUJET, INC.

5. LEASES

  The Company leases facilities from local airport authorities or other carriers, as well as office space. These leases are operating leases and have terms from one month to fourteen years.

  Total rental expense charged to operations for facilities and office space for the years ended December 31, 1996, 1995 and 1994 was approximately $15,824,000, $12,516,000, and $4,726,000, respectively.

  Future minimum lease payments under non-cancelable operating leases with initial terms in excess of one year at December 31, 1996 were as follows:

     YEAR ENDING DECEMBER 31,
     ------------------------
     1997......................................................... $ 5,076,000
     1998.........................................................   4,922,000
     1999.........................................................   4,750,000
     2000.........................................................   4,131,000
     2001.........................................................   3,954,000
     Thereafter...................................................  34,597,000
                                                                   -----------
                                                                   $57,430,000
                                                                   ===========

6. STOCKHOLDERS' EQUITY

  During 1993, the Company issued 1,200,000 shares of common stock to an officer of the Company and 300,000 shares to a consultant in exchange for notes receivable of $200,010 and $50,000, respectively. During 1996 and 1995, the notes receivable were repaid in full.

  In conjunction with a private placement offering during 1993, the Company issued 250,000 Preferred Stock purchase warrants to the placement agent which entitled the holder to acquire shares of Preferred Stock at a price of $4.80 per share. These warrants were exercised for common stock during the year ended December 31, 1994.

  Also, during 1993, the Company issued 260 units ("Units"), each consisting of 12,500 shares of convertible Series A Preferred Stock ("Preferred Stock") and warrants to purchase 50,000 shares of common stock, or 3,250,000 shares of Preferred Stock and 13,000,000 warrants to purchase common stock, for $11,858,744, net of issuance costs of $1,141,351. Each warrant entitled the holder to purchase shares of common stock at a price of $3.75 per share on or before December 31, 1995. The warrants were callable by the Company at $.0125 per share if the closing bid price of the Company's common stock was greater than or equal to $5 per share for a period of fifteen consecutive trading days and if the common stock issuable upon exercise of warrants was then covered by an effective registration statement filed with the Securities and Exchange Commission. In addition, in conjunction with a sale of common stock in 1993, the Company issued 1,000,000 warrants to purchase common stock at a price of $3.75 per share. In October 1994, the Company called the 14,000,000 warrants outstanding at that date. Pursuant to the Company's exchange offer, 10,422,300 warrants for common stock were exercised for $3.75 per share resulting in proceeds of approximately $38,960,000, net of expenses. The remaining 3,577,700 warrants for common stock were exchanged for 447,160 shares of common stock, in accordance with the Company's exchange offer.

  On July 6, 1994, the Company closed an initial public offering of 6,000,000 shares of its common stock, generating proceeds of approximately $17 million, net of underwriting discounts and commissions, and other expenses. Concurrent with the closing of the Company's IPO, all of the Company's Preferred Stock was automatically converted into common stock on a one- for-four basis.

                                 VALUJET, INC.

  On June 28, 1994, the Company issued 39,680 shares of common stock to a trust for the benefit of its employees at the IPO date. These shares were valued at the IPO price of $3.12 per share and compensation expense related to these shares will be recognized over the vesting period of three years from the issuance date. At the end of the vesting term, the shares will be divided among the employees employed at the IPO date remaining with the Company at the end of the three year vesting period. Approximately 33,000 of these shares had been earned as of December 31, 1996.

  During 1995, the Company announced two separate two-for-one stock splits effected in the form of stock dividends. The stock splits were payable on April 10, 1995 and November 21, 1995 to stockholders of record as of the close of business on March 24, 1995 and November 6, 1995, respectively. All references in the consolidated financial statements to shares, per share amounts and stock plans have been retroactively restated to reflect the stock splits.

7. STOCK OPTION PLANS

  In 1993, the Company established the ValuJet Airlines, Inc. 1993 Incentive Stock Option Plan (the "1993 Plan") whereby up to 4,800,000 options may be granted to officers, directors and key employees to purchase shares of common stock at prices not less than the fair value of the shares on the dates of grant. With respect to individuals owning more than 10% of the voting power of all classes of the Company's stock, the exercise price per share shall not be less than 110% of the fair value of the shares on the date of grant.

  On March 31, 1994, the Company established the ValuJet Airlines, Inc. 1994 Stock Option Plan (the "1994 Plan") whereby up to 4,000,000 incentive stock options or non-qualified options may be granted to officers, directors, key employees and consultants of the Company.

  On January 30, 1996, the Company established the ValuJet, Inc. 1996 Stock Option Plan (the "1996 Plan") whereby up to 5,000,000 incentive stock options or non-qualified options may be granted to officers, directors, key employees and consultants of the Company.

  Vesting and term of all options is determined by the Board of Directors and may vary by optionee; however, the term may be no longer than ten years from the date of grant.

  At December 31, 1996, the vesting of 1,504,000 stock options with a weighted average exercise price of $0.85 granted to two executive officers was accelerated such that they became fully vested on that date. Such stock options represented all of the nonvested stock options held by the two executive officers.

  Pro forma information regarding net income (loss) and earnings (loss) per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995, respectively: risk-free interest rates of 7.3% and 6.4%; no dividend yields; volatility factors of the expected market price of the Company's common stock of .625 for 1996 and 1995; and a weighted-average expected life of the options of 5 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                 VALUJET, INC.

  A summary of stock option activity under the above-described plans is as follows:

                                                                     WEIGHTED
                                             SHARES    PRICE RANGE AVERAGE PRICE
                                           ----------  ----------- -------------
Balance at December 31, 1993..............  3,880,000  $      0.17    $ 0.17
  Granted.................................  2,240,000   1.00- 3.75      2.90
  Exercised...............................     (8,000)        0.17      0.17
  Canceled................................    (92,000)  0.17- 3.13      1.63
                                           ----------
Balance at December 31, 1994..............  6,020,000   0.17- 3.75      1.16
  Granted.................................  1,175,600   3.75-23.19      5.67
  Exercised............................... (1,337,000)  0.17- 3.13      0.33
  Canceled................................   (239,200)  0.17-12.19      3.42
                                           ----------
Balance at December 31, 1995..............  5,619,400   0.17-23.19      2.20
  Granted.................................  1,406,000   3.75-23.19     15.99
  Exercised...............................   (310,010)  0.17- 3.13      2.68
  Canceled................................    (91,860)  0.17-12.19      5.91
                                           ----------
Balance at December 31, 1996..............  6,623,530   0.17-23.19      5.06
                                           ==========
Exercisable at December 31, 1996..........  4,336,430
                                           ==========

  The following table summarizes information concerning currently outstanding and exercisable options:

                   OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
     ----------------------------------------------------------------------
                                 WEIGHTED-
                                  AVERAGE   WEIGHTED-             WEIGHTED-
       RANGE OF                  REMAINING   AVERAGE               AVERAGE
       EXERCISE       NUMBER    CONTRACTUAL EXERCISE    NUMBER    EXERCISE
        PRICES      OUTSTANDING    LIFE       PRICE   EXERCISABLE   PRICE
       --------     ----------- ----------- --------- ----------- ---------
         $0.17       2,516,000     6.50      $ 0.17    2,452,000   $ 0.17
      $1.00-$5.13    2,603,230     7.69      $ 3.52    1,315,230   $ 2.68
     $8.50-$15.00      570,000     9.62      $10.23       15,600   $13.43
     $18.38-$23.19     934,300     8.82      $19.35      553,600   $18.40
                     ---------     ----      ------    ---------   ------
                     6,623,530     7.60      $ 5.06    4,336,430   $ 3.21
                     =========     ====      ======    =========   ======

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                          1996         1995
                                                      ------------  -----------
     Pro forma net income (loss)..................... $(44,880,415) $67,193,721
     Pro forma earnings (loss) per share: ...........        (0.82)        1.14

  Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

  The weighted-average fair value of options granted during 1996 and 1995 with option prices equal to the market price on the date of grant was $7.82 and $4.00, respectively. The weighted-average fair value of options granted during 1996 and 1995 with option prices less than the market price of the stock on the date of grant was $10.13 and $2.73, respectively.

                                 VALUJET, INC.

  At December 31, 1996, the Company had reserved a total of 12,144,190 shares of common stock for future issuance upon exercise of stock options.

8. INCOME TAXES

  The income tax provision (benefit) consists of the following:

                                                  YEAR ENDED DECEMBER 31
                                           -------------------------------------
                                               1996         1995        1994
                                           ------------  ----------- -----------
     Current:
       Federal............................ $(31,311,000) $30,389,736 $ 8,387,121
       State..............................   (2,077,000)   2,283,128   1,449,270
                                           ------------  ----------- -----------
     Total current........................  (33,388,000)  32,672,864   9,836,391
     Deferred:
       Federal............................   10,614,000    6,313,839   2,694,773
       State..............................   (1,689,000)   1,076,231     317,392
                                           ------------  ----------- -----------
     Total deferred.......................    8,925,000    7,390,070   3,012,165
                                           ------------  ----------- -----------
                                           $(24,463,000) $40,062,934 $12,848,556
                                           ============  =========== ===========

  A reconciliation of the provision for income taxes (benefit) to the federal statutory rate is as follows:

                                               YEAR ENDED DECEMBER 31
                                        -------------------------------------
                                            1996         1995        1994
                                        ------------  ----------- -----------
     Tax at statutory rate............. $(23,076,000) $37,738,937 $11,648,639
     State taxes, net of federal
      benefit..........................   (2,448,000)   2,183,583   1,330,254
     Other.............................    1,061,000      140,414     233,576
     Valuation reserve.................          --           --     (363,913)
                                        ------------  ----------- -----------
                                        $(24,463,000) $40,062,934 $12,848,556
                                        ============  =========== ===========

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                              DECEMBER 31
                                                        -----------------------
                                                           1996        1995
                                                        ----------- -----------
     Deferred tax liabilities:
       Prepaid insurance............................... $ 2,687,180 $ 1,210,775
       Depreciation....................................  19,584,784  10,919,065
       Gain on involuntary conversion..................   1,484,100         --
                                                        ----------- -----------
     Total deferred tax liabilities....................  23,756,064  12,129,840
     Deferred tax assets:
       Accrued liabilities.............................     770,463   1,181,489
       State operating loss carryforwards..............   2,035,751         --
       Non qualified stock options.....................     929,956         --
       Other...........................................     692,659     546,116
                                                        ----------- -----------
     Total deferred tax assets.........................   4,428,829   1,727,605
                                                        ----------- -----------
     Net deferred tax liability........................ $19,327,235 $10,402,235
                                                        =========== ===========

                                 VALUJET, INC.

  Various subsidiaries of the Company have state operating loss carryforwards of approximately $3,100,000 with expiration dates through the year 2011.

9.  SHUTDOWN AND OTHER NONRECURRING EXPENSES

  Shutdown and other nonrecurring expenses include costs associated with the loss of Flight 592 and excess operating costs related to the reduced schedule from May 19, 1996 to the June 17, 1996 shutdown, the suspension of operations from June 17, 1996 to September 29, 1996 and the reduced schedule from September 30, 1996 to December 31, 1996. Such costs consist of expenses directly related to the accident and the ensuing extensive FAA review of the Company's operations including legal fees, payments to the FAA, inspection related costs and unusual maintenance in excess of normal recurring maintenance. In addition, depreciation on grounded aircraft, rental of vacated or idled facilities and costs of personnel idled as a result of the reduced and suspended operations from May through December, 1996 are included in shutdown and other nonrecurring expenses. Personnel costs include full wages, salaries and benefits that were provided to idled employees during the reduction and suspension of operations.


  A summary of such costs is as follows for the year ended December 31, 1996:

     Maintenance................................................... $27,750,000
     Legal and other consulting....................................   8,843,000
     Facilities rental.............................................   6,114,000
     Wages, salaries and benefits, excluding maintenance...........   4,895,000
     FAA remediation...............................................   2,000,000
     Depreciation..................................................  11,054,000
     Other.........................................................   7,338,000
                                                                    -----------
                                                                    $67,994,000
                                                                    ===========

  No accrual was provided for costs to be incurred in future periods related to aircraft depreciation and maintenance and rental costs associated with temporarily idled facilities as such costs will be recognized as they are incurred. There is no accrual for salaries and wages in connection with the June 18, 1996 furlough of employees at December 31, 1996 as such employees were paid through June 30, 1996 with no additional severance benefits provided.

10. RELATED PARTY TRANSACTIONS

  The Company has utilized temporary employees provided by a temporary agency which is partially owned by the daughter of one of the Company's officers. This arrangement was terminated during 1996. Amounts recorded as expense related to this agency were approximately $4,223,000, $12,663,000, and $5,140,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Accounts payable to this agency was approximately $370,703 at December 31, 1995. No amounts were due at December 31, 1996.

11. FINANCIAL INSTRUMENTS

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with various high credit-quality financial institutions or in short-duration high quality debt securities. The Company periodically evaluates the relative credit standing of those financial institutions that are considered in the Company's investment strategy. Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company's customer base.

                                 VALUJET, INC.

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

    Accounts receivable and accounts payable: The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate their fair value.

    Long-term debt: The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                     1996                      1995
                           ------------------------- -------------------------
                             CARRYING       FAIR       CARRYING       FAIR
                              AMOUNT       VALUE        AMOUNT       VALUE
                           ------------ ------------ ------------ ------------
Cash and cash
 equivalents.............. $150,012,695 $150,012,695 $127,947,096 $127,947,096
Accounts receivable, net
 of allowance.............    7,014,702    7,014,702   12,074,394   12,074,394
Accounts payable..........    3,221,036    3,221,036    6,721,754    6,721,754
Long-term debt............  244,706,324  219,326,000  109,038,133  110,973,000

12. EMPLOYEE BENEFIT PLANS

  Effective April 1, 1995, the Company adopted the ValuJet Airlines, Inc. 401(k) Plan (the "Plan"), a defined contribution benefit plan which qualifies under Section 401(k) of the Internal Revenue Code. All employees of the Company are eligible to participate in the Plan. Participants may contribute up to 15% of their base salary to the Plan. Contributions to the Plan by the Company are discretionary. No employer contributions were made in 1996 or 1995.

  Effective May 16, 1995, the Company formed the 1995 Employee Stock Purchase Plan (the "Stock Plan") whereby employees who complete twelve months of service are eligible to make quarterly purchases of the Company's common stock at up to a 15% discount from the market value on the offering date. The discount rate is determined by the Board of Directors before each offering date. The Company is authorized to issue up to 4,000,000 shares of common stock under this plan. During 1996 and 1995, the employees purchased a total of 8,770 and 1,880 shares at an average price of $12.94 and $20.86 per share, respectively, which represented a 5% discount from the market price on the offering dates.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Summarized quarterly financial data for 1996 and 1995 is as follows (in thousands, except per share data):

                                                        QUARTER
                                           ------------------------------------
                                            FIRST    SECOND    THIRD    FOURTH
                                           -------- --------  -------  --------
Fiscal 1996:
  Operating revenues...................... $109,995 $ 81,217  $   311  $ 28,113
  Operating income (loss).................   17,525  (11,581) (29,946)  (27,397)
  Net income (loss).......................   10,667   (9,574) (21,945)  (20,617)
  Net income (loss) per share.............      .18     (.18)    (.40)     (.38)

                                 VALUJET, INC.

                                                            QUARTER
                                               ---------------------------------
                                                FIRST  SECOND   THIRD    FOURTH
                                               ------- ------- -------- --------
Fiscal 1995:
  Operating revenues.......................... $60,747 $86,913 $109,296 $110,801
  Operating income............................  14,581  27,086   36,672   30,511
  Net income..................................   9,071  16,860   22,661   19,171
  Net income per share........................     .15     .28      .38      .32

14. SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

  The Company's $150,000,000 of 10 1/4% Senior Notes issued during 1996 are fully and unconditionally guaranteed on a joint and several basis by ValuJet Airlines, Inc., a wholly-owned subsidiary of the Company, and all its subsidiaries ("Guarantors"). All of the operations of the Company are conducted by ValuJet Airlines, Inc. and its subsidiaries. All of the Guarantors are wholly-owned or indirect subsidiaries of the Company, and there are no direct or indirect subsidiaries of the Company that are not Guarantors. Separate financial statements of the Guarantors are not presented because all of the Company's subsidiaries guarantee the Senior Notes on a full, unconditional and joint and several basis.

  Summarized financial information of ValuJet Airlines, Inc. and its subsidiaries is as follows:

                                                               DECEMBER 31, 1996
                                                               -----------------
     Current assets...........................................   $246,041,431
     Non-current assets.......................................    162,571,884
     Current liabilities......................................     81,743,233
     Non-current liabilities..................................    207,167,474
                                                                  YEAR ENDED
                                                               DECEMBER 31, 1996
                                                               -----------------
     Operating revenues.......................................   $219,636,232
     Operating loss...........................................    (51,398,542)
     Loss before income taxes.................................    (65,932,299)
     Net loss.................................................    (41,469,299)

                                 VALUJET, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                       December 31,       June 30,
                                                          1996              1997
                                                      ------------    ------------

                         ASSETS                          (Note)       (Unaudited)

Current assets:
     Cash and cash equivalents                        $150,012,695   $149,724,768
     Accounts receivable, less allowance
        of $838,000 and $1,141,000 at December 31,
        1996 and June 30, 1997, respectively             7,014,702      6,583,785
     Inventories of parts                                6,607,307      6,159,038
     Prepaid expenses                                    8,066,792      2,481,642
     Income taxes receivable                            36,440,653     13,711,144
     Assets held for disposition                        42,060,242              0
     Other current assets                                  839,040      1,118,194
                                                      ------------   ------------
Total current assets                                   251,041,431    179,778,571
Property and equipment, at cost
     Flight equipment                                  126,829,882    166,292,124
     Other property and equipment                       65,662,504     70,779,835
     Deposits on flight equipment
         purchase contracts                             14,534,895     15,352,895
                                                      ------------   ------------
                                                       207,027,281    252,424,854
     Less allowance for depreciation                   (44,455,397)   (58,375,017)
                                                      ------------   ------------
                                                       162,571,884    194,049,837
Debt issuance costs                                      3,573,561      3,179,811
                                                      ------------   ------------

Total assets                                          $417,186,876   $377,008,219
                                                      ============   ============




     Note: The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. See condensed notes to financial statements.

                                 VALUJET, INC.
                          CONSOLIDATED BALANCE SHEETS



LIABILITIES AND STOCKHOLDERS' EQUITY
                                                        December 31,     June 30,
                                                            1996           1997
                                                        -------------  -------------
                                                           (Note)       (Unaudited)

Current liabilities:
     Accounts payable                                   $  3,221,542    $ 3,305,939
     Accrued liabilities                                  22,718,555     24,311,893
     Air traffic liability                                 3,813,583     10,638,312
     Deferred tax liability                                1,298,400        485,400
     Current maturities of long-term debt                 33,246,302      9,039,986
     Debt on assets held for sale                         18,188,222              0
                                                        ------------   ------------
Total current liabilities                                 82,486,604     47,781,530
Long-term debt less current maturities                   193,271,800    226,620,758
Deferred income taxes payable                             18,028,835      6,721,835
Stockholders' equity:
     Common stock, $.001 par value:                           54,876         54,964
        1,000,000,000 shares authorized: issued
        and outstanding - 54,875,610 at December 31,
        1996 and 54,963,330 at June 30, 1997
     Additional paid-in capital                           77,236,447     77,453,497
     Retained earnings                                    46,108,314     18,375,635
                                                        ------------   ------------
Total stockholders' equity                               123,399,637     95,884,096
                                                        ------------   ------------
Total liabilities and stockholders' equity              $417,186,876   $377,008,219
                                                        ============   ============




     Note: The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. See condensed notes to financial statements.

                                 VALUJET, INC.
               CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)


                                                      Three Months Ended
                                                 ----------------------------
                                                   June 30,       June 30,
                                                     1996           1997
                                                 -------------  -------------

Operating revenues:
     Passenger                                   $ 77,961,574   $ 45,192,019
     Cargo                                          1,261,818        677,831
     Other                                          1,993,898      1,889,317
                                                 ------------   ------------
Total operating revenues                           81,217,290     47,759,167

Operating expenses and other, net:
     Flight operations                              5,414,622      4,801,014
     Aircraft fuel                                 17,061,473     10,716,157
     Maintenance                                   15,807,217     10,534,328
     Station operations                            14,748,674     12,132,375
     Passenger services                             3,631,749      2,122,077
     Marketing and advertising                      2,223,363      2,875,368
     Sales and reservations                         6,547,058      3,723,027
     General and administrative                     4,271,741      3,346,538
     Employee bonus                                  (550,000)             0
     Depreciation                                   6,694,708      7,362,025
     Arrangement fee for aircraft transfers       (11,861,294)             0
     Gain from insurance recovery                  (2,814,785)             0
     Shutdown and other nonrecurring expenses      31,623,410              0
                                                 ------------   ------------
Total operating expenses and other, net            92,797,936     57,612,909
                                                 ------------   ------------
Operating loss                                    (11,580,646)    (9,853,742)
Interest expense (income):
     Interest expense                               6,221,023      6,513,064
     Interest income                               (2,677,785)    (1,702,111)
                                                 ------------   ------------
Total interest expense, net                         3,543,238      4,810,953
                                                 ------------   ------------
Loss before income taxes                          (15,123,884)   (14,664,695)
Provision for income taxes                         (5,550,000)    (5,439,000)
                                                 ------------   ------------
Net loss                                          ($9,573,884)   ($9,225,695)
                                                 ============   ============
Net loss per share                                     ($0.18)        ($0.17)
                                                 ============   ============
Weighted average shares outstanding                54,663,481     54,906,000
                                                 ============   ============


See accompanying notes.

                                 VALUJET, INC.
               CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)


                                                     Six Months Ended
                                              -------------------------------
                                                 June 30,         June 30,
                                                  1996              1997
                                              -------------     -------------

Operating revenues:
  Passenger                                   $183,530,818      $  80,307,366
  Cargo                                          2,707,764          1,127,081
  Other                                          4,973,715          3,252,931
                                              ------------      -------------
Total operating revenues                       191,212,297         84,687,378

Operating expenses:
  Flight operations                             12,932,717          8,904,203
  Aircraft fuel                                 39,137,578         19,851,908
  Maintenance                                   31,418,618         24,639,815
  Station operations                            32,641,303         22,485,239
  Passenger services                             7,623,789          3,817,164
  Marketing and advertising                      6,506,737          5,227,059
  Sales and reservations                        15,442,045          6,800,726
  General and administrative                     8,161,420          6,142,929
  Employee bonus                                 1,245,000                  0
  Depreciation                                  13,211,088         12,247,322
  Arrangement fee for aircraft transfers       (11,861,294)                 0
  Gain from insurance recovery                  (2,814,785)                 0
  Gain on sale of assets                                 0            (49,600)
  Shutdown and other nonrecurring expenses      31,623,410          9,338,000
                                              ------------      -------------
Total operating expenses                       185,267,626        119,404,765
                                              ------------      -------------
Operating income (loss)                          5,944,671        (34,717,387)
Interest expense (income):
  Interest expense                               8,624,015         12,722,772
  Interest income                               (4,524,234)        (3,268,480)
                                              ------------      -------------
Total interest expense, net                      4,099,781          9,454,292
                                              ------------      -------------
Income (loss) before income taxes                1,844,890        (44,171,679)
Provision for income taxes                         752,000        (16,439,000)
                                              ------------      -------------
Net income (loss)                             $  1,092,890       ($27,732,679)
                                              ============      =============
Net income (loss) per share                          $0.02             ($0.51)
                                              ============      =============
Weighted average shares outstanding             59,587,450         54,892,000
                                              ============      =============


See accompanying notes.

                                 VALUJET, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)


                                                                   Six Months Ended
                                                           ------------------------------
                                                               June 30,        June 30,
                                                                1996            1997
                                                           --------------  --------------

Operating revenues:
Net income (loss)                                         $   1,092,890    ($27,732,679)
Adjustments to reconcile net income (loss)
   to cash provided by (used in) operating activities:
     Depreciation                                            14,690,386      14,634,446
     Provision for uncollectible accounts                     2,420,482         749,515
     Gain from disposal of assets                            (2,814,785)        (49,600)
     Deferred income taxes                                            0     (11,307,000)
     Changes in operating assets and liabilities:
          Accounts receivable                                 7,910,190        (318,598)
          Other current assets                                 (256,477)      5,754,265
          Accounts payable and accrued liabilities          (13,803,802)      3,467,059
          Air traffic liability                             (18,393,981)      6,824,729
          Income taxes payable                                  309,945      21,431,109
                                                          -------------   -------------
Net cash provided by (used in) operating activities          (8,845,152)     13,453,246

Investing activities:
Proceeds from disposal of equipment                           4,000,000         949,974
Purchases of property and equipment                        (116,706,995)     (5,862,705)
                                                          -------------   -------------
Net cash used in investing activities                      (112,706,995)     (4,912,731)

Financing activities:
Issuance of long-term debt                                  216,529,498               0
Proceeds from sale of common stock                            2,244,351         217,138
Payment of long-term debt                                   (17,191,703)     (9,045,580)
                                                          -------------   -------------
Net cash provided by (used in) financing activities         201,582,146      (8,828,442)
                                                          -------------   -------------

Net increase (decrease) in cash and cash equivalents         80,029,999        (287,927)
Cash and cash equivalents at beginning of period            127,947,096     150,012,695
                                                          -------------   -------------

Cash and cash equivalents at end of period                $ 207,977,095   $ 149,724,768
                                                          =============   =============



See accompanying notes.

                                 VALUJET, INC.
     CONDENSED NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
     ----------------------------------------------------------------------


A.  BASIS OF PRESENTATION

  In the opinion of management, the accompanying unaudited consolidated interim financial statements contain all adjustments necessary to present fairly the Company's financial position as of June 30, 1997 and December 31, 1996, the results of operations for the three and six month periods ended June 30, 1997 and June 30, 1996, and cash flows for the six month periods ended June 30, 1997 and June 30, 1996. The adjustments made are of a normal recurring nature. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission for Form 10-Q. It is suggested that these unaudited interim financial statements be read in conjunction with the audited financial statements and the notes thereto included in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 31, 1997, and amendments thereto.

  The results of operations for the three and six month periods ended June 30, 1997 and 1996 are not necessarily indicative of the results to be expected for the full fiscal year.

B.  NET INCOME PER COMMON SHARE

  Net income per share is based on the weighted average number of common shares outstanding and common stock equivalents during the periods. Common stock equivalents include shares issuable upon the assumed exercise of stock options using the treasury stock method when dilutive. See Note G.

C. LONG-TERM DEBT
                                             December 31,     June 30,
                                                 1996           1997
                                           --------------  ------------
                                                            (Unaudited)
 Senior notes due 2001...................    $150,000,000  $150,000,000
 Promissory notes due 1998 through 2006..      94,706,324    85,660,744
 Less current maturities.................      33,246,302     9,039,986
 Less debt on assets held for sale.......      18,188,222             0
                                             ------------  ------------
                                             $193,271,800  $226,620,758
                                             ============  ============


  Interest on the Company's $150 million senior notes is payable semi-annually on April 15 and October 15 at 10 1/4% per annum. Certain debt bears interest at fixed rates ranging from 8.0% to 9.78% per annum and is repayable in consecutive
monthly or quarterly installments over a two- to four-year period.   Certain
other notes have a variable rate of interest based on the London interbank offered rate (LIBOR) plus 2.26% to 2.75%.

  A substantial portion of the secured notes require prepayment if specific financial ratios (concerning debt to equity, net worth, fixed charge coverage and current ratio) are not maintained. Although the Company was in violation of the fixed charge coverage ratio as of December 31, 1996, the Company subsequently entered into agreements with six of the seven affected lenders for a waiver or reset of this financial test for each quarter in 1997. In August, 1997, the Company completed the private placement of $80 million of 10 1/2% senior secured notes due April 15, 2001. All of the secured debt with financial maintenance covenants was repaid with a portion of the proceeds of this offering. As a result, such debt has been classified as long-term debt in the accompanying balance sheet. Certain aircraft, together with the installed engines related thereto, three spare engines and four hush kits after their purchase by ValuJet Airlines serve as collateral for the senior secured notes.

D.  COMMITMENTS AND CONTINGENCIES

  On May 11, 1996, the Company suffered a tragic loss involving Flight 592. The accident resulted in extensive media coverage calling into question the safety of low-fare airlines in general and the Company in particular, despite the fact that the cause of the accident is still under investigation by the National Transportation Safety Board. In response to the accident, the Federal Aviation Administration (FAA) conducted an extraordinary review of the Company's operations. As a result, on June 17, 1996 the Company entered into a consent order with the FAA under which the Company agreed to several matters including the suspension of operations until such time as the Company was able to satisfy the FAA as to various regulatory compliance concerns and the payment of $2,000,000 to the FAA to compensate it for the cost of the special inspections. The Company satisfied the FAA's requirements and received FAA clearance during August 1996. The Company received its determination of fitness from the Department of Transportation on September 25, 1996 and restarted operations on September 30, 1996. See Note H regarding charges associated with the accident and related shutdown of operations.

  As a result of the above mentioned events, several class action suits have been filed by shareholders against the Company and various officers alleging, among other things, misrepresentations regarding the Company's safety. The plaintiffs seek unspecified damages based upon the decrease in market value of shares of the Company's stock. Management intends to defend these actions vigorously and believes that the suits are without merit. While any litigation contains elements of uncertainty, management presently believes, based on the information available to it and discussions with outside counsel, that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the results of operations or the financial position of the Company.

  Numerous lawsuits have also been filed against the Company seeking damages attributable to the deaths of those on Flight 592, and additional lawsuits are expected. The Company's insurance carrier has assumed defense of these lawsuits under a reservation of rights and is providing the defense of such claims. As all claims are handled independently by the Company's insurance carrier, the Company cannot reasonably estimate the amount of liability which might finally exist. As a result, no accruals for losses and the related claim for recovery from the Company's insurance carrier have been reflected in the Company's financial statements. The Company maintains $750 million of liability insurance, per occurrence, with a major group of independent insurers that provide facilities for all forms of aviation insurance for many major airlines. Although the Company believes, based on the information currently available to it, that such coverage is sufficient to cover claims arising out of the loss of Flight 592 and that the insurers have sufficient financial strength to pay claims, there can be no assurance that the total amount of judgments and settlements will not exceed the amount of insurance available therefor or that all damages awarded will be covered by insurance.

  On August 30, 1996, Metropolitan Nashville Airport Authority filed suit against the Company in State Court in Tennessee for breach of contract and a declaratory judgment for an anticipatory breach. The Nashville Airport Authority seeks damages of approximately $2.6 million. The dispute involves whether the Company was entitled to exercise a termination right contained in its lease agreement. Management believes the ultimate resolution will not have a materially adverse effect on the Company's financial position or results of operations.

  From time to time, the Company is engaged in litigation arising in the ordinary course of business. The Company does not believe that any such pending litigation will have a material adverse effect on its results of operations or financial condition.

E.  PROPOSED MERGER

  On July 10, 1997, the Company entered into a merger agreement with Airways Corporation ("Airways"). Under the merger agreement (which remains subject to, among other things, shareholder approval by both companies), the Company will acquire Airways through a merger of Airways with and into the Company (the "Merger"). The purchase price to be paid by the Company in the Merger will consist of approximately 9.1 million shares of Common Stock of the Company.
Upon completion of the Merger, the Company intends to change its name to AirTran Holdings, Inc., and to change the name of ValuJet Airlines to AirTran Airlines, while Airways' operating subsidiary, AirTran Airways, Inc. ("AirTran") will continue to operate under its current name.

F.  ASSETS HELD FOR DISPOSITION

  During 1996, as a result of the loss of Flight 592 and the consent order with the FAA which required the Company to reestablish operations with up to 15 aircraft and subjected further expansion of the Company's operations to FAA and DOT approval, the Company's management decided to sell or lease certain of its aircraft. Those aircraft which the Company decided to sell were removed from operations and were classified in the balance sheet as assets held for disposition and were stated at the lower of carrying amount or fair value less cost to sell. Such aircraft were available for sale and an active sales program was initiated. The fair value, as estimated by the current market value of these aircraft, less cost to sell exceeded the carrying amount of such aircraft.

  At June 30, 1997, as a result of the pending merger with Airways and the resulting opportunities for the Company to expand its services, the Company's management has decided to make the remaining aircraft classified as assets held for disposition available for a return to its operating specifications. Each of ValuJet Airlines and AirTran has the necessary authority to conduct flight operations, including a Certificate of Public Convenience and Necessity from the DOT and an operating certificate from the FAA. All remaining aircraft classified as assets held for disposition were reclassified to flight equipment at their carrying amount at June 30, 1997 and will continue to be depreciated over their remaining depreciable lives.

G.  NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997 the Financial Accounting Standards Board issued a new accounting pronouncement, SFAS No. 128, "Earnings per Share", which will change the current method of computing earnings per share. The new standard requires presentation of "basic earnings per share" and "diluted earnings per share" amounts, as defined. SFAS No. 128 will be effective for the Company's quarter and year ending December 31, 1997, and, upon adoption, all prior-period earnings per share data presented shall be restated to conform with the provisions of the new pronouncement. Application earlier than the Company's quarter ending December 31, 1997 is not permitted.

  Pro forma basic and diluted earnings per share for the three months and six months ended June 30, 1996 and 1997 calculated under the provisions of SFAS No. 128 are as follows:

                                        Quarter Ended June 30,   Six Months Ended June 30,
                                         1996           1997         1996         1997
                                       --------      --------      -------      -------

       Basic earnings per share        $(0.18)        $(0.17)        $0.02      $(0.51)
       Diluted earnings per share       (0.18)         (0.17)        $0.02       (0.51)


H.  SHUTDOWN AND OTHER NONRECURRING EXPENSES

    Costs associated with the loss of Flight 592 and excess operating costs related to the reduced schedule and grounded aircraft for the six months ended June 30, 1997 are shown in the statement of operations as shutdown and other nonrecurring expenses. Such costs consist of expenses directly related to the accident and the ensuing extensive FAA review of the Company's operations including legal fees, payments to the FAA, inspection related costs and unusual maintenance costs in excess of normal recurring maintenance. In addition, depreciation on grounded aircraft, rental of abandoned or idled facilities and costs of personnel idled as a result of the reduced and suspended operations during May and June of 1996 are included in shutdown and other nonrecurring expenses. No such costs were incurred in the three months ended June 30, 1997.

A summary of such costs is as follows:

                             Quarter Ended June 30,          Six Months Ended June 30,
                              1996            1997             1996             1997
                          -----------     ----------       -----------      -----------
Maintenance               $7,855,000     $         0       $ 7,855,000      $7,300,000
Depreciation               1,480,000               0         1,480,000       2,038,000
Legal/consulting           6,317,000               0         6,317,000               0
Facilities rental          4,109,000               0         4,109,000               0
Wages/Salaries             3,916,000               0         3,916,000               0
FAA payment                2,000,000               0         2,000,000               0
Other                      5,946,000               0         5,946,000               0
                         -----------     -----------       -----------      ----------
                         $31,623,000               0       $31,623,000      $9,338,000
                         ===========      ==========       ===========      ==========

                          INDEPENDENT AUDITORS REPORT

Board of Directors
Airways Corporation:


We have audited the accompanying consolidated balance sheets of Airways Corporation and subsidiary (the "Company") as of March 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and group equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of Airways Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Airways Corporation and subsidiary as of March 31, 1997 and 1996 and the results of its operations and its cash flows for the years ended March 31, 1997 and 1996, in conformity with generally accepted accounting principles.

As discussed in Notes 10 and 11 to the consolidated financial statements, the Company changed its methods of accounting for Computer Reservation System fee expense in 1997 and Credit card processing fee expense in 1996.




                                                           KPMG PEAT MARWICK LLP



Orlando, Florida
June 6, 1997

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Airways Corporation:


We have audited the combined statements of operations, changes in group equity and cash flows of the Airways Group for the year ended March 31, 1995. These financial statements are the responsibility of The Airways Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Airways Group for the year ended March 31, 1995, in conformity with generally accepted accounting principles.





                                                ARTHUR ANDERSEN LLP


Minneapolis, Minnesota,
May 19, 1995

                              AIRWAYS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                            March 31, 1997 and 1996
                                 (In thousands)




        ASSETS                                           1997            1996
        ------                                           ----            ----

  Current assets:
        Cash and cash equivalents                       $ 2,354         $16,437
        Restricted cash                                  12,670          11,309
        Account receivable, net                           4,212           3,135
        Inventory, expendable parts and supplies          1,034           1,847
        Prepaid expenses                                  4,020           1,947
        Deferred Tax Asset                                8,376           1,294
                                                        -------         -------
        Total current assets                             32,666          35,969
                                                        -------         -------
  Property and equipment
        Flight equipment                                 34,485          24,943
        Other property and equipment                      9,405           6,587
           Less: Accumulated depreciation                (6,192)         (2,072)
                                                        -------         -------
                                                         37,698          29,458
                                                        -------         -------

  Other assets:
        Goodwill, net                                     1,749           1,891
        Lease and equipment deposits                      1,244           1,339
        Other assets, net                                   591             997
                                                        -------         -------
  Total assets                                          $73,948         $69,654
                                                        =======         =======

See accompanying notes to consolidated financial statements.    (Continued)

                              AIRWAYS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                            March 31, 1997 and 1996
                                 (In thousands)




        LIABILITIES AND STOCKHOLDERS' EQUITY             1997            1996
        ------------------------------------             ----            ----

  Current liabilities:
        Accounts Payable                                $18,022         $ 9,362
        Air traffic liability                            16,198          14,912
        Accrued expenses                                    908           2,775
        Current portion of long-term debt                 3,157           3,574
        Current portion of maintenance reserves           1,525             307
        Income taxes payable                                  -             533
                                                        -------         -------
        Total current liabilities                        39,810          31,463
                                                        -------         -------

  Long-term debt, less current portion                   10,539          10,277
  Maintenance Reserves                                    3,186           2,207
  Deferred income taxes                                   2,772           1,344
                                                        -------         -------
  Total liabilities                                      56,307          45,291
                                                        -------         -------

  Stockholders' equity
        Preferred stock, $.01 par value per shares,
          1,000,000 shares authorized, no shares
          issued or outstanding                               -               -
        Common stock, $.01 par value per shares,
          19,000,000 shares authorized, 9,061,937
          and 8,966,937 shares issued and
          outstanding at March 31, 1997 and 1996,
          respectively                                       91              90
        Additional paid-in capital                       26,618          26,350
        Accumulated deficit                              (9,068)         (2,077)
                                                        -------         -------
  Total stockholders' equity                             17,641          24,363
                                                        -------         -------
  Total liabilities and stockholders' equity            $73,948         $69,654
                                                        =======         =======
  Commitments and contingencies

See accompanying notes to consolidated financial statements.

                              AIRWAYS CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS

               For the years ended March 31, 1997, 1996 and 1995
                  (In thousands, except per share information)


                                                             1997            1996           1995
                                                             ----            ----           ----
Operating revenues:
     Passenger                                             $ 100,077       $64,894        $  7,896
     Charter                                                     402         1,692           1,241
     General aviation and other                                2,144         1,775             470
                                                           ---------       -------        --------
       Total operating revenues                              102,623        68,361           9,607
                                                           ---------       -------        --------

Operating expenses:
     Flight operations                                        45,507        26,913           6,429
     Maintenance                                              25,851        12,112           2,845
     Aircraft and traffic servicing                           16,742        10,169           2,390
     Reservations, sales and marketing                        16,739        11,901           1,830
     General and administrative                                5,185         3,623           2,012
     Depreciation and amortization                             4,721         2,149             522
                                                           ---------       -------        --------
       Total operating expenses                              114,745        66,867          16,028
                                                           ---------       -------        --------
       Operating (loss) income                               (12,122)        1,494          (6,421)

Interest (income) and other                                     (984)       (1,007)            (59)
Interest expense                                               1,507           524               -
                                                           ---------       -------        --------
          (Loss) income before income taxes                  (12,645)        1,977          (6,362)

Income tax (benefit) expense                                  (5,654)          790          (2,866)
                                                           ---------       -------        --------
         Net (loss) income                                 $  (6,991)      $ 1,187        $ (3,496)
                                                           =========       =======        ========

Net (loss) income per share (pro-forma in 1996 and 1995)   $   (0.77)      $   .13        $  (0.39)
                                                           =========       =======        ========

Weighted average shares outstanding (pro-forma in 1996
     and 1995)                                                 9,029         9,230           8,927
                                                           =========       =======        ========

See accompanying notes to consolidated financial statements.

                              AIRWAYS CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               For the years ended March 31, 1997, 1996 and 1995
                                 (In thousands)

                                                                     1997            1996         1995
                                                                     ----            ----         ----
Operating activities:

Net (loss) income                                                   $ (6,991)      $ 1,187      $ (3,496)
       Adjustments to reconcile net (loss) income to
         net cash provided by (used for) operating activities:
          Depreciation and amortization                                4,721         2,146           522
          Maintenance Reserves                                         2,197         2,229           285
          Deferred taxes                                              (5,654)           21             -
          Compensation expense incurred in connection
           with stock options granted and issued                           -           224             -
          Change in current operating items:
           Restricted cash                                            (1,361)       (7,544)       (3,765)
           Accounts receivable, net                                   (1,077)       (2,722)         (333)
           Inventories                                                   813           435           (68)
           Prepaid expenses and deposits                              (2,073)       (1,527)         (357)
           Accounts payable and accrued liabilities                    6,793         8,060         1,839
           Air traffic liability                                       1,286        11,284         3,628
           Income tax payable                                           (533)          533            -
                                                                    --------      --------      --------
            Net cash flows (used for) provided by
             operating activities                                     (1,879)       14,326        (1,745)

Investing activities:
      Purchase of Conquest Sun Airlines, Inc.                              -             -        (2,500)
      Purchase of property and equipment, net                        (11,126)      (28,380)       (2,277)
      Increase (decrease) in other assets                                 58        (1,390)       (1,356)
                                                                    --------      --------      --------
             Net cash flows used for investing activities           (11,068)       (29,770)       (3,633)

See accompanying notes to consolidated financial statements.         (Continued)

                              AIRWAYS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               For the years ended March 31, 1997, 1996 and 1995
                                 (In thousands)

                                                                           1997        1996        1995
                                                                           ----        ----        ----
Financing activites:
        Capital contributions                                                -         15,154       8,831
        Proceeds from long-term debt                                         -         16,800         -
        Repayments of long-term debt                                      (1,405)      (1,142)        -
        Proceeds from issuance of common stock                               269          108         -
        Borrowings from former parent                                        -            -           458
        Repayments to former parent                                          -            -          (458)
                                                                      ----------    ---------    --------
        Net cash flows (used) provided by financing activities            (1,136)      30,920       8,831

        Net (decrease) increase in cash and short-term investments    $  (14,083)   $  15,476    $    953

Cash and short-term investments at begining of year                   $   16,437    $     961    $      8
                                                                      ----------    ---------    --------
Cash and short-term investments at end of year                        $    2,354    $  16,437    $    961
                                                                      ==========    =========    ========


Supplemental disclosures of cash flow activities:

        Cash paid for interest                                        $    1,459    $     501    $    -
                                                                      ==========    =========    ========

        Cash paid for income taxes                                    $      533    $     278    $    -
                                                                      ==========    =========    ========


Supplemental disclosure of non-cash investing and financing activities:
        During the year ended March 31, 1997 and 1996, the Company purchased $1,250 and $400 of flight equipment with long-term debt.

                              AIRWAYS CORPORATION

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND GROUP EQUITY

               For the years ended March 31, 1997, 1996 and 1995
                                 (In thousands)


                                                                                              Retained
                                                                                Additional    Earnings         Total
                                 Group                    Common    Preferred    Paid-in    (Accumulated    Stockholders'
                                 Equity       Shares       Stock      Stock      Capitol      Deficit)         Equity
                                 ------       ------      ------    ---------   ----------  ------------    -------------
Balance, April 1, 1994          $  2,123          -          -           -             -    $     232       $     2,355
Net Loss                               -          -          -           -             -       (3,496)           (3,496)
Capitol Contributions              8,831          -          -           -             -            -             8,831
                                -----------------------------------------------------------------------------------------
Balance, March 31, 1995           10,954          -          -           -             -       (3,264)            7,690
Net Income                             -          -          -           -             -        1,187             1,187
Stock options granted
   and exercised under
   stock option plan                   -         40          1           -           331            -               332
Shares issued and
   contribution of group
   equity                        (10,954)     8,927         89           -        26,019            -            15,154
                                -----------------------------------------------------------------------------------------
Balance, March 31, 1996                -      8,967         90           -        26,350       (2,077)           24,363
Net Loss                               -          -          -           -             -       (6,991)           (6,991)
Stock options granted
   and exercised under
   stock option plan                   -         99          1           -           268            -               269
                                -----------------------------------------------------------------------------------------
Balance, March 31, 1997                -       9066    $    91           -    $   26,618    $   9,068       $    17,641
                                -----------------------------------------------------------------------------------------





See accompanying notes to consolidated financial statements.

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               For the years ended March 31, 1997, 1996 and 1995
           (Dollars in thousands, except share and per share amounts)


(1)      CORPORATE ORGANIZATION AND BUSINESS

In June 1994, AirTran Corporation, former parent company, now doing business as Mesaba Holdings, Inc. ("Mesaba"), acquired the common stock of Conquest Sun Airlines, Inc. ("Conquest") for $2,500 in a transaction accounted for under the purchase method of accounting. At the time of the acquisition, Conquest had recently obtained U.S. Department of Transportation ("DOT") approval to operate a jet airline. Conquest's name was subsequently changed to AirTran Airways, Inc. ("AirTran") and scheduled passenger service commenced on October 6, 1994.

In March 1995,   Mesaba and Northwest Airlines, Inc. ("Northwest") entered into an agreement to spin off AirTran Airways, Inc. and a fixed-base operation ("FBO") in Grand Rapids, Minnesota. Under the terms of the spin-off, on April 7, 1995, Mesaba established a new wholly-owned subsidiary, Airways Corporation (the "Company") into which the above operations were consolidated (and previously referred to as The Airways Group) in order to facilitate the distribution of the Company common stock to Mesaba shareholders (other than Northwest). In connection with the spin-off, Mesaba made a contribution in cash and certain assets to the Company prior to the spin-off date. The distribution was approved by Mesaba's shareholders on August 29, 1995 and was made on September 7, 1995 to the shareholders of record (other than Northwest) on August 31, 1995.

The FBO has historically operated as a division of Mesaba. The accompanying consolidated financial statements present the results of the combined entities whereby significant intercompany accounts and transactions are eliminated.

AirTran serves 23 cities from Orlando, operating as AirTran Airways. The FBO sells aircraft parts, provides fueling and other aircraft servicing, rentals and flight training.


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)   CASH, CASH EQUIVALENTS AND RESTRICTED CASH

Cash equivalents consist primarily of U.S. government securities and interest-bearing deposits with maturities of less than 90 days and are stated at cost, which approximates market. Restricted cash represents amounts escrowed relating to the Company's air traffic liability and to cash collateralizing the Company's long-term debt.

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)

(2),     CONTINUED

      (b)   INVENTORY

Inventory parts held for sale by the FBO are stated at the lower of average cost or market and consist of expendable aircraft service parts and fuel. Consumable spare parts, materials and supplies relating to flight equipment are expensed as purchased.

      (c)   PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and depreciated on a straight-line basis for financial reporting purposes with no residual values except for the aircraft which are assumed to have 10% residual value. The depreciable lives used for the principal depreciable asset classifications are:


                                                                    Depreciable Lives
                                                                    -----------------
      Aircraft                                                      5-12 years
      Rotable parts                                                 5 years
      Leasehold improvements                                        Shorter of useful life or lease term
      Buildings                                                     20 years
      Other equipment                                               3-5 years

Equipment and property under capital leases are amortized over the term of the leases and such amortization is included in depreciation and amortization.

      (d)   GOODWILL

The excess of purchase price paid for Conquest over the fair market value of net tangible assets acquired totaled $2,141 and is being amortized over 15 years. Accumulated amortization totaled $393 and $250 at March 31, 1997 and 1996, respectively.

      (e)   OTHER ASSETS

Certain costs incurred in connection with the acquisition of aircraft and the start-up of AirTran's airline service have been deferred. As of March 31, 1997 and 1996, such costs totaled $1,335 and $1,297 respectively, and consisted of initial flight crew training,

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)

(2),     CONTINUED

aircraft rent and insurance expenses incurred prior to AirTran's scheduled airline service. Pre-operating costs are being amortized over three years and accumulated amortization totaled $743 and $300 at March 31, 1997 and 1996, respectively. Development costs relating to new routes, obtaining regulatory approval, and administrative and promotional costs are charged to expense as incurred.

        (f)   REVENUE RECOGNITION

Passenger and charter revenues are recorded as income when the respective services are rendered or the passenger ticket otherwise expires. Cash received on advance ticket and charter sales is deferred and recorded as air traffic liability.

        (g)   INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, which is an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.


        (h)   INCENTIVE COMPENSATION

In October, 1995 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 - "Accounting for Stock-Based Compensation" (SFAS 123), effective for financial statements with fiscal years beginning after December 15, 1996. SFAS 123 establishes the financial accounting and reporting standard for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. This statement defines a fair value-based method of accounting for employee based stock options and encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it does allow an entity to continue applying

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)

(2),  CONTINUED

Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25") to measure the intrinsic value-based compensation cost. Entities electing to remain with the accounting method prescribed by Opinion 25 must make pro forma disclosures of net income and earnings per share, as if the fair valued-based method of accounting as prescribed by SFAS 123 had been applied. The Company has elected to continue accounting for its stock-based compensation plans prescribed by Opinion 25 and has included in the Notes to the Consolidated Financial Statements the pro forma disclosures required by SFAS 123.

        (i)   AIRFRAME AND ENGINE OVERHAUL EXPENSE

The Company has adopted the accrual method for recognizing the estimated cost of future airframe and engine overhaul expenses. The accrual method provides for estimating the cost of such overhauls, when they occur in the ordinary course, and recording the estimated cost, based on an hourly rate, in maintenance expense. Costs associated with overhauls of airframes and engines which occur at or near the aircraft's introduction into the fleet are capitalized and amortized over the period to the next overhaul. The actual expenditures of ongoing overhauls not incurred at inception are charged to the accrual and any deficiency or excess is charged or credited to expense in the period incurred.

        (j)   NET (LOSS) INCOME PER SHARE

Net (loss) income per share is computed based on the weighted average number of common shares and, if dilutive, common stock equivalent shares (options) outstanding in 1997 and for the prior years is on a pro-forma basis.

        (k)   CONSOLIDATION POLICY

The accompanying consolidated financial statements include the accounts of the Company and AirTran, a wholly-owned subsidiary of the Company. All material intercompany transactions have been eliminated.

        (l)   CONCENTRATION OF CREDIT RISK

At March 31, 1997, most of the Company's receivables related to tickets sold to individual passengers through the use of major credit cards on the Company's flights. These receivables are short-term, generally being settled within 14 days after sale. The Company does not believe it is subject to any significant concentration of credit risk.

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)

(2),     CONTINUED

        (m)   USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

        (n)  RECLASSIFICATIONS

Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform with the 1997 presentation. These reclassifications had no impact on net income or shareholder's or group equity as previously reported.

        (o)   FUTURE APPLICATION ACCOUNTING STANDARDS

On March 3, 1997 the FASB issued Statement of Financial Accounting Standards No. 128 (SFAS 128) "Earnings per Share". The new statement is effective for fiscal years beginning after December 15, 1997 and applies to all entities that have issued common stock or potential common stock (e.g. options, warrants, convertible securities etc.) if those securities trade in a public market or in a stock exchange or over-the-counter market. SFAS 128 replaces primary Earnings Per Share ("EPS") with Basic EPS. Basic EPS will be computed by dividing reported earnings available to common stockholders by weighted average shares outstanding. No dilution for any potentially dilutive securities is included. Fully diluted EPS, now called diluted EPS is still required.

(3)       PROPERTY AND EQUIPMENT

The Company's aircraft fleet consisted of ten Boeing 737-200s, of which six are held under operating leases as of March 31, 1997. The remaining four aircraft are owned by the Company and had a net book value of $17,716 at March 31, 1997. Approximately $4,380 and $2,514 has been accrued for major airframe and engine overhauls as of March 31, 1997 and 1996, respectively. The Company estimates that the costs of major engine and airframe overhauls due in 1998 will total approximately $6,500, virtually all of which is either reserved and on the balance sheet, will be reversed during 1998 pursuant to the Company's accounting policies for leased and owned aircraft or will be reimbursable from lessors.

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)

(3),     CONTINUED

The aircraft operating leases require future minimum rental payments as follows at March 31, 1997:


                     1998               $  5,443
                     1999                  4,558
                     2000                  3,002
                     2001                  3,002
                     2002                  2,893
                     Thereafter            1,278
                                         -------
                                        $ 20,176
                                        ========

Rent expense under aircraft operating leases totaled approximately $5,984 and $4,535 in 1997 and 1996, respectively and is included in flight operations in the accompanying consolidated statements of operations. In addition, the Company spent $3,322 and $54 on subservice aircraft rentals which was also charged to expense in 1997 and 1996, respectively.

 (4)      COMMITMENTS AND CONTINGENCIES

          LEASE COMMITMENTS

As detailed in Note 3 the Company leases six aircraft under operating leases. In addition, the Company leases office and hangar facilities and certain terminal facilities under operating leases which are all month to month lease terms. Rent expense under all facility operating leases totaled approximately $554 in 1997, $365 in 1996 and $360 in 1995.

          CREDIT FACILITY

The Company has negotiated with a bank to issue eleven letters of credit totaling $1,100 which were outstanding at March 31, 1997. In the event advances under the facility are drawn, the borrowings would bear interest at the bank's prime rate plus 1-1/4%. No amounts were drawn under this facility as of or during the year ended March 31, 1997.

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)

(4),     CONTINUED

         LITIGATION

The Company is a party to ongoing legal proceedings arising in the ordinary course of business. In the opinion of management, the resolution of these matters will not have a materially adverse effect on the Company's financial position, results of operations, or its cash flows.

          AIRCRAFT COMMITMENTS

In order to comply with the Airport Noise and Capacity Act (ANCA) requirements, the Company is required to purchase hush kits for its aircraft to convert them from Stage 2 to Stage 3. The installation of these hush kits will bring the aircraft into compliance with FAA Stage 3 noise level requirements. The projected payments associated with the purchase of the hush kits are $0 in fiscal year 1998 and $3,000 in 1999 and based on those purchases combined with AirTran's current plans for aircraft acquisitions and upcoming aircraft lease expirations, it will continue to meet the Stage 3 requirements. The Company has contracted to purchase four hush kits for its aircraft at its installed cost of $6,000 of which two have already been purchased during fiscal 1997.

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)

(5)       LONG-TERM DEBT

Long-term debt as of March 31, 1997 is summarized as follows:

Installment loan, dated August 1995, collateralized by flight equipment,
      payments of $100 plus interest at 11.67%, maturing August 2000                              $      3,332

Installment loan, dated August 1995, collateralized by flight equipment,
      payments of $23 including interest at 5.85%, maturing August 2000                                    834

Installment loan, dated December 1995, collateralized by flight equipment,
      payments of $85 including interest at 10.04%, maturing December 2000                               3,182

Installment loan, dated December 1995, collateralized by flight equipment,
      payments of $85 including interest at 10.04%, maturing December 2000                               3,182

 Installment loan, dated February 1996, collateralized by flight equipment,
      payments of $13 including interest at 10%, maturing February 1999                                    269

Term loan, dated March 1996, collateralized by a hangar, payments of $25 plus interest at prime + 1% (9.25% as of March 31, 1996), maturing
      October 2002                                                                                       1,700

Installment loan, dated December 1996, collateralized by flight equipment,
      payments of $23 including interest of 10%, maturing November 2002                                  1,198

                                                                                                  ------------
                  Total long-term debt                                                                  13,697

      Less current installments of long-term debt                                                        3,157
                                                                                                  ------------
                        Net long-term debt                                                        $     10,540
                                                                                                  ============


                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)


(5),   CONTINUED

The aggregate amounts of principal maturities of debt outstanding at March 31, 1997, for the five subsequent years are as follows:

                 1998                                                 $   3,157
                 1999                                                     3,452
                 2000                                                     3,642
                 2001                                                     2,520
                 2002                                                       546
                 Thereafter                                                 380
                                                                      ---------
                                                                      $  13,697
                                                                      =========

(6)       INCOME TAXES

Income tax (benefit) expense attributable to (loss) income for the years ended March 31, 1997, 1996 and 1995 consist of the following:


                                                 Current                 Deferred                  Total
                                                 -------                 --------                  -----
1997
     Federal                                           -                $ (3,931)                $ (3,931)
     State                                             -                  (1,723)                  (1,723)
                                               ---------                --------                 --------
                                                       -                $ (5,654)                $ (5,654)
                                               =========                ========                 ========

1996
     Federal                                   $     722                $    (52)                $    670
     State                                            89                      31                      120
                                               ---------                --------                 --------
                                               $     811                $    (21)                $    790
                                               =========                ========                 ========

1995
     Federal                                   $  (2,423)               $    (59)                $ (2,482)
     State                                          (514)                     12                     (502)
                                               ---------                --------                 --------
                                               $  (2,937)                $   (47)                $ (2,984)
                                               =========                ========                 ========

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)


(6),       CONTINUED

Total income tax (benefit) expense for the years ended March 31, 1997, 1996 and 1995 differed from amounts computed by applying the U.S. federal income tax rate of 35% to (loss) income before income taxes as a result of the following:


                                                          1997             1996              1995
                                                          ----             ----              ----
Computed "expected" tax (benefit) expense                $ (4,425)        $    672          $ (2,163)
(Increase) decrease in income tax expense (benefit)
     resulting from:
        Nondeductible expenses                                  5                -               (60)
        State income tax (benefit) expense
             net of federal income taxes                   (1,120)              72              (502)
        Reorganization costs                                                    42
        Other, net                                           (114)               4              (141)
                                                         --------         --------          --------
                                                         $ (5,654)        $    790          $ (2,866)
                                                         ========         ========          ========

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)

(6),       CONTINUED

The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and deferred tax liabilities as of March 31, 1997 and 1996 are as follows:


                                                            1997                 1996
                                                            ----                 ----
Deferred tax assets:
Workers' compensation                                          -                $   11
Alternative minimum tax credit carry forwards                  -                   337
Deferred maintenance costs                                 1,730                   946
Vacation Pay                                                 139                     -
Net Operating Loss carry forward                           6,507                     -
                                                          ------                ------
     Total gross deferred tax assets                      $8,376                $1,294
                                                          ------                ------

Deferred tax liabilities:
   Property, plant and equipment, principally
     due to differences in depreciation                   $2,602                $  996
   Deferred pre-operating costs                              170                   267
   Prepaid expenses, principally due to prepaid
     commissions                                               -                    46
   Other                                                       -                    35
                                                          ------                ------
    Total gross deferred tax liabilities                   2,772                 1,344
                                                          ------                ------

Net deferred tax (liabilities)                            $5,604                $  (50)
                                                          ======                ======
Presented as:
   Current deferred income tax asset                      $5,604
                                                          ======
   Noncurrent deferred tax (liability)                                          $   50
                                                                                ------


The valuation allowance for deferred tax assets as of March 31, 1997 and 1996 was $0. The net change in the total valuation allowance for the years ended March 31, 1997 and 1996 was $0. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income or the reversal of deferred tax liabilities during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon management's projections for future taxable income over the periods which the deferred tax assets are deductible,

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)


(6), CONTINUED

management believes it is more likely than not that the Company will realize the benefits of these deductible differences as of March 31, 1997. See Note 14 to the Consolidated Financial Statements for subsequent events which have a bearing on the Company's operating plan under which these estimates were made.

As of March 31, 1997, the Company has alternative minimum tax credit carryforwards of $0.

(7)       BENEFIT PROGRAM

The Company introduced a profit sharing arrangement during 1996 covering substantially all employees. Profit sharing expense was $0 in 1997 and $338 in 1996.

(8)      FINANCIAL INSTRUMENTS

The fair value of the Company's long-term debt is estimated using the present value of discounted cash flows based on the borrowing rate currently available to the Company for debt with similar remaining terms and maturity. The carrying amounts reported in the consolidated financial statements for cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to their immediate or short-term maturities. The carrying amounts of the Company's long-term debt with variable interest rates approximate fair value as these instruments are repriced regularly.

The carrying amount and fair value of the Company's fixed long-term debt at March 31, 1997 is as follows:



                                                    CARRYING AMOUNT      FAIR VALUE
                                                    ---------------      ----------
   Long-term debt                                       $13,696            $13,649



(9)     EFFECT OF FOURTH QUARTER RESULTS

Adjustments were made to the air traffic liability during the fourth quarters of 1997 and 1996 which totaled $1,742 and $1,197, respectively, of which $1,742 and $886 were recorded as additional passenger revenue in 1997 and 1996, respectively, and $311 was recorded as other revenue in 1996. These adjustments were made to record passenger, cancellation and change fee revenue not previously recognized by the Company. The Company has put into place accounting processes, during fiscal 1998, which will enable it to record these revenues more closely in line with when they are earned.

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)

(9), CONTINUED

In addition, other adjustments were made in 1996 to operating expenses for costs incurred which were under accrued in prior periods totaling $1,515. Adjustments were made to flight operations expense - $660, maintenance - $490, aircraft and traffic services - $85 and reservations and sales expense - $280.

(10)   CHANGE IN ACCOUNTING METHOD FOR CREDIT CARD PROCESSING FEE EXPENSE IN
       1996

Credit card processing fees paid are deferred and recognized when the passenger travel has been completed. Prior to 1996, these fees were expensed when paid. The new method was adopted to match the credit card processing fee expense more appropriately with the related revenue and to make treatment consistent with the Company's standard revenue recognition policies. The effect of the change was to increase income by approximately $165 or $0.02 per share net of the effect of income taxes in 1996. The cumulative effect of the change in accounting principle on prior years is immaterial.

(11)   CHANGE IN ACCOUNTING METHOD FOR CRS FEE EXPENSE IN 1997

Computer Reservation System (CRS) fees, the fees charged for travel agents' use of the computer reservation systems owned by others, are deferred and recognized when the passenger travel has been completed. Prior to 1997, these fees were expensed when paid. The new method was adopted to match the CRS fee expense more appropriately with the related revenue and to make treatment consistent with the Company's standard revenue recognition policies. The effect of the change was to increase income by approximately $144 or $0.02 per share net of the effect of income taxes in 1997. The cumulative effect of the change in accounting principle on prior years is immaterial.

(12)   STOCK-BASED COMPENSATION

In 1995, the Airways Corporation Stock Option Plan and Director Stock Option Plan (the "Plans") were established. The Plans provide for the granting to directors, officers and key employees of the Company qualified and non-qualified stock options and incentive stock options. Options are granted at the fair market value of the Company's common stock at the time of grant for a period not in excess of ten years. Generally, options vest over a one year period from the date of grant. The purchase price of the stock may not be less than 110% of the fair market value of the Company's common stock on the date of the grant for participants owning 10% or more of the outstanding common stock or 100% of the fair market value for all other participants. As of March 31, 1996, 40,000 options had been exercised pursuant to a change made to the Plan resulting in $224 of compensation expense during the year ended March 31, 1996. A total of 1,300,000 shares of the Company's common stock have been reserved for issuance pursuant to options

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)


granted under the Plans. At March 31, 1997 the number of shares available for future grant was 358,000.

Information with respect to stock options granted under the Plans is as follows:



                                                       1997                         1996
                                                ----------------------        ---------------------
                                                              Weighted                     Weighted
                                                               Average                      Average
                                                              Exercise                     Exercise
                                               Shares          Price         Shares          Price
                                               ------          -----         ------          -----
Balance, beginning of fiscal year             610,000          $  4.60             0              -
Granted                                       344,000             5.22       820,000         $ 4.13
Lapsed                                        119,000             5.43       103,000           2.81
Exercised                                      32,000             2.70       107,000           2.70
                                              -------          -------       -------         ------
Outstanding at 3/31                           803,000          $  4.82       610,000         $ 4.60
                                              =======          =======       =======         ======
Exercisable at
  year end March 31                           503,000                -             0              -
                                              =======          =======       =======         ======


                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)


(12),     CONTINUED

The following table summarizes information about stock options outstanding at March 31, 1997:

                                 Options Outstanding                         Options Exercisable
                 ---------------------------------------------------      -----------------------
                                      Weighted              Weighted                     Weighted
 Range of                              Average               Average                      Average
 Exercise          Number             Remaining             Exercise        Number       Exercise
  Prices         Outstanding       Contractual Life          Price        Exercisable     Price
 -------         -----------       ----------------         --------      -----------    --------
  $0-5             496,000             4.6 years              $  3.04        350,000         $ 2.70
 $5-10             282,000             5.1 years              $  7.43        128,000         $ 8.73
$10-15              25,000             4.9 years              $ 10.75         25,000         $10.75
                   -------                                                   -------
 $0-15             803,000             4.8 years              $  4.82        503,000         $ 4.63
                   -------                                                   -------


The Company applies Opinion 25 in accounting for the Plans. Since stock options under the Plans are issued at fair market value on the date of award, no compensation cost has been recognized.

SFAS 123 provides an alternative to Opinion 25 whereby values may be ascribed to options using a valuation model and amortize to compensation expense over the vesting period of the options. Had the Company applied SFAS 123 in accounting for stock options, net income and net income per share would have been the pro forma amounts indicated below:


                                                 1997                                 1996
                                   ----------------------------          ----------------------------
                                   In Thousands       Per Share          In Thousands       Per Share
                                   ------------       ---------          ------------       ---------
Net Income                          $  (6,991)           (.77)            $   1,187           0.13
SFAS No. 123 pro-forma
   adjustment after tax             $    (620)           (.07)            $    (298)         (0.03)
                                    ---------           -----             ---------         ------
Net Income pro-forma                $  (7,611)           (.84)            $     889           0.10
                                    ---------           -----             ---------         ------

                              AIRWAYS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except share and per share amounts)


(12),    CONTINUED

The pro forma adjustments relate to options granted during 1997 and 1996 for which a fair value on the date of grant was determined using the Black-Schole option pricing model. Valuation and related assumption information are presented below:






                                                         1997            1996
                                                         ----            ----
Valuation Assumption:
   Expected life                                            4               4
   Expected volatility                                  69.00%          69.00%
   Risk free interest rate                               6.53%           5.97%
   Expected annual dividend per share                       0               0
   Expected annual forfeitures                              0               0


                              AIRWAYS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                 (In thousands)


                                                                               1997
                                                                       ---------------------
     ASSETS                                                            JUNE 30,    MARCH 31,
                                                                       --------    ---------
                                                                       (Unaudited) (Audited)
     CURRENT ASSETS:
     Cash and cash equivalents                                          $ 1,672     $ 2,354
     Restricted cash                                                     10,411      12,670
     Accounts receivable, net                                             3,956       4,212
     Inventory, expendable parts and supplies                             1,066       1,034
     Prepaid expenses                                                     4,257       4,020
     Deferred income taxes                                                5,101       8,376
                                                                        -------     -------
     TOTAL CURRENT ASSETS                                                26,463      32,666
                                                                        -------     -------

PROPERTY AND EQUIPMENT:
     Flight equipment                                                    35,093      34,485
     Other property and equipment                                         9,631       9,405
          Less:  Accumulated depreciation                                (7,694)     (6,192)
                                                                        -------     -------
                                                                         37,030      37,698
                                                                        -------     -------

OTHER ASSETS:
     Deferred income taxes                                                3,493           -
     Goodwill, net                                                        1,713       1,749
     Lease and equipment deposits                                         1,774       1,244
     Other assets, net                                                      523         591
                                                                        -------     -------
TOTAL ASSETS                                                            $70,996     $73,948
                                                                        =======     =======

                                                                          Continued

                              AIRWAYS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                 (In thousands)



                                                                               1997
                                                                       ---------------------
     LIABILITIES AND STOCKHOLDERS' EQUITY                              JUNE 30,    MARCH 31,
                                                                       --------    ---------
                                                                      (Unaudited)  (Audited)
CURRENT LIABILITIES:
     Accounts Payable                                                   $16,380     $18,022
     Air traffic liability                                               13,441      16,198
     Accrued liabilities                                                  2,123         908
     Current portion of long-term debt                                    3,476       3,157
     Current portion of maintenance reserves                              1,779       1,525
                                                                        -------     -------
          TOTAL CURRENT LIABILITIES                                      37,199      39,810

Long-term debt, less current portion                                     11,188      10,539
Maintenance Reserves                                                      2,343       3,186
Deferred income taxes                                                     2,794       2,772
                                                                        -------     -------
TOTAL LIABILITIES                                                        53,524      56,307
                                                                        -------     -------

STOCKHOLDERS' EQUITY
     Preferred stock, $.01 par value per share, 1,000,000 shares
          authorized, no shares issued or outstanding                         -           -
     Common stock, $.01 par value per share, 19,000,000 shares
          authorized, 9,067,937 and 9,065,937 shares issued and
          outstanding at June 30 and March 31, 1997, respectively            91          91
     Additional paid-in capital                                          26,621      26,618
     Accumulated deficit                                                 (9,240)     (9,068)
                                                                        -------     -------
TOTAL STOCKHOLDERS' EQUITY                                               17,472      17,641
                                                                        -------     -------

Commitments and contingencies                                                 -           -

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $70,996     $73,948
                                                                        =======     =======


See accompanying notes to consolidated financial statements.

                             AIRWAYS CORPORATION

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                  (In thousands, except per share information)




                                                          FOR THE QUARTERS ENDED
                                                                 JUNE 30,
                                                           --------------------
                                                             1997         1996
                                                           -------      -------
OPERATING REVENUES:
     Passenger                                             $25,550      $28,557
     Charter                                                   562           23
     General aviation and other                                940          432
                                                           -------      -------
          TOTAL OPERATING REVENUES                          27,052       29,012
                                                           -------      -------

OPERATING EXPENSES:
     Flight operations                                      10,480       11,148
     Maintenance                                             5,447        6,492
     Aircraft and traffic servicing                          3,909        4,643
     Reservations, sales and marketing                       4,351        5,130
     General and administrative                              1,403          978
     Depreciation and amortization                           1,637        1,102
                                                           -------      -------
          TOTAL OPERATING EXPENSES                          27,227       29,493
                                                           -------      -------
          OPERATING LOSS                                      (175)        (481)

Interest income and other                                     (184)        (359)
Interest expense                                               399          390
                                                           -------      -------
          LOSS BEFORE INCOME TAXES                            (390)        (512)

Income tax  benefit                                           (218)        (230)
                                                           -------      -------
          NET LOSS                                         $  (172)     $  (282)
                                                           =======      =======

NET LOSS PER SHARE                                         $ (0.02)     $ (0.03)
                                                           =======      =======


Weighted average shares outstanding                          9,068        9,303
                                                           =======      =======

See accompanying notes to consolidated financial statements.

                              AIRWAYS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                 (In thousands)



                                                               FOR THE QUARTERS ENDED
                                                                      JUNE 30,
                                                                 ------------------
                                                                  1997        1996
                                                                 ------      ------
Operating activities:

NET LOSS                                                         $ (172)     $ (282)
     ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED
          BY (USED FOR) OPERATING ACTIVITIES:
               Depreciation and amortization                      1,637       1,105
               Maintenance Reserves                               1,546         585
               Deferred income taxes                               (218)          -
     CHANGES IN CURRENT OPERATING ITEMS:
               Restricted cash                                    2,260       2,448
               Accounts receivable, net                             255         723
               Inventory, expendable parts and supplies             (32)         82
               Prepaid expenses and deposits                       (237)       (323)
               Accounts payable and accrued liabilities          (2,472)        682
               Air traffic liability                             (2,756)     (3,514)
               Income tax payable                                     -        (706)
                                                                 ------      ------
NET CASH FLOWS (USED FOR) PROVIDED BY OPERATING ACTIVITIES         (189)        800

INVESTING ACTIVITIES:
     Purchases of property and equipment                           (844)     (1,095)
     Decrease in other assets                                      (530)        (38)
                                                                 ------      ------
NET CASH FLOWS USED FOR INVESTING ACTIVITIES                     (1,374)     (1,133)

See accompanying notes to consolidated financial statements.        (Continued)

                              AIRWAYS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                 (In thousands)






                                                                     FOR THE QUARTERS ENDED
                                                                            JUNE 30,
                                                                       ------------------
                                                                        1997       1996
                                                                       ------     -------
FINANCING ACTIVITIES:
     Proceeds from long-term debt                                       1,555           -
     Repayments of long-term debt                                        (676)       (739)
     Proceeds from issuance of common stock                                 -          81
                                                                       ------     -------
NET CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES                879        (658)
                                                                       ------     -------
     NET DECREASE IN CASH AND CASH EQUIVALENTS                           (682)       (991)

CASH AND CASH EQUIVALENTS AT BEGINNING OF QUARTER                       2,354      16,437
                                                                       ------     -------
CASH AND CASH EQUIVALENTS AT END OF QUARTER                            $1,672     $15,446
                                                                       ======     =======

Supplemental disclosures of cash flow activities:
     Cash paid for interest                                            $  358     $   334
                                                                       ======     =======

     Cash paid for income taxes                                        $    -     $   475
                                                                       ======     =======


See accompanying notes to consolidated financial statements.

                             AIRWAYS CORPORATION

                        NOTES TO FINANCIAL STATEMENTS

                                June 30, 1997



The financial statements included herein have been prepared by Airways Corporation (the Company), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished in the financial statements includes normal recurring adjustments and reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. The Company's business is seasonal and, accordingly, interim results are not indicative of results for a full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the financial statements for the year ended March 31, 1997, and the notes thereto, included in the Company's Form 10-K and the Company's Form 10-K/A (File No. 0-26432) filed with the Securities and Exchange Commission.

(1)   SPIN-OFF TRANSACTION
      _______________________
      In March 1995, AirTran Corporation, parent of the Company ("AirTran"), Mesaba Aviation, Inc. and Northwest Airlines, Inc. ("Northwest") entered into an agreement to spin-off AirTran's Orlando-based jet carrier and fixed-base operations ("FBO") in Grand Rapids, Minnesota. On April 7, 1995, AirTran established the Company as a wholly owned subsidiary to consolidate the above operations in order to facilitate the spin-off. The spin-off, in the form of a one-for-one dividend of all of the outstanding shares of the Company to the shareholders of AirTran, was approved by AirTran's shareholders on August 29, 1995. The distribution was made on September 7, 1995 to shareholders of record (other than Northwest) on August 31, 1995.

      AirTran Airways, Inc., which operates the Orlando-based jet carrier, was previously a subsidiary of AirTran. The FBO had historically been a division of AirTran. The following financial statements present the results of the combined entities whereby significant intercompany accounts and transactions are eliminated.

(2)   NET LOSS PER SHARE

      Net loss per share information for the quarters ended June 30, 1997 and 1996 were based on 9,067,104 and 9,303,140 shares outstanding, respectively, calculated using the treasury method, fully-diluted basis. Pursuant to the rules promulgated by the Financial Accounting Standards Board, no common stock equivalents were included in the computation of loss per share amounts in either quarter in order to ensure that the reported loss per share would not be inadvertently minimized through their inclusion.

                             AIRWAYS CORPORATION

                        NOTES TO FINANCIAL STATEMENTS




(3)   AIRCRAFT

      The Company's fleet, at June 30, 1997, consisted of six leased and four owned Boeing 737 with average capacities of 126 passengers. The Company's eleventh aircraft, leased from a major aircraft lessor, was delivered to the Company on August 9, 1997.

(4)   ROUTE MATTERS

      During the three months ended June 30, 1997, the Company withdrew service from Orlando to Chattanooga.

(5)   LETTERS OF CREDIT

      The Company's bank has issued eleven letters of credit totaling $1,100,000. In the event advances under the facility are drawn, the borrowings would bear interest at the bank's prime rate plus 1-1/4%.
      No advances were outstanding under this facility as of or during either of the quarters ended June 30, or March 31, 1997.

(6)   LITIGATION

      The Company is a party to ongoing legal proceedings arising in the ordinary course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's financial position, results of operations, or its cash flows.

(7)   RECLASSIFICATION

      Certain amounts in the June 30, 1996 consolidated financial statements have been reclassified to conform with the presentation in this quarter.

                                  APPENDIX A

                            PLAN OF REORGANIZATION
                                      AND
                              AGREEMENT OF MERGER
                                    BETWEEN
                                 VALUJET, INC.
                                      AND
                              AIRWAYS CORPORATION



     THIS PLAN OF REORGANIZATION AND AGREEMENT OF MERGER (hereinafter called the "Agreement") is dated as of the 10th day of July, 1997 by and between VALUJET, INC. , a Nevada corporation ("VJET"), and AIRWAYS CORPORATION, a Delaware corporation ("Airways").


                             W I T N E S S E T H:


     WHEREAS, the Boards of Directors of VJET and Airways, respectively, deem it advisable and in the best interests of VJET and Airways and their respective stockholders that Airways merge with and into VJET pursuant to this Agreement, a Plan of Merger between Airways and VJET substantially in the form of Exhibit "A" attached hereto (the "Plan of Merger"), and applicable provisions of the laws of the States of Nevada and Delaware (such transaction being hereinafter called the "Merger"); and

     WHEREAS, the parties propose to enter into the Plan of Merger which provides, among other things, for the conversion of each share of Airways common stock, no par value ("Airways Common Stock"), issued and outstanding immediately prior to the "Effective Date of the Merger" (as herein defined), into the "Merger Price" as determined in accordance with Section 6.01 of this Agreement, all as more fully described in the Plan of Merger; and

     WHEREAS, the Boards of Directors of VJET and Airways, respectively, have approved and adopted this Agreement and the Plan of Merger as a plan of merger under the provisions of Section 78.451 of the Nevada Revised Statutes and
Section 252 of the Delaware General Corporation Law; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  The Merger
                                  ----------

     1.01      The Merger, Effective Time and Conversion Ratio. Subject to
               -----------------------------------------------
Article V of this Agreement, the Plan of Merger shall be executed and acknowledged by each of VJET and Airways and delivered to the Secretary of State of the States of Nevada and Delaware for filing as provided in Section 78.458 of the Nevada Revised Statutes and Section 252 of the Delaware General Corporation Law as of the "Closing Date" (as herein defined). The effective date of the Merger shall be the date the Articles of Merger or a Certificate of Merger shall have been duly filed with the Secretary of State of the States of Nevada and Delaware and the Merger shall have become effective under Nevada and Delaware law (the "Effective Date of the Merger"). On the Effective Date of the Merger, the separate existence of Airways shall cease and Airways shall be merged with and into VJET. VJET agrees on the Effective Date of the Merger to pay the Merger Price as determined in accordance with Section 6.01 of this Agreement and pursuant to the terms of the Plan of Merger.

     1.02      Closing. Subject to the terms and conditions hereof, Airways and
               -------
VJET shall communicate and consult with each other with respect to the fulfillment of the various conditions to their obligations under this Agreement. The exchange of the certificates, opinions and other documents contemplated in connection with the consummation of the Merger (the "Closing") shall take place at the offices of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., 3490 Piedmont Road, Suite 400, Atlanta, Georgia 30305, on the twenty-eighth (28th) day following the effective date of the Registration Statement described in Section
4.07 of this Agreement or such earlier or later date as may be agreed upon by Airways and VJET. Such date and time is herein sometime referred to as the "Closing" or "Closing Date." In the event that at the Closing no party exercises any right it may have to terminate this Agreement and no condition to the obligations of the parties exists that has not been satisfied or waived, the parties shall (i) deliver to each other the certificates, opinions and other documents required to be delivered under this Agreement including, the Articles of Merger and (ii) at the Closing or as soon thereafter as possible, consummate the Merger by filing the Articles or Certificate of Merger with the Secretary of State of the States of Delaware and Nevada.


                                  ARTICLE II

                   Representations and Warranties of Airways
                   -----------------------------------------

     Airways does hereby represent and warrant to VJET as follows:

     2.01      Organization. Airways is a corporation duly organized, validly
               ------------
existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Airways has been duly organized and is validly existing and in good standing under the laws of its state of its organization. Airways and each of its Subsidiaries has the corporate power to own its property and to carry on its business as now being conducted; Airways has the corporate power and authority to execute and deliver this Agreement, subject to stockholder approval, the Plan of Merger and to consummate the transactions contemplated hereby.

     2.02      Authorization, Execution and Delivery of Agreement. The execution
               --------------------------------------------------
and delivery and, subject to the stockholder approval of Airways, the performance of this Agreement and the Plan of Merger by Airways have been duly and validly authorized and approved by the Board of Directors of Airways, and Airways has taken, or will use reasonable efforts to take prior to the Effective Date of the Merger, all other action required by law on the part of Airways, its Articles of Incorporation and bylaws or otherwise to effect the transactions contemplated by this Agreement and the Plan of Merger.

     2.03      Capital Stock of Airways; Subsidiaries.
               --------------------------------------

               (a) As of the date of this Agreement, the authorized capital stock of Airways consists of 1,000,000 shares of Preferred Stock, $.01 par value per share, none of which is outstanding and 19,000,000 shares of Common Stock, $.01 par value per share, of which 9,067,937 shares were outstanding as of June 27, 1997. No additional shares of stock have been issued between June 27, 1997 and the date of this Agreement. As of the date of this Agreement, 1,150,000 shares of Airways Common Stock were reserved for issuance under Airways' 1995 Stock Option Plans and 150,000 shares of Airways Common Stock were reserved for issuance under Airways' 1995 Directors Stock Option Plan (such plans being hereinafter collectively referred to as the "Airways Plans"). Schedule 2.03(a)
                                                               ----------------
to the Airways' Disclosure Statement delivered to VJET contemporaneously with the execution and delivery of this Agreement ("Airways' Disclosure Statement") is a complete list of all outstanding options and warrants granted by Airways, including for each option and warrant, the optionee, exercise price and vesting provisions. Other than the options and warrants described in this Section 2.03, there are no outstanding options, warrants or rights to subscribe for or purchase from Airways any capital stock of Airways or securities convertible into or exchangeable for capital stock of Airways.

               (b) Schedule 2.03(b) to Airways' Disclosure Statement lists each
                   ----------------
Subsidiary of Airways. All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Airways, by another Subsidiary of Airways or by Airways and another such Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever. Except for the capital shares of its Subsidiaries, Airways does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity. There are no outstanding options, warrants or rights to subscribe for or purchase from Airways or any Airways Subsidiary any capital stock of any Airways Subsidiary or securities convertible into or exchangeable for capital stock of any Airways Subsidiary.

     2.04      Financial.
               ---------

               (a) Airways has previously furnished VJET true and complete copies of the following documents which have been filed by Airways with the Securities and Exchange Commission ("SEC") pursuant to Sections 13(a), 14(a),
(b) or (c) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (such documents are hereinafter collectively called the "Airways SEC Filings"):
(i) its Annual Report on Form 10-K for the year ended March 31, 1997, which report includes, among other things, Consolidated Balance Sheets as at March 31, 1996 and

March 31, 1997 and Consolidated Statements of Operations, Consolidated Statements of Stockholders' Equity and Group Equity and Consolidated Statements of Cash Flows of Airways for the periods ended March 31, 1997, March 31, 1996 and March 31, 1995, examined and reported upon by Airways' independent certified public accountants,(ii) quarterly reports on Form 10-Q for the quarters ended June 30, 1996, September 30, 1996 and December 31, 1996, which reports include Consolidated Balance Sheets, Consolidated Statements of Operations and Consolidated Statements of Cash Flows of Airways at and for the respective fiscal periods then ended and at and for the corresponding date and fiscal periods for the prior year, (iii) all reports on Form 8-K filed by Airways with the SEC during the period from and after April 1, 1996, and (iv) Airways' Proxy Statement dated July 27, 1996. The Airways SEC Filings constitute all reports Airways was required to file under Sections 13(a), 14(a), (b) or (c) and 15(d) of the Exchange Act since April 1, 1996. At the time of filing with the SEC, the Airways SEC Filings (i) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, and the rules and regulations thereunder, (ii) did not contain any untrue statement of a material fact, and (iii) did not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any Airways SEC Filing has been revised or superseded by a later-filed Airways SEC Filing, the audited and unaudited financial statements contained in the Airways SEC Filings are true and correct in all material respects and present fairly the consolidated financial condition and results of operations and changes in stockholders' equity and group equity and cash flows as of the dates and for the periods indicated, except as may otherwise be stated in such financial statements. For purposes of this Agreement, all financial statements of Airways shall be deemed to include any notes to such financial statements. The financial statements described in this Section 2.04 are hereinafter referred to as the "Airways Financial Statements".

               (b) Except as publicly disclosed by Airways or disclosed to VJET in Schedule 2.04(b) or any other Schedule to Airways' Disclosure Statement (in
   ----------------
either case, which disclosure is made prior to the execution of this Agreement), Airways has not experienced or suffered any Material Adverse Effect between March 31, 1997 and the date of this Agreement.

     2.05      No Breach of Statute or Contract, Governmental Authorizations.
               -------------------------------------------------------------
Except as set forth in Schedule 2.05 to Airways' Disclosure Statement, neither
                       -------------
the execution and delivery of this Agreement by Airways, nor compliance with the terms and provisions of this Agreement by Airways will violate any law, statute, rule or regulation of any governmental authority, domestic or foreign, or will on the Effective Date of the Merger conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental agency or authority, domestic or foreign, to which Airways or any Subsidiary is subject or of any agreement or instrument to which Airways or any Subsidiary is a party or by which it is bound, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any property or assets of Airways or any Subsidiary or cause any acceleration of maturity of any obligation or loan, or give to others any interest or rights, including rights of termination or cancellation, in or with respect to any of the material properties, assets, agreements, contracts or business of Airways or any Subsidiary. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Airways or any Subsidiary in connection with the execution and delivery of this Agreement by

Airways or the consummation by Airways of the transactions contemplated hereby, except for (i) the filing required by the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended ("HSR" Act"), (ii) the filing with the SEC of (A) a proxy statement relating to the adoption of this Agreement by Airways' shareholders (the "Merger Proxy Statement") and (B) such reports and schedules under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger with the Secretary of the State of Delaware and appropriate documents with the relevant authorities of other states in which Airways is qualified to do business; and (iv) any required filings with and any approvals required by the DOT and the FAA.

     2.06      No Litigation or Adverse Events. Except as set forth in the
               -------------------------------
Airways SEC Filings or in Schedule 2.06 to Airways' Disclosure Statement, there
                          -------------
is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation pending, or to the best of the knowledge of Airways threatened, which if adversely determined, would be a Material Adverse Effect.

     2.07      Employee Benefit Plans. Schedule 2.07 to Airways' Disclosure
               ----------------------  -------------
Statement contains a list of all employment contracts (including agreements with any union), severance agreements, and all employee policy manuals, all deferred compensation, non-competition, bonus, stock option, profit sharing, pension, retirement, consultation after retirement, payment upon retirement, incentive, extraordinary vacation accrual, material consulting contracts, education payment or benefit, disability insurance (including medical, travel, group life or other similar insurance plans), agreements, arrangements or plans, or any other fringe benefit arrangements of, or applicable to, employees of Airways or any Airways Subsidiary. Each employee plan is in full compliance with all applicable government laws, rules and regulations, except for any noncompliance which is not a Material Adverse Effect. No such plan which is subject to Part 3 of Subtitle B of Title 1 of the Employment Retirement Income Security Act of 1974 and the rules and regulations thereunder ("ERISA") ("Airways' ERISA Plan") has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and neither Airways nor any Airways Subsidiary has incurred any liability on account of such an "accumulated funding deficiency" with respect to any Airways' ERISA Plan. No liability to the Pension Benefit Guaranty Corporation established under ERISA has been incurred with respect to any Airways' ERISA Plan and to the best knowledge of Airways, neither Airways nor any Airways Subsidiary has incurred any liability for any tax imposed by Section 4975 of the Code. Neither Airways nor any Subsidiary has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal", as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA, since the effective date of such Sections 4203 and 4205 with respect to any Multi-employer Pension Plan.

     2.08      Governmental Approvals.  The business of Airways and the Airways
               ----------------------
Subsidiaries as presently conducted does not require any approval of any governmental body, whether federal, state, local or foreign, which has not been obtained or applied for, except as would not result in a Material Adverse Effect. Except as set forth in Schedule 2.08 to Airways' Disclosure Statement,
                                -------------
Airways and the Airways Subsidiaries have, as of the date hereof, and will have as of the Closing Date, such permits, licenses, authorities, operating certificates, "slot" assignments, essential air service designations, and other certificates or approvals required by the Federal Aviation Administration

("FAA") or the U.S. Department of Transportation ("DOT"). Except as may be expressly permitted by the terms of this Agreement or otherwise disclosed in this Agreement or any Schedule hereto, the business of Airways and any Airways Subsidiary as presently conducted in any jurisdiction meets all known applicable legal requirements of such jurisdiction and all known requisite governmental approvals have been duly obtained or applied for and are in full force and effect, except for any failure of legal requirements or any lack of governmental approvals which is not a Material Adverse Effect; and to the best of Airways' knowledge there is no basis for any governmental body to deny or rescind any approval for the conduct of the business of Airways or of any Airways Subsidiary.

     2.09      Accuracy of Books and Records. The books and records, financial
               -----------------------------
and otherwise, of Airways and of the Airways Subsidiaries present fairly the financial position of Airways and of the Airways Subsidiaries in all material respects and all transactions of Airways and of the Airways Subsidiaries have been recorded in such books and records in a manner consistent with generally accepted accounting principles ("GAAP").

     2.10      Aircraft and Other Property. Except as disclosed in Schedule
               ---------------------------                         --------
2.10, to Airways' Disclosure Statement all aircraft owned, leased or in the
----
possession and control of Airways or of any Airways Subsidiary are, and on the Closing Date will be, in an airworthy condition, and are being maintained according to FAA regulatory standards and Airways' FAA-authorized maintenance program. A list of all aircraft now owned, leased or in the possession and control of Airways or of any Airways Subsidiary is attached hereto as said
Schedule 2.10. Except as set forth in said Schedule 2.10, all other operating
-------------                              -------------
properties, leasehold improvements and equipment of Airways and of the Airways Subsidiaries are in normal operating condition, free from any known defects, except such minor defects as do not materially interfere with the continued use thereof in the conduct of normal operations.

     2.11      Material Contracts. Schedule 2.11 to Airways' Disclosure
               ------------------  -------------
Statement is a list of all contracts of Airways or of any Airways Subsidiary involving aggregate payments by Airways or any Airways Subsidiary or to Airways or to any Airways Subsidiary of more than $200,000, or extending for a term beyond twenty-four (24) months or providing for severance benefits upon a termination of employment after the consummation of the Merger. Said Schedule
                                                                     --------
2.11 also contains a list showing all policies of insurance in force as of the
----
date hereof.

     2.12      Taxes. Airways and the Airways Subsidiaries have filed or secured
               -----
extensions for filing all tax returns required to be filed by the United States Government, by any of the states of the United States and by any other governmental authority; all taxes, assessments and other governmental charges known by the officers of Airways to be due from Airways or from any Airways Subsidiary or with respect to any of their income, property or assets have been duly paid and no extensions for the time of payment have been requested, except as disclosed in Schedule 2.12 to Airways' Disclosure Statement. There are no
                -------------
pending or, to the best of Airways' knowledge, threatened additional assessments of taxes by any governmental authority known to any of the officers of Airways, except as disclosed in said Schedule 2.12. No unexpired waivers of the statute
                            -------------
of limitations executed by Airways or by any Airways Subsidiary with respect to federal or state income taxes are in effect on the date hereof, except as disclosed in said Schedule 2.12. Except as set forth in Schedule 2.12, the
                  -------------                         -------------
accruals and reserves made for tax liabilities of Airways in the March

31, 1997, Consolidated Balance Sheet of Airways are adequate for the payment of all of Airways and Airways Subsidiaries' federal, state and local tax liabilities for all periods ending on or before March 31, 1997. Airways and each of its Subsidiaries has withheld all required amounts from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable laws, all required returns with respect to income tax withholding, social security and unemployment and other taxes have been filed by Airways and the Airways Subsidiaries for all periods for which returns were due and the amounts shown on such returns to be due and payable have been paid in full, except for any such failure to do any of the foregoing which is not a Material Adverse Effect.

     2.13      Title to Properties. Except as disclosed in Schedule 2.13 to
               -------------------
Airways' Disclosure Statement, Airways and the Airways Subsidiaries have good and (in the case of owned real property) marketable title, free and clear of any mortgage, pledge, lien, charge or other encumbrance, to all of their real or personal property and other assets reflected on Airways' Consolidated Balance Sheet as of March 31, 1997, or acquired by Airways or the Airways Subsidiaries subsequent to the date thereof except for (i) liens or encumbrances on such property or assets described in the Consolidated Balance Sheet as of March 31, 1997, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent, and do not detract from the value or interfere with the present or presently contemplated future use of the properties subject thereto or affected thereby or those arising by operation of law for which payment is not yet delinquent, and (iv) dispositions in the ordinary course of business. Airways and the Airways Subsidiaries enjoy peaceable and undisturbed possession under all material leases under which they are operating and all of their equipment and premises which are leased are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which such equipment and premises are being utilized. Except as disclosed in said
Schedule 2.13, neither Airways nor any of the Airways Subsidiaries is in default
-------------
under or has received any notice of default under any lease agreement. Except as disclosed in said Schedule 2.13, neither Airways nor any of the Airways
                  -------------
Subsidiaries has received any notice of violation of any applicable zoning ordinance or other law, order, regulation or requirement relating to their operations or to their owned or leased properties. To the best of its knowledge, each parcel of real property owned, leased or operated by Airways or by any Airways Subsidiary is reasonably free of any and all hazardous wastes, hazardous emissions, toxic substances or other types of contamination or matters of environmental concern, and neither Airways nor any Airways Subsidiary is subject to any material liability (under the Comprehensive Environmental Response, Compensation and Liability Act or otherwise) resulting from or related to any such wastes, emissions, substances, contaminants or matters of environmental concern in connection with any such property.

     2.14      Disclosure. No representation or warranty by Airways contained in
               ----------
this Agreement and no statement contained in any certificate, exhibit, schedule or other instrument furnished or to be furnished to VJET pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. The information contained in the Prospectus/Proxy Statement to be furnished to the stockholders of the parties pursuant to the Merger (other than information included in reliance upon and in conformity with information furnished by VJET in writing expressly for use therein) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     2.15      Broker's or Finder's Fees. Except as provided in Schedule 2.15 to
               -------------------------                        -------------
Airways' Disclosure Statement, no agent, broker, person or firm acting on behalf of Airways or any of its subsidiaries or under the authority of any of them is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

     2.16      No Antitakeover Provisions. Except as disclosed in Schedule 2.16
               --------------------------                         -------------
to Airways' Disclosure Statement, there are no antitakeover provisions or other provisions of similar effect applicable to Airways under the terms of Airways' Articles of Incorporation or By-laws or under Delaware or other law applicable to Airways that must be complied with prior to the consummation of the Merger.

     2.17      Intellectual Property.
               ---------------------

               (a) Schedule 2.17 to Airways' Disclosure Statement contains a
                   -------------
correct and complete list of all of intellectual property of Airways and its Subsidiaries ("Airways' Intellectual Property"). Neither Airways nor any of its Subsidiaries has violated, infringed upon or unlawfully or wrongfully used the Intellectual Property of others and none of Airways' Intellectual Property or any related rights as used in its business or in the other businesses now or heretofore conducted by Airways infringes upon or otherwise violates the rights of others, nor has any person asserted a claim of such infringement or misuse. Airways has taken all reasonable measures (other than registration) to enforce, maintain and protect its interests and to the extent applicable, the rights of third parties, in and to Airways' Intellectual Property. Airways has, and upon consummation of the transactions co ntemplated by this Agreement, VJET will have, all right, title and interest in the Intellectual Property identified on said Schedule 2.17. The consummation of the transactions contemplated by this
     -------------
Agreement will not alter or impair any Intellectual Property rights of Airways or result in a default under any contract of Airways. Except as set forth in said Schedule 2.17, Airways is not obligated nor has Airways incurred any
     -------------
liability to make any payments for royalties, fees or otherwise to any person in connection with any of Airways' Intellectual Property. All patents, trademarks, trade names, service marks, assumed names and copyrights and all registrations thereof included in or related to Airways' Intellectual Property are valid, subsisting and in full force and effect.

               (b) No present or former officer, director, partner or employee of Airways owns or has any proprietary, financial or other interest, direct or indirect, in any of Airways' Intellectual Property, except as described on said
Schedule 2.17. No officer, director, partner or employee of Airways has entered
-------------
into any contract that requires such officer, director, partner or employee to assign any interest in any Airways Intellectual Property.

     2.18      Labor Matters. Airways has made available to VJET copies of all
               -------------
collective bargaining agreements, contracts or other agreements or understandings with a labor union or labor organization to which Airways or any of its Subsidiaries is a party or by which any of them is bound.  Except as and to the extent set forth in Schedule 2.18 to Airways'
                                                 -------------
Disclosure Statement, (i) Airways or any of its Subsidiaries is not a party to any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association applicable to any employees of Airways or any of its Subsidiaries and no attempt to organize any of the employees of Airways' business is currently proposed or threatened, (ii) Airways or any of its Subsidiaries has not had any Equal Employment Opportunity Commission charges or other claims of employment discrimination made against it which, if resolved adversely to Airways or its Subsidiaries, would result in a Material Adverse Effect to Airways or its Subsidiaries, (iii) no Wage and Hour Department investigations have been made of Airways or any of its Subsidiaries which, if resolved adversely to Airways or its Subsidiaries, would result in a Material Adverse Effect to Airways or its Subsidiaries, (iv) no labor strike, dispute, stoppage or lockout is pending or threatened against or affecting Airways or any of its Subsidiaries, the assets or the business of Airways or any of its Subsidiaries, and (v) no unfair labor practice charge or complaint against Airways or any of its Subsidiaries is pending or threatened before the National Labor Relations Board or any similar governmental authority. Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), Airways and any of its Subsidiaries has not effectuated (i) a "plant closing" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Airways or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Airways or any of its Subsidiaries, nor has Airways or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in said
Schedule 2.18, none of Airways' or any of its Subsidiaries' employees suffered
-------------
an "employment loss" (as defined in the WARN Act) within the six (6) month period prior to the date hereof.


                                  ARTICLE III

                    Representations and Warranties of VJET
                    --------------------------------------

     VJET represents and warrants to Airways as follows:

     3.01      Organization, etc. VJET is a corporation duly organized, validly
               -----------------
existing and in good standing under the laws of the State of Nevada. Each Subsidiary of VJET has been duly organized and is validly existing and in good standing under the laws of the state of its organization. VJET and each of its Subsidiaries has the corporate power to own its property and to carry on its business as now being conducted; VJET has the corporate power and authority to execute and deliver this Agreement and the Plan of Merger and, subject to the stockholder approval referenced in Section 5.02(a)(i) hereof, to consummate the transactions contemplated hereby.

     3.02      Authorization, Execution and Delivery of Agreement. The execution
               --------------------------------------------------
and delivery and, subject to the stockholder approval of VJET, the performance of this Agreement and the Plan of Merger by VJET have been duly and validly authorized and approved by the Board of Directors of VJET, and VJET has taken, or will use reasonable efforts to take prior to the Effective Date of the Merger, all other action required by law on the part of VJET, its respective Articles of

Incorporation and bylaws or otherwise to effect the transactions contemplated by this Agreement and the Plan of Merger.

     3.03      Capital Stock of VJET.
               ---------------------

               (a) As of the date of this Agreement, the authorized capital stock of VJET consists of 5,000,000 shares of Preferred Stock, $.01 par value, none of which is outstanding and 1,000,000,000 shares of Common Stock, $.001 par value, of which 54,969,238 shares were outstanding as of June 30, 1997. No additional shares of stock have been issued between June 30, 1997, and the date of execution of this Agreement. As of the date of this Agreement, 3,420,000 shares of VJET Common Stock were reserved for issuance under VJET's 1993 Incentive Stock Option Plan, 3,640,790 shares of VJET Common Stock were reserved for issuance under VJET's Stock Option Plan, 5,000,000 shares of VJET Common Stock were reserved for issuance under VJET's 1996 Stock Option Plan and 3,979,864 shares of VJET Common Stock were reserved for issuance under VJET's Employee Stock Purchase Plan (such plans being hereinafter collectively referred to as the "VJET Plans"). Other than the options described in this Section 3.03, there are no outstanding options, warrants or rights to subscribe for or purchase from VJET any capital stock of VJET or securities convertible into or exchangeable for capital stock of VJET.

               (b) Schedule 3.03(b) to VJET's Disclosure Statement delivered to
                   ----------------
Airways contemporaneously with the execution and delivery of this Agreement ("VJET's Disclosure Statement") lists each Subsidiary of VJET. All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by VJET, by another Subsidiary of VJET or by VJET and another such Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever. Except for the capital shares of its Subsidiaries, VJET does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity. There are no outstanding options, warrants or rights to subscribe for or purchase from VJET or any VJET Subsidiary any capital stock of any VJET Subsidiary or securities convertible into or exchangeable for capital stock of any VJET Subsidiary.

     3.04      Financial.
               ---------

               (a) VJET has previously furnished Airways true and complete copies of the following documents which have been filed by VJET with the SEC pursuant to Sections 13(a), 14(a), (b) or (c) or 15(d) of the Exchange Act (such documents are hereinafter collectively called the "VJET SEC Filings"): (i) its Annual Report on Form 10-K for the year ended December 31, 1996, which report includes, among other things, Consolidated Balance Sheets as at December 31, 1995 and December 31, 1996 and Consolidated Statements of Operations, Consolidated Statements of Stockholders' Equity and Consolidated Statements of Cash Flows of VJET for the periods ended December 31, 1996, December 31, 1995 and December 31, 1994, examined and reported upon by Ernst & Young, LLP, independent certified public accountants, (ii) quarterly reports on Form 10-Q for the quarter ended March 31, 1997, which reports include Consolidated Balance Sheets, Consolidated Statements of Operations and Consolidated Statements of Cash Flows of VJET at and for the respective fiscal periods then ended and at and for the corresponding date and fiscal periods for the prior year, (iii) all reports on Form 8-K filed by VJET with the SEC during the period from and after January 1, 1997, (iv) VJET's Proxy Statement dated April 10, 1997, and (v) VJET's S-4 Registration Statement declared effective as of October 11, 1996. The VJET SEC Filings constitute all reports VJET was required to file under Sections 13(a), 14(a), (b) or (c) and 15(d) of the Exchange Act since January 1, 1997. At the time of filing with the SEC, the VJET SEC Filings (i) were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, and the rules and regulations thereunder, (ii) did not contain any untrue statement of a material fact, and
(iii) did not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any VJET SEC Filing has been revised or superseded by a later filed VJET SEC Filing, the audited and unaudited financial statements contained in the VJET SEC Filings are true and correct in all material respects and present fairly the consolidated financial condition and results of operations and changes in stockholders' equity and cash flows as of the dates and for the periods indicated, except as may otherwise be stated in such financial statements. For purposes of this Agreement, all financial statements of VJET shall be deemed to include any notes to such financial statements. The financial statements described in this Section 3.04 are hereinafter referred to as the "VJET Financial Statements".

          (b)  Except as publicly disclosed by VJET or disclosed to Airways in
Schedule 3.04(b) or any other Schedule to VJET's Disclosure Statement (in either
----------------
case, which disclosure is made prior to the execution of this Agreement), VJET has not experienced or suffered any Material Adverse Effect between March 31, 1997 and the date of this Agreement.

     3.05 Status of VJET Common Stock.  All shares of VJET Common Stock, when
          ---------------------------
issued to the stockholders of Airways pursuant to this Agreement and the Plan of Merger, will be duly and validly authorized and issued, fully paid and nonassessable.

     3.06 No Breach of Statute or Contract, Governmental Authorizations. Except
          -------------------------------------------------------------
as set forth in Schedule 3.06 to VJET's Disclosure Statement, neither the
                -------------
execution and delivery of this Agreement by VJET, nor compliance with the terms and provisions of this Agreement by VJET, will violate any law, statute, rule or regulation of any governmental authority, domestic or foreign, or will on the Effective Date of the Merger conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental agency or authority, domestic or foreign, to which VJET or any Subsidiary is subject or of any agreement or instrument to which VJET or any Subsidiary is a party or by which it is bound, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any property or assets of VJET or any Subsidiary or cause any acceleration of maturity of any obligation or loan, or give to others any interest or rights, including rights of termination or cancellation, in or with respect to any of the material properties, assets, agreements, contracts or business of VJET or any Subsidiary. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to VJET or any subsidiary or in connection with the execution and delivery of this Agreement by VJET or the consummation by VJET of the transactions contemplated hereby, except for (i) the filings required by the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement required by
Section 4.07, (B) a proxy statement relating to the VJET shareholders meeting to be held prior to

Closing to approve the Merger and to amend VJET's Articles of Incorporation and Bylaws and (C) such reports and schedules under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) the filing of the Articles or Certificate of Merger with the Secretary of State of Nevada and appropriate documents with the relevant authorities of other states in which VJET is qualified to do business, and (iv) any required filings with and any approvals required by the DOT and the FAA.

     3.07 No Litigation or Adverse Events.  Except as set forth  in the VJET SEC
          -------------------------------
Filings or in Schedule 3.07 to VJET's Disclosure Statement, there is no suit,
              -------------
action or legal, administrative, arbitration or other proceeding or governmental investigation pending, or to the best of the knowledge of VJET threatened, which, if adversely determined, would be a Material Adverse Effect.

     3.08 Employee Benefit Plans.  Schedule 3.08 to VJET's Disclosure Statement
          ----------------------   -------------
hereto contains a list of all employment contracts (including agreements with any union), severance agreements, and all employee policy manuals, all deferred compensation, non-competition, bonus, stock option, profit sharing, pension, retirement, consultation after retirement, payment upon retirement, incentive, extraordinary vacation accrual, material consulting contracts, education payment or benefit, disability insurance (including medical, travel, group life or other similar insurance plans), agreements, arrangements or plans, or any other fringe benefit arrangements of, or applicable to, employees of VJET or any VJET Subsidiary. Each employee plan is in full compliance with all applicable government laws, rules and regulations, except for any noncompliance which is not a Material Adverse Effect. No such plan which is subject to ERISA ("VJET ERISA Plan") has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and neither VJET nor any Subsidiary has incurred any liability on account of such an "accumulated funding deficiency" with respect to any VJET ERISA Plan. No liability to the Pension Benefit Guaranty Corporation established under ERISA has been incurred with respect to any VJET ERISA Plan and to the best knowledge of VJET, neither VJET nor any VJET Subsidiary has incurred any liability for any tax imposed by
Section 4975 of the Code. Neither VJET nor any VJET Subsidiary has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal", as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA, since the effective date of such Sections 4203 and 4205 with respect to any Multi-employer Pension Plan.

     3.09 Governmental Approvals. The business of VJET and the VJET Subsidiaries
          ----------------------
as presently conducted does not require any approval of any governmental body, whether federal, state, local or foreign, which has not been obtained or applied for, except as would not result in a Material Adverse Effect. Except as set forth in Schedule 3.09 to VJET's Disclosure Statement, VJET and the VJET
         -------------
Subsidiaries have, as of the date hereof, and will have as of the Closing Date, such permits, licenses, authorities, operating certificates, "slot" assignments, essential air service designations, and other certificates or approvals required by the FAA or the DOT. Except as may be expressly permitted by the terms of this Agreement or otherwise disclosed in this Agreement or any Schedule hereto, the business of VJET and any VJET Subsidiary as presently conducted in any jurisdiction meets all known applicable legal requirements of such jurisdiction and all known requisite governmental approvals have been duly obtained or applied for and are in full force and effect, except for any failure of legal requirements or any lack of governmental approvals which is not a Material Adverse Effect; and to the best of its knowledge there is no basis for any governmental body to deny or rescind any approval for the conduct of the business of VJET or of any VJET Subsidiary.

     3.10 Accuracy of Books and Records.  The books and records, financial and
          -----------------------------
otherwise, of VJET present fairly the financial position of VJET in all material respects and all transactions of VJET have been recorded in such books and records in a manner consistent with GAAP.

     3.11 Surviving Corporation After Merger. Immediately after the Closing Date
          ----------------------------------
and after giving effect to any changes in the assets and liabilities of VJET as a result of the Merger, VJET will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, or (iii) have incurred debts beyond its ability to pay the same as they become due.

     3.12 Aircraft and Other Property.  Except as disclosed in Schedule 3.12 to
          ---------------------------                          -------------
VJET's Disclosure Statement, all aircraft owned, leased or in the possession and control of VJET or of any VJET Subsidiary are, and on the Closing Date will be, in an airworthy condition, and are being maintained according to FAA regulatory standards and VJET's FAA-authorized maintenance program. A list of all aircraft now owned, leased or in the possession and control of VJET or of any VJET
Subsidiary is attached hereto as Schedule 3.12.   Except as set forth in said
                                 -------------
Schedule 3.12, all other operating properties, leasehold improvements and
-------------
equipment of VJET and of the VJET Subsidiaries are in normal operating condition, free from any known defects, except such minor defects as do not materially interfere with the continued use thereof in the conduct of normal operations.

     3.13 Material Contracts.  Attached hereto as Schedule 3.13 to VJET's
          ------------------                      -------------
Disclosure Statement is a list of all contracts of VJET or of any VJET Subsidiary involving aggregate payments by VJET or any VJET Subsidiary or to VJET or to any VJET Subsidiary of more than $200,000, or extending for a term beyond twenty-four (24) months and a list showing all policies of insurance in force as of the date hereof.

     3.14 Taxes. VJET and the VJET Subsidiaries have filed or secured extensions
          -----
for filing all tax returns required to be filed by the United States Government, by any of the states of the United States and by any other governmental authority; all taxes, assessments and other governmental charges known by the officers of VJET to be due from VJET or from any VJET Subsidiary or with respect to any of their income, property or assets have been duly paid and no extensions for the time of payment have been requested, except as disclosed in Schedule
                                                                    --------
3.14 to VJET's Disclosure Statement.  There are no pending or, to the best of
----
VJET's knowledge, threatened additional assessments of taxes by any governmental authority known to any of the officers of VJET, except as disclosed in said

Schedule 3.14.  No unexpired waivers of the statute of limitations executed by
-------------
VJET or by any VJET Subsidiary with respect to federal or state income taxes are in effect on the date hereof, except as disclosed in said Schedule 3.14. Except
                                                          -------------
as set forth
in said Schedule 3.14, the accruals and reserves made for tax liabilities of
        -------------
VJET in the March 31, 1997, Consolidated Balance Sheet of VJET are adequate for the payment of all of VJET and VJET Subsidiaries' federal, state and local tax liabilities for all periods ending on or before March 31, 1997. VJET and each of its Subsidiaries has withheld all required amounts from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable laws, all required returns with respect to income tax withholding, social security and unemployment and other taxes have been filed by VJET and the VJET Subsidiaries for all periods for which returns were due and the amounts shown on such returns to be due and payable have been paid in full, except for any such failure to do the foregoing which is not a Material Adverse Effect.

     3.15 Title to Properties.  Except as disclosed in Schedule 3.15 to VJET's
          -------------------                          -------------
Disclosure Statement, VJET and the VJET Subsidiaries have good and, (in the case of owned real property) marketable title, free and clear of any mortgage, pledge, lien, charge or other encumbrance, to all of their real or personal property and other assets reflected on VJET's Consolidated Balance Sheet as of March 31, 1997, or acquired by VJET or the VJET Subsidiaries subsequent to the date thereof except for (i) liens or encumbrances on such property or assets described in the Consolidated Balance Sheet as of March 31, 1997, (ii) liens for current taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent, and do not detract from the value or interfere with the present or presently contemplated future use of the properties subject thereto or affected thereby or those arising by operation of law for which payment is not yet delinquent, and
(iv) dispositions in the ordinary course of business. VJET and the VJET Subsidiaries enjoy peaceable and undisturbed possession under all material leases under which they are operating and all of their equipment and premises which are leased are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which such equipment and premises are being utilized. Except as disclosed in said Schedule 3.15, neither
                                                          -------------
VJET nor any of the VJET Subsidiaries is in default under or has received any notice of default under any lease agreement. Except as disclosed in said

Schedule 3.15, neither VJET nor any of the VJET Subsidiaries has received any
-------------
notice of violation of any applicable zoning ordinance or other law, order, regulation or requirement relating to their operations or to their owned or leased properties. To the best of its knowledge, each parcel of real property owned, leased or operated by VJET or by any VJET Subsidiary is reasonably free of any and all hazardous wastes, hazardous emissions, toxic substances or other types of contamination or matters of environmental concern, and neither VJET nor any VJET Subsidiary is subject to any material liability (under the Comprehensive Environmental Response, Compensation and Liability Act or otherwise) resulting from or related to any such wastes, emissions, substances, contaminants or matters of environmental concern in connection with any such property.

     3.16 Disclosure.  No representation or warranty by VJET contained in this
          ----------
Agreement and no statement contained in any certificate, exhibit or other instrument furnished or to be furnished to Airways pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. The information contained in the Prospectus/Proxy Statement to be furnished to stockholders of the parties pursuant to the Merger (other than information included in reliance upon and in conformity with information furnished by Airways in writing expressly for use therein) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     3.17 Broker's or Finder's Fees. Except as provided in Schedule 3.17 to
          -------------------------                        -------------
VJET's Disclosure Statement, no agent, broker, person or firm acting on behalf of VJET or any of its Subsidiaries or under the authority of any of them is or
                      =
will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

     3.18 No Antitakeover Provisions.  Except as disclosed in Schedule 3.18 to
          --------------------------                          -------------
VJET's Disclosure Statement, there are no antitakeover provisions or other provisions of similar effect applicable to VJET under the terms of VJET's Articles of Incorporation or By-laws or under Nevada or other law applicable to VJET that must be complied with prior to the consummation of the Merger.

     3.19 Intellectual Property.
          ---------------------

          (a)  Schedule 3.19 to VJET's Disclosure Statement contains a correct
               -------------
and complete list of all of intellectual property of VJET and its Subsidiaries ("VJET's Intellectual Property"). Neither VJET nor any of its Subsidiaries has violated, infringed upon or unlawfully or wrongfully used the Intellectual Property of others and none of VJET's Intellectual Property or any related rights as used in its business or in the other businesses now or heretofore conducted by VJET infringes upon or otherwise violates the rights of others, nor has any person asserted a claim of such infringement or misuse. VJET has taken all reasonable measures (other than registration) to enforce, maintain and protect its interests and to the extent applicable, the rights of third parties, in and to VJET's Intellectual Property. VJET has, and upon consummation of the transactions contemplated by this Agreement, VJET will have, all right, title and interest in the Intellectual Property identified on said Schedule 3.19. The
                                                             -------------
consummation of the transactions contemplated by this Agreement will not alter or impair any Intellectual Property rights of VJET or result in a default under any contract of VJET. Except as set forth in said Schedule 3.19, VJET is not
                                                   -------------
obligated nor has VJET incurred any liability to make any payments for royalties, fees or otherwise to any person in connection with any of VJET's Intellectual Property. All patents, trademarks, trade names, service marks, assumed names and copyrights and all registrations thereof included in or related to VJET's Intellectual Property are valid, subsisting and in full force and effect.

          (b) No present or former officer, director, partner or employee of VJET owns or has any proprietary, financial or other interest, direct or indirect, in any of VJET's Intellectual Property, except as described on said
Schedule 3.19. No officer, director, partner or employee of VJET has entered
-------------
into any contract that requires such officer, director, partner or employee to assign any interest in any VJET Intellectual Property.

     3.20 Labor Matters.  VJET has made available to Airways copies of all
          -------------
collective bargaining agreements, contracts or other agreements or understandings with a labor union or labor organization to which VJET or any of its Subsidiaries is a party or by which any of them is bound. Except as and to the extent set forth in Schedule 3.20 to VJET's Disclosure Statement, (i) VJET
                        -------------
or
any of its Subsidiaries is not a party to any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association applicable to any employees of VJET or any of its Subsidiaries and no attempt to organize any of the employees of VJET's business is currently proposed or threatened, (ii) VJET or any of its Subsidiaries has not had any Equal Employment Opportunity Commission charges or other claims of employment discrimination made against it which, if resolved adversely to VJET or its Subsidiaries, would result in a Material Adverse Effect to VJET or its Subsidiaries, (iii) no Wage and Hour Department investigations have been made of VJET or any of its Subsidiaries which, if resolved adversely to VJET or its Subsidiaries, would result in a Material Adverse Effect to VJET or its Subsidiaries, (iv) no labor strike, dispute, stoppage or lockout is pending or threatened against or affecting VJET or any of its Subsidiaries, the assets or the business of VJET or any of its Subsidiaries, and (v) no unfair labor practice charge or complaint against VJET or any of its Subsidiaries is pending or threatened before the National Labor Relations Board or any similar governmental authority. Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), VJET and any of its Subsidiaries has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of VJET or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of VJET or any of its Subsidiaries, nor has VJET or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in said Schedule 3.20, none of
                                                        -------------
VJET's or any of its Subsidiaries' employees suffered an "employment loss" (as defined in the WARN Act) within the six (6) month period prior to the date hereof.

     3.21 Offering Memorandum. The draft of the Offering Memorandum set forth in
          -------------------
Schedule 3.21 to VJET's Disclosure Statement is true and correct in all material
-------------
respects.


                                  ARTICLE IV

             Covenants and Transactions Prior to the Closing Date
             ----------------------------------------------------

     4.01. Investigations; Operation of Business of Airways.  Between the date
           ------------------------------------------------
of this Agreement and the Effective Date of the Merger:

           (a) Airways agrees to give to VJET full access to all the premises and books and records of it and its Subsidiaries, and to cause its and its Subsidiaries' officers to furnish VJET with such financial and operating data and other information with respect to the business and properties of it and its Subsidiaries as VJET shall from time to time request; provided, however, that any such investigation shall not affect any of the representations, warranties or covenants of Airways hereunder; and provided further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective businesses of Airways and its Subsidiaries. In the event of termination of this Agreement, VJET will return to Airways or destroy any and all financial statements, agreements, documents, memoranda or other repositories of information relating to Airways that VJET has obtained or prepared in connection with its review of

Airways and its operations and VJET agrees that any information relating to Airways, its financial condition, business, operations and prospects is strictly confidential and shall not be disclosed to any third party or used by VJET for its benefit or the benefit of any other person. VJET shall have the right to have a representative present at all meetings of the Board of Directors of Airways (the "VJET Observation Rights") and there shall be no meeting of the Board of Directors of Airways unless (i) a representative of VJET shall be present in person or by conference telephone call, or (ii) VJET shall have been given notice in accordance with the by-laws of Airways with respect to such meeting; provided, however, that failure of Airways to comply with the terms of this Paragraph shall not affect the validity of action taken by Airways' Board of Directors. In addition, VJET shall have the right to review any consent resolutions of the Airways Board of Directors prior to signing. Exercise of the VJET Observation Rights shall not be, and shall not be construed as being, participation by VJET on the Board of Directors of Airways. Notwithstanding the foregoing, the VJET representative shall not be entitled to be present during discussion of any Acquisition Proposal or of any matters directly relating to VJET and shall not have the right to review in advance any consent resolutions relating to any Acquisition Proposal or VJET.

           (b) Airways will, to the extent required for continued operation of its business without impairment, use its best efforts to preserve substantially intact the business organization of Airways and its Subsidiaries, to keep available the services of the present officers and employees of Airways and its Subsidiaries, and to preserve the present relationships of Airways and its Subsidiaries with persons having significant business relations therewith such as suppliers, customers, tour operators, brokers, agents or otherwise.

           (c) Airways and its Subsidiaries will conduct their respective businesses in a manner consistent with the current operation of their business and only in the ordinary course and, by way of amplification and not limitation, neither Airways nor its Subsidiaries will without the prior written consent of VJET which consent shall not be unreasonably withheld (i) except with respect to Airways Common Stock issued upon exercise of the warrants outstanding on the date hereof and of options vested prior to the Closing Date, issue any capital stock, or (ii) declare, set aside or pay any dividend or distribution with respect to the capital stock of Airways or any of its Subsidiaries (other than the payment of a dividend by a subsidiary of Airways to Airways or to another subsidiary of Airways), or (iii) directly or indirectly redeem, purchase or otherwise acquire any capital stock of Airways or any of its Subsidiaries, or
(iv) effect a split or reclassification of any capital stock of Airways or a recapitalization of Airways, or (v) change the charter or bylaws of Airways, or
(vi) grant any increase in the compensation payable or to become payable by Airways or its Subsidiaries to officers or salaried employees of Airways or its Subsidiaries whose 1996 remuneration exceeded $50,000 or grant any increase regardless of amount, in any bonus, insurance, pension or other benefit plan, program, payment or arrangement made to, for or with any officers or employees, or (vii) adopt any employee benefit plans including but not limited to stock option plans, or (viii) borrow or agree to borrow any funds in excess of $200,000 or guarantee or agree to guarantee the obligations of others (excluding any refinancing of Airways' Subsidiary's hangar in an amount ranging from $6.5 million to $8.5 million secured by the hangar and Airways' Subsidiary's accounts receivable, provided that the terms of such refinancing do not preclude prepayment on reasonable terms; credit terms extended by creditors, lessors and vendors in the ordinary course of business; and debt incurred for expenses of this transaction), or (ix) make any capital improvement, purchase of equipment or furnishings or lease of any aircraft (excluding the purchase, lease or repair of aircraft parts and components required in the ordinary course of maintenance of aircraft) involving an aggregate expenditure in excess of $200,000, or (x) transfer, pledge, hypothecate or otherwise dispose of any assets having a book or market value, whichever is greater, in excess of $200,000, or (xi) acquire direct or indirect ownership or control of voting shares of any other corporation, or of any interest in any partnership, joint venture, association or similar organization, other than shares acquired in satisfaction of a security interest or of a debt previously contracted for in a fiduciary or custodial capacity, or (xii) waive any rights of substantial value, or (xiii) enter into any material agreement, contract or commitment calling for aggregate payments in excess of $200,000 over the life of the contract or extending for more than twelve months other than contracts entered into for the maintenance or repair of aircraft or those disclosed on Schedule 4.01(c) to Airways' Disclosure Statement, or (xiv) acquire
             ----------------
a fee interest in any real property.

           (d) Subject to Section 4.04 hereof, without the prior written consent of VJET, neither Airways nor any of its Subsidiaries will undertake or enter into any sale, disposition, surrender, acquisition, agreement or transaction, between the date of this Agreement and the Closing Date, relating to any of their assets except in the ordinary course of business or as contemplated by this Agreement or disclosed in the Airways SEC Filings.

           (e) Airways will pay and discharge all taxes, assessments and governmental charges lawfully imposed upon it, upon any Airways Subsidiary or upon any of their property, or upon the income and profits thereof to the extent such taxes, assessments and governmental charges are due and payable on or before the Closing Date except for deferrals of taxes arranged by Airways with the respective taxing authorities as indicated on Schedule 4.01(e) to Airways'
                                                  ----------------
Disclosure Statement; provided, however, that nothing herein contained shall require Airways or any Airways Subsidiary to pay or discharge any tax assessment or governmental charge, so long as the validity thereof shall be contested in good faith and by appropriate proceedings unless property essential to the conduct of Airways or of any Airways Subsidiary's business will be lost, forfeited or materially endangered.

           (f) Airways will maintain its existence and the existence of the Subsidiaries as corporations in good standing under the laws of the State of Delaware, other states in which Airways and the Airways Subsidiaries operate and the United States and comply and cause the Airways Subsidiaries to comply in all material respects with all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to their business or their properties, except while contesting the validity of any of the foregoing in good faith and by appropriate proceedings.

           (g) Airways will notify VJET in writing within five (5) days of the commencement of any material litigation against Airways, or against any Airways Subsidiary, or of the existence of any adverse business conditions threatening the continued, normal business operations of Airways or of any Airways Subsidiary, or of any agreement, consent or order of the FAA or DOT involving Airways or any Airways Subsidiary.

           (h) Airways shall at all times maintain, preserve and keep its properties and the properties of its Subsidiaries in good repair, working order and condition in all material respects so that the business carried on in connection therewith may be properly and advantageously conducted, except for those items that have been designated as obsolete or damaged beyond economic repair.

           (i) Airways will make every reasonable effort to fulfill its contractual obligations and the contractual obligations of its Subsidiaries, and to maintain in effect its insurance and the insurance of its Subsidiaries.

           (j) Airways will not enter into, institute or permit any Airways Subsidiary to enter into or institute, any employment contract, employee policy manual (other than Airways' Subsidiary's current employee manual which is undergoing revision), deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, payments upon retirement, incentive, extraordinary vacation accrual, education payment or benefit, disability insurance (including medical, travel, group life or other similar insurance plans) agreement, plan or arrangement or any other similar arrangement or plan, or, except as required by applicable law or regulation, renew, amend, modify or terminate any such arrangement or plan now in existence.

           (k) Airways will not enter into, or permit any Subsidiary to enter into, any agreement, understanding or commitment, written or oral, with any other person which would be a breach of the obligations of Airways arising under this Agreement.

           (l) Airways will not make, or permit any Subsidiary to make any loan, advance or commitment to extend credit to any of the directors, officers or any affiliated or related persons of the directors or officers of Airways or of any Airways Subsidiary; renew, or permit any Airways Subsidiary to renew, any outstanding loan or any outstanding commitment to extend credit to any directors, officers or any affiliated or related persons of the directors or officers of Airways or of any Airways Subsidiary; increase, or permit any Airways Subsidiary to increase, any outstanding loan to any of the directors, officers of any affiliated or related persons of the directors or officers of Airways or of any Airways Subsidiary; or enter into any agreement, understanding or commitment, written or oral, which obligates Airways, any of the Airways Subsidiaries or their successors or assigns to make any loan or advance or payment to any of the directors or officers or to any affiliated or related persons of any of the directors or officers of Airways or of any Airways Subsidiary.

     4.02. Investigation of VJET.  Between the date of this Agreement and the
           ---------------------
Effective Date of the Merger:

           (a) VJET agrees to give to Airways full access to all the premises and books and records of it and its Subsidiaries, and to furnish Airways with such financial and operating data and other information with respect to the business and properties of it and its Subsidiaries as Airways shall from time to time request; provided, however, that any such investigation shall not affect any of the representations, warranties or covenants of VJET hereunder; and provided further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective businesses of VJET and its Subsidiaries. In the event of termination of this Agreement, Airways will return to VJET or destroy any and all financial statements, agreements, documents, memoranda or other repositories of information relating to VJET or its Subsidiaries that Airways has obtained or prepared in connection with its review of VJET and its operations and Airways agrees that any information relating to VJET, its Subsidiaries and their financial condition, business, operations and prospects is strictly confidential and shall not be disclosed to any third party, or used by Airways for its benefit or the benefit of any other person. Airways shall have the right to have a representative present at all meetings of the Board of Directors of VJET (the "Airways Observation Rights") and there shall be no meeting of the Board of Directors of VJET unless (i) a representative of Airways shall be present in person or by conference telephone call, or (ii) Airways shall have been given notice in accordance with the by-laws of VJET with respect to such meeting; provided, however, that failure of VJET to comply with the terms of this Paragraph shall not affect the validity of action taken by VJET's Board of Directors. In addition, Airways shall have the right to review any consent resolutions of the VJET Board of Directors prior to signing. Exercise of the Airways Observation Rights shall not be, and shall not be construed as being, participation by Airways on the Board of Directors of VJET. Notwithstanding the foregoing, the Airways representative shall not be entitled to be present during discussions of any matters directly relating to Airways and shall not have the right to review in advance any consent resolutions relating to Airways.

           (b) VJET and its Subsidiaries will conduct their respective businesses in a manner consistent with the current operation of their business and only in the ordinary course and, by way of amplification and not limitation, neither VJET nor its Subsidiaries will without the prior written consent of Airways which consent shall not be unreasonably withheld (i) except with respect to VJET Common Stock issued upon exercise of options vested prior to the Closing Date, issue any capital stock, or (ii) declare, set aside or pay any dividend or distribution with respect to the capital stock of VJET or any of its Subsidiaries (other than the payment of a dividend by a subsidiary of VJET to VJET or to another subsidiary of VJET), or (iii) directly or indirectly redeem, purchase or otherwise acquire any capital stock of VJET or any of its Subsidiaries, or (iv) effect a split or reclassification of any capital stock of VJET or a recapitalization of VJET, or (v) change the charter or bylaws of VJET, or (vi) grant any increase in the compensation payable or to become payable by VJET or its Subsidiaries to officers or salaried employees of VJET or its Subsidiaries whose 1996 remuneration exceeded $50,000 or grant any increase regardless of amount, in any bonus, insurance, pension or other benefit plan, program, payment or arrangement made to, for or with any officers or employees, or (vii) adopt any employee benefit plans including but not limited to stock option plans, or (viii) acquire direct or indirect ownership or control of voting shares of any other corporation, or of any interest in any partnership, joint venture, association or similar organization, other than shares acquired in satisfaction of a security interest or of a debt previously contracted for in a fiduciary or custodial capacity, or (ix) waive any rights of substantial value, or (x) enter into any material agreement, contract or commitment calling for aggregate payments in excess of $200,000 over the life of the contract or extending for more than twelve months other than (a) financing or refinancing agreements and fees and expenses paid in connection therewith, (b) fees paid to lenders to secure consents to this transaction and to VJET's debt refinancing, and (c) contracts entered into for the maintenance, repairs or refurbishment of aircraft or those disclosed on Schedule 4.02(c) to VJET's Disclosure Statement
                               ----------------
or (xi) acquire a fee interest in any real property.

          (c) Without the prior written consent of Airways, neither VJET nor any of its Subsidiaries will undertake or enter into any sale, disposition, surrender, acquisition, agreement or transaction, between the date of this Agreement and the Closing Date, relating to any of their assets except in the ordinary course of business or as contemplated by this Agreement or as disclosed in the VJET SEC Filings.

          (d) VJET will pay and discharge all taxes, assessments and governmental charges lawfully imposed upon it, upon any VJET Subsidiary or upon any of their property, or upon the income and profits thereof to the extent such taxes, assessments and governmental charges are due and payable on or before the Closing Date; provided, however, that nothing herein contained shall require VJET or any VJET Subsidiary to pay or discharge any tax assessment or governmental charge, so long as the validity thereof shall be contested in good faith and by appropriate proceedings unless property essential to the conduct of VJET or of any VJET Subsidiary's business will be lost, forfeited or materially endangered.

          (e) VJET will maintain its existence and the existence of the Subsidiaries as corporations in good standing under the laws of the State of Nevada, other states in which VJET and the VJET Subsidiaries operate and the United States and comply and cause the VJET Subsidiaries to comply in all material respects with all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to their business or their properties, except while contesting the validity of any of the foregoing in good faith and by appropriate proceedings.

          (f) VJET will notify Airways in writing within five (5) days of the commencement of any material litigation against VJET or any of its Subsidiaries or of the existence of any adverse business conditions threatening the continued, normal business operations of VJET or any of its Subsidiaries, or of any agreement, consent or order of the FAA or DOT involving VJET or any of its Subsidiaries.

          (g) VJET shall at all times maintain, preserve and keep its properties and the properties of its Subsidiaries in good repair, working order and condition in all material respects so that the business carried on in connection therewith may be properly and advantageously conducted, except for those items that have been designated as obsolete or damaged beyond economic repair.

          (h) VJET will make every reasonable effort to fulfill its contractual obligations and the contractual obligations of its Subsidiaries, and to maintain in effect its insurance and the insurance of its Subsidiaries.

          (i) VJET will not enter into, institute or permit any VJET Subsidiary to enter into or institute, any employment contract, employee policy manual, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, payments upon retirement, incentive, extraordinary vacation accrual, education payment or benefit, disability insurance (including medical, travel, group life or other similar insurance plans) agreement, plan or arrangement or any other similar arrangement or plan, or, except as required by applicable law or regulation, renew, amend, modify or terminate any such arrangement or plan now in existence.

          (j) VJET will not enter into, or permit any Subsidiary to enter into, any agreement, understanding or commitment, written or oral, with any other person which would be a breach of the obligations of VJET arising under this Agreement.

          (k) VJET will not make, or permit any Subsidiary to make any loan, advance or commitment to extend credit to any of the directors, officers or any affiliated or related persons of the directors or officers of VJET or of any VJET Subsidiary; renew, or permit any VJET Subsidiary to renew, any outstanding loan or any outstanding commitment to extend credit to any directors, officers or any affiliated or related persons of the directors or officers of VJET or of any VJET Subsidiary; increase, or permit any VJET Subsidiary to increase, any outstanding loan to any of the directors, officers of any affiliated or related persons of the directors or officers of VJET or of any VJET Subsidiary; or enter into any agreement, understanding or commitment, written or oral, which obligates VJET, any of the VJET Subsidiaries or their successors or assigns to make any loan or advance or payment to any of the directors or officers or to any affiliated or related persons of any of the directors or officers of VJET or of any VJET Subsidiary.

          (l) VJET agrees to provide to the law firm or accounting firm providing the tax opinion referred to in Section 5.02(n) hereof, those customary representations (to the extent true) which would be required by the Internal Revenue Service under Revenue Procedure 86-42 to obtain a favorable ruling that the Merger qualifies as a tax-deferred reorganization under Internal Revenue Code Section 368(a).

     4.03  Airways Stockholder Approval. Subject to Section 4.04 hereof, Airways
           ----------------------------
agrees to submit this Agreement and the Plan of Merger to its stockholders for approval, all as provided by law and its Articles of Incorporation, at a meeting (the "Airways Special Meeting") which shall be held prior to the Closing Date. The Board of Directors of Airways will, subject to Section 4.04 hereof, recommend that the stockholders of Airways vote to adopt and approve the Merger and use its best efforts to solicit from stockholders proxies in favor of such adoption and approval. By separate agreement, Robert D. Swenson, Lowell T. Swenson and Carl R. Pohlad (collectively, the "Insiders") have agreed that they will not dispose of their shares of Airways Common Stock and will vote in favor of the Merger; provided, however, that the Insiders' obligations under said Agreement will be suspended if the Board of Directors of Airways determines in the exercise of its fiduciary duties to entertain, negotiate or participate in any other Acquisition Proposal for so long as it is so entertaining, negotiating or participating in any such other Acquisition Proposal (and shall terminate if Airways accepts a Superior Proposal) and pays the termination fee set forth in
Section 5.04(c).

     4.04  No Solicitation. From and after the date hereof, Airways will not,
           ---------------
and shall use its reasonable best efforts not to permit, any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Acquisition Proposal from any person, or engage in or continue discussions or negotiations relating thereto; provided, however, that Airways may engage in discussions or negotiations with, and furnish information concerning Airways and its Subsidiaries, businesses, properties or assets to, any third party which makes an Acquisition Proposal if the Board of Directors of Airways concludes in good faith after consultation with its outside counsel (who may be Airways' engaged outside counsel) that the failure to take such action would present a reasonable possibility of violating the obligations of such Board to Airways or to Airways' stockholders under applicable law. Airways will promptly (but in no case later than 48 hours) notify VJET of the receipt of any Acquisition Proposal, including the material terms and conditions thereof and the identify of the person or group making such Acquisition Proposal, and will promptly (but in no case later than 48 hours) notify VJET of any determination by Airways' Board of Directors that a Superior Proposal (as hereinafter defined) has been made. As used in this Agreement, (i) "Acquisition Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to Airways' willingness or ability to receive or discuss a proposal or offer, in each case made prior to the stockholder vote at the Airways Special Meeting, other than a proposal or offer by VJET or any of its Subsidiaries, for a merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets of Airways or Airways' Subsidiary or 100% of the voting securities of Airways, and (ii) "Superior Proposal" shall mean a bona fide Acquisition Proposal made by a third party on terms that a majority of the members of the Board of Directors of Airways determines in their good faith reasonable judgment (based on the advice of an independent financial advisor) may be more favorable to Airways and to its stockholders than the transactions contemplated hereby and for which any required financing is committed or which, in the good faith reasonable judgment of a majority of such members (after consultation with any independent financial advisor), is then available to such third party.

     4.05  VJET Stockholder Approval. VJET agrees to submit to its stockholders
           -------------------------
a proposal to amend its Articles of Incorporation and Bylaws as set forth in Exhibit B annexed hereto and made a part hereof and, if required under Nevada
---------
law or by NASDAQ, VJET agrees to submit this Agreement and the Plan of Merger to its stockholders for approval, all as provided by law and its Articles of Incorporation, at a meeting (the "VJET Meeting") which shall be held prior to the Closing Date. The Board of Directors of VJET will recommend that the stockholders of VJET vote to adopt and approve the amendment to its Articles of Incorporation, Bylaws and the Merger, and use their best efforts to solicit from stockholders proxies in favor of such adoption and approval. By separate agreement, at least three of the following persons (Timothy P. Flynn, Maurice J. Gallagher, Jr., Lewis H. Jordan and Robert L. Priddy) shall agree that they will vote in favor of the amendment to VJET's Articles of Incorporation and By-laws and in favor of the Merger.

     4.06  No Granting of Options.
           ----------------------

           (a) Prior to the Closing Date, neither Airways nor any of its Subsidiaries will, without the prior written consent of VJET, grant any options, warrants or other rights to purchase or otherwise acquire any shares of its capital stock or issue any securities convertible into shares of its capital stock or to accelerate the vesting of any such option, warrant or right.

           (b) Prior to the Closing Date, neither VJET nor any of its Subsidiaries will, without the prior written consent of Airways, grant any options, warrants or other rights to purchase or otherwise acquire any shares of its capital stock or issue any securities convertible into shares of its capital stock or to accelerate the vesting of any such option, warrant or right except that options may be granted to newly hired executive officers in amounts consistent with prior practice.

     4.07  VJET Registration Statement.  Prior to the Effective Date of the
           ---------------------------
Merger, VJET shall have prepared and filed with the SEC, a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") , and under the blue sky laws of such states as may be required by law, for the purpose of registering the shares of VJET Common Stock into which the shares of Airways Common Stock will be converted pursuant to Article V of the Plan of Merger, which Registration Statement is intended to permit Airways' stockholders (other than Airways Affiliates who would be subject to Rule 144 limitations) to freely trade their shares. VJET will use reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable.

     4.08  Information for Registration Statement and Proxy Statement. Airways
           ----------------------------------------------------------
and VJET will each furnish to the other such data and information relating to it as the other may reasonably request for the purpose of including such data and information in any proxy statement or registration statement which the other may use in connection with the special meetings of stockholders to be held to consider and take action with respect to the approval and adoption of this Agreement and the Plan of Merger.

     4.09  Restricted VJET Common Stock.  Airways will deliver to VJET not later
           ----------------------------
than three business days before the Effective Date of the Merger a schedule listing all Airways Affiliates and the amounts of shares held by each, for the purpose of permitting VJET to imprint appropriate legends on the certificates representing the shares of VJET Common Stock to be issued pursuant to the Merger to Airways Affiliates. For the purposes of this Agreement, "Airways Affiliates" means each director of Airways and each person who, should such person resell, transfer or distribute VJET Common Stock acquired by him in connection with the Merger, would be subject to the requirements of paragraphs (c) and (d) of Rule 145, as amended, under the Securities Act, or who would otherwise be considered to be an Airways Affiliate under the applicable rules and regulations of the SEC and the Securities Act.

     4.10  Consents. Airways and VJET shall each use its best efforts to obtain
           --------
the consent or approval of each person whose consent or approval shall be required in order to permit the respective party to consummate the Merger without acceleration of indebtedness of such party or without breaching any contract to which such party is subject. Airways may not, without VJET's prior written consent, pay or agree to pay more than a mutually agreed amount to obtain any such consent.

     4.11  Best Efforts.  Upon the terms and subject to the conditions of this
           ------------
Agreement, each of VJET and Airways agrees to use its respective best efforts to take, or cause to be taken, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Plan of Merger, including, without limitation, using such best efforts to obtain any necessary actions, waivers, consents and approvals from the DOT, the FAA and other governmental agencies and make all necessary registrations and filings (including, without limitation, joint filings with the DOT, the United States Federal Trade Commission and other governmental agencies).

     4.12  Indemnification and Insurance.
           -----------------------------

           (a) VJET agrees that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Date of the Merger now existing in favor of the current or former directors or officers (the "Indemnified Parties") of Airways as provided in its charter, by-laws, in any agreement or any statute or other law shall survive the Merger and shall continue in full force and effect in accordance with their terms. For six years from the Effective Date of the Merger, VJET shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

           (b) For six years and one month from the Effective Date of the Merger, VJET shall maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by Airways' directors' and officers' liability insurance policy with respect to all acts occurring prior to the Effective Date of the Merger. Such continuing liability insurance shall be maintained with limits not less than $25,000,000 so long as it is commercially reasonable to do so, but in no event less than the coverage limits applicable to the then current officers and directors of VJET.

     4.13  Governmental Reports.
           --------------------

           (a) Between the date of this Agreement and the Closing Date, Airways shall furnish or make available to VJET any and all reports, not heretofore delivered to VJET under this Agreement or which are filed subsequent to the date of this Agreement, to any state or federal government, agency or department, including but not limited to, the FAA, DOT, IRS, EPA, FTC and PBGC.

           (b) Between the date of this Agreement and the Closing Date, VJET shall furnish or make available to Airways any and all reports, not heretofore delivered to Airways under this Agreement or which are filed subsequent to the date of this Agreement, to any state or federal government, agency or department, including but not limited to, the FAA, DOT, IRS, EPA, FTC and PBGC.

     4.14  SEC Filings. Each party shall provide the other party with all
           -----------
reports and other filings it makes with the SEC under the Securities Act or under the Exchange Act from the date of this Agreement to the Closing Date.

     4.15  Listing of VJET Common Stock.  VJET shall use reasonable efforts to
           ----------------------------
obtain, prior to the Closing Date, approval for listing on the NASDAQ Stock Market ("NASDAQ"), upon official notice of issuance, the shares of VJET Common Stock constituting the Merger Price.

     4.16  Hart-Scott-Rodino Filing.  VJET shall assume the responsibility for
           ------------------------
completing and filing the Notification and Report Form required by the HSR Act. Airways shall furnish VJET with all information needed from Airways to complete the Hart-Scott-Rodino Notification and Report Form, and shall otherwise fully cooperate with VJET in the completion and filing of the Notification and Report Form.

     4.17  Fees and Expenses. Except to the extent set forth in Section 5.04(d),
           -----------------
all fees and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.


                                   ARTICLE V

                  Conditions of Merger; Abandonment of Merger
                  -------------------------------------------

     5.01  Conditions of Obligations of VJET. The obligations of VJET to effect
           ---------------------------------
the Merger shall be subject to the following conditions:

           (a)  Airways Stockholder and Board of Directors Approvals. Airways
                ----------------------------------------------------
shall have furnished VJET with (i) evidence that the stockholders of Airways shall have approved the Merger, (ii) certified copies of resolutions duly adopted by the Board of Directors of Airways authorizing all necessary and proper corporate action to enable Airways to comply with the terms of this Agreement and the Plan of Merger and approving the execution and delivery to VJET of this Agreement and the execution and delivery of the Plan of Merger to VJET; and (iii) an Incumbency Certificate for the appropriate officers of Airways.

           (b)  Representations and Warranties of Airways to be True.  Except
                ----------------------------------------------------
to the extent waived hereunder, (i) the representations and warranties of Airways herein contained shall be true on the Closing Date with the same effect as though made at such time as if none of such representations and warranties contained any qualifications as to materiality or the absence of a Material Adverse Effect; provided, however, that notwithstanding the foregoing, this
                --------  -------
condition shall be deemed to be satisfied if all breaches of such representations and warranties, do not cumulatively constitute a Material Adverse Effect; and (ii) Airways shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Date of the Merger. Airways shall also have delivered to VJET a certificate of Airways, dated the Effective Date of the Merger and signed by its Chairman of the Board or Presi dent to both of the aforementioned effects. Notwithstanding the foregoing, VJET shall not rely on this Section 5.01(b) to excuse its performance hereunder unless: (i) VJET shall have given Airways written notice of any breach of covenants and Airways fails to cure such breach within a reasonable time (but not more than ten days) after receipt of such notice, and (ii) the breach of representations, warranties or covenants will constitute a Material Adverse Effect with respect to Airways.

           (c)  Third Party Consents. Airways shall have obtained consents to
                --------------------
the transactions contemplated by this Agreement to the extent required from its bank lender group, from other persons which are parties to material contracts with Airways or its Subsidiaries (except Comair, Inc. and Delta Air Lines, Inc.) and from all federal, state or local governmental agencies except to the extent the failure to obtain one or more consents would not materially affect the continuing business of the Airways' Subsidiary. There shall have been completed all Hart-Scott-Rodino and other like governmental filings, and there shall have been obtained Hart-Scott-Rodino approval or expiration of the applicable waiting period.

           (d)  Registration of VJET Stock.  The Registration Statement shall
                --------------------------
have become effective under the Securities Act and no stop order suspending the effectiveness shall have been issued and no proceedings for that purpose shall have been instituted, pending or contemplated under such Act, and the shares to be issued to Airways' stockholders pursuant hereto shall have been duly registered under the Securities Act.

           (e)  No Material Adverse Effect.  Airways shall not have suffered or
                --------------------------
incurred any Material Adverse Effect since March 31, 1997, other than as disclosed by Airways to VJET (whether by public filings or separate disclosure) prior to the execution of this Agreement.

           (f)  VJET Bond Holder Consent. VJET shall have secured the consent
                ------------------------
to the transactions contemplated hereby by the requisite proportion of the holders of the VJET 10 1/4% Senior Notes due 2001. VJET agrees to use good faith efforts to obtain such bondholder consent on or before the earlier of the date the Registration Statement is declared effective by the SEC or the date that is sixty (60) days after the date of this Agreement.

           (g)  Performance of Agreement.  There shall not have been issued and
                ------------------------
be in effect any order of any court or tribunal of competent jurisdiction or governmental agency which in effect prohibits the performance of this Agreement or the Merger and the transactions contemplated hereby, or would impose limitations on the ability of VJET effectively to exercise and possess all the rights, privileges, immunities and franchises of Airways or of any Airways Subsidiary as of the Closing Date.

           (h)  Statutory Requirements; Litigation. All statutory requirements
                ----------------------------------
for the valid consummation by VJET and Airways of the transactions contemplated by Agreement and the Plan of Merger shall have been fulfilled; all authorizations, consents and approvals of all federal, state or local governmental agencies and authorities required to be obtained in order to permit con summation by VJET and Airways of the transactions contemplated by this Agreement and the Plan of Merger and to permit the business presently carried on by Airways and its Subsidiaries to continue unimpaired immediately following the Effective Date of the Merger shall have been obtained; the FAA and DOT shall have approved the transaction in such a manner that Airways and its Subsidiaries shall not after the Merger become subject to any restrictions currently applicable to VJET or its Subsidiaries or subject to any restrictions not currently applicable to Airways and its Subsidiaries; between the date of this Agreement and the Effective Date of the Merger, no governmental agency, whether federal, state or local, shall have instituted (or threatened to institute either orally or in a writing directed to Airways, any of its Subsidiaries, VJET or any of its Subsidiaries) an investigation which is pending on the Effective Date of the Merger relating to the Merger and between the date of this Agreement and the Effective Date of the Merger no action or proceeding shall have been instituted or, to the knowledge of VJET, shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit the transaction contemplated by this Agreement or the Plan of Merger or to obtain damages in respect thereof.

           (i)  Opinion of Counsel of Airways. VJET shall have received from
                -----------------------------
Briggs & Morgan, counsel to Airways, an opinion, dated the Closing
Date, in form and substance satisfactory to VJET's counsel, Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., to the effect that (i) each of Airways and its Subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its respective incorporation, (ii) each of Airways and its Subsidiaries is duly qualified or licensed, as may be required, as a foreign corporation, and in good standing in each jurisdiction where the failure to do so would constitute a Material Adverse Effect, (iii) each of Airways and its Subsidiaries has the corporate power to carry on its business as now being conducted, (iv) the authorized capital stock of Airways is as set forth in Section 2.03 hereof, and stating the number of such shares which have been issued, and that such issued shares have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable, (v) all of the outstanding shares of capital stock of the Airways Subsidiaries are directly or indirectly owned free and clear of all liens, charges or encumbrances, all of such shares have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable, and neither Airways nor its Subsidiaries is a party to or bound by any outstanding option or agreement to sell, issue or otherwise dispose of any capital stock of Airways or its Subsidiaries except the Airways options and warrants referred to in Section 2.03 hereof, and (vi) this Agreement and the Plan of Merger each has been duly executed and delivered by Airways and is the valid, binding and enforceable obligation of Airways (subject to equity principles of general application and to applicable bankruptcy, reorganization, insolvency and moratorium laws and other laws from time to time in effect affecting the enforcement of creditor's rights generally and no opinion shall be required with respect to the enforceability of any liquidated damage provision contained herein), and all corporate action by the Board of Directors and stockholders of Airways required to authorize the Merger has been taken, and Airways has the corporate power to effect the Merger provided for in this Agreement and the Plan of Merger. In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, on opinions of local counsel as to matters involving the law other than that of the United States or the State of Delaware and, as to matters of fact, upon certificates of state officials and of corporate officers of Airways, provided the extent of such reliance is specified in such opinion.

           (j)  VJET Stockholder Approval.  The holders of a majority of the
                -------------------------
outstanding shares of VJET Common Stock shall have approved the amendment to VJET's Articles of Incorporation, the amendment to the By-laws set forth in Exhibit "B" attached hereto and the Merger at a meeting of stockholders duly called for such purpose.

           (k)  Plan of Merger. Airways shall have delivered to VJET a duly
                --------------
executed copy of the Plan of Merger and Articles of Merger.

           (l)  Listing of VJET Common Stock. The shares of VJET Common Stock to
                ----------------------------
be delivered to Airways stockholders in payment of the Merger Price shall have been approved for listing on NASDAQ, upon official notice of issuance.

           (m)  Fairness Opinion. The Board of Directors of VJET shall have
                ----------------
received a written opinion from The Robinson-Humphrey Company, Inc. dated as of the date of the Proxy Statement relating to VJET's stockholder meeting contemplated by Section 5.01(j), in customary form, stating that the terms of the Merger are fair to the stockholders of VJET from a financial point of view; provided, however, that this condition shall be deemed to have been waived if
(i) VJET
does not receive such fairness opinion on or before the date of such Proxy Statement, and (ii) VJET does not terminate this Agreement as provided in
Section 5.03(g).  VJET agrees to use its good faith efforts to obtain such
---------------
fairness opinion within such time period.

          (n)  Minute Books and Stock Ledgers. Airways shall have delivered to
               ------------------------------
VJET the minute books and stock ledgers for Airways and each of its Subsidiaries.

           (o) Tax Opinion. VJET shall have received a tax opinion from Ernst &
               -----------
Young LLP to the effect that the Merger will be treated for federal income tax purposes as a tax free reorganization within the meaning of Internal Revenue Code Section 368(a); provided, however, that if Ernst & Young LLP does not provide such opinion, then Airways shall have the right to have such opinion provided by Airways' counsel or independent public accountants.

     5.02  Conditions of Obligation of Airways. The obligation of Airways to
           -----------------------------------
effect the Merger shall be subject to the following conditions:

           (a)  VJET Stockholders and Board of Director Approvals. VJET shall
                -------------------------------------------------
have furnished Airways with (i) evidence that the stockholders of VJET shall have approved the amendment to its Articles of Incorporation and Bylaws set forth in Exhibit A and, if required by NASDAQ, the Merger (ii) certified copies of resolutions duly adopted by its Board of Directors authorizing all necessary and proper corporate action to enable VJET to comply with the terms of this Agreement and the Plan of Merger and approving the execution and delivery to Airways of this Agreement and the Plan of Merger; and (iii) Incumbency Certificates for the officers of VJET.

           (b)  Representations and Warranties of VJET to be True. Except to the
                -------------------------------------------------
extent waived hereunder, (i) the representations and warranties of VJET herein contained shall be true on the Closing Date with the same effect as though made at such time as if none of such representations and warranties contained any qualifications as to materiality or the absence of a Material Adverse Effect; provided, however, notwithstanding the foregoing this condition shall be deemed
--------  -------
to be satisfied if all breaches of such representations and warranties do not cumulatively constitute a Material Adverse Effect; and (ii) VJET shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Date of the Merger. VJET shall also have delivered to Airways a certificate of VJET, dated the Effective Date of the Merger and signed by its Chairman of the Board or President as to both of the aforementioned effects. Notwithstanding the foregoing, Airways shall not rely on this Section 5.02(b) to excuse its performance hereunder unless: (i) Airways shall have given VJET written notice of any breach of covenants and VJET fails to cure such breach within a reasonable time (but not more than ten days) after receipt of such notice, and
(ii) the breach of representations, warranties or covenants will constitute a Material Adverse Effect with respect to VJET or has or is likely to materially adversely affect VJET's stock price.

           (c)  Third Party Consents.  VJET shall have obtained consents to the
                --------------------
transactions contemplated by this Agreement to the extent required from all federal, state or local governmental agencies except to the extent the failure to obtain one or more consents would not materially affect VJET's continuing business. There shall have been completed all Hart-Scott-Rodino and other like governmental filings, and there shall have been obtained Hart-Scott-Rodino approval or expiration of the applicable waiting period.

           (d)  VJET Bondholder Consent. VJET shall have secured the consent of
                -----------------------
the requisite proportion of the holders of the VJET 10 1/4% Senior
Notes due 2001 to the transactions contemplated hereby.

           (e)  Registration of VJET Stock. The Registration Statement shall
                --------------------------
have become effective under the Securities Act and all other applicable statutes and no stop order suspending the effectiveness shall have been issued and no proceedings for that purpose shall have been instituted, pending or contemplated under such Act, and the shares to be issued to Airways' stockholders pursuant hereto shall have been duly registered under the Securities Act.

           (f)  No Material Adverse Effect. VJET shall not have suffered or
                ---------------------------
incurred any Material Adverse Effect since March 31, 1997, other than as disclosed by VJET to Airways (whether by public filings or separate disclosure) prior to the execution of this Agreement.

           (g)  Statutory Requirements; Litigation.  All statutory requirements
                ----------------------------------
for the valid consummation by VJET and Airways of the transaction contemplated by this Agreement and the Plan of Merger shall have been fulfilled; all authorizations, consents and approvals of all federal, state or local governmental agencies and authorities required to be obtained in order to permit consummation by VJET and Airways of the transactions contemplated by this Agreement and the Plan of Merger and to permit the business presently carried on by VJET to continue unimpaired immediately following the Effective Date of the Merger shall have been obtained; the FAA and DOT shall have approved the transaction in such a manner that Airways and its Subsidiaries will not after the Merger become subject to any restrictions currently applicable to VJET or its Subsidiaries or subject to any restrictions not currently applicable to Airways and its Subsidiaries; between the date of this Agreement and the Effective Date of the Merger no governmental agency, whether federal, state or local, shall have instituted (or threatened to institute either orally or in a writing directed to Airways, any of its Subsidiaries, VJET or its Subsidiaries) an investigation which is pending on the Effective Date of the Merger relating to the Merger and between the date of this Agreement and the Effective Date of the Merger no action or proceeding shall have been instituted or, to the knowledge of Airways, shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit the transaction contemplated by this Agreement or the Plan of Merger or to obtain damages in respect thereof.

           (h)  Performance of Agreement. There shall not have been issued and
                ------------------------
be in effect any order of any court or tribunal of competent jurisdiction or governmental agency which in effect prohibits the performance of this Agreement or the Merger and the transactions contemplated hereby.

          (i)  Opinion of Counsel of VJET. Airways shall have received from
               --------------------------
Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., counsel to VJET, an opinion, dated the Closing Date, in form and substance satisfactory to Airways' counsel, Briggs & Morgan to the effect that (i) VJET is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada,
(ii) VJET has the corporate power to carry on its business as now being conducted, (iii) the authorized capital stock of VJET is as set forth in Section
3.03 hereof, and stating the number of shares of such authorized capital stock which are issued, that such issued shares have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable, (iv) the shares of VJET Common Stock for which the shares of Airways Common Stock are to be exchanged pursuant to the Plan of Merger have been duly authorized and, immediately after the Effective Date of the Merger, will be duly and validly issued and will be fully paid and nonassessable, (v) this Agreement and the Plan of Merger have been duly executed and delivered by VJET and this Agreement is the valid, binding and enforceable (subject to equity principles of general application and to bankruptcy, reorganization, insolvency and moratorium laws and other laws from time to time in effect affecting the enforcement of creditors' rights generally and no opinion shall be required with respect to the enforceability of any liquidated damage provision contained herein) obligation of VJET, the Plan of Merger is the valid and binding obligation of VJET, all corporate action by the Board of Directors of VJET and the stockholders of VJET required to authorize the Merger has been taken, and VJET has the corporate power to effect the Merger provided for in this Agreement and the Plan of Merger, and (vi) the Registration Statement shall have been declared effective by the SEC. In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, on opinions of local counsel as to matters involving the law other than that of the United States or the State of Nevada and, as to matters of fact, upon certificates of state officials and of corporate officers of VJET, provided the extent of such reliance is specified in such opinion.

          (j)  Airways Stockholder Approval. The holders of a majority of
               ----------------------------
the outstanding shares of Airways Common Stock shall have approved the Merger at a meeting of stockholders duly called and held for such purpose.

          (k)  Plan of Merger. VJET shall have delivered to Airways a duly
               --------------
executed copy of the Plan of Merger and Articles of Merger containing the Plan of Merger.

          (l)  Listing of VJET Common Stock. The shares of VJET Common Stock to
               ----------------------------
be delivered to Airways stockholders in payment of the Merger Price shall have been approved for listing on NASDAQ, upon official notice of issuance.

          (m)  Fairness Opinion.  The Board of Directors of Airways shall have
               ----------------
received a written opinion from Paine Webber Incorporated dated as of the date of the Proxy Statement relating to Airways' stockholders meeting contemplated by
Section 5.02(j), in customary form, stating that the terms of the Merger are fair to the stockholders of Airways from a financial point of view; provided, however, that this condition shall be deemed to have been waived if (i) Airways does not receive such fairness opinion on or before the date of said Proxy Statement, and (ii) Airways does not terminate this Agreement as provided in
Section 5.03(h). Airways agrees to use its good faith efforts to obtain such fairness opinion within such time period.

          (n)  Tax Opinion. Airways shall have received a tax opinion from
               -----------
Briggs & Morgan to the effect that the Merger will be treated for federal income tax purposes as a tax free reorganization within the meaning of Internal Revenue Code Section 368(a) and that the tax treatment to be accorded Airways' stockholders in connection with the spin-off of Airways which occurred in September 1995, shall not be adversely affected by the consummation of the transactions contemplated hereby; provided, however, that if Briggs & Morgan does not provide such opinion, then VJET shall have the right to have such opinion provided by VJET's counsel or independent public accountants. For purposes of this subparagraph (n), the law firm or accounting firm may assume that the Airways' stockholders will maintain their respective interests in VJET after the Merger to the extent necessary to support the rendering of such favorable opinion.

          (o)  No Event of Default on VJET Secured Debt. There shall not be then
               ----------------------------------------
in existence any event of default under any of VJET's secured debt.

     5.03 Termination of Agreement and Abandonment of Merger. Anything herein to
          --------------------------------------------------
the contrary notwithstanding, this Agreement and the Merger contemplated hereby may be terminated at any time before the Effective Date of the Merger, whether before or after approval of this Agreement by the respective stockholders of VJET and Airways, as follows, and in no other manner:

          (a)  Mutual Consent. By mutual consent of the Boards of Directors of
               --------------
VJET and Airways.

          (b)  Conditions of Airways Not Met. By the Board of Directors of VJET
               -----------------------------
if, by November 30, 1997 or such later date as may be determined by mutual agreement of VJET and Airways, the conditions set forth in Section 5.01 of this
Article V shall not have been met (or waived as provided in Article VIII of this Agreement).

          (c)  Conditions of VJET Not Met. By the Board of Directors of Airways
               --------------------------
if, by November 30, 1997 or such later date as may be determined by mutual agreement of VJET and Airways, the conditions set forth in Section 5.02 of this
Article V shall not have been met (or waived as provided in Article VIII of this Agreement).

          (d)  Expiration Date. By the Board of Directors of either VJET or
               ---------------
Airways if the Merger shall not have become effective by November 30, 1997, which date may be extended by mutual agreement of the Board of Directors of VJET and Airways.

          (e)  Superior Proposal.  By Airways if Airways receives a Superior
               -----------------
Proposal and pays the termination fee set forth in Section 5.06(a).

          (f)  Acquisition Proposal.  By VJET if Airways receives an Acquisition
               --------------------
Proposal which Airways continues to entertain or negotiate for a period of 21 days after its receipt.

          (g) VJET Fairness Opinion. By VJET if it does not receive the fairness opinion referred to in Section 5.01(m) within the time period provided therein; provided, however, that this right to terminate may not be exercised later than ten (10) days after the date the Registration Statement is declared effective by the SEC.

          (h)  Airways Fairness Opinion.  By Airways if it does not receive the
               ------------------------
fairness opinion referred to in Section 5.02(m) within the time period provided therein; provided, however, that this right to terminate may not be exercised later than ten (10) days after the date the Registration Statement is declared effective by the SEC.

     5.04 Liquidated Damages to VJET.
          --------------------------

          (a) In the event VJET is ready, willing and able to consummate the Merger, but Airways shall fail to consummate the Merger after all of the conditions to Airways' performance as set forth in Section 5.02 hereof shall have been satisfied or shall have been waived by Airways, then Airways shall pay to VJET upon its demand therefor, in immediately available funds, Five Million Dollars ($5,000,000) as liquidated damages and not as a penalty.

          (b) In the event VJET shall elect not to consummate the Merger as a result of Airways' failure to comply in all material respects with all material covenants required to be performed by Airways prior to the Effective Date of Merger as provided in Sections 4.01 and 4.06 of this Agreement, then Airways shall pay to VJET upon its demand therefor, in immediately available funds, Five Million Dollars ($5,000,000) as liquidated damages and not as a penalty.

          (c) In the event the Merger is not consummated for the reasons set forth in this Section 5.04, VJET will suffer substantial damage to its reputation and public image, in addition to the costs and expenses incurred by it in the pursuit of this transaction. Airways acknowledges and agrees that the actual losses to be suffered by VJET in the event the Merger is not consummated for the reasons set forth in this Section 5.04 will be difficult to ascertain and that these liquidated damages have been arrived at after a good faith effort to estimate such losses and are reasonable.

     5.05 Liquidated Damages to Airways.
          -----------------------------

          (a) In the event Airways is ready, willing and able to consummate the Merger, but VJET shall fail to consummate the Merger after all of the conditions to VJET's performance as set forth in Section 5.01 of this Agreement shall have been satisfied or shall have been waived by VJET, then VJET shall pay to Airways upon its demand therefor, in immediately available funds, Five Million Dollars ($5,000,000) as liquidated damages and not as a penalty.

          (b) In the event Airways shall elect not to consummate the Merger as a result of VJET's failure to comply in all material respects with all material covenants required to be performed by VJET prior to the Effective Date of Merger as provided in Sections 4.02 and 4.06 of this Agreement, then VJET shall pay to Airways upon its demand therefor, in immediately available funds, Five Million Dollars ($5,000,000) as liquidated damages and not as a penalty.

          (c) In the event the Merger is not consummated for the reasons set forth in this Section 5.05, Airways will suffer substantial damage to its reputation and public image, in addition to the costs and expenses incurred by it in the pursuit of this transaction. VJET acknowledges and agrees that the actual losses to be suffered by Airways in the event the Merger is not consummated for the reasons set forth in this
Section 5.05 will be difficult to ascertain and that these liquidated damages have been arrived at after a good faith effort to estimate such losses and are reasonable.

     5.06 Certain Termination Payments.
          ----------------------------

          (a)  In the event Airways terminates this Agreement pursuant to
Section 5.03(e), then Airways shall pay to VJET, upon VJET's demand, a termination fee equal to the sum of Three Million Dollars ($3,000,000) in immediately available funds.

          (b) In the event VJET terminates this Agreement pursuant to Section 5.03(f), then Airways shall pay to VJET, upon VJET's demand all of VJET's out-of-pocket costs incurred to third parties in connection with this Agreement and the transactions contemplated hereby.



                                  ARTICLE VI

                       Determination of the Merger Price
                       ---------------------------------

     6.01 The Merger Price.  Upon the Effective Date of the Merger, holders of
          ----------------
Airways Common Stock shall be entitled to receive the portion of the Merger Price to which each is entitled pursuant to the Plan of Merger. The Merger Price shall be paid in the form of VJET Common Stock. The total number of shares of VJET Common Stock to be issued to the stockholders of Airways in the Merger (the "Merger Price") shall be equal to the number of shares of Airways Common Stock issued and outstanding on the Closing Date.



                                  ARTICLE VII

                        Other Agreements After Closing
                        ------------------------------

     7.01 Corporate Governance After Merger.   VJET shall expand its Board of
          ---------------------------------
Directors to seven (7) members effective as of the Closing Date. Four (4) of the members of the Board of Directors will be selected by VJET prior to the Closing and three (3) of the members of the Board of Directors will be selected by Airways prior to the Closing. Said Directors will be elected for a term expiring upon VJET's 1999 annual stockholders' meeting.

     7.02 Press Releases.  Each party shall consult with the other party hereto
          --------------
before publishing, releasing or otherwise disseminating to the public any information, publicity or statements concerning this Agreement, the Plan of Merger or any of the transactions herein contemplated; provided, however, that this section shall not be construed to prohibit any of the parties hereto from making announcements to the press with respect to other factual business or financial developments concerning its operations or making any such releases as are time-critical under applicable law or regulations.

     7.03 Other Agreements.
          ----------------

          (a) Promptly after the Effective Date of the Merger, VJET shall issue lifetime passes to all persons who were members of Airways' Board of Directors immediately prior to the Effective Date of the Merger, which passes shall provide the same level of authority as the passes granted to Robert L. Priddy and Lewis H. Jordan and may be used by each such person, his spouse and dependents.

          (b)  VJET will enter into a consulting agreement with each of Robert
L. Priddy and Lewis H. Jordan providing for: (i) a five (5) year term, (ii) compensation of $100,000 per year, (iii) their respective option agreements with VJET will be amended such that such options will remain exercisable until the expiration date thereof notwithstanding his termination of employment, (iv) lifetime pass benefits for himself, his spouse and dependents, and (v) lifetime eligibility for coverage in VJET's health insurance plan in effect from time to time. In consideration therefor, each of them agrees to devote such time during such five year period as may be necessary to supervise on behalf of VJET in connection with its defense to litigation in process prior to the Closing Date.

     7.04 Tax Treatment.  Each of VJET and Airways will use its best efforts to
          -------------
cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code. Neither party nor any affiliate shall take any action that would cause the Merger not to qualify as a reorganization under Section 368(a) except to the extent that such action is specifically contemplated by this Agreement.


                                 ARTICLE VIII

              Termination of Obligations and Waiver of Conditions
              ---------------------------------------------------

     8.01 Termination.  In the event that this Agreement shall be terminated
          -----------
pursuant to Section 5.03 of Article V hereof, all further obligations of the parties hereto under this Agreement shall terminate without further liability of any party to another and each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel. The foregoing shall not apply to the extent certain provisions survive the termination of this Agreement as provided in
Section 9.06.

     8.02 Waiver. If any of the conditions specified in Section 5.01 of Article
          ------
V hereof has not been satisfied, VJET may nevertheless, at the election of VJET, proceed with the transactions contemplated hereby and, if any of the conditions specified in Section 5.02 of Article V hereof has not been satisfied, Airways may nevertheless, at its election, proceed with the transactions contemplated hereby. Any such election to proceed shall be evidenced by a certificate executed on behalf of the electing party by its Chairman of the Board or President.

     8.03 Confidentiality.  In the event of the termination of the transactions
          ---------------
contemplated by this Agreement, all information acquired by either VJET or Airways, shall be held in the strictest of confidence if not public information, and neither party shall use such information to the disadvantage of the other.


                                  ARTICLE IX

                                    General
                                    -------

     9.01 Amendments. This Agreement and the form of any exhibit attached hereto
          ----------
may be amended in writing by the parties hereto before and after the meeting of stockholders referred to in Sections 4.03 and 4.04 hereof at any time prior to the Effective Date of the Merger.

     9.02 "Subsidiaries". A "Subsidiary" with respect to any corporation
          --------------
referred to in this Agreement shall mean a corporation (or equivalent legal entity under foreign law) of which Airways, VJET or any other corporation referred to in this Agreement, as the case may be, owns directly or indirectly 50% or more of the stock the holders of which are ordinarily and generally, in the absence of contingencies, entitled to vote for the election of a majority of the directors.

     9.03 "Knowledge". Wherever in this Agreement any representation or warranty
          -----------
is expressed in the terms of "knowledge" or "to the best of its knowledge" of Airways or VJET, such knowledge shall be deemed to refer to matters which the respective officers and directors of Airways or VJET, as the case may be, knew or should have known after diligent inquiry.

     9.04 "Material Adverse Effect".  With respect to any person or entity shall
          -------------------------
mean any event, condition, development or effect which, individually or in the aggregate, shall have had, or insofar as can reasonably be foreseen will have, a material adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) or prospects of a person and its subsidiaries (if applicable) taken as a whole. For purposes of this Agreement, the termination or expiration without renewal of Airways' code sharing agreement with Comair, Inc. or the termination of Airways' lease of gate space from Delta Air Lines, Inc. at the Orlando airport shall not be a Material Adverse Effect.

     9.05 Schedules.  Each Disclosure Statement described in this Agreement has
          ---------
been delivered simultaneously with the execution and pursuant to the terms of this Agreement. Any information supplied to either party in writing between the date hereof and the Closing Date if accepted by either party shall be made a part of the Schedules hereto and be deemed to have been disclosed to the other party for all purposes of this Agreement.

     9.06 No Survival of Representations and Warranties.   The respective
          ---------------------------------------------
covenants, representations and warranties of Airways and VJET shall expire and be terminated and extinguished on the Effective Date of the Merger, except for
Section 4.12 relating to indemnification and D&O liability insurance and those covenants contained in Article VII hereof. Except for the provisions of Sections 5.04, 5.05, 7.01, and 7.03, the confidentiality provisions of Sections 4.01(a) and 4.02(a) and 8.03, the respective covenants, representations and warranties of Airways and VJET shall expire and be terminated and extinguished in the event of the termination and abandonment of this Agreement as provided in
Article VIII hereof. No party to this Agreement shall have any liability to any other party to this Agreement after the Effective Date of the Merger as a result of any breach of any covenant, representation or warranty contained in this Agreement.

     9.07 Governing Law.  This Agreement and the legal relations between the
          -------------
parties shall be governed by and construed in accordance with the laws of the State of Nevada with respect to the Merger and governed by and construed in accordance with the laws of the State of Georgia in all other respects.

     9.08 Notices. All notices hereunder shall be deemed given if in writing and
          -------
delivered personally or sent by telecopy (with written evidence of receipt), telegram, registered mail or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):

          (a)  If to VJET, to:          ValuJet, Inc.
                                        1800 Phoenix Blvd.
                                        Suite 126
                                        Atlanta, Georgia  30349
                                        Attn:  D. Joseph Corr
                                        Fax:  (770) 907-2586

               With a copy to:          Ellis, Funk, Goldberg, Labovitz &
                                        Dokson, P.C.
                                        3490 Piedmont Road
                                        Suite 400
                                        Atlanta, Georgia  30305
                                        Attn:  Robert B. Goldberg
                                        Fax:  (404) 233-2188

          (b)  If to Airways, to        Airways Corporation
                                        6280 Hazeltine National Drive
                                        Orlando, Florida  32822
                                        Attn:  Robert D. Swenson
                                        Fax:  (407) 888-9693

               With a copy to:          Briggs & Morgan
                                        2400 IDS Center
                                        80 South 8th Street
                                        Minneapolis, Minnesota  55402
                                        Attn:  R. L. Sorenson, Esq.
                                        Fax:  (612) 334-8650


Any such notice or communication shall be deemed to have been given as of three days after posting, one day after next day delivery service or upon personal delivery or confirmed telecopy.

     9.09 No Assignment. This Agreement may not be assigned by operation of law
          -------------
or otherwise without the express written consent of the other parties.

     9.10 Headings. The descriptive headings of the several Articles, Sections
          --------
and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     9.11 Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     9.12 Entire Agreement.  This Agreement and the exhibits hereto and other
          ----------------
documents delivered or to be delivered pursuant hereto or incorporated by reference herein, taken together contain the entire agreement between the parties hereto concerning the transactions contemplated hereby and supersede all prior agreements or understandings, written or oral, between the parties hereto relating to the subject matter hereof. No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

     9.13 Severability. The parties intend for this Agreement to be severable.
          ------------
It is mutually agreed that in the event any paragraph, subparagraph, section, subsection, sentence, clause or phrase hereof shall be construed as illegal, invalid or unenforceable for any reason, such determination shall in no manner affect the other paragraphs, subparagraphs, sections, subsections, sentences, clauses or phrases hereof which shall remain in full force and effect, as if the said paragraph, subparagraph, section, subsection, sentence, clause or phrase so construed as illegal, invalid or unenforceable were not originally a part hereof, and the enforceability hereof as a whole will not be affected. The parties hereby declare that they would have agreed to the remaining parts hereof if they had known that such parts hereof would be construed as illegal, invalid or unenforceable.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                        VALUJET, INC.


                                        By: /s/ Robert L. Priddy
                                            --------------------


                                        AIRWAYS CORPORATION


                                        By: /s/ Robert D. Swenson
                                            ---------------------

                                 DEFINED TERMS
                                 -------------

Defined Term                                      Section Reference
------------                                      -----------------
Acquisition Proposal                              Section 4.05
Airways                                           Introductory Paragraph
Airways Affiliates                                Section 4.09
Airways Common Stock                              Recitals
Airways Financial Statements                      Section 2.04(a)
Airways' Intellectual Property                    Section 2.17(a)
Airways Plans                                     Section 2.03
Airways SEC Filings                               Section 2.04(a)
Airways Special Meeting                           Section 4.03
Closing Date or Closing                           Section 1.02
Dissenting Stockholder                            Section 6.02
DOT                                               Section 2.08
Effective Date of the Merger                      Section 1.01
Exchange Act                                      Section 2.04(a)
FAA                                               Section 2.08
GAAP                                              Section 2.09
HSR Act                                           Section 2.05
Insiders                                          Section 4.03
Material Adverse Effect                           Section 9.04
Merger                                            Recitals
Merger Price                                      Section 6.01
NASDAQ                                            Section 4.15
Plan of Merger                                    Exhibit "A"
Proxy Statement                                   Section 5.01(j)
Registration Statement                            Section 4.07
SEC                                               Section 2.04(a)
Securities Act                                    Section 4.07
Subsidiaries                                      Section 9.02
Superior Proposal                                 Section 4.04
VJET                                              Introductory Paragraph
VJET Financial Statement                          Section 3.04(a)
VJET Meeting                                      Section 4.04
VJET Plans                                        Section 3.03
VJET SEC Filings                                  Section 3.04(a)
VJET's Intellectual Property                      Section 3.19(a)

                                  EXHIBIT "A"


                                PLAN OF MERGER



     PLAN OF MERGER, dated July 10, 1997, by and between Airways Corporation, a Delaware corporation ("Airways"), and ValuJet, Inc., a Nevada corporation ("VJET"), herein sometimes referred to as the "Surviving Corporation", said corporations being hereinafter collectively referred to as the "Constituent Corporations".

                             W I T N E S S E T H:

     WHEREAS, Airways is a corporation organized and existing under and by virtue of the laws of the State of Delaware and having an authorized capitalization of 1,000,000 shares of preferred stock, $.01 par value per share, no shares of which are issued or outstanding and 19,000,000 shares of common stock, $.01 par value per share ("Airways Common Stock"), of which 9,067,937 shares are issued and outstanding as of the date of this Plan of Merger; and

     WHEREAS, VJET is a corporation organized and existing under and by virtue of the laws of the State of Nevada and having an authorized capitalization of 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), no shares of which are issued or outstanding and 1,000,000,000 shares of Common Stock, par value $.001 per share ("VJET Common Stock") of which 54,969,238 shares are issued and outstanding as of the date of this Plan of Merger; and

     WHEREAS, Airways and VJET have entered into a Plan of Reorganization and Agreement of Merger, dated as of July 10, 1997 (the "Merger Agreement"), providing, among other things, for the execution and acknowledgment of this Plan of Merger, the execution, acknowledgment and filing of Articles or Certificates of Merger and the merger of Airways with and into VJET upon the terms set forth in the Merger Agreement and this Plan of Merger; and

     WHEREAS, the respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interest of each of such corporations and their respective stockholders that Airways be merged with and into VJET in the manner contemplated herein and in the Merger Agreement and have adopted resolutions approving this Agreement and the Merger Agreement and have recommended that the merger of Airways with and into VJET (the

"Merger") be approved, and that this Plan of Merger and the Merger Agreement be approved and adopted by the stockholders of VJET and by the stockholders of Airways;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and subject to the conditions herein set forth, and for the purpose of stating the terms and conditions of the Merger, the mode of carrying the same into effect, the manner of exchanging the shares of VJET Common Stock issued and outstanding immediately prior to the effective date of the Merger for the Merger Price in accordance with Article V hereof, and such other details and provisions as are deemed desirable all as contemplated by
Section 78.451 of the Nevada Revised Statutes and Section 252 of the Delaware General Corporation Law, the parties hereto have agreed, and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                  ARTICLE I.

     The Constituent Corporations shall be merged into a single corporation by Airways merging into and with VJET, the Surviving Corporation, which shall survive the Merger, pursuant to the provisions of the Nevada Revised Statutes and the Delaware General Corporation Law. Upon such Merger, the separate corporate existence of Airways shall cease and the Surviving Corporation shall become the owner, without transfer, of all rights and property of the Constituent Corporations, and the Surviving Corporation shall become subject to all the debt and liabilities of the Constituent Corporations in the same manner as if the Surviving Corporation had itself incurred them.

                                  ARTICLE II.

     The name of the Surviving Corporation (heretofore "ValuJet, Inc.") shall be changed to AirTran Holdings, Inc.

                                 ARTICLE III.

     A. On the effective date of the merger, which shall be the day the Articles or Certificates of Merger shall have been accepted for filing and filed with the Secretary of the State of the States of Nevada and Delaware (the "Effective Date of the Merger"), the Articles of Incorporation of VJET shall be the Articles of Incorporation of the Surviving Corporation, provided they shall be amended as set forth in ARTICLE II above.

     B. On the Effective Date of the Merger, the bylaws of VJET, as in effect on the Effective Date of the Merger, shall remain the bylaws of the Surviving Corporation. Subsequent to the Effective Date of the Merger, such bylaws shall be the bylaws of the Surviving Corporation until they shall thereafter be duly amended, except that such Bylaws shall be amended as set forth in Exhibit B in the Merger Agreement.

                                  ARTICLE IV.

     A. On the Effective Date of the Merger the members of the board of directors of the Surviving Corporation shall be as follows: [FOUR PERSONS TO BE SELECTED BY VJET PRIOR TO THE CLOSING AND THREE PERSONS TO BE SELECTED BY AIRWAYS PRIOR TO THE CLOSING] all of whom shall continue to hold their positions as directors until the 1999 shareholders meeting and thereafter until the election and qualification of their respective successors or until they shall resign, die or otherwise cease to hold such directorships in accordance with the bylaws of the Surviving Corporation.

     B. The Chairman of the Board immediately after the Effective Date of the Merger shall be Robert D. Swenson, a non-employee Director to be designated by Airways.

     C. As of the Effective Date of the Merger, D. Joseph Corr shall become President and Chief Executive Officer of the Surviving Corporation. All other officers of the Surviving Corporation shall be selected by the Chief Executive Officer, subject to the approval of the Board of Directors.

                                   ARTICLE V.

     A. On the Effective Date of the Merger, each of the then issued and outstanding shares of VJET Common Stock shall continue to be an issued and outstanding share of Common Stock of the Surviving Corporation.

     B. On the Effective Date of the Merger, each of the then issued and outstanding shares of Airways Common Stock shall be converted into the right to receive the "Merger Price" which shall be one (1) share of Common Stock of the Surviving Corporation for each share of Airways Common Stock.

     C. The manner of exchanging the shares of Airways Common Stock issued and outstanding immediately prior to the Effective Date of the Merger for the Merger Price to be distributed to the

Airways stockholders in accordance with paragraph (1) below, shall be as follows:

          (1) On the Effective Date of the Merger, each share of Airways Common Stock issued and outstanding immediately prior to the Effective Date of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be cancelled and converted into the Merger Price, as allocated below, and each share of treasury stock of Airways shall be cancelled.

          (2) On the Effective Date of the Merger:

               (i) Each record holder of a certificate theretofore evidencing Airways Common Stock who has surrendered the same to VJET, duly endorsed with the signatures appropriately guaranteed and accompanied by any evidence required by VJET, shall be entitled to receive therefor one (1) share of VJET Common Stock for each share of Airways Common Stock surrendered. The exchange agent for VJET, First Union National Bank, Charlotte, North Carolina, will send a notice and a transmittal form to each holder of an outstanding certificate or certificates of Airways Common Stock who on the Effective Date of the Merger has not so surrendered his certificate or certificates, advising such stockholder of the terms of the conversion effected by the Merger, the method of selling any fractional share interest (when applicable) as described in Section (2)(iii) of this Article V, and the procedure for surrendering to the Exchange Agent such certificate or certificates in exchange for the Merger Price allocated therefor. Until so surrendered, each such outstanding certificate which prior to the Effective Date of the Merger represented shares of Airways Common Stock shall be deemed for all corporate purposes (subject to the further provisions of this Section (2)) to evidence ownership of one (1) share of VJET Common Stock. After the Effective Date of the Merger, the stock transfer book of Airways shall be closed and no transfer of Airways Common Stock shall thereafter be made. If, after the Effective Date of the Merger, certificates representing shares of Airways Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing VJET Common Stock.

               (ii) If any certificate of VJET Common stock is to be issued to a person other than the person in whose name the Airways Common Stock certificate is surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to Airways and VJET or the Exchange Agent, as the case may be, any transfer or other taxes required by reason of the issuance of VJET Common Stock in any name other than that of the registered holder of the Airways stock certificate surrendered or establish to the satisfaction of VJET or the Exchange Agent, as the case may be, that such tax has been paid or is not applicable.

               (iii) Neither certificates nor scrip for fractional shares of VJET Common Stock will be issued but each holder of Airways Common Stock who otherwise would be entitled to receive a fractional share of VJET Common Stock will be entitled in lieu thereof to an amount of cash, without interest, determined by multiplying such fraction times the closing price of VJET's Common Stock as reported for the NASDAQ Stock Exchange in The Wall Street Journal,
                                                   -----------------------
Southeast Edition, on the Effective Date of the Merger. After the expiration of sixty (60) days after the Effective Date of the Merger, the Exchange Agent will sell to VJET, for the account of the holders of such fractional share interests who have not surrendered stock certificates, shares of VJET Common Stock equivalent to the aggregate of such fractional share interests then outstanding. The Exchange Agent will thereafter, subject to any applicable abandoned property or similar law, until one (1) year after the Effective Date of the Merger pay to such holders upon surrender of their certificates representing Airways Common Stock their pro rata proceeds of any such sale, without interest. Any balance of such proceeds and any amounts paid to the Exchange Agent in respect of VJET Common Stock issued in the Merger, certificates for which shall not have been surrendered by the expiration of such one (1) year period, will, together with any interest thereon, be paid over to VJET as soon as practicable after the expiration of such period subject to any applicable abandoned property or similar law. The fee of the Exchange Agent and any expenses of the Exchange Agent incidental to the sale of fractional share interests shall be borne by the Surviving Corporation.

     D. Prior to the Effective Date of the Merger, the Board of Directors of VJET will adopt Airways' stock option plans and assume Airway's obligations under all outstanding warrants and to take such other action as may be required such that on the Effective Date of Merger, any option or warrant to acquire Airways Common Stock granted or issued pursuant to any stock option plan or otherwise that have not been exercised and have not lapsed, shall, by operation of the Merger, be converted into and become, without any action on the part of the holder thereof, an option or right to acquire shares of VJET Common Stock equal to the number of shares of Airways Common Stock subject to such options or warrants prior to the Merger. The exercise price for such options or warrants to purchase shares of VJET Common Stock after the Merger shall be the same as the exercise price under such stock options or warrants applicable prior to the Merger. All of the other terms and conditions applicable to the options and warrants to purchase Airways stock prior to the Merger shall continue to apply after the Merger.

     E. If between the date of this Plan of Merger and the Effective Date of the Merger the outstanding shares of VJET Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the conversion ratio set forth in Sections VB and VD above, shall be correspondingly adjusted.

                                  ARTICLE VI.

     This Plan of Merger shall be submitted to the stockholders of the Constituent Corporations for their approval in the manner provided to the extent required by the applicable laws of the States of Nevada and Delaware, at meetings to be held on such date(s) as the respective Boards of Directors of the Constituent Corporations shall agree. After approval by the vote of the holders representing a majority of the issued and outstanding shares of VJET and by Airways, Articles or Certificates of Merger shall be filed as required by the laws of the States of Nevada and Delaware; the Merger being effective when the Articles or Certificates of Merger, as provided by the laws of the States of Nevada and Delaware, are accepted for filing and filed in the office of the Secretary of State of the States of Nevada and Delaware.

                                 ARTICLE VII.

     The Merger may be abandoned at any time (before or after this Plan of Merger shall have been approved by the stockholders of VJET or Airways) prior to the Effective Date of the Merger as provided in, and subject to the conditions set forth in Section 5.03 of the Merger Agreement.

                                 ARTICLE VIII.

     The Surviving Corporation hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Airways, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to Section 262 of the Delaware General Corporation Law, and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of procession any such suit or proceedings. The address to which a copy of such process shall be mailed by the Secretary of State is as follows:

                                   Robert B. Goldberg
                                   Ellis, Funk, Goldberg, Labovitz & Dokson
                                   3490 Piedmont Road, Suite 400
                                   Atlanta, Georgia 30305


                                  ARTICLE IX.

     For the convenience of the parties hereto and to facilitate the filing and recording of this Plan of Merger, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.


     IN WITNESS WHEREOF, each of the Constituent Corporations have caused this Plan of Merger to be executed by its respective duly authorized officers and its respective corporate seal to be impressed thereon, as of the 10th day of July, 1997.

                                        VALUJET, INC.



                                        By /s/ Robert L. Priddy
                                          Robert L. Priddy
                                          Its Chairman of the Board and
                                          Chief Executive Officer


                                        AIRWAYS CORPORATION



                                        By /s/ Robert D. Swenson
                                          Robert D. Swenson
                                          Its President

                                  EXHIBIT "B"
                                      TO
                            PLAN OF REORGANIZATION
                            AND AGREEMENT OF MERGER
                                    BETWEEN
                                 VALUJET, INC.
                                      AND
                              AIRWAYS CORPORATION



     The last sentence of Section 4.2 of the By-Laws of ValuJet, Inc. shall be amended to read as follows:


          "The Directors shall be elected at an annual or special meeting of the Shareholders and shall serve for a term of one (1) year or until their successors are elected and qualified; provided, however, that the Board of Directors in place as of the effective date of the merger of Airways Corporation with and into the corporation shall serve for a term that will expire upon the election of Directors at the corporation's 1999 annual meeting of Shareholders or until their successors are elected and qualified."

                                   APPENDIX B

                                August ___, 1997

Board of Directors
ValuJet, Inc.
1800 Phoenix Boulevard
Suite 126
Atlanta, Georgia  30349

Gentlemen:

    We understand that ValuJet, Inc. ("ValuJet" or the "Company") has entered into a proposed plan of merger with Airways Corporation ("Airways"). We understand that under this plan of merger (the "'Proposed Transaction"), Airways will merge with and into ValuJet and each issued and outstanding share of Common Stock of Airways (the "Airways Conmon Stock") will be converted into one share of Valulet Common Stock. The terms and conditions of the Proposed Transaction are set forth in more detail in the Plan of Peorganization and Agreement of Merger dated July 10, 1997 by and among ValuJet and Airways (the "Agreement").

    We have been requested by the Company to render our opinion (the "Opinion") with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

    In arriving at its opinion, Robinson-Humphrey among other things: (i) reviewed the Agreement and certain related documents; (ii) analyzed certain audited and unaudited financial statements and other information of ValuJet and Airways; (iii) reviewed and discussed with management of ValuJet and Airways, the past and current business activities and financial results and the business and financial outlook of ValuJet and Airways; (iv) reviewed the historical price and trading activity of the common stock of ValuJet and Airways and other airlines; (v) compared certain financial and stock market data relating to Valulet and Airways with similar data of other publicly held airlines; (vi) performed an analysis comparing the pro forma consequences of the Proposed Transaction to ValuJet stockholders with respect to earnings per share and tangible book value per share represented by the ValuJet Common Stock; (vii) considered the relative contributions of ValuJet and Airways to a combined company in terms of balance sheet, earnings and current equity market valuation measures; (viii) reviewed the premiums, prices and multiples paid in certain comparable acquisition transactions of airlines and of merger transactions in general; (ix) considered the potential synergies and cost savings that could be achieved through the Proposed Transaction based on discussions with the managements of ValuJet and Airways; (x) evaluated the financial and capital implications to Valulet of the Proposed Transaction; and (xi) performed such other analyses as Robinson-Humphrey deemed appropriate.

    In conducting its analysis and arriving at its Opinion, Robinson-Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of the Opinion. Robinson-Humphrey also relied upon the managements of ValuJet and

Board of Directors
ValuJet, Inc.
August ___, 1997
Page 2
________________________


Airways with respect to the reasonableness and achievability of the financial forecasts (and the assumptions and bases underlying such forecasts) provided to Robinson-Humphrey. Robinson-Humphrey did not make, nor was it furnished with, independent valuations or appraisals of the assets or liabilities of either ValuJet or Airways or any of their subsidies. Our Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

    We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which will be paid upon the delivery of this Opinion and the remaining portion of the fee will be paid upon consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain potential liabilities arising out of the rendering of this Opinion.

    Based upon and subject to the foregoing, we are of the Opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company in the Proposed Transaction is fair to the stockholders of the Company.

                               Very truly yours,

                              THE ROBINSON-HUMPHREY COMPANY, INC.

                                   APPENDIX C


Confidential     August  ___, 1997
------------

Board of Directors
Airways Corporation
6280 Hazeltine National Drive
Orlando, FL  32822

Gentlemen:

  Airways Corporation (the "Company") has entered into a Plan of Reorganization and Agreement of Merger (the "Agreement") with ValuJet, Inc. ("ValuJet") dated as of July 10, 1997 pursuant to which the Company will be merged with and into ValuJet (the "Merger"). At the Effective Time (as defined in the Agreement) of the Merger, each outstanding share of common stock, par value $0.01 per share of the Company (the "Company Common Stock"), other than shares held in the Company's treasury, will be converted solely into one share of common stock, par value $0.001 per share of ValuJet ("ValuJet Common Stock") (the "Exchange Ratio").

  You have asked us whether or not, in our opinion, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view.

 In arriving at the opinion set forth below, we have, among other things:

 (1) Reviewed, among other public information, the Company's Annual Reports, Forms 10-K and related financial information for the two fiscal years ended [March 31, 1997];

 (2) Reviewed, among other public information, ValuJet's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1996 and ValuJet's Form 10-Q and the related unaudited financial information for the three months ended [March 31, 1997];

 (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and ValuJet, furnished to us by the Company and ValuJet, respectively;

 (4) Conducted discussions with members of senior management of the Company and ValuJet concerning their respective businesses and prospects;

 (5) Reviewed the historical market prices and trading activity for the Company Common Stock and the ValuJet Common Stock and compared such prices and trading activity with those of certain publicly traded companies which we deemed to be relevant;

 (6) Compared the financial position and results of operation of the Company and ValuJet with those of certain publicly traded companies which we deemed to be relevant;

Board of Directors
Airways Corporation
August ___, 1997
Page 2



 (7) Compared the proposed financial terms of the Merger with the financial terms of certain other business combinations which we deemed to be relevant;

 (8) Considered the potential pro forma financial effects of the Merger on ValuJet;

 (9)  Reviewed the Agreement dated July 10, 1997; and

 (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of regulatory, economic, market and monetary conditions.

  In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to us by or on behalf of the Company and ValuJet, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's and ValuJet's respective senior management teams as to the future performance of the Company and ValuJet, respectively. We have also relied upon the assurances of the management of each of the Company and ValuJet that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not undertaken, and have not been provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or ValuJet and have assumed that all liabilities (contingent or otherwise, known or unknown) of the Company and ValuJet are as set forth in their respective consolidated financial statements. We have also assumed with your consent that the Merger will be accounted for under the purchase method of accounting and that the Merger will qualify as a tax-free reorganization. Our opinion is based upon the regulatory, economic, market and monetary conditions existing on the date hereof.

  Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. The Exchange Ratio was determined by the Company and ValuJet in arms length negotiations. PaineWebber has not been requested to, and did not, solicit third party indications of interest with respect to a business combination with the Company. Furthermore, no opinion is expressed herein as to the price or trading range at which the securities to be issued in the Merger to the shareholders of the Company may trade at any time.

  This opinion has been prepared for the information of the Board of Directors of the Company in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of

Board of Directors
Airways Corporation
August ___, 1997
Page 3



PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus relating to the Merger.

  PaineWebber is currently acting as a financial advisor to the Company in connection with the Merger and will receive a fee upon the delivery of this opinion.

  In the ordinary course of our business, we may trade the securities of the Company and ValuJet for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

  On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair to the shareholders of the Company from a financial point of view.

                                           Very truly yours,

                                           PAINEWEBBER INCORPORATED

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Articles of Incorporation of the Registrant provide that directors of the Registrant will not be personally liable for monetary damages to the Registrant for certain breaches of their fiduciary duty as directors to the fullest extent allowable by Nevada law. Under current Nevada law, directors would remain liable for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, and (ii) approval of certain illegal dividends or redemptions. In appropriate circumstances, equitable remedies or nonmonetary relief, such as an injunction, will remain available to a stockholder seeking redress from any such violation. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of the Registrant).

   The Registrant also has the obligation, pursuant to the Registrant's By-laws, to indemnify any director or officer of the Registrant for all expenses incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed while acting in the course and scope of the person's duties, if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to criminal actions, had no reasonable cause to believe the person's conduct was unlawful, provided that such indemnification is made pursuant to then existing provisions of Nevada General Corporation Law at the time of any such indemnification.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) The following exhibits are filed as part of this Registration Statement:

   2.1 Plan of Reorganization and Agreement of Merger dated July 10, 1997 between ValuJet and Airways Corporation. (1)
   2.2 Plan of Merger dated July 10, 1997 between ValuJet and Airways Corporation. (1)
   3.1      Articles of Incorporation of ValuJet. (2)
   3.2      By-laws of ValuJet. (2)
   5.1      Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.*
   10.1 Employment Agreement dated September 1, 1993, between ValuJet Airlines, Inc. and Robert L. Priddy. (3)(4)
   10.2 Employment Agreement dated June 1, 1993, between ValuJet Airlines, Inc. and Lewis H. Jordan. (3)(4)
   10.3 Letter Agreement dated July 26, 1993, between ValuJet Airlines, Inc. and Lewis H. Jordan amending Employment Agreement. (3)(4)
   10.4 Incentive Stock Option Agreement dated June 1, 1993, between ValuJet Airlines, Inc. and Lewis H. Jordan. (3)(4)
   10.5     ValuJet Airlines, Inc. 1993 Incentive Stock Option Plan.  (3)(4)
   10.6     ValuJet Airlines, Inc. 1994 Stock Option Plan. (3)(4)
   10.7 Director Noncompete Agreement dated as of May 18, 1994, between ValuJet Airlines, Inc. and Timothy P. Flynn. (3)(4)
   10.8 Director Noncompete Agreement dated as of May 18, 1994, between ValuJet Airlines, Inc. and Don L. Chapman. (3)(4)
   10.9     ValuJet Airlines, Inc. 401(k) Plan Adoption Agreement. (5)
   10.10    ValuJet Airlines, Inc. 1995 Employee Stock Purchase Plan. (6)
   10.11    Purchase Agreement between McDonnell Douglas
            Corporation and ValuJet Airlines, Inc. dated December 6, 1995.  (7)
   10.12    Agreement and Lease of Premises Central Passenger
            Terminal Complex Hartsfield Atlanta International Airport.  (7)
   10.13 Indenture dated as of April 17, 1996, among ValuJet, its subsidiaries and Bank of Montreal Trust Company, as Trustee. (8)
   10.14 Exchange and Registration Rights Agreement dated as of April 17, 1996, between ValuJet and Goldman, Sachs & Co. (8)
   10.15 Consent Order in the Matter of ValuJet Airlines, Inc. with United States Department of Transportation, Federal Aviation Administration. (9)

   10.16   ValuJet, Inc. 1996 Stock Option Plan.  (10)
   10.17 Employment letter dated October 28, 1996, between ValuJet Airlines, Inc. and D. Joseph Corr. (4)(10)
   23.1 Consent of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. (included in Exhibit 5.1) *
   23.2    Consent of Ernst & Young LLP
   23.3    Consent of KPMG Peat Marwick LLP
   23.4    Consent of Arthur Andersen LLP
   23.5    Consent of PaineWebber Incorporated
   23.6    Consent of The Robinson-Humphrey Company, Inc.
   24.1    Powers of Attorney (included on signature pages)

Financial Statement Schedules - Schedule II - Valuation and Qualifying Accounts
(10)
____________________________________
*  To be filed by amendment.

(1) Incorporated by reference to ValuJet's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, Commission file No. 0-26914, filed with the Commission on August 14, 1997.

(2) Incorporated by reference to ValuJet's Registration Statement on Form S-4, registration number 33-95232, filed with the Commission on August 1, 1995, and amendments thereto.

(3) Incorporated by reference to ValuJet's Registration Statement on Form S-1, registration number 33-78856, filed with the Commission on May 12, 1994, and amendments thereto.

(4)   Management contract or compensation plan or arrangement.

(5) Incorporated by reference to ValuJet's Annual Report on Form 10-K for the year ended December 31, 1994, Commision file No. 0-24164, filed with the Commision on March 31, 1995, and amendment thereto.

(6) Incorporated by reference to ValuJet's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, Commision file No. 0-24164, filed with the Commision on August 11, 1995.

(7) Incorporated by reference to ValuJet's Annual Report on Form 10-K for the year ended December 31, 1995, Commission File No. 0-26914, filed with the Commission on March 29, 1996.

(8) Incorporated by reference to ValuJet's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, Commission file No. 0-26914, filed with the Commission on May 3, 1996.

(9) Incorporated by reference to ValuJet's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, Commission file No. 0-26914, filed with the Commission on August 14, 1996.

(10) Incorporated by reference to ValuJet's Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No.0-26914, filed with the Commission on March 31, 1997.


ITEM 22.   UNDERTAKINGS.

   The undersigned Registrant hereby undertakes:

    (a)  (i) The undersigned Registrant hereby undertakes:

          (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


             (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unissued at the termination of the offering.

         (ii) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of ValuJet, Inc. annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (iii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (iv) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (v) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (iv) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 18th day of August, 1997.

                           VALUJET, INC.


                           By:          /s/   ROBERT L. PRIDDY
                               -----------------------------------------------
                                 Robert L. Priddy, Chairman of the Board and
                                 Chief Executive Officer

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. JOSEPH CORR and STEPHEN C. NEVIN, and either of them (with full power in each to act alone), his true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 18th day of August, 1997.



       /s/  ROBERT L. PRIDDY                      Chairman of the Board
   ------------------------------------------     (principal executive
            Robert L. Priddy                      officer) and Director


       /s/  LEWIS H. JORDAN                       President and Director
   ------------------------------------------
            Lewis H. Jordan


       /s/  D. JOSEPH CORR                        Executive Vice President and
   ------------------------------------------     Director
            D. Joseph Corr


       /s/  STEPHEN C. NEVIN                      Vice President-Finance
   ------------------------------------------     (principal financial officer)
            Stephen C. Nevin


       /s/  MICHAEL D. ACKS                       Controller (principal
   ------------------------------------------     accounting officer)
            Michael D. Acks


                                                  Director
   ------------------------------------------
            Don L. Chapman


       /s/  TIMOTHY P. FLYNN                      Director
   ------------------------------------------
            Timothy P. Flynn


       /s/  MAURICE J. GALLAGHER, JR.             Director
   ------------------------------------------
            Maurice J. Gallagher, Jr.